   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 29, 1994
                                                            REGISTRATION NO. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           UNION PLANTERS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                     TENNESSEE                                    6712                              62-0859007
          (State or other jurisdiction of                  (Primary Standard                     (I.R.S. Employer
           incorporation or organization)                      Industrial                      Identification No.)
                                                      Classification Code Number)

                          7130 GOODLETT FARMS PARKWAY
                            CORDOVA, TENNESSEE 38018
                                 (901) 383-6000
             (Address, including zip code, and telephone number of
                   registrant's principal executive offices)

                            GARY A. SIMANSON, ESQ.,
               ASSISTANT SECRETARY AND ASSOCIATE GENERAL COUNSEL
                           UNION PLANTERS CORPORATION
                          7130 GOODLETT FARMS PARKWAY
                            CORDOVA, TENNESSEE 38018
                                 (901) 383-6590
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:

               MARION S. BOYD, ESQ.                                                          RICHARD N. MASSEY, ESQ.
                   McDonnell Dyer                                                                 Rose Law Firm
           6075 Poplar Avenue, Suite 650                                                      120 East Fourth Street
              Memphis, Tennessee 38119                                                     Little Rock, Arkansas 72201
                   (901) 537-1000                                                                 (501) 375-9131


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /


                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED               PROPOSED
       TITLE OF EACH                                                 MAXIMUM               MAXIMUM
          CLASS OF                                                  OFFERING              AGGREGATE
      SECURITIES TO BE                       AMOUNT TO BE             PRICE                OFFERING           AMOUNT OF
         REGISTERED                           REGISTERED           PER UNIT(1)             PRICE(2)        REGISTRATION FEE
         ----------                           ----------           -----------             --------        ----------------
Common Stock (par value
$5.00 per share) including
rights to purchase shares
of Series A Preferred Stock                     570,625              $22.00              $12,553,750          $4,328.88

(1)      Estimated based on an assumed conversion price range.

(2)      Determined pursuant to Rule 457(f).

                           UNION PLANTERS CORPORATION
               CROSS REFERENCE OF ITEMS IN FORM S-4 TO PROSPECTUS


ITEMS IN PART I OF FORM S-4                                 PROSPECTUS CAPTION OR LOCATION
- ---------------------------                                 ------------------------------
A.  INFORMATION ABOUT THE TRANSACTION

1.       Forepart of Registration Statement
         and Outside Front Cover Page of
         Prospectus                                         Facing Page, Cross Reference Sheet and Outside Front
                                                            Cover Page

2.       Inside Front and Outside Back Cover
         Pages of Prospectus                                Inside Front Cover and TABLE OF CONTENTS

3.       Risk Factors, Ratio of Earnings
         to Fixed Charges and Other
         Information                                        SUMMARY, THE MERGER and RECENT DEVELOPMENTS AFFECTING
                                                            UPC

4.       Terms of the Transaction                           SUMMARY and THE MERGER

5.       Pro Forma Financial Information                    SUMMARY

6.       Material Contracts with the
         Company Being Acquired                             *

7.       Additional Information Required
         for Reoffering by Persons and
         Parties Deemed to be Underwriters                  THE MERGER

8.       Interests of Named Experts and
         Counsel                                            EXPERTS and VALIDITY OF UPC COMMON STOCK

9.       Disclosure of Commission Position
         on Indemnification for Securities
         Act Liabilities                                    *

B.  INFORMATION ABOUT THE REGISTRANT

10.      Information with Respect to S-3
         Registrants                                        SUMMARY, THE MERGER, CERTAIN REGULATORY CONSIDERATIONS,
                                                            DESCRIPTION OF UPC COMMON AND PREFERRED STOCK
                                                            AND INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

11.      Incorporation of Certain
         Information by Reference                           INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

12.      Information with Respect to S-2
         or S-3 Registrants                                 *

ITEMS IN PART I OF FORM S-4                                 PROSPECTUS CAPTION OR LOCATION
- ---------------------------                                 ------------------------------
13.      Incorporation of Certain
         Information by Reference                           *

14.      Information with Respect to
         Registrants Other Than S-3 or
         S-2 Registrants                                    *

C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15.      Information with Respect to
         S-3 Companies                                      *

16.      Information with Respect to S-2
         or S-3 Companies                                   *

17.      Information with Respect to
         Companies Other Than S-3 or
         S-2 Companies                                      SUMMARY, THE MERGER, MID SOUTH BANCSHARES, INC., MSB
                                                            MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                                                            CONDITION AND RESULTS OF OPERATIONS AND MID SOUTH
                                                            BANCSHARES, INC. FINANCIAL STATEMENTS (APPENDIX A)

D.  VOTING AND MANAGEMENT INFORMATION

18.      Information if Proxies, Consents or
         Authorizations are to be Solicited                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE, THE
                                                            SPECIAL MEETING, THE MERGER and EFFECT OF MERGER ON
                                                            RIGHTS OF SHAREHOLDERS

19.      Information if Proxies, Consents
         or Authorizations are not to be
         Solicited or in an Exchange Offer                  *

*        Omitted because the answer is negative or the item is inapplicable.

                           MID SOUTH BANCSHARES, INC.
                         WEST COURT AND PRUETT STREETS
                           PARAGOULD, ARKANSAS 72450


                                                                 October 7, 1994

TO THE SHAREHOLDERS OF MID SOUTH BANCSHARES, INC.

         You are cordially invited to attend a Special Meeting of Shareholders of Mid South Bancshares, Inc. ("MSB") to be held at the executive offices of MSB located at West Court and Pruett Streets, Paragould, Arkansas, at 11:00 a.m. Central Time on Friday, November 18, 1994.

         At the Special Meeting, you will have the opportunity to consider and vote on a proposal to approve an Agreement and Plan of Reorganization dated as of July 8, 1994 (the "Reorganization Agreement"), along with the Plan of Merger annexed thereto as Exhibit A, pursuant to which MSB Acquisition Company, Inc., a newly formed, wholly-owned subsidiary of Union Planters Corporation, would be merged with and into MSB. The Boards of Directors of MSB and Union Planters Corporation have approved the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A and the merger contemplated thereby.

         In the merger, shareholders of MSB will receive shares of common stock, $5 par value per share (the "UPC Common Stock"), of Union Planters Corporation for each share of MSB's common stock, $10.00 par value per share, the number of which shares being dependent upon the market price of the UPC Common Stock and determined in accordance with the conversion formula described in Section 3.1(e) of the Reorganization Agreement. The enclosed Notice of Special Meeting of Shareholders and the Prospectus and Proxy Statement explain the merger, the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A and provide specific information relative to the Special Meeting. Please read these materials carefully and thoughtfully consider the information contained in them. Your vote is of great importance, as the approval of MSB's shareholders is required to consummate the merger.

         Whether or not you plan to attend the Special Meeting, you are urged to complete, sign and promptly return the enclosed Proxy Appointment Card to assure that your shares will be voted at the Special Meeting. For your convenience, there is included with this material a postage-paid addressed envelope for returning your proxy card. No additional postage is required if mailed in the United States.

         The Board of Directors of MSB has considered a number of proposals to sell MSB and has determined that the proposal outlined in the Reorganization Agreement is the best plan to maximize the interests of the shareholders of MSB. Accordingly the Board of Directors of MSB recommends that you vote FOR the proposal being considered.

                                                      Sincerely,


                                                      MID SOUTH BANCSHARES, INC.


                                                      /s/ Steve Gramling
                                                      ------------------
                                                      Steve Gramling
                                                      President



           PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES AT THIS TIME

                           MID SOUTH BANCSHARES, INC.
                         WEST COURT AND PRUETT STREETS
                           PARAGOULD, ARKANSAS 72450


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 18, 1994


         NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Mid South Bancshares, Inc. ("MSB") has been called by the Board of Directors of MSB and will be held at the executive offices of MSB, West Court and Pruett Streets, Paragould, Arkansas, on Friday, November 18, 1994, at 11:00 a.m. Central Time, for the following purposes:

                 1. To consider and vote upon a proposal to approve an Agreement and Plan of Reorganization dated as of July 8, 1994 (the "Reorganization Agreement"), along with the Plan of Merger annexed thereto as Exhibit A, by and between Mid South Bancshares, Inc. ("MSB"), an Arkansas-chartered bank holding company; Security Bank ("Security"), an Arkansas banking corporation and a wholly-owned subsidiary of MSB; Farmers and Merchants Bank ("Farmers"), an Arkansas banking corporation and a wholly-owned subsidiary of MSB; Union Planters Corporation ("UPC"), a Tennessee-chartered bank holding company; and MSB Acquisition Company, Inc. ("INTERIM"), an Arkansas corporation and a newly organized, wholly-owned subsidiary of UPC.
         The Reorganization Agreement provides for the merger (the "Merger") of INTERIM with and into MSB, whereupon the holders of MSB's common stock, $10.00 par value per share, of record immediately prior to the effective time of the Merger would receive shares of the common stock, $5 par value per share, of UPC, for each share of MSB common stock owned, pursuant to a conversion formula described in the Reorganization Agreement. The Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A and the Merger are more fully described in the accompanying Prospectus and Proxy Statement; and

                 2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof. Management is not aware of any other business to be transacted at the Special Meeting.

         SHAREHOLDERS OF MSB HAVE THE RIGHT TO DISSENT FROM THE MERGER PURSUANT TO, AND IN ACCORDANCE WITH, SECTION 4-26-1007 OF THE ARKANSAS CODE ANNOTATED. COPIES OF SAID SECTION OF THE ARKANSAS CODE ANNOTATED ACCOMPANY THIS NOTICE AS APPENDIX C TO THE PROSPECTUS AND PROXY STATEMENT.

         Whether or not you plan to attend the Special Meeting, please sign the enclosed proxy appointment card and return it at once in the stamped return envelope in order to insure that your shares will be represented at the Special Meeting. PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME. If you attend in person, the proxy appointment can be disregarded, if you wish, and you may vote your own shares.

         Only holders of MSB common stock of record at the close of business on October 4, 1994 will be entitled to receive notice of, and to vote at the Special Meeting and any adjournments or postponements thereof.


                                              By Order of the Board of Directors



                                              /s/ Steve Gramling
                                              ------------------
                                              Steve Gramling
                                              President



Paragould, Arkansas
Dated: October 7, 1994

         THE BOARD OF DIRECTORS OF MID SOUTH BANCSHARES, INC. BY UNANIMOUS VOTE RECOMMENDS THAT THE HOLDERS OF MID SOUTH BANCSHARES, INC. COMMON STOCK VOTE TO APPROVE THE REORGANIZATION AGREEMENT.

                                   PROSPECTUS
                           UNION PLANTERS CORPORATION
                                  COMMON STOCK

                                PROXY STATEMENT
                           MID SOUTH BANCSHARES, INC.
                  SPECIAL MEETING TO BE HELD NOVEMBER 18, 1994

         This Prospectus and Proxy Statement (the "Prospectus") relates to up to 570,625 shares of Common Stock (Par Value $5.00 per share) (the "UPC Common Stock") of Union Planters Corporation ("UPC"), a Tennessee-chartered bank holding company which is also registered as a savings and loan holding company, to be issued to shareholders of Mid South Bancshares, Inc. ("MSB"), an Arkansas-chartered bank holding company, in a merger (the "Merger") of MSB Acquisition Company, Inc. ("INTERIM"), a newly formed Arkansas-chartered corporation and a wholly-owned subsidiary of UPC, with and into MSB, pursuant to an Agreement and Plan of Reorganization dated as of July 8, 1994, by and between UPC, INTERIM, MSB, Security Bank ("Security"), a wholly-owned Arkansas state banking subsidiary of MSB, and Farmers and Merchants Bank ("Farmers"), a wholly-owned Arkansas state banking subsidiary of MSB (the "Reorganization Agreement"), along with the Plan of Merger annexed thereto as Exhibit A. The number of shares of UPC Common Stock to be issued by UPC in connection with the Merger in respect to each outstanding share of MSB common stock, $10.00 par value per share (the "MSB Common Stock"), is based on a conversion formula more particularly described in Section 3.1(e) of the Reorganization Agreement, a copy of which is attached as Appendix B to this Prospectus. See "The Merger--Terms of the Merger."

         Shares of UPC Common Stock are now, and the UPC Common Stock to be issued in connection with the Merger will be, listed for trading on the New York Stock Exchange ("NYSE") under the symbol "UPC." The last reported sale price of UPC Common Stock on the NYSE on September 26, 1994, was $24.63 per share.

         This Prospectus also constitutes a proxy statement and is furnished to holders of MSB Common Stock in connection with the solicitation of proxies by the MSB Board of Directors (the "MSB Board") for use at a Special Meeting of MSB shareholders to be held at 11:00 a.m. Central Time on Friday, November 18, 1994, at the main offices of MSB, West Court and Pruett Streets, Paragould, Greene County, Arkansas 72450 and at any adjournments or postponements thereof (the "Special Meeting"). At the Special Meeting, holders of MSB Common Stock of record as of the close of business October 4, 1994, will consider and vote upon a proposal to approve the Reorganization Agreement along with the Plan of Merger annexed thereto as Exhibit A, upon consummation of which (i) all shares of MSB Common Stock (except for those shares held by any MSB shareholders with respect to which dissenters' rights shall have been perfected in accordance with Arkansas law) would be converted exclusively into the right to receive shares of UPC Common Stock (and cash in lieu of fractional shares) based on a conversion formula more particularly described in Section 3.1(e) of the Reorganization Agreement, and (ii) INTERIM would be merged with and into MSB, with MSB surviving the Merger and continuing to operate under the name of Mid South Bancshares, Inc. as a wholly-owned subsidiary of UPC.

         All information contained in this Prospectus pertaining to UPC and its subsidiaries has been supplied by UPC, and all information pertaining to MSB, Security or Farmers has been supplied by MSB. This Prospectus and the accompanying proxy appointment cards are first being mailed to shareholders of MSB on or about October 7, 1994.


THE SHARES OF UPC COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        THE DATE OF THIS PROSPECTUS--PROXY STATEMENT IS OCTOBER 7, 1994.

                             AVAILABLE INFORMATION


         UPC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by UPC can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at regional offices of the Commission located at Room 1228, 75 Park Place, New York, New York 10007 and 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such reports, proxy statements and other information concerning UPC can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. UPC has filed with the Commission a Registration Statement (No. 33-_____) on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of UPC Common Stock to be issued pursuant to the Reorganization Agreement. This Prospectus does not contain all of the information set forth in the Registration Statement and the Exhibits thereto. Certain items were omitted in accordance with the rules and regulations of the Commission. For further information regarding UPC and the UPC Common Stock offered by this Prospectus, reference is made to the complete Registration Statement, including all amendments thereto and the schedules and exhibits filed as a part thereof. Statements contained herein concerning provisions of documents are necessarily summaries of the documents and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed by UPC with the Commission (Commission File Number 0-6919) pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus:

                 1. UPC's Annual Report on Form 10-K for the year ended December 31, 1993;

                 2. UPC's Quarterly Reports on Form 10-Q dated March 31, 1994 and June 30, 1994;

                 3. UPC's Current Report on Form 8-K dated September 19, 1994, which includes the supplementary consolidated financial statements of UPC for the three years ended December 31, 1993 and for the six months ended June 30, 1994 and 1993 presenting the restatement of UPC's historical financial statements to reflect recently completed acquisitions by UPC;

                 4. UPC's Current Report on Form 8-K dated January 19, 1989, filed on February 1, 1989, in connection with UPC's designation and authorization of its Series A Preferred Stock;

                 5. UPC's Current Reports on Form 8-K dated February 8, 1994, April 14, 1994, May 18, 1994, July 1, 1994,
                          July 26, 1994, August 18, 1994, August 19, 1994,
                          September 1, 1994 and September 28, 1994; and

                 6. The description of the UPC Common Stock contained in UPC's Registration Statement under Section 12(b) of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

         UPC's Annual Report on Form 10-K for the year ended December 31, 1993 incorporates by reference specific portions of UPC's Annual Report to Shareholders for that year ("Annual Report to Shareholders"), but does not incorporate other portions of the Annual Report to Shareholders. The portion of the Annual Report to Shareholders captioned "Letter to Shareholders" and other portions of the Annual Report to Shareholders not specifically incorporated into the Annual Report on Form 10-K are NOT incorporated herein and are not a part of the Registration Statement.

         All documents filed by UPC with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the shares of UPC Common Stock offered hereby shall likewise be incorporated herein by reference and shall become a part hereof from and after the time such documents are filed. Any statement contained herein or in a document incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently-filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         ON THE WRITTEN OR ORAL REQUEST OF EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPC WILL PROVIDE, WITHOUT CHARGE, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). WRITTEN OR TELEPHONE REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO GARY A. SIMANSON, ASSISTANT SECRETARY AND ASSOCIATE GENERAL COUNSEL, UNION PLANTERS CORPORATION, P.O. BOX 387, MEMPHIS, TENNESSEE 38147, (901) 383-6590.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS DOCUMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF UPC OR MSB SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                                                           PAGE
                                                                                                           ----
Available Information                                                                                      (ii)
Incorporation of Certain Documents by Reference                                                            (ii)
Summary                                                                                                      1
  Parties to the Merger                                                                                      1
  Special Meeting of MSB Shareholders                                                                        2
  Votes Required; Record Date                                                                                3
  Terms of the Merger                                                                                        3
  Effective Date                                                                                             3
  Reasons for the Merger; Recommendations of Boards of Directors                                             3
  Conditions; Regulatory Approvals                                                                           4
  Management after the Merger                                                                                5
  Shareholders' Dissenters' Rights                                                                           5
  Certain Federal Income Tax Consequences                                                                    6
  Accounting Treatment                                                                                       6
  Market Prices of Common Stock                                                                              6
  Selected Consolidated Financial Data                                                                       7
  Recent Developments Affecting UPC                                                                         12
  Comparative Pro Forma Per Share Data                                                                      15
  Pro Forma Condensed Financial Information                                                                 17
The Special Meeting                                                                                         23
  Time and Place of Special Meeting; Solicitation of Proxies                                                23
  Votes Required                                                                                            24
  Shareholders' Dissenters' Rights                                                                          24
  Recommendation                                                                                            26
The Merger                                                                                                  26
  Background of and Reasons for the Merger                                                                  26
  Terms of the Merger                                                                                       29
  Effective Date and Effective Time of the Merger                                                           31
  Surrender of Certificates                                                                                 31
  Conditions to Consummation of the Merger                                                                  32
  Regulatory Approvals                                                                                      33
  Conduct of Business Pending the Merger                                                                    34
  Payment of Dividends                                                                                      35
  Waiver and Amendment; Termination                                                                         35
  Management after the Merger                                                                               35

                                                                                                           PAGE
                                                                                                           ----
  MSB Executive Compensation                                                                                36
  Interests of Certain Persons in the Merger                                                                36
  Certain Federal Income Tax Consequences                                                                   37
  Accounting Treatment                                                                                      38
  Expenses                                                                                                  38
  Resales of UPC Common Stock                                                                               38
Certain Regulatory Considerations                                                                           38
  Recent Banking Legislation                                                                                44
  Depositor Preference                                                                                      45
Description of UPC Common and Preferred Stock                                                               46
  UPC Common Stock                                                                                          46
  Preferred Stock of UPC                                                                                    47
  Certain Provisions That May Have an Anti-Takeover Effect                                                  49
Effect of Merger on Rights of Shareholders                                                                  51
  Removal of Directors                                                                                      51
  Required Shareholders Votes                                                                               51
  Election of Directors                                                                                     51
  Method of Casting Votes                                                                                   51
Mid South Bancshares, Inc.                                                                                  53
  General                                                                                                   53
  Property                                                                                                  54
  Competition                                                                                               54
  Legal Proceedings                                                                                         54
  Market Price of MSB Common Stock; Dividends                                                               54
  Certain Beneficial Holders of MSB Common Stock                                                            54
  Holdings of MSB Common Stock by MSB Management                                                            55
MSB Management's Discussion and Analysis of Financial Condition
  and Results of Operation                                                                                  56
Validity of UPC Common Stock                                                                                74
Experts                                                                                                     74
Index to Appendices
  Appendix A--Mid South Bancshares, Inc. and Subsidiaries Financial Statements.
  Appendix B--Agreement and Plan of Reorganization, along with the Plan of Merger annexed thereto as Exhibit A.
  Appendix C--Arkansas Business Corporation Act of 1965--Dissenters' Rights.

                                    SUMMARY


         The following summary is not intended to be a complete description of all material facts regarding UPC, MSB and the matters to be considered at the Special Meeting, and is qualified in all respects by the information appearing elsewhere or incorporated by reference in this Prospectus, the Appendices hereto and the documents referred to herein.

PARTIES TO THE MERGER

         UPC. Union Planters Corporation ("UPC") is a multi-state bank holding company and savings and loan holding company headquartered in Memphis, Tennessee. At June 30, 1994 (after restatement for Recently Completed Acquisitions -- see "Recent Developments Affecting UPC -- Restatement of UPC Financial Data"), UPC had total consolidated assets of approximately $7.5 billion, loans of approximately $3.6 billion, deposits of approximately $6.0 billion and shareholders' equity of approximately $576 million. As of that date, UPC was the third largest independent bank holding company headquartered in Tennessee as measured by consolidated deposits. Management's emphasis in recent years has been to improve asset quality and maintain capital well in excess of regulatory minimums. At June 30, 1994 (after restatement for Recently Completed Acquisitions), UPC's ratio of nonperforming loans to total loans was .53% and nonperforming assets to loans and foreclosed property was 1.56%. UPC's allowance for losses on loans to total loans at such date was 2.43% and UPC's allowance for losses on loans to nonperforming loans was 462.40%. Also at such date, UPC's Tier 1 risk-based capital, total risk-based capital and leverage ratios were 15.11%, 18.39% and 7.49%, respectively.

         UPC conducts its business activities through its principal bank subsidiary, Union Planters National Bank ("UPNB"), four Tennessee regional bank subsidiaries (the "Tennessee Regional Banks"), and through 34 community banks and four savings and loan subsidiaries (collectively, the "Community Banks") located in Tennessee, Arkansas, Mississippi, Alabama and Kentucky. UPNB was founded in 1869 and operates 35 branches throughout West Tennessee. The Regional Banks resulted from a corporate division of UPNB effective on July 1, 1994 as part of UPC's effort to emphasize community management. Those subsidiaries operate 30, 13, five and 12 branches in Middle Tennessee, East Tennessee, Chattanooga, and Jackson, Tennessee, respectively. At June 30, 1994, UPNB had total consolidated assets of approximately $3.7 billion (total assets of approximately $2.4 billion after the corporate division effective July 1, 1994). For information with respect to the split off of the Regional Banks and recent changes to UPNB, see "--Recent Developments Affecting UPC." UPNB provides a diversified range of financial services in the communities in which it operates, including consumer, commercial and corporate lending, retail banking and mortgage banking. To enhance fee income, UPNB also is engaged in mortgage servicing, investment management and trust services, the issuance and servicing of credit and debit cards and the origination, packaging and securitization of the government-guaranteed portions of Small Business Administration (SBA) loans.

         In addition to UPNB and the Regional Banks, UPC, through the Community Banks, operates 159 branches. At June 30, 1994 (after restatement for Recently Completed Acquisitions), the Community Banks had total combined assets of approximately $3.8 billion ($2.4 billion in Tennessee, $503 million in Mississippi, $546 million in Arkansas, $109 million in Kentucky, and $305 million in Alabama). All of the Community Banks have been acquired by UPC since 1986, generally are located in nonmetropolitan towns and communities and provide banking services and loan products to such communities, with an emphasis on one-to-four-family residential mortgages and consumer and small commercial lending. Of the 34 Community Banks, 21 have the largest deposit share and nine have the second largest deposit share in their respective markets based on June 30, 1993 information, providing UPC with a strong competitive position in those markets.

         UPC believes that the Community Banks provide additional diversification of the funding and revenue sources for UPC, and UPC intends to continue expansion of the Community Banks/Regional Banks. UPC believes that its strategy of permitting the Community Banks to retain their names and boards of directors as well as substantial autonomy in their day-to-day operations enables UPC to be an attractive acquirer of community banking organizations and permits such institutions to continue to grow within their markets without disruption. UPC controls risk through centralized loan review and audit functions as well as close monitoring of the financial performance of each Community Bank. UPC also implements its asset and liability management strategy on a consolidated basis and effects all trades for the investment portfolios of the Community Banks. UPC seeks economies in the Community Banks through consolidation of administrative and operational processes and is currently in the process of converting all of the Community Banks to a common data processing system. This system conversion should be completed by year-end 1994 and should permit UPC to realize significant cost savings upon full implementation.

         UPC expects to continue to take advantage of the consolidation of the financial services industry by further developing its franchise through the acquisition of financial institutions in the major markets of Tennessee and through the acquisition of community banks that have a significant local market share, primarily in communities located in Tennessee and contiguous states. Future acquisitions may entail the payment by UPC of consideration in excess of the book value of the underlying assets being acquired, may result in the issuance of additional shares of UPC capital stock or the incurrence of additional indebtedness by UPC, and could have a dilutive effect on the per share earnings or book value of the UPC Common Stock. For information with respect to acquisitions that have been consummated recently or that are currently pending, see "-- Recent Developments Affecting UPC."

         UPC's corporate office is located at 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, and its telephone number is (901) 383-6000.

         Additional information about UPC is included in documents incorporated by reference in this Prospectus. See "Incorporation of Certain Documents by Reference."

         MSB. Mid South Bancshares, Inc. is a bank holding company chartered under the laws of the State of Arkansas whose main office is located at West Court and Pruett Streets, Paragould, Arkansas 72450 (telephone (501) 239-9571). MSB's two banking subsidiaries, Security Bank ("Security") and Farmers and Merchants Bank ("Farmers"), are each banking corporations chartered under the laws of the State of Arkansas and wholly-owned Arkansas state banking subsidiaries of MSB. At June 30, 1994, Security and Farmers were rendering banking services, consisting primarily of traditional deposit and lending services, from seven banking offices located in Greene and Randolph Counties in Arkansas. As of June 30, 1994, MSB's total assets were approximately $127.7 million and its deposits were approximately $114.5 million.

         INTERIM. MSB Acquisition Company, Inc. is a corporation chartered under the laws of the State of Arkansas and a newly formed wholly-owned subsidiary of UPC with its principal offices located at 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018. At the Effective Time of the Merger (as defined below), INTERIM will, pursuant to the terms of the Reorganization Agreement and the Plan of Merger, merge with and into MSB, with MSB surviving the Merger and becoming a wholly-owned subsidiary of UPC and continuing to operate under the name Mid South Bancshares, Inc.

SPECIAL MEETING OF MSB SHAREHOLDERS

         A Special Meeting (the "Special Meeting") of the MSB shareholders will be held on Friday, November 18, 1994, at 11:00 a.m. Central Time, at the corporate offices of MSB located at West Court and Pruett Streets, Paragould, Arkansas 72450, to consider and vote upon a proposal to approve the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A. See "The Special Meeting."

VOTES REQUIRED; RECORD DATE

         Only holders of MSB Common Stock of record at the close of business on October 4, 1994 (the "Record Date") will be entitled to receive notice of, and vote at the Special Meeting. The affirmative votes of the holders of at least two-thirds (2/3) of the total shares of MSB Common Stock outstanding on the Record Date are required to approve the Reorganization Agreement and the Plan of Merger. As of October 4, 1994, there were 129,022 shares of MSB Common Stock entitled to vote.

         The directors and executive officers of MSB (the "Management Group") held beneficially and of record, as of the Record Date, 104,504 shares or approximately 81% of the outstanding shares of MSB Common Stock. MSB has been advised by all of the members of the Management Group that these individuals intend to vote their shares in favor of approval of the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibits A. See "The Special Meeting."

TERMS OF THE MERGER

         Upon consummation of the Merger, each share of MSB Common Stock which is outstanding immediately prior to the Effective Time of the Merger (except for shares with respect to which dissenters' rights shall have been perfected in accordance with Arkansas law) will be converted exclusively into the right to receive the number of shares of UPC Common Stock determined pursuant to a conversion formula set forth in the Reorganization Agreement.

         The number of shares of UPC Common Stock to be delivered in the Merger will be determined based on the Current Market Price Per Share of the UPC Common Stock immediately prior to the Effective Time of the Merger, which Current Market Price Per Share may move up or down between the date of this Prospectus and the Effective Time of the Merger. The "Current Market Price Per Share" is the average price per share of the "last" trades of the UPC Common Stock as reported in The Wall Street Journal for each of the ten (10) trading days next preceding the day before the effectiveness of the Merger (the "Closing Date"). See "The Merger--Terms of the Merger."

EFFECTIVE DATE

         The Merger will become effective at the time Articles of Merger along with the executed Plan of Merger are filed in accordance with the Arkansas Business Corporation Act of 1965, as amended (the "Act"), or on such later date and at such later time as the Plan of Merger may specify (the "Effective Time of the Merger"). Assuming the timely receipt of all regulatory approvals, the expiration of all statutory waiting periods and the satisfaction or waiver of all conditions in the Reorganization Agreement, it is intended that the Articles of Merger along with the Plan of Merger will be filed so as to become effective on or about December 1, 1994. The effective date of the Merger will be the day on which the Effective Time of the Merger occurs (the "Effective Date of the Merger"). Holders of record of MSB Common Stock (the "MSB Record Holders") immediately prior to the Effective Time of the Merger will be entitled to receive the consideration for the Merger pursuant to the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A.

REASONS FOR THE MERGER; RECOMMENDATIONS OF BOARDS OF DIRECTORS

         The Board of Directors of MSB (the "MSB Board") believes the Merger is fair to, and in the best interests of, MSB and its shareholders and unanimously recommends that MSB's shareholders vote FOR approval of the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A. The MSB Board, after consideration of a number of alternatives available to MSB and MSB's shareholders, believes that the Merger will enable the MSB shareholders to participate in opportunities for investment value and growth. The Merger will give Security and Farmers access to a substantially greater base of capital, affording Security and Farmers an opportunity to expand services beyond those presently provided. Moreover, affiliation with UPC will allow Security and Farmers to compete more effectively in the Northeast Arkansas marketplace and will provide Security and Farmers with certain economies of scale in their banking operations. See "The Merger--Background of and Reasons for the Merger."

CONDITIONS; REGULATORY APPROVALS

         Consummation of the Merger is subject to various conditions, including receipt of the approval of the MSB shareholders, receipt of the necessary regulatory approvals and satisfaction of customary closing conditions.

         The regulatory approvals and consents necessary to consummate the transactions contemplated by the Reorganization Agreement include the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Arkansas State Banking Department (the" Arkansas Department"). Applications for such approvals have been submitted to each of the respective regulatory agencies but as of the date of this Prospectus no approval has been received from either the Arkansas Department or the Federal Reserve for the parties to consummate the Merger. There can be no assurance as to when or if UPC will receive the necessary regulatory approvals. See "The Merger--Conditions to Consummation of the Merger," "--Regulatory Approvals" and "--Conduct of Business Pending the Merger" and "Certain Regulatory Considerations."

MANAGEMENT AFTER THE MERGER

         At the Effective Time of the Merger, the persons who are serving as directors and officers of INTERIM immediately prior thereto shall become the directors and officers of MSB as the surviving corporation, and will hold office as provided in the Articles of Incorporation and Bylaws of MSB unless and until their successors have been duly elected or appointed and qualified. See "The Merger--Management After the Merger."

SHAREHOLDERS' DISSENTERS' RIGHTS

         Under the Act, holders of MSB Common Stock outstanding and entitled to vote at the Special Meeting who do not vote for approval of the Reorganization Agreement and the Plan of Merger annexed thereto as exhibit A and who comply with certain notice and other requirements set forth in Section 4-26-1007 of the Act will have the right to dissent from the Merger and to be paid cash for the fair value of their shares as of the day prior to the date on which a vote is taken approving the Merger. (A vote in favor of the Merger will disqualify a MSB shareholder from exercising such shareholder's dissenters' rights). In order for a holder of MSB Common Stock to perfect such shareholder's dissenters' rights, such shareholder must (i) not vote his or her shares of MSB Common Stock "FOR" approval of the Reorganization Agreement and the Plan of Merger; (ii) deliver to MSB, prior to or at the Special Meeting at which the Reorganization Agreement and the Plan of Merger are submitted for shareholder vote, a written objection to the Reorganization Agreement and the Plan of Merger; and (iii) within ten (10) days after the date on which the vote is taken, make written demand to the surviving corporation for the payment of fair value of his or her shares. The written demand shall state the number and class of shares owned by the dissenting shareholder. Neither delivery of a proxy appointment directing a vote against the Reorganization Agreement and the Plan of Merger nor a failure to vote for the Reorganization Agreement and the Plan of Merger will constitute such written notice. Certain additional procedures must be followed in order for an MSB shareholder to exercise dissenters' rights. Shareholders wishing to dissent from the Reorganization Agreement are urged to read carefully "The Special Meeting--Shareholders' Dissenters' Rights" and Appendix C (containing a copy of the section of the Act pertaining to Dissenters' Rights) attached to this Prospectus and should consult with their own legal advisors.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         It is intended for federal income tax purposes that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, (the "Code") and accordingly, for federal income tax purposes, MSB shareholders will realize and recognize gain or loss (if any) only to the extent of any cash received as consideration for their MSB Common Stock. MSB shareholders may also recognize gain or loss by reason of receiving cash in lieu of fractional shares or the exercise of Dissenters' Rights. See "The Merger-- Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT

         The Merger will be accounted for as a "pooling of interests" under generally accepted accounting principles ("GAAP") as described in Accounting Principles Board Opinion No. 16 and the interpretations thereof.

MARKET PRICES OF COMMON STOCK

         UPC Common Stock. The UPC Common Stock is listed and traded on the New York Stock Exchange (symbol: UPC). The following table sets forth for the periods indicated the high and low closing sale prices of the UPC Common Stock on the New York Stock Exchange and the cash dividends declared per share for the periods indicated:


                                                                                                 CASH
                                                       PRICE RANGE                             DIVIDENDS
                                               ---------------------------                     DECLARED
                                              HIGH                     LOW                     PER SHARE
                                             ------                  ------                   ----------
1994
  First Quarter                              $26.25                   $23.13                      $.21
  Second Quarter                              28.75                    24.75                       .21
  Third Quarter through
  September 26, 1994                          26.00                    23.50                       .23
                                                                                                  ----
         Total                                                                                    $.65
                                                                                                  ====

1993
  First Quarter                              $29.13                   $22.50                      $.18
  Second Quarter                              29.25                    22.63                       .18
  Third Quarter                               30.00                    25.00                       .18
  Fourth Quarter                              28.75                    23.63                       .18
                                                                                                  ----
         Total                                                                                    $.72
                                                                                                  ====

1992
  First Quarter                              $15.50                   $13.75                      $.15
  Second Quarter                              20.13                    14.63                       .15
  Third Quarter                               20.75                    17.50                       .15
  Fourth Quarter                              24.75                    17.75                       .15
                                                                                                  ----
         Total                                                                                    $.60
                                                                                                  ====

         The last reported sale price of UPC Common Stock on the New York Stock Exchange as of September 26, 1994, which was the last practicable date prior to the mailing of this Prospectus, was $24.63 per share.

         MSB Common Stock. The MSB Common Stock is not listed for trading on a national securities exchange or otherwise publicly traded in any established securities market. MSB is not aware of any active market or trading in the shares of MSB Common Stock. See "Mid South Bancshares, Inc. -- Market Price of MSB Common Stock."

SELECTED CONSOLIDATED FINANCIAL DATA

         The following tables present for UPC, MSB, and on a pro forma basis for UPC, selected unaudited consolidated financial data and ratios. This information is based on the financial statements of MSB, included herein as Appendix A, and of UPC included in UPC's Current Report on Form 8-K dated September 19, 1994 (supplementary consolidated financial statements restated for Recently Completed Acquisitions), incorporated by reference in this Prospectus and should be read in conjunction therewith and with the notes thereto, see "Incorporation of Certain Documents by Reference". Historical results are not necessarily indicative of results to be expected for any future period. In the opinion of the managements of the respective companies, all adjustments necessary to arrive at a fair statement of results of operations of UPC and MSB, have been included.

                   UPC Selected Consolidated Financial Data

                                                      Six Months Ended (1)              Years Ended December 31,
                                                     --------------------  ------------------------------------------------------
                                                      6/30/94    6/30/93       1993       1992       1991       1990       1989
                                                     ---------  ---------    --------   --------   --------   --------   --------
                                                                       (Dollars in thousands, except per share data)
Income Statement Data
  Net interest income                                 $131,656   $122,486    $243,843   $200,554   $160,473   $139,984   $127,834
  Provision for losses on loans                              -      7,544       9,743     19,194     25,281     19,262     49,270
  Profits and commissions from trading
    activities                                           2,841      3,803       8,720     10,168     14,707     24,268     36,700
  Investment securities gains (losses)                     210      3,438       4,732     13,363      3,391       (349)    (1,047)
  Other noninterest income                              37,469     36,717      74,464     62,581     53,983     48,160     41,553
  Noninterest expense                                  117,586    114,125     230,319    204,838    169,601    165,479    179,876
                                                      --------   --------   ---------   --------  ---------  ---------  ---------
  Earnings (loss) before income taxes,
    extraordinary item, and accounting
    changes                                             54,590     44,775      91,697     62,634     37,672     27,322    (24,106)
  Applicable income taxes (benefit)                     16,769     14,660      26,333     17,611      7,538      2,666     (3,298)
                                                      --------   --------   ---------   --------  ---------  ---------  ---------
  Earnings (loss) before extraordinary
    item and accounting changes                         37,821     30,115      65,364     45,023     30,134     24,656    (20,808)
  Extraordinary item-defeasance of debt,
    net of taxes                                             -          -      (3,206)         -          -          -          -
  Accounting changes, net of taxes                           -      5,001       5,001          -          -          -          -
                                                      --------   --------   ---------   --------  ---------  ---------  ---------
  Net earnings (loss)                                 $ 37,821   $ 35,116   $  67,159   $ 45,023  $  30,134  $  24,656  $ (20,808)
                                                      ========   ========   =========   ========  =========  =========  =========
Per Common Share Data
  Primary
    Earnings (loss) before extraordinary
      item and accounting changes                     $   1.31   $   1.22   $    2.63   $   2.07  $    1.56  $    1.17  $   (1.00)
    Extraordinary item-defeasance of debt,
      net of taxes                                           -          -       (0.15)         -          -          -          -
    Accounting changes, net of taxes                         -       0.23        0.23          -          -          -          -
    Net earnings (loss)                                   1.31       1.45        2.71       2.07       1.56       1.17      (1.00)
  Fully diluted
    Earnings (loss) before extraordinary
      item and accounting changes                         1.23       1.15        2.46       2.00       1.55       1.17      (1.00)
    Extraordinary item-defeasance of debt,
      net of taxes                                           -          -       (0.12)         -          -          -          -
    Accounting changes, net of taxes                         -       0.20        0.19          -          -          -          -
    Net earnings (loss)                                   1.23       1.35        2.53       2.00       1.55       1.17      (1.00)
  Cash dividends                                          0.42       0.36        0.72       0.60       0.48       0.48       0.48
  Book value                                             18.58      17.69       18.63      16.07      17.05      13.85      12.73
  Book value assuming conversion of
    convertible preferred stock                          18.72      18.00       18.77      16.56      14.68      13.38      12.32

                                         Six Months Ended (1)                     Years Ended December 31,
                                       ------------------------  --------------------------------------------------------------
                                         6/30/94      6/30/93       1993         1992         1991         1990         1989
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                             (Dollars in thousands, except per share data)
Balance Sheet Data (at period end)
  Total assets                         $7,467,906   $6,587,251   $6,593,695   $5,522,388   $4,031,361   $4,232,047   $4,234,874
  Loans, net of unearned income         3,639,444    2,940,230    3,092,828    2,383,830    2,053,490    2,270,229    2,138,159
  Allowance for losses on loans            88,476       81,237       81,604       65,415       48,442       51,181       47,105
  Investment securities                 3,036,137    2,771,368    2,720,066    2,294,565    1,242,188    1,230,047    1,091,904
  Deposits                              5,989,878    5,587,842    5,471,814    4,665,420    3,423,299    3,544,531    3,336,806
  Long-term debt
    Parent Company                        114,764       74,292      114,729       74,292       38,163       44,662       34,500
    Subsidiary Banks                      195,684      144,767      182,501       17,864        9,922        4,103       39,021
  Total shareholders' equity              575,740      485,782      507,930      383,758      294,309      260,060      262,235
  Average assets                        7,349,083    6,457,617    6,518,448    5,001,228    4,077,078    4,279,867    4,223,075
  Average shareholders' equity (2)        577,061      455,137      476,655      356,003      271,941      266,214      287,127
  Average shares outstanding (in
    thousands)
      Primary                              25,449       21,459       21,622       18,765       18,632       20,641       20,761
      Fully diluted                        29,931       25,426       25,852       21,609       18,986       20,981       20,761
Profitability and Capital Ratios
  Before extraordinary item and
    accounting changes
    Return on average assets                 1.04 %       0.94 %       1.00 %       0.90 %       0.74 %       0.58 %         NM %
    Return on average common
    equity (2)                              14.25        14.55        15.07        13.64        11.16         9.28           NM
  Net earnings
    Return on average assets                 1.04 %       1.10 %       1.03 %       0.90 %       0.74 %       0.58 %         NM %
    Return on average common
    equity (2)                              14.25        17.34        15.55        13.64        11.16         9.28           NM
  Net interest income (taxable-
    equivalent) to average
    earning assets (2)                       4.14         4.38         4.52         4.84         4.58         3.96         3.73
  Loans/deposits                            60.76        52.62        56.52        51.10        59.99        64.05        64.08
  Common and preferred dividend
    payout ratio                            38.24        29.86        33.66        38.13        32.77        39.96           NM
  Equity/assets (period end)                 7.71         7.37         7.70         6.95         7.30         6.15         6.19
  Average shareholders' equity/
    average total assets (2)                 7.85         7.05         7.31         7.12         6.67         6.22         6.80
  Tier 1 capital to risk-weighted
    assets (3)                              15.11        13.80        15.11        14.49        12.59        10.03           NA
  Total capital to risk-weighted
    assets (3)                              18.39        16.04        18.74        15.77        15.33        12.56           NA
  Leverage ratio (3)                         7.49         6.86         7.28         7.03         7.14         5.95         5.95
Asset Quality Ratios
  Allowance/period end loans                 2.43 %       2.76 %       2.64 %       2.74 %       2.36 %       2.25 %       2.20 %
  Nonperforming loans/total loans(4)         0.53         0.88         0.72         1.60         1.28         0.92         0.82
  Allowance/nonperforming loans (4)        462.40       312.41       368.07       171.92       184.91       246.02       268.99
  Nonperforming assets/loans and
    foreclosed property (5)                  1.56         1.15         0.87         1.88         1.82         1.52         1.19
  Provision/average loans                      NM         0.53         0.33         0.83         1.17         0.87         2.33
  Net charge-offs/average loans              0.07         0.51         0.35         0.77         1.30         1.03         2.10


- ------------------------------------------------------------------------------

(1) Interim period ratios have been annualized where applicable.
(2) Average balances and calculations exclude the impact of the net unrealized gain (loss) on available for sale investment securities.
(3) The risk-based capital ratios are based upon capital guidelines prescribed by federal bank regulatory authorities. Under those guidelines, the required minimum Tier 1 and total capital to risk-weighted assets ratios are 4% and 8%, respectively. The required minimum leverage ratio of Tier
    1 capital to total adjusted assets is 3% to 5%.
(4) Nonperforming loans include loans on nonaccrual status and restructured loans.
(5) Nonperforming assets include nonperforming loans and foreclosed properties.
    NA - Not Available      NM - Not Meaningful

                    MSB SELECTED CONSOLIDATED FINANCIAL DATA


                                              SIX MONTHS
                                            ENDED JUNE 30,                          FOR THE YEARS ENDED DECEMBER 31,
                                         ---------------------                      --------------------------------
                                           1994           1993          1993       1992           1991          1990         1989
                                         ---------------------        -------------------------------------------------------------
                                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
 Net interest income                    $  2,379      $  2,206        $  4,387    $  4,693    $  4,141      $  3,712      $  3,167
 Provision for loan losses                    25            12             292         185         300           241           186
 Noninterest income                          528           598           1,431       2,237       1,147           978           703
 Noninterest expense                       2,148         1,976           4,144       4,187       4,043         3,508         3,312
 Income before taxes
    and accounting change                    734           816           1,382       2,558         945           941           372
 Minority interest                             -             -               -         (30)          -             -             -
 Income tax expense                          257           291             492         810         275           213             -
 Accounting change                             -            83              83           -           -             -             -
 Net income                                  477           608             973       1,718         670           728           372

PER COMMON SHARE DATA
 Income before accounting changes           3.70          4.07            6.90       13.37        5.22          5.69          2.91
 Accounting change                             -          0.64            0.64           -           -             -             -
 Net income                                 3.70          4.71            7.54       13.37        5.22          5.69          2.91
 Cash dividends                                -             -               -           -           -             -             -
 Book value                                47.83         41.42           44.27       36.75       23.26         18.10         12.81
 Average shares                          129,021       128,914         128,964     128,458     128,423       127,998       127,875

BALANCE SHEET DATA (AT PERIOD END)
 Investment securities                    31,153        26,274          28,587      25,344      24,327        24,110        27,103
 Loans, net of unearned income            80,097        76,233          77,800      74,854      72,645        66,362        59,336
 Total assets                            127,658       120,689         124,948     124,088     123,163       111,989       101,829
 Deposits                                114,544       108,754         112,090     112,183     112,391       101,416        92,375
 Shareholders' equity                      6,172         5,344           5,711       4,727       2,987         2,317         1,639

PROFITABILITY RATIOS(1)
 Return on average assets                   0.76%         0.98%           0.78%       1.39%       0.55%         0.67%         0.35%
 Return on average equity                  15.68%        24.27%          18.32%      41.50%      26.22%        34.98%        24.20%
 Dividend payout ratio                         -             -               -           -           -             -             -

ASSET QUALITY DATA
 Allowance for loan losses                 1,003           746           1,001         815         827           789           792
 Net charge-offs                              23            80             106         198         262           244           141
 Nonperforming loans                         639           838             611         918       1,086         1,155           710
 Allowance for loan losses to loans,
  net of unearned income                    1.25%         0.98%           1.29%       1.09%       1.14%         1.19%         1.33%
 Foreclosed assets                           298           834             637       1,307       1,465           976           935
 Nonperforming assets to loans,
  net of unearned income, and
  foreclosed assets                         1.17%         2.17%           1.59%       2.92%       3.44%         3.16%         2.73%

LIQUIDITY AND CAPITAL RATIOS
 Loans, net of unearned
    income to deposits                     69.93%        70.14%          69.41%      66.72%      64.64%        65.44%        64.23%
 Average equity to average total assets     4.83%         4.04%           4.29%       3.36%       2.14%         1.94%         1.48%


(1) Interim periods have been annualized where applicable.

                          Union Planters Corporation
                Pro Forma Selected Consolidated Financial Data
                            (Dollars in thousands)









                                                                                June 30, 1994
                                              ----------------------------------------------------------------------------
                                                  UPC Shares
                                                  Outstanding                                                  Total
                                                   or to be               Total              Total         Shareholders'
                                                    Issued                Assets           Deposits           Equity
                                              -------------------   ------------------ ----------------- -----------------
UPC  (b)                                              25,357,816      $     7,467,906     $   5,989,878       $   575,740
MSB                                                      523,000 (c)          127,658           114,544             6,172
                                                  --------------      ---------------     -------------       -----------
Pro forma total                                       25,880,816            7,595,564         6,104,422           581,912
Other completed acquisitions (d)                               0                    0                 0                 0
Other pending acquisitions:
    GSSC                                              13,486,000 (c)        2,466,209         2,210,705           183,046
    Other                                                185,000 (c)           28,731            24,730             3,828
                                                  --------------      ---------------     -------------       -----------
    Pro forma consolidated                            39,551,816      $    10,090,504     $   8,339,857       $   768,786
                                                  ==============      ===============     =============       ===========


                                                         Six Months Ended
                                                          June 30, 1994
                                               -------------------------------------
                                                                      Earnings
                                                                       (Loss)
                                                                       Before
                                                                    Extraordinary
                                                                      Items and
                                                     Total           Accounting
                                                 Revenues (a)          Changes
                                               ----------------- -------------------
UPC  (b)                                       $        172,176  $           37,821
MSB                                                       5,818                 890
                                               ----------------- -------------------
Pro forma total                                         177,994              38,711
Other completed acquisitions (d)                          1,150                (476)
Other pending acquisitions:
    GSSC                                                 68,842              13,151
    Other                                                   602                 163
                                               ----------------- -------------------
    Pro forma consolidated                     $        248,588  $           51,549
                                               ================= ===================

                                                                     Twelve Months Ended December 31,
                                                --------------------------------------------------------------------------
                                                                 1993                                 1992
                                                ----------------------------------- --------------------------------------
                                                                      Earnings                              Earnings
                                                                       (Loss)                                (Loss)
                                                                       Before                                Before
                                                                    Extraordinary                         Extraordinary
                                                                      Items and                             Items and
                                                      Total          Accounting           Total            Accounting
                                                  Revenues (a)         Changes         Revenues (a)          Changes
                                                ----------------- ----------------- ------------------ -------------------
UPC  (b)                                        $        331,759  $         65,364  $         286,666  $           45,023
MSB                                                        6,930             1,748                  -                   -
                                                ----------------- ----------------- ------------------ -------------------
Pro forma total                                          338,689            67,112            286,666              45,023
Other completed acquisitions (d)                          37,139             1,834                 NA                  NA
Other pending acquisitions:
    GSSC                                                 131,876            24,612            107,091              18,227
    Other                                                  1,229               361                 NA                  NA
                                                ----------------- ----------------- ------------------ -------------------
    Pro forma consolidated                      $        508,933  $         93,919  $         393,757  $           63,250
                                                ================= ================= ================== ===================

                                                  Twelve Months Ended December 31,
                                                ------------------------------------
                                                               1991
                                                ------------------------------------
                                                                         Earnings
                                                                          (Loss)
                                                                          Before
                                                                      Extraordinary
                                                                        Items and
                                                       Total           Accounting
                                                    Revenues (a)         Changes
                                                 -----------------   ----------------
UPC  (b)                                         $         232,554   $         30,134
MSB                                                              -                  -
                                                 -----------------   ----------------
Pro forma total                                            232,554             30,134
Other completed acquisitions (d)                                NA                 NA
Other pending acquisitions:
    GSSC                                                    94,557             12,762
    Other                                                       NA                 NA
                                                 -----------------   ----------------
    Pro forma consolidated                       $         327,111   $         42,896
                                                 =================   ================

___________________
NA = Not applicable.
(a) Total revenues include net interest income plus noninterest income.

(b) Reference is made to UPC's Current Report on Form 8-K which presents supplementary financial statements for the three years ended December 31, 1993 and for the six months ended June 30, 1994. The supplementary financial statements have been restated for the BNF Bancorp, Inc. acquisition for all periods presented and the June 30, 1994 supplementary financial statements have been restated for BNF Bancorp, Inc., Liberty Bancshares, Inc. and Earle Bancshares, Inc.

(c) The number of shares of UPC Common Stock to be issued in connection with these acquisitions is subject to change depending on the market price of the Corporation's Common Stock during the applicable stipulated pricing periods. The shares above are based on an assumed market price of $24.63.

(d) Amounts for other pending acquisitions represent the pro forma impact of purchase acquisitions and the pro forma impact of immaterial acquisitions accounted for as pooling of interests where prior year amounts were not restated (treated similar to a January 1, 1993 purchase transaction).

 RECENT DEVELOPMENTS AFFECTING UPC.

         Reorganization of UPNB. UPC's Tennessee Regional Banks, which were split off from UPNB as of July 1, 1994, consist of Union Planters Bank of East Tennessee, National Association ("Knoxville"), Union Planters Bank of Middle Tennessee, National Association ("Nashville"), Union Planters Bank of Chattanooga, National Association ("Chattanooga") and Union Planters Bank of Jackson, National Association ("Jackson"). UPC injected equity of $101.7 million in the Regional Banks with a majority of the funds ($98 million) provided by a dividend from UPNB. Each of the Regional Banks acquired from UPNB, at book value, substantially all of the assets and assumed the liabilities of the UPNB branches located in its region. While the separation of the branches previously held by UPNB had no material impact on the consolidated financial condition of UPC, it is expected to promote the identification of individual branch operations within their local communities. UPNB continues to operate branches located in Memphis and West Tennessee.

         Earnings Considerations Related to Pending Acquisitions and Reorganizations.

         In connection with UPC's pending acquisition of Grenada Sunburst System Corporation ("GSSC") in a tax-free reorganization (the "Grenada Sunburst Acquisition") to be accounted for as a pooling of interests (See " -- Grenada Sunburst Acquisition") and as part of both companies' continuing efforts to reduce expenses, both UPC and GSSC have retained the services of Alex Sheshunoff Management Services, Inc. ("ASMS"), a nationally recognized consulting firm, to assist in improving the financial performance of each organization, and to assist in the consolidation of the two organizations. Through the study of each organization, individually and collectively, opportunities to reduce costs and reengineer operations in order to become more efficient will be identified. Management of UPC and GSSC expect that there will be a reduction in the number of employees and branches in each organization.

         UPC and GSSC expect the acquisition of GSSC to close by December 31, 1994, however there can be no assurance that will be the case, since the acquisition of GSSC is subject to obtaining regulatory approval and approvals of shareholders of both UPC and GSSC.

         Independent of whether or not the acquisition is consummated, UPC and GSSC will each offer voluntary early retirement and voluntary separation programs in the fourth quarter to help facilitate the staff reduction. Charges associated with the early retirement and separation programs, along with other acquisition- and consolidation- related expenses are preliminarily estimated to be between $18 million to $27 million after tax. Management of UPC estimates that charges associated with these items of between $3 million to $6 million after tax will be incurred by UPC in the fourth quarter of 1994 regardless of the status of the merger, with the remaining charges expected to be incurred in the quarter in which the acquisition of GSSC is actually consummated. The ranges of charges are based on currently available information as well as preliminary estimates and are subject to change. The ranges are provided as a preliminary estimate of the significance of the charges that might occur, and should be viewed accordingly. The actual charges may vary substantially from the ranges.

         Additional Third and Fourth Quarter 1994 Earnings Considerations.

         During the third quarter of 1994, UPC restructured a portion of its available for sale investment securities portfolio by selling approximately $425 million of securities which resulted in a loss on the sale of approximately $4.5 million after tax. The loss had previously been recorded on UPC's balance sheet as a reduction of shareholders' equity in accordance with FASB 115. The restructuring was effected to increase book yields, and the proceeds were invested in higher yielding securities. The average maturity of securities sold was 13 months and the average maturity of securities purchased was 30 months.

         UPC expects to recognize acquisition-related expenses during the third quarter of 1994 of approximately $1.8 million after tax in connection with the acquisition of BNF Bancorp, Inc. and Liberty Bancshares, Inc. which were consummated during the third quarter of 1994.

         In addition to the above charges, UPC plans to undertake a marketing program in the fourth quarter of 1994 to increase the number of account relationships and the related dollar amount of loans in a segment of its consumer loan portfolio. A substantial part of the marketing and acquisition related cost of this program will be incurred during the fourth quarter of 1994 and is expected to result in a significant increase in loan volume, interest income, and fee income in 1995 and future periods. Based on current estimates, the cost is anticipated to be between $7 million and $9 million after tax.
This range is provided as a preliminary estimate of the significance of the charges that might occur, and the actual charges may vary substantially from the range.

         Recently Completed Acquisitions. Since June 30, 1994, UPC has completed the acquisitions of the following institutions (collectively, the "Recently Completed Acquisitions"). UPC's Current Report on Form 8-K, dated September 19, 1994 includes supplementary consolidated financial statements for 1993 which have been restated for BNF Bancorp, Inc. and supplementary consolidated financial statements for June 30, 1994 which have been restated for all of the Recently Completed Acquisitions:

                                                                                                   METHOD OF
INSTITUTION                                       ASSET SIZE           CONSIDERATION              ACCOUNTING
- -----------                                       ----------           -------------              ----------
                                                 (In millions)
Liberty Bancshares, Inc.
   and its subsidiary, Liberty
   Federal Savings Bank,                                             1,223,353 Shares             Pooling of
   Paris, Henry County, Tennessee                   $181             UPC Common Stock             Interests

Earle Bankshares, Inc.
     and its subsidiary,
     First Southern Bank,                                            320,112 Shares               Pooling of
     Earle, Crittenden County,                                       UPC Common Stock             Interests
     Arkansas                                         43

BNF BANCORP, Inc. and its
 subsidiary BANKFIRST, a federal
 savings bank, in Decatur,                                           2,000,329 Shares             Pooling of
 Alabama                                             278             UPC Common Stock             Interests
                                                    ----

         Total                                      $502
                                                    ====

         Pending Acquisitions. Consistent with UPC's acquisition strategy, UPC has entered into definitive agreements to acquire the following financial institutions in addition to MSB (collectively, the "Pending Acquisitions") which management considers probable of consummation and which are expected to be closed by the end of the fourth quarter of 1994:

                                                                                   CONSIDERATION (2)
                                                                                   -------------
                                                                      APPROXIMATE
Institution                                         ASSET SIZE           VALUE                   TYPE
- -----------                                         ----------           -----                   ----
                                                            (In millions)
Commercial Bancorp, Inc.
     and its subsidary,                                                                    UPC Common Stock
     The Commercial Bank,                                                                   (Approximately
     Obion County, Tennessee                          $   29            $  4.6               185,000 shares)

Grenada Sunburst System Corporation
     and its subsidiaries Sunburst Bank,                                                   UPC Common Stock
     Mississippi, Grenada, Grenada                                                          (Approximately
     County, Mississippi and Sunburst                                                         13,486,000
     Bank, Baton Rouge, Louisiana (1)                  2,463             361.0                  shares)
                                                      ------            ------

     Totals                                           $2,492            $365.6
                                                      ======            ======

- ------------------------
(1) See "--Grenada Sunburst Acquisition" below for additional information regarding the merger of GSSC Acquisition Company, Inc., a wholly-owned subsidiary of UPC, with and into this entity.
(2) The number of shares of UPC Common Stock to be issued in connection with the Pending Acquisitions is subject to change depending on the market price of UPC's Common Stock during the stipulated pricing periods. The shares above are based on an assumed current market price of $24.63, the closing price of UPC Common Stock on September 26, 1994.

         If the Reorganization, the Pending Acquisitions and the Recently Completed Acquisitions had been consummated at June 30, 1994, UPC's consolidated total assets would have increased by approximately $2.6 billion to approximately $10.1 billion, UPC's consolidated total loans would have increased by $1.8 billion to approximately $5.4 billion and UPC's consolidated total deposits would have increased by approximately $2.3 billion to approximately $8.3 billion, based upon June 30, 1994, pro forma financial information. See "--Pro Forma Consolidated Financial Information" and the related pro forma financial information in UPC's Current Reports on Form 8-K dated August 18, 1994 and the financial statements included in UPC's Current Report on Form 8-K dated September 19, 1994 incorporated by reference. See "Incorporation of Certain Documents by Reference."

         Grenada Sunburst Acquisition. On July 1, 1994, UPC entered into a definitive agreement to acquire Grenada Sunburst System Corporation ("GSSC") in a tax-free reorganization (the "Grenada Sunburst Acquisition") to be accounted for as a pooling of interests. Based on a current market price of $24.63 for shares of UPC Common Stock, the Grenada Sunburst Acquisition would result in the issuance of approximately 13.5 million shares of UPC Common Stock having a value of approximately $361 million based on UPC's June 30, 1994 closing stock price of $26.75.

         GSSC is a multi-bank holding company headquartered in Grenada, Mississippi and is the third-largest financial institution headquartered in Mississippi. As of June 30, 1994, GSSC had total assets of approximately $2.5 billion, total loans of $1.7 billion, total deposits of $2.2 billion, and shareholders' equity of $183 million. GSSC was organized under the laws of the State of Delaware on May 20, 1986. GSSC has two major subsidiaries: Sunburst Bank, Mississippi, and Sunburst Bank, Louisiana. Sunburst Bank, Mississippi, organized in 1890, and Sunburst Bank, Louisiana, acquired in May 1988 (collectively the "Banks"), had approximately $2.0 billion and $500 million, respectively, in total assets as of June 30, 1994.

         Through the Banks, GSSC is engaged in the general commercial banking business, conducting operations in 124 locations in 59 communities in Mississippi and Louisiana. The Banks accept demand deposits and various types of interest-bearing transaction and time deposit accounts and utilize funds from such activities to make loans and other investments. In addition, through GSSC's subsidiary, Sunburst Financial Group, Inc., GSSC offers full-service brokerage to its customers. The Banks offer a wide range of fiduciary services through their trust divisions, and mortgage services through Sunburst GSSC Mortgage Corporation as well as other financial services to their customers. GSSC has expanded its operations through de novo branch banking and acquisition of banks in Mississippi and Louisiana. Each branch office of GSSC does business under the name "Sunburst Bank".

         At June 30, 1994, GSSC had approximately 1,700 full-time-equivalent employees. Sunburst Bank, Mississippi is incorporated under the laws of the State of Mississippi, and as such is subject to regulation by the Department of Banking and Consumer Finance for the State of Mississippi. Sunburst Bank, Louisiana is incorporated under the laws of the State of Louisiana and as such is subject to regulation by the Office of Financial Institutions for the State of Louisiana. GSSC is registered as a bank holding company with the Federal Reserve and is governed by applicable laws and regulations as a bank holding company. The Banks' deposits are insured by the FDIC, and, therefore, both banks are subject to regulation by the Federal Deposit Insurance Corporation and to examination by that corporation.

         The acquisition of GSSC is contingent upon the receipt of all necessary regulatory approvals and the requisite shareholder approvals of GSSC and UPC and is also subject to satisfaction of customary contractual closing conditions. The acquisition is expected to be consummated by year-end 1994. For additional information regarding GSSC, see UPC's Current Report on Form 8-K dated July 1, 1994, July 26, 1994, August 18, 1994, August 19, 1994 and
September 28, 1994.

         Restatement of UPC Financial Data. In connection with the consummation by UPC of the acquisition of BNF Bancorp, Inc. effective September 1, 1994, which was a significant acquisition for UPC and which was accounted for by UPC using the pooling of interests method of accounting, UPC has, consistent with this method of accounting and in accordance with generally accepted accounting principles, filed supplementary consolidated financial statements as of and for the three years ended December 31, 1993, and as of and for the six months ended June 30, 1994, in a Current Report on Form 8-K dated September 19, 1994 reflecting the Recently Completed Acquisitions.

COMPARATIVE PER SHARE DATA

         The following table presents selected comparative unaudited per share data for (i) UPC Common Stock and MSB Common Stock on a supplementary and historical basis, respectively; (ii) UPC Common Stock on a pro forma basis for the MSB Acquisition only and for the MSB Acquisition, all Recently Completed Acquisitions and the Pending Acquisitions; and (iii) MSB Common Stock on an equivalent pro forma basis for the MSB Acquisition only and for the MSB Acquisition, all Recently Completed Acquisitions and the Pending Acquisitions, for the periods indicated. These data are not necessarily indicative of the results of the future operations of either entity or the actual results that would have occurred had the Merger been consummated January 1, 1993. The information as of and for the six months June 30, 1994, and as of and for the twelve months ended December 31, 1993, reflects on a pro forma basis the Recently Completed Acquisitions and the Pending Acquisitions. The information for the years ended December 31, 1992 and 1991 presents only UPC and the Grenada Sunburst Acquisition. The information is derived from and should be read in conjunction with the supplementary consolidated financial statements of UPC (including related notes thereto) which are incorporated by reference, the historical consolidated financial statements of MSB set forth below in Appendix A and the unaudited pro forma consolidated financial statements and related notes in UPC's Current Reports on Form 8-K, dated August 18, 1994 and September 19, 1994, incorporated by reference. See "Incorporation of Certain Documents by Reference."

                          Union Planters Corporation
                          Comparative Per Share Data

                                                         Six Months
                                                          Ended      As of and for the twelve Months Ended December 31,
                                                          June 30,   --------------------------------------------------
                                                          1994 (1)          1993 (1)      1992 (1)       1991 (1)
                                                          --------   ----------------  -------------  -----------------
Book value per common share

  UPC                                                       18.58           18.63          16.07          14.72

  UPC pro forma (MSB only)                                  18.44           18.44          16.07          14.72

  UPC pro forma (all recently completed and pending
    acquisitions)                                           16.79           16.28          13.87          12.63

  MSB                                                       47.83           44.27          36.75          23.26

  MSB equivalent pro forma (MSB only)                       74.76           74.76          65.15          59.68

  MSB equivalent pro forma (all recently completed and
    pending acquisitions) (2)                               68.07           66.00          56.23          51.20

Cash dividends per share

  UPC                                                        0.42            0.72           0.60           0.48

  UPC pro forma                                              0.42            0.72           0.60           0.48

  MSB                                                        0.00            0.00           0.00           0.00

  MSB equivalent pro forma                                   1.70            2.92           2.43           1.95

Earnings before extraordinary items and accounting changes

  UPC
    Primary                                                  1.31            2.63           2.07           1.56
    Fully diluted                                            1.23            2.46           2.00           1.55

  UPC pro forma (MSB only)
    Primary                                                  1.30            2.61           NM             NM
    Fully diluted                                            1.23            2.44           NM             NM

  UPC pro forma (all recently completed and
    and pending acquisitions) (2)
    Primary                                                  1.17            2.13           1.77           1.30
    Fully diluted                                            1.13            2.07           1.75           1.30

  MSB
    Primary                                                  3.70            6.90          13.37           5.22
    Fully diluted                                            3.70            6.90          13.37           5.22

  MSB equivalent pro forma (MSB only)
    Primary                                                  5.27           10.58          NM              NM
    Fully diluted                                            4.99            9.89          NM              NM

  MSB equivalent pro forma (all recently completed and
    pending acquisitions) (2)
    Primary                                                  4.74            8.64           7.18           5.27
    Fully diluted                                            4.58            8.39           7.09           5.27


(1) The equivalent pro forma per share data for MSB are computed by multiplying MSB's pro forma information by 4.0542.
(2) See also, "Recent Developments Affecting UPC -- Recently Completed Acquisitions" and "-- Pending Acquisitions." NM - Not Meaningful

PRO FORMA CONDENSED FINANCIAL INFORMATION

     The following tables contain unaudited consolidated pro forma condensed financial information showing a statement of earnings for the six months ended June 30, 1994, and for the years ended December 31, 1993, 1992 and 1991, and a balance sheet at June 30, 1994, for (i) UPC; (ii) UPC and MSB; and (iii) UPC, all Pending Acquisitions and MSB. The unaudited pro forma financial information reflects each transaction using either the pooling of interests or purchase method of accounting in accordance with the accounting requirements applicable to each respective transaction. The unaudited pro forma financial information should be read in conjunction with the supplementary and historical consolidated financial statements of UPC and MSB, respectively, and in conjunction with the information presented in UPC's Current Reports on Form 8-K dated February 8, 1994, April 14, 1994, May 18, 1994, July 1, 1994, July 26,
1994, August 18, 1994, August 19, 1994, September 1, 1994 and September 19, 1994. Pro forma results are not necessarily indicative of future operating results. See "Incorporation of Certain Documents by Reference" and "Appendix A."

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                             (Dollars in thousands)



                                                                      June 30, 1994
                                                        --------------------------------------------
                                                                                         UPC,
                                                                                      All Pending
                                                                        UPC and      Acquisitions
                                                             UPC           MSB          and MSB
                                                        ------------- ------------- ---------------
Assets
  Cash and due from banks                               $    294,565  $    300,158  $      420,690
  Interest-bearing deposits at financial
    institutions                                              10,689        14,731          17,994
  Federal funds sold and securities purchased under
    agreements to resell                                      42,128        42,883          41,223
  Trading account securities, at market                      148,204       148,204         148,204
  Loans held for resale                                        9,974         9,974          39,026
  Investment securities
    Available for sale                                     2,465,523     2,466,062       2,584,600
    Held to maturity                                         570,614       601,228       1,087,717
  Loans, net of unearned income                            3,639,444     3,719,541       5,389,383
    Less:
      Allowance for losses on loans                          (88,476)      (89,479)       (122,445)
                                                        ------------- ------------- ---------------
        Net loans                                          3,550,968     3,630,062       5,266,938

  Premises and equipment                                     158,553       163,302         212,960
  Accrued interest receivable                                 62,415        63,659          81,770
  Goodwill and other intangibles                              45,193        45,193          46,467
  Other assets                                               109,080       110,108         144,479
                                                        ------------- ------------- ---------------
         Total assets                                   $  7,467,906  $  7,595,564  $   10,092,068
                                                        ============= ============= ===============
Liabilities and shareholders' equity
  Deposits
    Noninterest-bearing                                 $    832,603  $    849,545  $    1,242,535
    Other interest-bearing                                 5,157,275     5,254,877       7,096,443
                                                        ------------- ------------- ---------------
        Total deposits                                     5,989,878     6,104,422       8,338,978
  Short-term borrowings                                      506,516       506,516         534,914
  Federal Home Loan Bank advances                            193,399       193,399         193,399
  Long-term debt                                             117,049       123,217         143,685
  Accrued interest, expenses, and taxes                       49,392        49,867          63,092
  Other liabilities                                           35,932        36,231          48,098
                                                        ------------- ------------- ---------------
        Total liabilities                                  6,892,166     7,013,652       9,322,166
                                                        ------------- ------------- ---------------
  Shareholders' equity
    Preferred stock
      Convertible                                             87,298        87,298          87,298
      Nonconvertible                                          17,250        17,250          17,250
    Common stock                                             126,788       129,403         198,030
    Additional paid-in capital                                92,369        91,056          92,570
    Net unrealized loss - available for sale securities      (13,760)      (13,776)        (13,581)
    Retained earnings                                        265,795       270,681         388,335
                                                        ------------- ------------- ---------------
        Total shareholders' equity                           575,740       581,912         769,902
                                                        ------------- ------------- ---------------
        Total liabilities and
          shareholders' equity                          $  7,467,906  $  7,595,564  $   10,092,068
                                                        ============= ============= ===============

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES
             UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF EARNINGS
                  (Dollars in thousands except per share data)



                                                                                 Six Months Ended June 30, 1994
                                                                          --------------------------------------------
                                                                                                            UPC,
                                                                                                         All Pending
                                                                                           UPC and      Acquisitions
                                                                               UPC           MSB           and MSB
                                                                          ------------- -------------- ---------------
Interest income
  Interest and fees on loans                                              $    145,416  $     148,480  $      213,844
  Interest on investment securities                                             75,180         75,879          92,797
  Interest on deposits at financial institutions                                   229            368             368
  Interest on federal funds sold and securities
    purchased under agreements to resell                                         1,715          1,726           1,433
  Interest on trading account securities                                         3,978          3,978           4,062
  Interest on loans held for resale                                                878            878           2,589
                                                                          ------------- -------------- ---------------
      Total interest income                                                    227,396        231,309         315,093
                                                                          ------------- -------------- ---------------
Interest expense
  Interest on deposits                                                          81,570         82,915         112,022
  Interest on short-term borrowings                                              6,270          6,270           6,457
  Interest on Federal Home Loan Bank advances and
    long-term debt                                                               7,900          8,089           9,016
                                                                          ------------- -------------- ---------------
      Total interest expense                                                    95,740         97,274         127,495
                                                                          ------------- -------------- ---------------
      Net interest income                                                      131,656        134,035         187,598
Provision for losses on loans                                                        -             25           1,974
                                                                          ------------- -------------- ---------------
      Net interest income after provision for losses on loans                  131,656        134,010         185,624
                                                                          ------------- -------------- ---------------
Noninterest income
  Service charges on deposit accounts                                           15,989         16,302          24,783
  Profits and commissions from trading activities                                2,841          2,841           2,841
  Investment securities gains                                                      210            212             266
  Other income                                                                  21,480         21,693          28,534
                                                                          ------------- -------------- ---------------
      Total noninterest income                                                  40,520         41,048          56,424
                                                                          ------------- -------------- ---------------
Noninterest expense
  Salaries and employee benefits                                                52,591         53,623          80,036
  Net occupancy expense                                                          9,029          9,409          12,885
  Equipment expense                                                              9,173          9,173          13,014
  Other expense                                                                 46,793         47,529          62,447
                                                                          ------------- -------------- ---------------
      Total noninterest expense                                                117,586        119,734         168,382
                                                                          ------------- -------------- ---------------
      Earnings before income taxes, extraordinary
        item, and accounting changes                                            54,590         55,324          73,666
Applicable income taxes                                                         16,769         17,026          22,632
                                                                          ------------- -------------- ---------------
      Earnings before extraordinary item and accounting changes           $     37,821  $      38,298  $       51,034
                                                                          ============= ============== ===============

Earnings per common share
  Primary                                                                 $       1.31  $        1.30  $         1.17
  Fully diluted                                                                   1.23           1.23            1.13
Average common shares outstanding (in thousands)
  Primary                                                                       25,449         25,972          39,697
  Fully diluted                                                                 29,931         30,454          44,179

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES
             UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF EARNINGS
                  (Dollars in thousands except per share data)



                                                                                      Year Ended December 31, 1993
                                                                            ---------------------------------------------------
                                                                                                                     UPC,
                                                                                                                 All Pending
                                                                                                  UPC            Acquisitions
                                                                                 UPC            and MSB            and MSB
                                                                            -------------    --------------    ----------------
Interest income
    Interest and fees on loans                                              $    254,259     $     260,350     $       426,593
    Interest on investment securities                                            146,950           148,146             197,984
    Interest on deposits at financial institutions                                 1,634             1,975               2,288
    Interest on federal funds sold and securities
      purchased under agreements to resell                                         4,602             4,630               5,730
    Interest on trading account securities                                         6,194             6,194               6,194
    Interest on loans held for resale                                              3,336             3,336               7,335
                                                                            -------------    --------------    ----------------
        Total interest income                                                    416,975           424,631             646,124
                                                                            -------------    --------------    ----------------
Interest expense
    Interest on deposits                                                         154,487           157,365             242,640
    Interest on short-term borrowings                                              6,287             6,293               7,520
    Interest on Federal Home Loan Bank advances and
      long-term debt                                                              12,358            12,743              13,771
                                                                            -------------    --------------    ----------------
        Total interest expense                                                   173,132           176,401             263,931
                                                                            -------------    --------------    ----------------
        Net interest income                                                      243,843           248,230             382,193
Provision for losses on loans                                                      9,743            10,035              21,262
                                                                            -------------    --------------    ----------------
        Net interest income after provision for losses on loans                  234,100           238,195             360,931
                                                                            -------------    --------------    ----------------
Noninterest income
    Service charges on deposit accounts                                           29,274            30,068              50,401
    Profits and commissions from trading activities                                8,720             8,720               8,771
    Investment securities gains                                                    4,732             4,764               4,892
    Other income                                                                  45,190            45,795              61,576
                                                                            -------------    --------------    ----------------
        Total noninterest income                                                  87,916            89,347             125,640
                                                                            -------------    --------------    ----------------
Noninterest expense
    Salaries and employee benefits                                               101,650           103,548             164,915
    Net occupancy expense                                                         16,256            17,007              27,557
    Equipment expense                                                             16,679            16,679              23,672
    Other expense                                                                 95,734            97,229             136,523
                                                                            -------------    --------------    ----------------
        Total noninterest expense                                                230,319           234,463             352,667
                                                                            -------------    --------------    ----------------
        Earnings before income taxes, extraordinary
          item, and accounting changes                                            91,697            93,079             133,904
Applicable income taxes                                                           26,333            26,825              40,591
                                                                            -------------    --------------    ----------------
        Earnings before extraordinary item and accounting changes           $     65,364     $      66,254     $        93,313
                                                                            =============    ==============    ================

Earnings per common share
    Primary                                                                 $       2.63     $        2.61     $          2.13
    Fully diluted                                                                   2.46              2.44                2.07
Average common shares outstanding (in thousands)
    Primary                                                                       21,622            22,145              39,630
    Fully diluted                                                                 25,852            26,375              44,228

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES
             UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF EARNINGS
                  (Dollars in thousands except per share data)


                                                                             Year Ended December 31, 1992
                                                                           --------------------------------
                                                                                UPC          UPC AND GSSC
                                                                           --------------- ----------------
Interest income
    Interest and fees on loans                                             $      212,225   $      315,976
    Interest on investment securities                                             129,404          165,005
    Interest on deposits at financial institutions                                  3,999            4,915
    Interest on federal funds sold and securities
      purchased under agreements to resell                                          4,280            5,250
    Interest on trading account securities                                          6,648            6,648
    Interest on loans held for resale                                               3,561            7,146
                                                                           --------------- ----------------
        Total interest income                                                     360,117          504,940
                                                                           --------------- ----------------
Interest expense
    Interest on deposits                                                          147,132          209,035
    Interest on short-term borrowings                                               6,942            8,040
    Interest on Federal Home Loan Bank advances and
      long-term debt                                                                5,489            5,555
                                                                           --------------- ----------------
        Total interest expense                                                    159,563          222,630
                                                                           --------------- ----------------
        Net interest income                                                       200,554          282,310
Provision for losses on loans                                                      19,194           27,182
                                                                           --------------- ----------------
        Net interest income after provision for losses on loans                   181,360          255,128
                                                                           --------------- ----------------
Noninterest income
    Service charges on deposit accounts                                            21,335           35,590
    Profits and commissions from trading activities                                10,168           10,168
    Investment securities gains                                                    13,363           14,019
    Other income                                                                   41,246           51,670
                                                                           --------------- ----------------
        Total noninterest income                                                   86,112          111,447
                                                                           --------------- ----------------
Noninterest expense
    Salaries and employee benefits                                                 77,245          116,764
    Net occupancy expense                                                          13,509           19,989
    Equipment expense                                                              12,875           18,186
    Other expense                                                                 101,209          124,525
                                                                           --------------- ----------------
        Total noninterest expense                                                 204,838          279,464
                                                                           --------------- ----------------
        Earnings before income taxes, extraordinary
          item, and accounting changes                                             62,634           87,111
Applicable income taxes                                                            17,611           23,861
                                                                           --------------- ----------------
        Earnings before extraordinary item and accounting changes          $       45,023  $        63,250
                                                                           =============== ================

Earnings per common share
    Primary                                                                $         2.07  $          1.77
    Fully diluted                                                                    2.00             1.75
Average common shares outstanding (in thousands)
    Primary                                                                        18,765           32,305
    Fully diluted                                                                  21,609           35,149

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES
             UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF EARNINGS
                  (Dollars in thousands except per share data)





                                                                             Year Ended December 31, 1991
                                                                           ----------------------------------
                                                                                 UPC           UPC and GSSC
                                                                           ----------------  ----------------
Interest income
    Interest and fees on loans                                             $       227,667   $       341,936
    Interest on investment securities                                               99,580           141,925
    Interest on deposits at financial institutions                                   7,525             9,898
    Interest on federal funds sold and securities
      purchased under agreements to resell                                           6,606             8,791
    Interest on trading account securities                                           5,419             5,419
    Interest on loans held for resale                                                4,784             6,150
                                                                           ----------------  ----------------
        Total interest income                                                      351,581           514,119
                                                                           ----------------  ----------------
Interest expense
    Interest on deposits                                                           173,295           259,518
    Interest on short-term borrowings                                               12,809            14,383
    Interest on Federal Home Loan Bank advances and
      long-term debt                                                                 5,004             5,196
                                                                           ----------------  ----------------
        Total interest expense                                                     191,108           279,097
                                                                           ----------------  ----------------
        Net interest income                                                        160,473           235,022
Provision for losses on loans                                                       25,281            34,203
                                                                           ----------------  ----------------
        Net interest income after provision for losses on loans                    135,192           200,819
                                                                           ----------------  ----------------
Noninterest income
    Service charges on deposit accounts                                             19,868            33,626
    Profits and commissions from trading activities                                 14,707            14,707
    Investment securities gains                                                      3,391             2,624
    Other income                                                                    34,115            41,132
                                                                           ----------------  ----------------
        Total noninterest income                                                    72,081            92,089
                                                                           ----------------  ----------------
Noninterest expense
    Salaries and employee benefits                                                  71,953           108,490
    Net occupancy expense                                                           10,901            17,414
    Equipment expense                                                               11,346            16,077
    Other expense                                                                   75,401            96,494
                                                                           ----------------  ----------------
        Total noninterest expense                                                  169,601           238,475
                                                                           ----------------  ----------------
        Earnings before income taxes, extraordinary
          item, and accounting changes                                              37,672            54,433
Applicable income taxes                                                              7,538            11,537
                                                                           ----------------  ----------------
        Earnings before extraordinary item and accounting changes          $        30,134   $        42,896
                                                                           ================  ================

Earnings per common share
    Primary                                                                $          1.56   $          1.30
    Fully diluted                                                                     1.55              1.30
Average common shares outstanding (in thousands)
    Primary                                                                         18,632            32,172
    Fully diluted                                                                   18,986            32,526

                              THE SPECIAL MEETING


TIME AND PLACE OF SPECIAL MEETING; SOLICITATION OF PROXIES

         Each copy of this Prospectus mailed to holders of record of MSB Common Stock is accompanied by a proxy appointment card furnished in connection with the MSB Board's solicitation of proxies for use at the Special Meeting and at any adjournments or postponements thereof. The Special Meeting is scheduled to be held at 11:00 a.m. Central Time on Friday, November 18, 1994, at MSB's main office located at West Court and Pruett Streets, Paragould, Arkansas 72450. Only holders of record of MSB Common Stock at the close of business on October 4, 1994, are entitled to receive notice of and to vote at the Special Meeting. At the Special Meeting, MSB shareholders will consider and vote upon (i) a proposal to approve the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A and (ii) such other matters as may properly be brought before the Special Meeting or any adjournments or postponements thereof.

         HOLDERS OF MSB COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY APPOINTMENT CARD AND RETURN IT PROMPTLY TO MSB IN THE ENCLOSED, POSTAGE-PAID ENVELOPE. FAILURE TO RETURN YOUR PROPERLY EXECUTED PROXY APPOINTMENT CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE REORGANIZATION AGREEMENT AND THE PLAN OF MERGER ANNEXED THERETO AS EXHIBIT A (BUT WILL NOT BE SUFFICIENT TO PERFECT DISSENTERS' RIGHTS). MSB SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY APPOINTMENT CARDS.

         Any holder of MSB Common Stock who has delivered a proxy appointment may revoke it at any time before it is voted by attending the Special Meeting and voting in person at the Special Meeting or by giving notice of revocation in writing or submitting a signed proxy appointment bearing a later date to Mid South Bancshares, Inc., West Court and Pruett Streets, Paragould, Arkansas 72450, Attention: Corporate Secretary, provided such notice or proxy appointment is actually received by MSB before the vote of shareholders. A proxy appointment will not be revoked by death or supervening incapacity of the shareholder executing the proxy appointment unless, before the shares are voted, notice of such death or incapacity is filed with the Corporate Secretary or other person responsible for tabulating the votes on behalf of MSB. The shares of MSB Common Stock represented by properly executed proxy appointments received will be voted FOR (or AGAINST, as indicated) approval of the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A. If any other matters are properly presented at the Special Meeting for consideration, the persons named in the MSB proxy appointment card enclosed herewith will have discretionary authority to vote on such matters in accordance with their best judgment, provided, however, that such discretionary authority (i) will only be exercised to the extent permissible under applicable federal or state securities law and (ii) will not extend to any motion to adjourn the Special Meeting made by MSB for the purpose of soliciting additional proxy appointments. MSB is unaware of any matter to be presented at the Special Meeting other than the proposal to approve the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A.

         The cost of soliciting proxies from holders of MSB Common Stock will be borne by MSB. Such solicitation will be made by mail but also may be made by telephone or in person by the directors, officers and employees of MSB (who will receive no additional compensation for doing so).

VOTES REQUIRED

         The affirmative votes of the holders of at least two-thirds (2/3) of the outstanding shares of MSB Common Stock entitled to vote at the Special Meeting are required in order to approve the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A. Therefore, a failure to return a properly executed proxy appointment or alternatively to vote in person at the Special Meeting will have the same effect as a vote against the Reorganization Agreement and the Plan of Merger (but will not be sufficient to perfect dissenters' rights). As of the Record Date, there were 129,022 shares of MSB Common Stock outstanding and entitled to vote at the Special Meeting, with each share entitled to one vote.

         As of the Record Date, the Management Group beneficially owned and held of record a total of 104,504 shares or approximately 81% of the issued and outstanding shares of MSB Common Stock. ALL THE MEMBERS OF THE MANAGEMENT GROUP HAVE ADVISED MSB OF THEIR INTENTION TO VOTE THEIR SHARES IN FAVOR OF THE REORGANIZATION AGREEMENT AND THE PLAN OF MERGER ANNEXED THERETO AS EXHIBIT A.

SHAREHOLDERS' DISSENTERS' RIGHTS

         Any shareholder of MSB entitled to vote on the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A has the right to receive payment of the fair value of his or her shares of MSB Common Stock upon compliance with Section 4-26-1007 of the Act. A shareholder may not dissent as to less than all of the shares that he or she beneficially owns. A nominee or fiduciary may not dissent on behalf of a beneficial owner as to less than all of the shares of such beneficial owner held of record by such nominee or fiduciary. A beneficial owner asserting dissenters' rights to shares held on his or her behalf must notify MSB in writing of the name and address of the record holder of the shares, if known to him or her.

         Any MSB shareholder intending to enforce his or her dissenters' rights may not vote in favor of the Reorganization Agreement and the Plan of Merger (either personally or by proxy) and must (i) deliver to the Corporate Secretary of MSB prior to the time of the shareholder vote a written objection to the Reorganization Agreement and the Plan of Merger ("Objection Notice") and (ii) deliver to the Corporate Secretary of the surviving corporation within ten (10) days after the date on which the vote was taken a written demand for payment of the fair value of his or her shares as of the day prior to the date on which the vote was taken approving the Merger (the "Demand Letter"). The Demand Letter must state that the shareholder demands payment for his or her shares of MSB Common Stock if the Merger is effected and include the number of shares of MSB Common Stock owned by the dissenting MSB shareholder. A vote against approval of the Reorganization Agreement and the Plan of Merger will not, in and of itself, constitute an Objection Notice or Demand Letter satisfying the requirements of Section 4-26-1007 of the Act. FAILURE TO COMPLY SUBSTANTIALLY WITH THESE PROCEDURES WILL CAUSE THE MSB SHAREHOLDER TO LOSE HIS OR HER DISSENTERS' RIGHTS TO RECEIVE CASH PAYMENT FOR THE SHARES. CONSEQUENTLY, ANY MSB SHAREHOLDER WHO DESIRES TO EXERCISE HIS OR HER RIGHTS TO PAYMENT FOR HIS OR HER SHARES IS URGED TO CONSULT HIS OR HER LEGAL ADVISER BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

         If the Reorganization Agreement and the Plan of Merger are approved by MSB's shareholders at the Special Meeting and the Merger is consummated, each MSB shareholder who does not vote for the Merger and has properly filed an Objection Notice and Demand Letter will be notified by the surviving corporation no later than ten (10) days after Effective Date of the Merger that the Merger was consummated and offering to make payment for the fair value of the dissenting shareholder's shares pursuant to the Act.

         If within thirty (30) days after the Effective Date of the Merger the fair value of such shares is agreed upon between the dissenting shareholder and the surviving corporation, then payment of such shares' fair value shall be made by the surviving corporation to the dissenting shareholder within ninety
(90) days after the Effective Date of the Merger, upon the surrender of the dissenting shareholder's stock certificate(s) representing his or her shares of MSB Common Stock.

         If within the thirty (30) day period after the Effective Date of the Merger the dissenting shareholder and the surviving corporation cannot agree upon the fair value of such shares, then the dissenting shareholder, within sixty (60) days after the expiration of the thirty (30) day period, may file a petition in the Circuit Court of Greene County, Arkansas (the "Court"), asking for a finding and determination of the fair value of the shares and shall be entitled to judgment against the surviving corporation for the amount of the fair value to be determined as of the day prior to the date on which the vote was taken approving the Merger, together with interest thereon to the date of judgment. The judgment shall be payable only upon and simultaneously with the surrender to the surviving corporation of the certificate(s) representing the shares held by such dissenting shareholder. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in the shares or in the surviving corporation.

         Unless the dissenting shareholder files the petition within the time period set forth in the Act, the dissenting shareholder and all persons claiming such rights under him or her will be bound by the terms of the Reorganization Agreement and the Plan of Merger.

         The foregoing summary of the applicable provisions of Section 4-26-1007 of the Act is not intended to be a complete statement of such provisions, and is qualified in its entirety by reference to such Section, which is included as Appendix C hereof.

         For a discussion of certain tax consequences in connection with exercising Dissenters' Rights, see "The Merger--Certain Federal Income Tax Consequences."

RECOMMENDATION

         For the reasons described below, the MSB Board has adopted the Reorganization Agreement and the Plan of Merger, believes the Merger is in the best interest of MSB and its shareholders and unanimously recommends that shareholders of MSB vote FOR approval of the Reorganization Agreement and the Plan of Merger.



                                   THE MERGER


         The following information concerning the Merger, insofar as it relates to matters contained in the Reorganization Agreement or the Plan of Merger annexed thereto as Exhibit A, is qualified in its entirety by reference to the Reorganization Agreement and the Plan of Merger which is attached hereto as Appendix B. MSB shareholders are urged to read the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A carefully.

BACKGROUND OF AND REASONS FOR THE MERGER

         Background. Mid South Bancshares, Inc. ("MSB") was founded in 1985 to become the holding company for Security Bank ("Security"), an Arkansas chartered bank based in Paragould, Arkansas. In December 1987, MSB indirectly acquired the common stock of the parent corporation of Farmers and Merchants Bank ("Farmers"), an Arkansas chartered bank in Reyno, Arkansas through negotiations as a result of debt previously contracted. MSB's primary marketing area includes Greene and Randolph counties of Northeast Arkansas, an area of increasing commercial and population growth.

         Approximately 57% of MSB's consolidated loan portfolio is comprised of residential, commercial or agricultural real estate mortgage loans. Approximately 10% of its loan portfolio consists of commercial loans, 16% in consumer loans and 10% in agricultural loans.

         Economic and regulatory changes, including advances in technology and increased competition and regulatory complexity, have led to a consolidation within the banking industry. In Arkansas, a number of banks and bank holding companies have, during the past few years, been acquired or have engaged in merger or consolidation transactions due to these pressures.

         From time to time, the MSB Board and the management of MSB have considered various strategies for MSB, including merging with a larger company. An Arkansas bank holding company in the Summer of 1993 submitted a merger proposal to the MSB Board, which proposal was withdrawn prior to consideration by the MSB Board with the stated reason for the withdrawal being strategic considerations related to geographical expansion.

         The initial degree of interest expressed by that party along with the continuing pace of merger activity among banks prompted the MSB Board to retain Stephens Inc. on October 19, 1993 as its exclusive financial advisor and to authorize Stephens Inc. to contact potential merger partners on behalf of MSB.

         Stephens Inc. prepared a list of potentially interested parties based on its recent experience in similar assignments and on discussions with the
Company.   Stephens Inc. compiled a list of ten publicly owned bank holding companies as potential purchasers of MSB and approached each prospective purchaser in December of 1993. The list included all four publicly traded bank holding companies based in Arkansas, along with three companies from Missouri, two from Tennessee and one from Mississippi.

         Seven of these companies were sufficiently interested to execute confidentiality agreements in order to receive certain financial and descriptive information regarding MSB. Beginning in January of 1994, Stephens Inc. began soliciting proposals from these parties. From January through June of 1994, based on their stated level of interest, three of the companies were granted permission to meet with MSB and tour MSB's facilities. UPC and one other interested party presented non-binding proposals for the acquisition of MSB, which were subsequently refined and enhanced by each party.

         UPC's final proposal called for a 100% stock for stock tax-free merger with a fixed number of shares to be issued to the MSB shareholders to the extent that the UPC Common Stock price was trading within a given range shortly prior to closing. Based on the then current market price of UPC Common Stock (approximately $28.50 at June 6, 1994), the UPC proposal represented approximately $14.65 million in consideration for MSB. The competing proposal also called for approximately $14.65 million in consideration, with 60% to 70% of the consideration to be paid in common stock and the remainder to be paid in cash.

         The UPC proposal was deemed to be superior by the MSB Board based primarily on a significant difference in dividends per share payouts by the two parties and the significantly greater liquidity of UPC Common Stock. Based on its review of the two proposals, the MSB Board authorized the management of MSB to execute a letter of intent with UPC on June 6, 1994.

         After further negotiation and a mutual review by the parties of the respective operations of the respective parties, UPC, MSB, Security and Farmers executed the Reorganization Agreement as of July 8, 1994 (a copy of which is annexed to this Prospectus as Appendix B), which was approved by the MSB Board at a special meeting on July 8, 1994, and ratified by the Board of Directors of UPC at its regular meeting held on July 28, 1994.

         MSB Reasons. In light of the foregoing, the MSB Board has voted to unanimously recommend the approval of the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A by the MSB shareholders for, and among others, the following reasons:

(i) The consideration to be paid by UPC. See "The Merger -- Terms of the Merger." Depending on the price of UPC Common Stock used in the calculation, the transaction value of the consideration to be delivered by UPC reflected a price-to-book multiple of between 1.75 and 2.04 times MSB's unaudited book value as of March 31, 1994 and a price-to-earnings multiple of between 12.2 and
13.8 (based on 1993 net income). A representative of Stephens Inc. advised the MSB Board that these multiples compared favorably with the ratios of recently completed comparable bank merger transactions in Arkansas;

(ii) The trends in the banking industry are toward consolidation and increased regulation, particularly, recent changes have resulted in an environment where community banks have commanded in the past, and for some indefinite future period will command, attractive purchase prices; and the MSB Board sought to take advantage of this environment;

(iii) Security and Farmers will benefit from UPC's capital, operations and regulatory expertise and management talent, and may achieve certain economies of scale in their banking operations;

(iv) Management of MSB believes that UPC's philosophy is to provide its community banks with a substantial degree of operating autonomy, generally leaving existing management in place to manage the institution consistent with past management culture, so long as such culture is not inconsistent with UPC's policies and produces results consistent with results achieved while the institution was independent; and

(v) The annual dividend yield on the UPC Common Stock offered in exchange for the MSB Common Stock exceeds the historical yield on the MSB Common Stock and there is a much broader and more liquid market for the UPC Common Stock, which is listed and traded on the NYSE.

         UPC Reasons. Management of UPC has recommended to the UPC Board of Directors (the "UPC Board"), and the UPC Board has approved the Merger and the Reorganization Agreement along with the Plan of Merger annexed thereto as Exhibit A, because (i) MSB has experienced steady and continued growth, (ii) MSB is located geographically in counties in which UPC has sought to increase its market share, and (iii) UPC believes that by providing Security and Farmers with access to the UPC capital base and other banking resources, Security and Farmers will be well positioned to compete in their respective markets in the face of enhanced competition from larger, well capitalized institutions.

TERMS OF THE MERGER

         At the Effective Time of the Merger, INTERIM will merge with and into MSB with MSB surviving the Merger as the surviving corporation and continuing after the Effective Time of the Merger to operate under the name Mid South Bancshares, Inc. The surviving corporation would thereby become a wholly-owned subsidiary of UPC. In the Merger, each share of MSB Common Stock outstanding immediately prior to the Effective Time of the Merger, other than shares with respect to which Dissenters' Rights shall have been perfected as described above, will be converted exclusively into the right to receive shares of UPC Common Stock as provided in the Reorganization Agreement and the Plan of Merger.

         The number of shares of UPC Common Stock to be received by MSB Record Holders (other than dissenting MSB Record Holders, who will receive cash only) in the Merger will be determined pursuant to a conversion formula described in the Reorganization Agreement which is based on the Current Market Price Per Share of the UPC Common Stock. The Current Market Price Per Share equals the average price per share of the "last" trades of the UPC Common Stock on the NYSE for each of the ten (10) trading days next preceding the Closing Date. No fractional shares of UPC Common Stock will be issued in respect to MSB Common Stock, and, after aggregation of the shares (and fractional shares) of UPC Common Stock to which an MSB Record Holder is entitled, cash will be paid by UPC in lieu of any remaining fractional share.

         The number of shares of UPC Common Stock to be exchanged for each share of MSB Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (based on there being no more than 129,366 shares of MSB Common Stock issued and outstanding immediately prior to the Effective Time of the Merger) shall be based on an exchange ratio (the "Exchange Ratio") as determined and set forth in Section 3.1(e) of the Reorganization Agreement. The Exchange Ratio shall be determined as follows:

         (i) In the event the Current Market Price Per Share of UPC Common Stock should be greater than or equal to $24.00 per share of UPC Common Stock but less than or equal to $28.00 per share of UPC Common Stock (the "Primary Collar"), the Exchange Ratio shall be fixed at
         4.0542 shares of UPC Common Stock for each share of MSB Common Stock issued and outstanding at the Effective Time of the Merger;

         (ii) In the event the Current Market Price Per Share of UPC Common Stock should be greater than $28.00 per share of UPC Common Stock but less than or equal to $30.00 per share of UPC Common Stock (the "Upper Secondary Collar"), the Exchange Ratio shall be based on (a) a fixed price of $113.51 per share of MSB Common Stock divided by (b) the Current Market Price Per Share of UPC Common Stock for each share of MSB Common Stock validly issued and outstanding at the Effective Time of the Merger;

         (iii) In the event the Current Market Price Per Share of UPC Common Stock should be greater than $30.00 per share of UPC Common Stock (the "Ceiling"), the Exchange Ratio shall be fixed at 3.7837 shares of UPC Common Stock for each share or MSB Common Stock; provided, however, UPC would have the right to either deliver the fixed Exchange Ratio of
         3.7837 or to terminate the transaction contemplated in the Reorganization Agreement; provided, however, should UPC elect to terminate the transaction under this provision, MSB would have the unilateral right to reinstate the transaction by accepting in exchange for each share of MSB Common Stock issued and outstanding that number of shares of UPC Common Stock at the Current Market Price Per Share sufficient to equal $113.51 per share of MSB Common Stock;

         (iv) In the event the Current Market Price Per Share of UPC Common Stock should be greater than or equal to $22.00 per share of UPC Common Stock but less than $24.00 per share of UPC Common Stock (the "Lower Secondary Collar"), the Exchange Ratio shall be based on (a) a fixed price of $97.30 per share of MSB Common Stock divided by (b) the Current Market Price Per Share of UPC Common Stock for each share of MSB Common Stock validly issued and outstanding at the Effective Time of the Merger; and

         (v) In the event the Current Market Price Per Share of UPC Common Stock should be less than $22.00 per share of UPC Common Stock (the "Floor"), the Exchange Ratio shall be fixed at 4.4227 shares of UPC Common Stock for each share of MSB Common Stock; provided, however, MSB shall have the right to either accept the fixed Exchange Ratio of
         4.4227 or to terminate the transaction contemplated in the Reorganization Agreement; provided, however, should MSB elect to terminate the transaction under this provision, UPC would have the unilateral right to reinstate the transaction by delivering in exchange for each share of MSB Common Stock issued and outstanding that number of shares of UPC Common Stock at the Current Market Price Per Share sufficient to equal $97.30 per share of MSB Common Stock.

         The Exchange Ratio shall be based on an aggregate of no more than 129,366 shares of MSB Common Stock issued and outstanding immediately prior to the Effective Time of the Merger; provided, however, that no fractional shares of UPC Common Stock shall be issued and if, after aggregating all of the shares of UPC Common Stock to which a MSB Record Holder would be entitled based upon the Exchange Ratio, there were a fractional share of UPC Common Stock remaining, such fractional share shall be settled by a cash payment therefor based upon the Current Market Price Per Share of one (1) full share of UPC Common Stock.

         Holders of MSB Common Stock will have the right to dissent from the Reorganization Agreement and the Plan of Merger and receive a cash payment equal to the fair value of their shares, all in conformity with Section 4-26-1007 of the Act. See "The Special Meeting--Shareholders' Dissenters' Rights."

EFFECTIVE DATE AND EFFECTIVE TIME OF THE MERGER

         Articles of Merger along with the Plan of Merger will be filed as soon as practicable after all conditions precedent contained in the Reorganization Agreement have been satisfied or lawfully waived, including receipt of all regulatory approvals and expiration of all statutory waiting periods, or on such later date as may be agreed to by UPC and MSB. The Effective Time of the Merger will be at the time the Articles of Merger along with the Plan of Merger are filed in the Office of the Arkansas Secretary of State pursuant to the Act or at such later time as the parties may agree and specify in the Plan of Merger. The Effective Date of the Merger will be the day on which the Effective Time of the Merger occurs. It is presently anticipated that the Articles of Merger will be filed on November 30, 1994, and will specify, by agreement of the parties, an Effective Time of the Merger of 12:01 a.m., Central Time, on December 1, 1994. There can be no assurance that such intention will be achieved.

SURRENDER OF CERTIFICATES

         As promptly as practicable after the Effective Time of the Merger, Union Planters National Bank, acting in the capacity of exchange agent (the "Exchange Agent"), will mail to each person who was a holder of record of MSB Common Stock immediately prior to the Effective Time of the Merger a form letter of transmittal, together with instructions and a return mailing envelope (collectively, the "Exchange Materials") to facilitate the exchange of such holder's certificates formerly representing shares of MSB Common Stock for certificates representing shares of UPC Common Stock.

         HOLDERS OF MSB COMMON STOCK WHO DO NOT INTEND TO EXERCISE DISSENTERS' RIGHTS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE EXCHANGE MATERIALS FROM THE EXCHANGE AGENT.

         Upon receipt of the Exchange Materials, MSB Record Holders should complete the letter of transmittal in accordance with the instructions provided and deliver the letter of transmittal, together with all stock certificates formerly representing shares of MSB Common Stock to the Exchange Agent in the return envelope provided. Provided the Exchange Agent shall have received the certificates and related documentation completed in proper form, as soon as practicable after the Effective Time of the Merger UPC will issue, and the Exchange Agent will mail, to the MSB Record Holder a certificate representing the whole number of shares of UPC Common Stock to which such holder is entitled pursuant to the Reorganization Agreement and a check in the amount of any cash consideration which may be payable with respect to a fractional share. No consideration will be delivered to a MSB Record Holder unless and until such holder shall have properly delivered to the Exchange Agent certificates formerly representing the shares of MSB Common Stock owned by him or her and in respect of which he or she claims payment is due, or such documentation, if applicable, and security in respect of lost or stolen certificates as required in the Reorganization Agreement.

         No dividend or other distribution with respect to the UPC Common Stock will be paid or delivered to the holder of any unsurrendered MSB certificate(s) until the holder surrenders such certificate(s) in accordance with the Exchange Materials, at which time the holder will be entitled to receive all previously withheld dividends and distributions, without interest.

         After the Effective Time of the Merger, there will be no further transfers on MSB's stock transfer books of shares of MSB Common Stock issued and outstanding immediately prior to the Effective Time of the Merger. If certificates representing shares of MSB Common Stock should be presented for transfer after the Effective Time of the Merger, they will be returned to the presenter together with a form of letter of transmittal and exchange instructions.

         Neither UPC, the Exchange Agent, INTERIM nor any other person will be liable to any former holder of MSB Common Stock for any amount properly delivered to a public official pursuant to applicable unclaimed property, escheat or similar laws.

         If a certificate formerly representing MSB Common Stock has been lost, stolen or destroyed, the Exchange Agent will deliver the consideration properly payable in respect to such certificate in accordance with the Reorganization Agreement upon receipt of appropriate evidence as to such loss, theft or destruction; appropriate evidence as to ownership of such certificate by the claimant; and a lost instrument bond in form satisfactory to UPC and the Exchange Agent as required by the Exchange Materials.

CONDITIONS TO CONSUMMATION OF THE MERGER

         The respective obligations of UPC and MSB to effect the Merger are subject to the satisfaction of the following conditions prior to the Effective Time of the Merger: (i) approval of the Reorganization Agreement and the Plan of Merger and the transactions contemplated thereby by the affirmative votes of the holders of at least two-thirds (2/3) of the total shares of MSB Common
Stock outstanding on the Record Date; (ii) approval of the Reorganization Agreement and the transactions contemplated thereby by the Federal Reserve and the Arkansas Department, and the expiration of any statutory waiting periods;
(iii) receipt of all other regulatory and contractual consents necessary to consummate the transactions contemplated by the Reorganization Agreement; (iv) the satisfaction of all other requirements prescribed by law as conditions precedent to the consummation of the transactions contemplated by the Reorganization Agreement; (v) none of UPC, INTERIM, MSB, Security or
Farmers shall be subject to any order, decree or injunction of a court or agency which presents a substantial risk of the restraint or prohibition of the consummation of the Merger or the obtaining of material damages or other relief in connection therewith; and (vi) the Registration Statement of which this Prospectus forms a part will have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission.

         The obligations of UPC and INTERIM to effect the Merger are further subject to the satisfaction, or waiver by UPC, of the following conditions: (i) UPC will have received a legal opinion, dated the date of closing, from counsel to MSB as to the good standing of MSB, Security and Farmers, the enforceability and due authorization of the Reorganization Agreement and the receipt of all required approvals (subject to limitations as permitted in the Reorganization Agreement); (ii) each of the representations, warranties and covenants of MSB, Security and Farmers set forth in the Reorganization Agreement will, in all material respects, be true on, or complied with by, the Effective Date of the Merger as if made on such date (except to the extent they relate by their terms to an earlier date) and UPC shall have received a certificate signed by certain officers of MSB, Security and Farmers to such effect; (iii) there shall have been no damage or destruction to, or taking of any property of MSB, Security and Farmers or any material adverse change in the business, financial condition, results of operations or prospects of MSB, Security and Farmers;
(iv) MSB, Security and Farmers shall not have committed to effect any form of business combination with, or asset sale to any other person or entity; adopted any "poison pill", shareholders' rights provision or "golden parachute;" or taken any other action the effect of which would be to materially diminish the value of MSB, Security or Farmers to UPC; (v) MSB shall have maintained certain asset and capital covenants and refrained from declaring or paying any dividends subsequent to March 31, 1994; and (vi) the Merger shall qualify to be accounted for using the pooling of interests method of accounting.

         The obligations of MSB to effect the Merger are further subject to the satisfaction, or waiver by MSB, of the following conditions: (i) MSB will have received a legal opinion, dated the date of closing, from counsel to UPC as to the good standing of UPC and INTERIM, the enforceability and due authorization of the Reorganization Agreement, the validity of the UPC Common Stock, the receipt of required approvals and the absence of conflict with UPC's Charter, Bylaws and material contracts (subject to limitations as permitted in the Reorganization Agreement); (ii) each of the representations, warranties and covenants of UPC set forth in the Reorganization Agreement will, in all material respects, be true on, or complied with by, the Effective Date of the Merger as if made on such date (except to the extent they relate by their terms to an earlier date) and MSB will have received a certificate signed by certain officers of UPC to that effect; (iii) MSB shall have received from UPC certificates from UPC executive officers stating that the consummation of the transaction has been duly authorized and that the persons executing and delivering documents on behalf of UPC are duly appointed and that their signatures are genuine; (iv) MSB shall have received from the Exchange Agent a certificate evidencing receipt of the certificates representing the UPC Common Stock constituting the consideration payable in the Merger; and (v) there shall have been no material adverse change in the business, financial, condition, results of operation or prospects of UPC.

         No assurance can be provided as to when, if ever, the regulatory consents and approvals necessary to consummate the Merger will be obtained (or, if so obtained, that such consents and approvals will not contain conditions or requirements which would materially reduce the benefits of, and result in abandonment of the Merger) or whether all of the other conditions precedent to the Merger will be satisfied or waived by the party lawfully permitted to do so.

REGULATORY APPROVALS

         The Merger is subject to prior approval by (i) the Arkansas Department under Section 23-32-1804 of the Regional Reciprocal Banking Act of 1988, of the Arkansas Code; and (ii) the Federal Reserve under Section 3 of the Bank Holding Company Act of 1956, as amended (the "BHCA"), which requires that the Federal Reserve take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. Applications for such approvals have been filed with, and are pending before the Federal Reserve and the Arkansas Department. The BHCA prohibits the Federal Reserve from approving the Merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the Country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the Federal Reserve finds that the anticompetitive effects of the Merger are clearly outweighed by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Federal Reserve has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position or if the acquiring organization does not meet the requirements of the Community Reinvestment Act of 1977.

         Under the BHCA, the Merger may not be consummated until the 30th day following the date of Federal Reserve approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds.
The commencement of an antitrust action would stay the effectiveness of the Federal Reserve's approval unless a court specifically orders otherwise. As of the date of this Prospectus, neither the Federal Reserve nor the Arkansas Department has given its approval of the Merger.

         The Merger may not lawfully proceed in the absence of the requisite regulatory approvals. See "The Merger--Conditions to Consummation of the Merger" and "--Waiver and Amendment; Termination."

         There can be no assurance that the Department of Justice will not challenge the Merger, or if such challenge is made, as to the result thereof.

CONDUCT OF BUSINESS PENDING THE MERGER

         The Reorganization Agreement contains certain restrictions upon the conduct of MSB's, Security's and Farmers' business pending consummation of the Merger. In particular, the Reorganization Agreement provides that, except as otherwise provided in the Reorganization Agreement and/or without the written consent of UPC, MSB, Security and Farmers respectively may not, among other things; (i) amend its Charter or Bylaws; (ii) permit any lien to exist in respect to any share of stock held by MSB; (iii) repurchase any of its capital stock, split or otherwise subdivide its capital stock, recapitalize in any way or declare a stock dividend in respect to the MSB Common Stock; (iv) issue or sell any MSB Common Stock or sell or otherwise dispose of a substantial part of MSB's, Security's and Farmers' assets or earnings power;
(v) dispose of, discontinue
or acquire any material assets or businesses other than in the ordinary course of business; (vi) incur any additional debt in excess of $50,000 except in the ordinary course of business; (vii) increase compensation, pay bonuses or enter into severance arrangements except in accordance with past practices;
(viii) amend any existing employment contract with any person having a salary in excess of $30,000 per year or enter into any new employment contract providing for an annual salary exceeding $30,000 per year unless MSB or its subsidiaries may terminate same at will without liability; (ix) adopt any new benefit plan; (x) enter into any new service contract, purchase contract or lease agreement that would be material to MSB; (xi) make any capital expenditures except in the ordinary course of business; (xii) extend credit (or commit to extend credit) to any officer, director or holder of 10% or more of MSB Common Stock if such extension of credit would exceed 2% of the capital of MSB, Security or Farmers, or amend the terms of any such credit; or (xiii) acquire direct or indirect control over any person or entity except in the ordinary course of business or in connection with internal reorganizations and acquisitions in MSB's, Security's or Farmers' fiduciary capacity. Moreover, MSB, Security and Farmers, respectively shall, among other things, operate in the usual, regular and ordinary course, preserve its organization and assets and maintain its rights and franchises, use its best efforts to retain its customer base and assist UPC in procuring all applicable regulatory approvals.

PAYMENT OF DIVIDENDS

         MSB is prohibited under the Reorganization Agreement from paying dividends or making any other type of distribution with respect to the MSB Common Stock.

WAIVER AND AMENDMENT; TERMINATION

         Prior to the Effective Date of the Merger, any condition of the Reorganization Agreement may (to the extent allowed by law) be waived by the party benefitted by the provision or may be amended or modified (including the structure of the transaction) by an agreement in writing approved by the Boards of Directors of UPC and MSB; provided, however, that no such amendment may be effected after shareholder approval of the Reorganization Agreement and the Plan of Merger without approval of the MSB shareholders if the effect of such amendment would be to change the amount or the type of consideration to be paid in the Merger to the MSB Record Holders.

         The Reorganization Agreement may be terminated at any time prior to the Effective Date of the Merger, either before or after approval by the MSB shareholders, as follows: (i) by the mutual consent of the parties; (ii) by UPC if MSB, Security or Farmers, respectively, should violate any affirmative or negative covenant in respect to the operation of its business; (iii) by UPC or MSB if the Closing Date shall not have occurred by March 31, 1995, unless the failure is due to the failure of the party seeking to terminate; (iv) by either party if any governmental or regulatory approval is denied and not successfully appealed within certain time limits; (v) by either party if the other party's conditions have not been satisfied or waived as of the Closing Date or if the other party has committed a material breach that is not cured within 30 days after the breaching party receives notice of such breach; (vi) by UPC if there has been a material adverse change in the business, properties, liabilities or prospects of MSB, Security or Farmers, or if MSB or Security or Farmers should enter into a formal capital plan in cooperation with applicable banking regulators; or
(vii) by UPC should MSB, Security or Farmers enter into any business combination or any letter of intent or agreement in respect thereof with any other person.

         In the event of the valid termination of the Reorganization Agreement by either UPC or MSB, the Reorganization Agreement and the Plan of Merger shall become void, and there will be no liability on the part of either party or their officers or directors except for liability for breach of the Reorganization Agreement or for any misstatement or misrepresentation made prior to such termination.

MANAGEMENT AFTER THE MERGER

         The Reorganization Agreement and the Plan of Merger provide that after the Effective Time of the Merger, the surviving corporation will be managed by a board of directors consisting of the present members of INTERIM's Board of Directors (the "INTERIM Board"), all of whom are expected to be qualified to serve as officers and/or directors of the surviving corporation. All officers and directors serve one (1) year terms but may be re-elected or reappointed, as the case may be. Set forth below are those persons who are executive officers of INTERIM and members of the INTERIM Board, their ages and principal occupations for the last five years.

Executive Officers and Directors of INTERIM:

NAME                              AGE                               POSITION
- ----                              ---                               --------
Jackson W. Moore                  48                                Sole Director of INTERIM;
                                                                    President

         Mr. Moore is President of UPC and has been since April 1, 1989. Previous to that he was a partner with the law firm of Wildman, Harrold, Allen, Dixon & McDonnell in Memphis, Tennessee.

MSB EXECUTIVE COMPENSATION

         Mr. Moore receives no direct or indirect compensation from INTERIM for his services as an officer and director of INTERIM. Mr. Moore receives compensation from UPC for his services as an officer of UPC. This information is contained in UPC's annual proxy statement to its shareholders. See "Available Information."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         The directors and officers of MSB own approximately 81% of the shares of MSB Common Stock issued and outstanding and will receive the Merger consideration described above. All directors of MSB that are also directors of Security or Farmers are likely to retain their positions as directors of Security or Farmers.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The federal income tax discussion set forth below is abbreviated in nature and is included for general information only. MSB shareholders are urged to consult their own tax advisers as to the specific tax consequences to them of the Merger, including the applicability and effect of federal, state and local and other tax laws.

         General. It is intended that for federal income tax purposes the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and that, accordingly, (i) no gain or loss will be recognized by either UPC or MSB as a result of the Merger, (ii) gain or loss will be recognized by the MSB shareholders only to the extent of any cash consideration received in respect to their MSB Common Stock in connection with the Merger (except as discussed below with respect to cash received in lieu of the issuance of fractional shares of UPC Common Stock); (iii) the tax basis of UPC Common Stock to be received by the MSB shareholders in connection with the Merger will be the same as the basis in the MSB Common Stock surrendered in exchange therefor, increased by the amount of any gain recognized and reduced by the amount of cash received with respect thereto and the amount allocable to a fractional share interest for which cash is received; and (iv) the holding period of the UPC Common Stock to be received by the MSB shareholders in connection with the Merger will include the holding period of the MSB Common Stock surrendered in exchange therefor, provided that the MSB Common Stock is held as a capital asset at the Effective Time of the Merger.

         Consequences of Receipt of Cash in Lieu of Fractional Share. A MSB shareholder who is entitled to receive cash in lieu of fractional shares of UPC Common Stock in connection with the Merger will recognize as of the Effective Date of the Merger gain (or loss) equal to the difference between such cash amount and the shareholder's basis in the fractional share interest. Any gain or loss recognized will be capital gain (or loss) if the MSB Common Stock is held by such shareholder as a capital asset at the Effective Date of the Merger.

        Cash Received by Holders of MSB Common Stock Who Dissent. A shareholder of MSB who perfects his or her dissenters' rights under the laws of Arkansas and who receives a cash payment for the value of his or her shares of MSB Common Stock will be treated as having received such payment in redemption of such stock. Such redemption will be subject to the conditions and limitations of Section 302 of the Code, including the attribution rules of
Section 318. In general, if the shares of MSB Common Stock are held by the holder as a capital asset at the Effective Time of the Merger, such holder will recognize capital gain or loss measured by the difference between the amount of cash received by such holder and his or her basis in such shares. Each holder of MSB Common Stock who contemplates exercising his or her dissenters' rights should consult his or her own tax advisor as to the possibility that any payment to him or her will be treated as dividend income.

ACCOUNTING TREATMENT

         The Merger is intended to be treated by UPC and MSB as a "pooling of interests" for accounting purposes. Accordingly, under generally accepted accounting principles and Accounting Principles Board Opinion No. 16 for business combinations, the assets and liabilities of MSB and UPC will be carried on the books of UPC immediately subsequent to the Effective Time of the Merger at the amounts recorded on the respective books of each corporation immediately prior to the Effective Time of the Merger. Net income of UPC subsequent to the Merger becoming effective will include the net income of MSB and UPC for the entire fiscal period in which the Merger occurs, which is expected by UPC and MSB to be fiscal year 1994. Subsequent to the Merger becoming effective, the reported income of MSB and UPC will be combined and restated as income of UPC. The unaudited pro forma financial information contained in this Prospectus has been prepared using the pooling of interests method of accounting where applicable.

EXPENSES

         The Reorganization Agreement provides, in general, that UPC and MSB will each pay their own expenses in connection with the Reorganization Agreement and the transactions contemplated thereby, including fees and expenses of their own accountants, financial advisors and counsel.

RESALES OF UPC COMMON STOCK

         The shares of UPC Common Stock issued pursuant to the Reorganization Agreement will be freely transferable under the Securities Act of 1933 except for shares issued to any shareholder who may be deemed to be an "affiliate" of MSB and therefore an "underwriter" in respect to UPC Common Stock for purposes of Rule 145 under the Securities Act as of the date of the Special Meeting. Affiliates may not sell their shares of UPC Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act (other than on Form S-4) covering such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of MSB generally include individuals or entities that control, are controlled by or are under common control with MSB and include executive officers, directors or, holders of ten percent (10%) or more of the MSB Common Stock. UPC may place restrictive legends on certificates representing UPC Common Stock issued to all persons who are deemed "underwriters" under Rule 145. The shares of the UPC Common Stock to be delivered pursuant to the Merger to any MSB shareholder deemed an "affiliate" of MSB under the Securities Act are subject to the additional restriction on resale imposed by provisions in the Reorganization Agreement requiring all affiliates to retain all shares of UPC Common Stock received by them in connection with the Merger until such time as UPC shall have publicly released a statement of UPC's consolidated earnings reflecting the combined financial results of UPC and MSB for a period of not less than thirty (30) days subsequent to the Effective Date of the Merger. It is not expected that such a statement would be released until late January of 1995. Shares of UPC Common Stock delivered to any MSB shareholders deemed affiliates will bear a legend to that effect. See "Description of UPC Common and Preferred Stock--UPC Common Stock--Dividends."

                      CERTAIN REGULATORY CONSIDERATIONS


General. As a bank holding company, UPC is subject to the regulation and supervision of the Federal Reserve. In addition, as a savings and loan holding company, UPC is registered with the Office of Thrift Supervision (the "OTS") and is subject to OTS regulations, supervision and reporting requirements. UPC's bank subsidiaries that are national banking associations, including UPNB, are subject to supervision and examination by the Office of the Comptroller of the Currency (the "Comptroller") and the Federal Deposit Insurance Corporation (the "FDIC"). State bank subsidiaries of UPC which are members of the Federal Reserve System are subject to supervision and examination by the Federal Reserve and the state banking authorities of the states in which they are located. State bank subsidiaries which are not members of the Federal Reserve System are subject to supervision and examination by the FDIC and the state banking authorities of the states in which they are located. UPC's federally-chartered savings bank subsidiaries are subject to supervision and examination by the OTS. UPC's banking subsidiaries are subject to various requirements and restrictions, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the banks. In addition to the impact of regulation, the subsidiary banks are affected significantly by the actions of the Federal Reserve as it attempts to control the money supply and credit availability in order to influence the economy.

         The BHCA generally requires the prior approval of the Federal Reserve where a bank holding company proposes to acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank or otherwise to acquire control of a bank or to merge or consolidate with any other bank holding company. The BHCA generally prohibits the Federal Reserve from approving an application by a bank holding company to acquire a bank located in another state, unless such an acquisition is specifically authorized by statute of the state in which the bank to be acquired is located. Tennessee has adopted reciprocal interstate banking legislation permitting Tennessee-based bank holding companies to acquire banks and bank holding companies in certain other states and allowing bank holding companies located in certain states other than Tennessee, to acquire banks and bank holding companies in Tennessee.

         A bank holding company is generally prohibited under the BHCA from acquiring voting shares of any company which is not a bank, and from engaging in any activities other than those of banking or of managing or controlling banks or furnishing services to or performing services for its subsidiaries. An exception to these prohibitions permits a bank holding company to engage in, or to acquire an interest in a company, such as a thrift institution, which engages in activities that the Federal Reserve has determined are so closely related to banking or managing or controlling banks as to be a proper incident thereto.

Capital Adequacy. The Federal Reserve has adopted risk-based capital guidelines for bank holding companies. The minimum guideline for the ratio of total capital ("Total capital") to risk-weighted assets (including certain off-balance-sheet activities such as standby letters of credit) is 8%. At least half of the Total capital must be composed of "Tier 1 capital" which consists of common shareholders' equity, minority interests in the equity accounts of consolidated subsidiaries, non-cumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock, less goodwill ("Tier 1 capital"). The remainder, which is Tier 2 capital, may consist of subordinated debt (or certain other qualifying debt issued prior to March 12, 1988), other preferred stock and a limited amount of loan loss reserves.

         In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 capital to average total assets, less goodwill (the "Leverage ratio") of 3% for bank holding companies that meet certain specified criteria, including those having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage ratio of at least 3% plus an additional cushion of 100 to 200 basis points. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 capital leverage ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities. The Federal Reserve has not advised UPC of any specific minimum Leverage ratio applicable to UPC.

         Failure to meet capital requirements can subject an institution to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC and a prohibition on the taking of brokered deposits. As described below, under the "Prompt Corrective Action" regulations, substantial additional restrictions can be imposed upon FDIC-insured institutions that fail to meet applicable capital requirements. See "-- Prompt Corrective Action."

         At June 30, 1994, UPC's Total risk based capital ratio was 18.39%, Tier 1 capital ratio was 15.11% and Leverage ratio was 7.49%. In addition, each of UPC's banking subsidiaries satisfied the minimum capital requirements applicable to it and had the requisite capital levels to qualify as a "well-capitalized" institution under the prompt corrective action provisions discussed below.

Prompt Corrective Action. The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") enacted in December 1991 requires the federal banking regulators to take prompt corrective action in respect of depository institutions that do not meet their minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Under capital regulations, a bank is defined to be well capitalized if it maintains a Leverage ratio of at least 5%, a Tier 1 capital ratio of at least 6% and a Total capital ratio of at least 10% and is not otherwise in a "troubled condition" as specified by its appropriate federal regulatory agency. A bank is defined to be adequately capitalized if it meets all of its minimum capital requirements as described above under "Capital Adequacy." In addition, a bank will be considered undercapitalized if it fails to meet any minimum required measure, significantly undercapitalized if it is significantly below such measure and critically undercapitalized if it fails to maintain a level of tangible equity equal to not less than 2% of total assets. A bank may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

         All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees that would cause the institution to fail to satisfy the minimum levels to be considered adequately capitalized. An undercapitalized institution is: (i) subject to increased monitoring by the appropriate federal banking regulator; (ii) required to submit an acceptable capital restoration plan within 45 days; (iii) subject to asset growth limits; and (iv) required to obtain prior regulatory approval for acquisitions, branching and new lines of business. The capital restoration plan must include a guarantee by the institution's holding company that the institution will comply with the plan until it has been adequately capitalized on average for four consecutive quarters. Pursuant to the guarantee, the institution's holding company would be liable up to the lesser of 5% of the institution's total assets or the amount necessary to bring the institution into capital compliance as of the date it failed to comply with its capital restoration plan. If the controlling bank holding company fails to fulfill its obligations under the guarantee and files (or has filed against it) a petition under the federal Bankruptcy Code, the appropriate federal banking regulator could have a claim as a general creditor of the bank holding company, and, if the guarantee were deemed to be a commitment to maintain capital under the federal Bankruptcy Code, the claim would be entitled to a priority in such bankruptcy proceeding over third-party creditors of the bank holding company.

         The regulatory agencies have discretionary authority to reclassify well capitalized institutions as adequately capitalized or to impose on adequately capitalized institutions requirements or actions specified for undercapitalized institutions if the agency determines after notice and an opportunity for hearing that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice, which can consist of the receipt of an unsatisfactory examination rating if the deficiencies cited are not corrected. A significantly undercapitalized institution, as well as any undercapitalized institution that did not submit an acceptable capital restoration plan, may be subject to regulatory demands for recapitalization, broader application of restrictions on transactions with affiliates, limitations on interest rates paid on deposits, asset growth and other activities, possible replacement of directors and officers and restrictions on capital distributions by any bank holding company controlling the institution. Any company controlling the institution could also be required to divest the institution or the institution could be required to divest subsidiaries. The senior executive officers of a significantly undercapitalized institution may not receive bonuses or increases in compensation without prior approval and the institution is prohibited from making payments of principal or interest on its subordinated debt. If an institution becomes critically undercapitalized, the institution will be subject to conservatorship or receivership within 90 days unless periodic determinations are made that forbearance from such action would better protect the deposit insurance fund. Unless appropriate findings and certifications are made by the appropriate federal bank regulatory agencies, a critically undercapitalized institution must be placed in receivership if it remains critically undercapitalized on average during the calendar quarter beginning 270 days after the date it became critically undercapitalized.

Dividend Restrictions. UPC is a legal entity separate and distinct from UPNB, the Regional Banks, the Community Banks and its nonbank subsidiaries. UPC's revenues (on a parent company only basis) result, in significant part, from dividends paid to UPC by its subsidiaries. The right of UPC, and consequently the right of creditors and shareholders of UPC, to participate in any distribution of the assets or earnings of any subsidiary through the payment of such dividends or otherwise is necessarily subject to the prior claims of creditors of the subsidiary (including depositors, in the case of banking subsidiaries), except to the extent that claims of UPC in its capacity as a creditor may be recognized.

        There are statutory and regulatory requirements applicable to the payment of dividends by UPNB, the Regional Banks and the Community Banks to UPC. Each national banking association subsidiary of UPC, including UPNB and the Regional Banks, is required by federal law to obtain the prior approval of the Comptroller for the payment of dividends if the total of all dividends declared by the board of directors of such bank in any year will exceed the total of (i) such bank's net profits (as defined and interpreted by regulation) for that year plus (ii) the retained net profits (as defined and interpreted by regulation) for the preceding two years, less any required transfers to surplus. In addition, national banks may only pay dividends to the extent that their retained net profits (including the portion transferred to surplus) exceed statutory bad debts (as defined by regulation). The state-chartered Community Banks are subject to similar restrictions on the payment of dividends by the respective state laws under which they are organized. Furthermore, as described further under "-- Prompt Corrective Action," all depository institutions are prohibited from paying any dividends, making other distributions or paying any management fees if, after such payment, the depository institution would fail to satisfy its minimum capital requirements. In accordance with the specified calculations, at July 1, 1994, the banking subsidiaries had approximately $12.8 million available for distribution to UPC without obtaining regulatory approval. The actual amount of dividends paid will be limited to a lesser amount by the management of UPC in order to maintain compliance with UPC's internal capital guidelines and to maintain strong capital positions in each of the subsidiary banks of UPC. Future dividends will depend upon the level of earnings of the subsidiary banks of UPC. UPNB received approval from the Comptroller pursuant to which it did declare and pay a dividend of approximately $98 million on July 1, 1994 in connection with the reorganization of UPNB. See "Summary -- Recent Developments Affecting UPC."

         It is the policy of the Federal Reserve that bank holding companies should pay dividends only out of current earnings. Federal banking regulators also have the authority to prohibit banks and bank holding companies from paying a dividend if they should deem such payment to be an unsafe or unsound practice. In addition, it is the position of the Federal Reserve Board that as a bank holding company UPC is expected to act as a source of financial strength to each of its subsidiary banks. See "-- Support of Subsidiary Banks."

Support of Subsidiary Banks. Under Federal Reserve policy, UPC is expected to act as a source of financial strength to UPNB, the Regional Banks and the Community Banks and, where required, to commit resources to support each of such subsidiaries. This support may be required at times when, absent such Federal Reserve policy, UPC may not be inclined to provide it. Moreover, if one of its subsidiary banks should become undercapitalized, under FDICIA, UPC would be required to guarantee the subsidiary bank's compliance with its capital plan in order for such plan to be accepted by the federal regulatory authority. See "-- Prompt Corrective Action."

         Under the "cross guarantee" provisions of the Federal Deposit Insurance Act, any FDIC-insured subsidiary of UPC may be held liable for any loss incurred by, or reasonably expected to be incurred by the FDIC in connection with (i) the "default" of any other commonly controlled FDIC-insured subsidiary or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured subsidiary "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

         Because it is a bank holding company, any capital loans made by UPC to UPNB or any of the Community Banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment over certain other creditors of the bank holding company.

Transactions with Affiliates. Provisions of the Federal Reserve Act impose restrictions on the type, quantity and quality of transactions between affiliates of an insured bank and the insured bank (including its bank holding company and its nonbank subsidiaries). The purpose of these restrictions is to prevent misuse of the resources of the insured institution by its uninsured affiliates. An exception to most of these restrictions is provided for transactions between two insured banks that are within the same holding company where the holding company owns 80% or more of each of these banks (the "sister bank" exception). The restrictions also do not apply to transactions between an insured bank and its wholly owned subsidiaries. These restrictions include limitations on the purchase and sale of assets and extensions of credit by the insured bank to its holding company or its nonbank subsidiaries. An insured bank and its subsidiaries are limited in engaging in "covered transactions" with their nonbank or nonsavings bank affiliates to the following amounts: (i) in the case of any one such affiliate, the aggregate amount of covered transactions of the insured bank and its subsidiaries may not exceed 10% of the capital stock and surplus of the insured bank, and (ii) in the case of all affiliates, the aggregate amount of covered transactions of the insured bank and its subsidiaries may not exceed 20% of the capital stock and surplus of the bank. "Covered transactions" are defined by statute to include a loan or extension of credit, as well as a purchase of securities issued by an affiliate, a purchase of assets (unless otherwise exempted by the Federal Reserve), the acceptance of securities issued by the affiliate as collateral for a loan and the issuance of a guarantee, acceptance or letter of credit issued on behalf of an affiliate. Further, provisions of the Bank Holding Company Act of 1956, as amended, prohibit a bank holding company and its subsidiaries from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

FDIC Insurance Assessments. The subsidiary banks of UPC are subject to FDIC deposit insurance assessments. The FDIC has adopted a risk-based premium schedule which has increased the assessment rates for most FDIC-insured depository institutions. Under the new schedule, the annual premiums initially range from $.23 to $.31 for every $100 of deposits. Each financial institution is assigned to one of three capital groups--well capitalized, adequately capitalized or undercapitalized--and further assigned to one of three subgroups within a capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state supervisors and on the basis of other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. The actual assessment rate applicable to a particular institution will, therefore, depend in part upon the risk assessment classification so assigned to the institution by the FDIC.

RECENT BANKING LEGISLATION

         In addition to the matters noted above, FDICIA made other significant changes to the federal banking laws. FDICIA institutes certain changes to the supervisory process, including provisions that mandate certain regulatory agency actions against undercapitalized institutions within specified time limits.

         Standards for Safety and Soundness. FDICIA requires the federal bank regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository-institution holding companies relating to: (i) internal controls, information systems and audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest-rate risk exposure; (v) asset growth; and (vi) compensation, fees and benefits. The compensation standards must prohibit employment contracts, compensation or benefit arrangements, stock option plans, fee arrangements or other compensatory arrangements that would provide excessive compensation, fees or benefits or could lead to material financial loss, but (subject to certain exceptions) may not prescribe specific compensation levels or ranges for directors, officers or employees. In addition, the federal banking regulatory agencies would be required to prescribe by regulation standards specifying: (i) maximum classified assets to capital ratios; (ii) minimum earnings sufficient to absorb losses without impairing capital; and (iii) to the extent feasible, a minimum ratio of market value to book value for publicly traded shares of depository institutions and depository institution holding companies.

         Brokered Deposits. The FDIC has adopted regulations governing the receipt of brokered deposits. Under the regulations, a bank may not lawfully accept, roll over or renew brokered deposits unless (i) it is well capitalized or (ii) it is adequately capitalized and receives a waiver from the FDIC. A bank that may not receive brokered deposits also may not offer "pass-through" insurance on certain employee benefit accounts. Whether or not it has obtained such a waiver, an adequately capitalized bank may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates specified by regulation. There are no such restrictions on a bank that is well capitalized. Because UPNB and all of the Regional Banks and Community Banks had at June 30, 1994, the requisite capital levels to qualify as well capitalized institutions, UPC believes the brokered deposits regulation will have no material affect on the funding or liquidity of UPNB or any of the Community Banks.

         Consumer Protection Provisions. FDICIA seeks to encourage enforcement of existing consumer protection laws and enacted new consumer-oriented provisions including a requirement of notice to regulators and customers of any proposed branch closing and provisions intended to encourage the offering of "lifeline" banking accounts and lending in distressed communities. FDICIA also requires depository institutions to make additional disclosures to depositors with respect to the rate of interest and the terms of their deposit accounts.

         Miscellaneous. FDICIA also made extensive changes in the applicable rules regarding audit, examinations and accounting. FDICIA generally requires annual on-site full-scope examinations by each bank's primary federal regulator. FDICIA also imposes new responsibilities on management, the independent audit committee and outside accountants to develop, approve or attest to reports regarding the effectiveness of internal controls, legal compliance and off-balance-sheet liabilities and assets.

         FDICIA also required the Federal Reserve to prescribe standards which limit the risks posed by an insured institution's "exposure" to any other depository institution to limit the risks that the failure of a large depository institution would pose to an insured depository institution. FDICIA broadly defines "exposure" to include extensions of credit to the other institution; purchases of, or investments in, securities issued by the other institution; securities issued by the other institution and accepted as collateral for an extension of credit to any person; and all similar transactions which the Federal Reserve defines by regulation to be exposure. The Federal Reserve has proposed procedures and "benchmark" standards to limit an insured depository institution's credit and settlement exposure to each of its correspondent banks. The final rules were effective on December 19, 1992, but provide for a two-year transition period.

DEPOSITOR PREFERENCE

         Legislation recently enacted by Congress establishes a nationwide depositor preference rule in the event of a bank failure. Under this arrangement, all deposits and certain other claims against a bank, including the claim of the FDIC as subrogee of insured depositors, would receive payment in full before any general creditor of the bank would be entitled to any payment in the event of an insolvency or liquidation of the bank.

                 DESCRIPTION OF UPC COMMON AND PREFERRED STOCK

         UPC's Charter of Incorporation (the "Charter") currently authorizes the issuance of 50,000,000 shares of common stock, par value $5.00 per share, and 10,000,000 shares of preferred stock having no par value (the "UPC Preferred Stock"). As of August 31, 1994, 25,409,334 shares of UPC Common Stock were issued and outstanding, and approximately 648,000 shares were subject to acquisition through the exercise of options granted pursuant to UPC's 1992 and 1983 Stock Option Plans; approximately 1,183,000 shares were authorized for issuance pursuant to said plans but not yet subject to option grants or otherwise issued; and approximately 4,478,000 shares were authorized for issuance and reserved for conversion of certain shares of UPC Preferred Stock. Additionally, as of August 31, 1994; 4,095,577 shares of UPC Preferred Stock were issued and outstanding, consisting of 44,000 shares of UPC's $8.00 Nonredeemable, Cumulative, Convertible Preferred Stock, Series B (the "Series B Preferred Stock"); 690,000 shares of UPC's 10 3/8% Increasing Rate, Redeemable, Cumulative Preferred Stock, Series C (the "Series C Preferred Stock"); 253,655 shares of UPC's 9.5% Redeemable, Cumulative Convertible Preferred Stock, Series D (the "Series D Preferred Stock"); and 3,107,922 shares of UPC's 8% Cumulative, Convertible Preferred Stock, Series E (the "Series E Preferred Stock"). As of September 26, 1994, none of UPC's 250,000 authorized shares of Series A Preferred Stock were issued and outstanding. THE CAPITAL STOCK OF UPC DOES NOT REPRESENT OR CONSTITUTE A DEPOSIT ACCOUNT AND IS NOT INSURED BY THE FDIC, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY GOVERNMENTAL AGENCY.

UPC COMMON STOCK

         General. Shares of UPC Common Stock may be issued at such time or times and for such consideration (not less than the par value thereof) as the UPC Board may deem advisable, subject to such limitations as may be set forth in the laws of the State of Tennessee or UPC's charter or bylaws. UPNB is the Registrar, Transfer Agent and Dividend Disbursing Agent for shares of UPC Common Stock.

         Dividends. Subject to the preferential dividend rights, if any, applicable to shares of UPC Preferred Stock and subject to applicable requirements, if any, with respect to the setting aside of sums for purchase, retirement or sinking funds for UPC Preferred Stock, the holders of UPC Common Stock are entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the UPC Board.

         UPC has the right to, and may from time to time enter into borrowing arrangements or issue other debt instruments, the provisions of which may contain restrictions on payment of dividends and other distributions on UPC Common Stock and UPC Preferred Stock. As of the date of this Prospectus, no such restrictions under any such borrowing arrangements or outstanding debt instruments are in effect.

         Liquidation Rights. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of UPC, after distribution in full of the preferential amounts, if any, to be distributed to the holders of UPC Preferred Stock, holders of UPC Common Stock will be entitled to receive all of the remaining assets of UPC of whatever kind available for distribution to shareholders ratably in proportion to the number of shares of UPC Common Stock held. The UPC Board may distribute in kind to the holders of UPC Common Stock such remaining assets of UPC or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other person or entity and receive payment therefor in cash, stock or obligations of such other person or entity, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of UPC Common Stock. Neither the merger or consolidation of UPC into or with any other corporation, nor the merger of any other corporation into UPC, nor any purchase or redemption of shares of stock of UPC of any class, shall be deemed to be a dissolution, liquidation or winding-up of UPC for purposes of this paragraph.

         Because UPC is a holding company, its right and the rights of its creditors and shareholders, including the holders of UPC Common Stock, to participate in the distribution of assets of a subsidiary on its liquidation or recapitalization may be subject to prior claims of such subsidiary's creditors except to the extent that UPC itself may be a creditor having recognized claims against such subsidiary.

PREFERRED STOCK OF UPC

         Series A Preferred Stock. UPC's Charter provides for the issuance of up to 250,000 shares (subject to adjustment by action of the UPC Board) of Series A Preferred Stock under certain circumstances involving a potential change in control of UPC. None of such shares are outstanding and management is aware of no facts suggesting that issuance of such shares may be imminent. The Series A Preferred Stock is described in more detail in UPC's Current Report on Form 8-K dated January 19, 1989, incorporated by reference herein.

         Series B Preferred Stock. In November 1989, UPC issued to two holders, in a private offering incidental to an acquisition, 44,000 shares of its Series B Preferred Stock all of which are outstanding as of the date hereof. Such shares bear a dividend rate of $8.00 per share per annum; dividends are cumulative. After November 30, 1994 (and in limited circumstances prior thereto), each share of Series B Preferred Stock is convertible at the option of the holder into 7.722 shares of UPC Common Stock, with the maximum number of shares of UPC Common Stock into which such shares may be converted being 339,768. The Series B Preferred Stock is not subject to any sinking fund provisions and has no preemptive rights. Such shares provide for a liquidation preference of $100.00 per share plus unpaid dividends accrued thereon and are not subject to redemption by UPC. Holders of Series B Preferred Stock have no voting rights except as required by law and certain other limited circumstances.

         Series C Preferred Stock. In August 1991, UPC issued in a public offering 690,000 shares of its Series C Preferred Stock all of which are outstanding as of the date hereof. Such shares have a stated value of $25.00 per share. Dividends are payable at the rates of approximately $.65 per quarter, increasing to $.68 on November 1, 1994, to $.71 on November 1, 1995 and to $.74 on November 1, 1996; dividends are cumulative. The Series C Preferred Stock is not convertible, is not subject to any sinking fund provisions and has no preemptive rights. Such shares provide for a liquidation preference of $25.00 per share plus unpaid dividends accrued thereon and, with the prior approval of the Federal Reserve, are subject to redemption by UPC at $25.00 per share at any time on or after October 31, 1994. Holders of Series C Preferred Stock have no voting rights except as required by law and in certain other limited circumstances. UPC management plans to redeem the Series C Preferred Stock on October 31, 1994 and has received Federal Reserve approval for the redemption.

         Series D Preferred Stock. In connection with the July, 1992 acquisition of Southeastern Bancshares, Inc., UPC issued in a private offering 253,655 shares of Series D Preferred Stock. Such shares have a stated value of $20.50 per share on which dividends accrue at a rate of 9.5% per annum; dividends are cumulative. At any time prior to redemption, each share of the Series D Preferred Stock is convertible at the option of the holder into one share of UPC Common Stock. The Series D Preferred Stock is not subject to any sinking fund provisions and has no preemptive rights. Such shares have a liquidation preference of $20.50 per share plus unpaid dividends accrued thereon and, at UPC's option, with the prior approval of the Federal Reserve, are subject to redemption by UPC at any time and from time to time on or after July 1, 1995. Holders of Series D Preferred Stock have no voting rights except as required by law and in certain other limited circumstances.

         Series E Preferred Stock. In February, 1992, UPC issued in a public offering 2,200,000 shares of Series E Preferred Stock, all of which (except for 600 previously converted shares) are outstanding as of the date hereof. In the first two quarters of 1993, UPC issued 908,522 shares of Series E Preferred Stock in connection with UPC's acquisition of the remaining equity interest in Bank of East Tennessee and UPC's acquisition of Erin Bank & Trust Company in Erin, Tennessee, all of which are outstanding as of the date hereof. All shares of Series E Preferred Stock have a stated value of $25.00 per share. Dividends are payable at the rate of $.50 per share per quarter and are cumulative. The Series E Preferred Stock is convertible at the rate of 1.25 shares of UPC Common Stock for each share of Series E Preferred Stock. The Series E Preferred Stock is not subject to any sinking fund provisions and has no preemptive rights. Such shares have a liquidation preference of $25.00 per share plus unpaid dividends accrued thereon and, at UPC's option and with the prior approval of the Federal Reserve Board, are subject to redemption by UPC at any time or from time to time after March 31, 1997. Holders of Series E Preferred Stock have no voting rights except as required by law and in certain other limited circumstances.

CERTAIN PROVISIONS THAT MAY HAVE AN ANTI-TAKEOVER EFFECT

         Certain provisions of UPC's Charter and Bylaws, and certain provisions of Tennessee law, may have an anti-takeover effect in that they could prevent, discourage or delay a change in control of UPC. The following summary briefly describes certain of those provisions. The summary is not intended to be complete and is qualified in its entirety by reference to UPC's Charter and Bylaws and to the Tennessee Code.

         Charter and Bylaw Provisions. Pursuant to UPC's Charter, the directors of UPC are elected for three-year terms of office, and approximately one-third of the members of the UPC Board are up for election each year. The Charter also restricts the removal of directors by shareholders.

         The Charter requires the affirmative votes of the holders of 66 2/3% of the outstanding stock for approval of a merger, consolidation or a sale or lease of all or substantially all of the assets of UPC if the other party to the transaction is a beneficial owner of 10% or more of the outstanding shares of UPC. The Charter also requires the affirmative votes of the holders of 66 2/3% of the outstanding stock to amend the Bylaws of UPC and the provisions of the Charter applicable to UPC's capital stock; to change the number, election and classification of directors; to give approval of certain transactions as described above; and to amend certain provisions of the Charter.

         Share Purchase Rights Plan. In 1989, the UPC Board adopted a Share Purchase Rights Plan and distributed a dividend of one Preferred Share Unit Purchase Right ("Right") for each outstanding share of UPC Common Stock. Moreover, one Right shall be, automatically and without further action by UPC, distributed in respect to each share of UPC Common Stock issued thereafter. The Rights are generally designed to deter coercive takeover tactics and to encourage all persons interested in potentially acquiring control of UPC to treat each shareholder on a fair and equal basis. Each Right trades in tandem with the share of UPC Common Stock to which it relates until the occurrence of certain events indicating a potential change in control of UPC. Upon the occurrence of such an event, the Rights would separate from UPC Common Stock and each holder of a Right (other than the potential acquirer) would be entitled to purchase certain equity securities at prices below their market value. UPC has authorized 250,000 shares of Series A Preferred Stock for issuance under the Share Purchase Rights Plan, but no shares have been issued as of the date of this Prospectus. Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of UPC, including the right to vote or to receive dividends.

         Provisions of the Tennessee Code. As a Tennessee corporation, UPC is or could be subject to various legislative acts set forth in Chapter 35 of Title 48 of the Tennessee Code, which imposes certain restrictions on business combinations, including, but not limited to, combinations with interested shareholders similar to those described above.

         The Tennessee Business Combination Act (the "Tennessee BCA") generally prohibits a "business combination" (generally defined to include mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions) by UPC or a subsidiary with an "Interested shareholder" (generally defined as any person or entity which beneficially owns 10% or more of the voting power of any class or series of UPC's stock then outstanding) within five years after the person or entity becomes an interested shareholder unless the business combination or the transaction pursuant to which the interested shareholder became such was approved by the UPC Board before the interested shareholder became such, and the business combination satisfies any other applicable requirements imposed by law or by UPC's Charter or Bylaws.
The Tennessee BCA also severely limits the extent to which UPC or any of its officers or directors could be held liable for resisting any business combination.

         The Tennessee Control Share Acquisition Act (the "Tennessee CSAA") restricts the voting powers of shares acquired by a party once a specific level of control is acquired, unless certain conditions are met. Specifically, the Tennessee CSAA provides that "Control Shares" will not have the voting rights to which they normally would be entitled unless approved by the other shareholders at an annual or special meeting. "Control shares" are shares that, in the absence of the Tennessee CSAA, would give the acquirer voting power within any of the following ranges of all of the voting power of UPC: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more.

         In addition, the Tennessee Investor Protection Act places limitations on certain takeover offers by persons owning 5% or more of any class of equity securities of UPC.

         The provisions described above might be deemed to make UPC less attractive as a candidate for acquisition by another company than would otherwise be the case in the absence of such provisions. For example, if another company should seek a controlling interest of less than 66 2/3% of the outstanding shares of UPC Common Stock, the acquirer would not thereby obtain the ability to replace a majority of the UPC Board until at least the second annual meeting of shareholders following the acquisition, and furthermore the acquirer would not obtain the ability immediately to effect a merger, consolidation or other similar business combination unless the described conditions were met. As a result, UPC's shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices in a takeover context. The provisions described above also may make it more difficult for UPC's shareholders to replace the UPC Board or management, even if the holders of a majority of the UPC Common Stock should believe that such replacement is in the interests of UPC. As a result, such provisions may tend to perpetuate the incumbent UPC Board and management.

                   EFFECT OF MERGER ON RIGHTS OF SHAREHOLDERS

         At the Effective Date of the Merger, shareholders of MSB (except for any MSB shareholder properly exercising dissenters' rights) automatically will become holders of the UPC Common Stock, and their rights as holders of the UPC Common Stock will be determined by the Tennessee Business Corporation Act and by UPC's Charter and Bylaws. The following is a summary of the material differences in the rights of shareholders of UPC and MSB.

REMOVAL OF DIRECTORS

         MSB directors may be removed with or without cause by the vote of a majority of the shareholders entitled to vote at any meeting called for that purpose.

         UPC's Bylaws provide that directors may be removed with or without cause by vote of the holders of 66 2/3% or more of the outstanding shares entitled to vote generally in the election of directors.

REQUIRED SHAREHOLDER VOTES

         MSB's Articles of Incorporation and Bylaws contain no provisions for more than a majority vote of all shares entitled to vote on any particular matter that may be subjected to a shareholder vote, unless the question is one upon which, by express provision of Arkansas law, a larger or different vote is required, in which case the express statutory provision shall govern. The UPC Charter provides that the vote of 66 2/3% or more of the shares entitled to vote will be required to approve any merger or consolidation of UPC with or into any other corporation or the sale, lease, exchange or other disposition of substantially all of UPC's assets, if on the date a binding agreement providing for such merger, sale or other disposition, the corporation, person or entity into which UPC would be merged or to which its assets would be sold is the beneficial owner of 10% or more of the outstanding capital stock of UPC.

ELECTION OF DIRECTORS

         MSB's Bylaws provide for only one class of directors, and shareholders are entitled to elect all MSB directors annually. Cumulative voting for the election of directors is not permitted. The number of directors may be fixed from time to time by a majority of the entire MSB Board, but in no event shall the number of directors be less than one (1).

         UPC's Bylaws provide for a classified board of directors consisting of three classes with staggered terms of three years each. Therefore, UPC shareholders are entitled to elect only one-third of UPC's directors annually. The number of directors shall be not less than seven (7) nor more than twenty-five (25). To increase the number of directors, 66 2/3% of the directors then in office must concur.

METHOD OF CASTING VOTES

         Voting Rights. Except as provided by law or the Charter of UPC, each holder of UPC Common Stock shall have one vote on all matters voted upon by shareholders in respect of each share of UPC Common Stock held. Holders of UPC Common Stock do not have cumulative voting rights.

         MSB's Bylaws provide each common stockholder shall be entitled to one vote for each share of stock held by him or her at all elections of directors, each stockholder shall be entitled to as many votes as shall equal the number of shares of stock multiplied by the number of directors to be elected, but cumulative voting is not permitted.

         Reservation of Shares. Such number of shares of UPC Common Stock as may from time to time be required for such purpose shall be reserved for issuance (i) upon conversion of any shares of UPC Preferred Stock or any other obligation of UPC convertible into shares of UPC Common Stock which is at the time outstanding, and (ii) upon exercise of any outstanding options or warrants to purchase shares of UPC Common Stock.

                           MID SOUTH BANCSHARES, INC.

GENERAL

         Mid South Bancshares, Inc. ("MSB") was organized as an Arkansas Corporation July 12, 1984, and is headquartered in Paragould, Arkansas. MSB was originally a one-bank holding company registered with and regulated by the Federal Reserve. MSB owns 100 percent of the outstanding shares of common stock of Security Bank, Paragould, Arkansas ("Security") and Farmers and Merchants Bank, Reyno, Arkansas ("Farmers"). MSB has no employees.

         Security was organized as a state bank under the laws of the State of Arkansas in 1931 and commenced operations in 1931. Security's main office is located at 101 West Court Street, Paragould, Arkansas 72450. Security is located in Greene County. Security had total assets as of June 30, 1994 of $109,983,000, and total deposits of $98,398,000.

         As of September 1, 1994, Security had 59 full-time employees and 8 part-time employees operating out of four locations: the Paragould main office, the Plaza Branch, the Center Hill Branch, and the Marmaduke Branch.

         On November 5, 1991, application was made by MSB to the Federal Reserve for MSB to acquire 98.58 percent of the voting shares of Far-Mer Bankshares, Inc., Reyno, Arkansas, thereby indicating acquiring its subsidiary bank, Farmers and Merchants Bank, Reyno, Arkansas ("Farmers"). Approval was granted January 30, 1992.

         Farmers, the oldest bank in Randolph County, was chartered in 1911 as a state bank under the laws of the State of Arkansas and commenced operations in 1911. Farmers main office is located at 108 Main Street, Reyno, Arkansas 72462. Farmers had total assets as of June 30, 1994, of $17,589,000 and total deposits of $16,232,000.

         As of September 1, 1994, Farmers had 13 full-time and 2 part-time employees operating out of three locations: the Reyno Main Office, the Pocahontas Branch and the Maynard Branch.

         Security and Farmers are engaged in the general banking business, including taking deposits from the public and using such deposits, together with other funds, to make loans and investments. Both Security and Farmers are members of the Federal Deposit Insurance Corporation. The deposits of both banks are insured by the FDIC up to the maximum allowed by law.

         Management of both Security and Farmers believes that each bank has a good relationship with its respective employees. Security provides group health insurance coverage for its employees, group term life insurance coverage and matches a portion of employees' contribution to the 401K Plan and Trust. Farmers pays one-half of the premium for employees' group health insurance coverage. Group term life insurance coverage is also provided as well as matching a portion of employees' contribution to the 401K plan and Trust.

PROPERTY

         Both Security and Farmers own, free of any encumbrances, the property on which their main offices and branch offices are located. Both banks also hold from time to time real estate acquired through foreclosure.

COMPETITION

         Both Security and Farmers compete with numerous other commercial banks and other financial institutions in Greene County, Randolph County and contiguous counties in Arkansas and Missouri. There are other commercial banks, savings and loan institutions, credit unions, and other companies offering competing financial services in Greene County, Randolph County, and surrounding counties.

LEGAL PROCEEDINGS

         As of the date of this Prospectus, there are no legal proceedings in process for MSB, Security or Farmers.

MARKET PRICE OF MSB COMMON STOCK; DIVIDENDS

         The MSB Common Stock has no established trading market. There has been no dividend declared by MSB since the formation of the holding company July 12, 1984.

CERTAIN BENEFICIAL HOLDERS OF MSB COMMON STOCK

         The following table sets forth certain information as of the Record Date with respect to those known to MSB to be beneficial owners of more than five percent (5%) of the MSB Common Stock.

Name and Address of                         Number of                        % of
Beneficial Owner                             Shares                          Total
- ----------------                            ---------                        -----
Marlin D. Jackson (1)                          83,019                        64.35%
P. O. Box 729
Conway, AR  72032

Dr. Frank Oldham, Jr. (1)                      20,088                        15.57%
or Donna Oldham
P. O. Box 1557
Jonesboro, AR  72403

Security Bank Employee                         19,788                        15.34%
  Stock Ownership Plan
  and Trust
P. O. Box 670
Paragould, AR  72450
- -----------------------

(1)  The holder is a director of Mid South Bancshares, Inc.

HOLDINGS OF MSB COMMON STOCK BY MSB MANAGEMENT

         The following executive officers and directors of MSB held the following amounts and percentages of the outstanding MSB Common Stock as of the Record Date:


                                                                           Number of                   % of
Name                                                                        Shares                    Total
- ----                                                                       ---------                  -----
Herb Bland                                                                      50                       .04
David Dudley                                                                    79                       .06
William B. Fisher                                                               56                       .04
Steve B. Gramling                                                               56                       .04
Frank Guinn                                                                    100                       .08
R. D. Jackson                                                                   10                       .01
Jerry D. McIntosh                                                               50                       .04
Richard M. Nutt                                                                100                       .08
Donald I. Purcell                                                              100                       .08
C. Mack Shotts                                                                  50                       .04
Vern Ann Shotts                                                                646                       .50
Terry A. Wilkins                                                               100                       .08
Marlin D. Jackson                                                           83,019                     64.35
Dr. Frank Oldham, Jr.                                                       20,088                     15.57
                                                                           -------                   -------
All Officers and Directors
 as a group                                                                104,504                     80.98


                  MSB MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The discussion and tabular data presented below analyze major factors and trends regarding the consolidated financial condition of Mid South Bancshares, Inc. and subsidiaries ("MSB") as of December 31, 1993 and 1992, and the consolidated results of operations of MSB for each of the years ended December 31, 1993, 1992, and 1991 and the six-month periods ended June 30, 1994 and 1993. This discussion should be read in conjunction with the consolidated financial statements and the notes thereto as of and for the three years in the period ended December 31, 1993 and as of and for the six-month periods ended June 30, 1994 and 1993, as presented in Appendix A of this Prospectus and Proxy Statement.

OVERVIEW

     For a summary of selected consolidated financial data as of and for the years ended December 31, 1989 through 1993 and for the six-months ended June 30, 1994 and 1993, see page 10 of this Prospectus. Since December 31, 1989, total assets have grown from $101.83 million to $124.95 million at December 31, 1993. This growth rate has continued in 1994, with assets increasing to $127.66 million at June 30, 1994, which represents an annualized growth rate of 4.34%.

     MSB's net income for the year ended December 31, 1992 was $1.72 million, representing the highest level of earnings for the five year period ended December 31, 1993, and net income of $372,000 for the year ended December 31, 1989, which represents the lowest earnings for the same five year period. Net income for the six-month period ended June 30, 1994 was $477,000, representing a decrease of $131,000 from net income of $608,000 for the same period in 1993. Included in the six month period ended June 30, 1993 was an $83,000 increase in net income from the cumulative effect of a change in accounting principle in connection with the adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

     Management expects growth to continue in both assets and earnings; however, such growth is dependent upon the economies of the markets served by MSB and its relative competitiveness in its local market and other factors which are discussed below. MSB is headquartered in Paragould, Greene County, Arkansas.


     RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1993, 1992, AND 1991

NET INCOME - Net income for 1993 was $973,000, a decrease of $745,000 from 1992 net income of $1.72 million. Net income for 1992 increased $1.05 million over net income of $670,000 for 1991. Net income per common share was $7.54 in 1993, compared to $13.37 in 1992 and $5.22 in 1991. A more detailed analysis of the components of net income and the changes in such components is included under the appropriate captions below.

     The return on average assets for the year ended December 31, 1993 was 0.78% compared to 1.39% and 0.55% for 1992 and 1991, respectively. The return on average equity for 1993 was 18.32% compared to 41.50% and 26.22% for the years ended December 31, 1992 and 1991, respectively. MSB has neither declared nor paid dividends to common stockholders for any of the years ended December 31, 1993, 1992 and 1991.

NET INTEREST INCOME - Net interest income, the major component of MSB's income, is the amount by which interest and fees generated by earning assets exceeds the total interest cost of funds used to carry them. Table 1 - Average Balance Sheet and Interest Yields/Rates and Table 2 - Volume and Yield/Rate Analysis provide an analysis of net interest income for the years ended December 31, 1993, 1992 and 1991.

     Net interest income was $4.39 million for the year ended December 31, 1993 compared to $4.69 million and $4.14 million for the years ended December 31, 1992 and 1991, respectively. The fluctuation in net interest income has arisen from a combination of declining yields and rates combined with overall increases in volumes of interest bearing assets and liabilities.

PROVISION FOR LOAN LOSSES - The allowance for loan losses is, in the opinion of management, sufficient to maintain adequate support for the loan portfolio.
The level of provisions for loan losses is based on past loan experience, growth, and composition of the loan portfolio, as well as current conditions. MSB recorded provisions for loan losses of $292,000 for 1993, as compared to a provision of $185,000 and $300,000 for the years ended December 31, 1992 and 1991, respectively. MSB experienced net charge-offs of $106,000 for the year ended December 31, 1993, as compared to net charge-offs of $198,000 and $262,000 for the years ended December 31, 1992 and 1991, respectively.

     Table 8 in the accompanying information presents a "Summary of Loan Loss Experience" for the years ended December 31, 1993 and 1992 while Table 7 presents "Nonperforming Assets" as of December 31, 1993 and 1992. The level of nonperforming assets has decreased over the last two years and management expects continued decreases due to improvements in the loan portfolio. Even though the level of performing assets has declined recently, the provision of $292,000 was recorded in 1993, of which $250,000 was recorded in the fourth quarter, as a result of overall increases in the level of loans relative to overall asset growth. The loan to deposit ratio increased from 64.23% in 1989 to 69.41% in 1993. As management expects future levels of loans to remain fairly constant, the provision was increased in 1993 to recognize the increased risks of the growing portfolio. Future provisions for loan losses are dependent upon various factors, including the economy, loan growth and composition, levels of nonperforming assets and loan loss experience. The amounts of nonperforming assets represent risks in the loan portfolio; however, a major portion of such loans are collateralized to various degrees and should not be interpreted as losses.

NONINTEREST INCOME - Noninterest income is primarily related to service charges on deposits and other fees for services as well as investment securities gains. Total noninterest income for 1993 was $1.43 million, an $806,000 decrease from the $2.24 million reported for 1992. Noninterest income for 1992 increased $1.09 million from the $1.15 million reported for 1991. The significant increase in 1992 was attributable to securities gains realized when MSB restructured the investment portfolio and sold a large portion of U.S. Treasury and Agency bonds. The decision to restructure the investment portfolio was based primarily upon current economic conditions and increasing loan demand. The effect of the restructuring was to shorten the average maturities of the portfolio to enable MSB to meet increasing loan demand and better manage interest rate risk. Since management has the intent and ability to hold the restructured portfolio to maturity, investments are accounted for as "held-to-maturity" investment securities. Other changes in noninterest income from year to year were not attributable to any significant individual items.

     Management continues to seek new sources of noninterest income; however, no significant growth or the maintenance of current levels of noninterest income can be assured.

NONINTEREST EXPENSE - Total noninterest expenses for 1993 were $4.14 million or $43,000 less than the $4.19 million reported for 1992. Total noninterest expenses for 1991 were $4.04 million, resulting in an increase in 1992 of $144,000.

     Salaries, wages and benefits totaled $1.90 million for the year ended December 31, 1993 compared to $1.84 million and $1.95 million for the years ended December 31, 1992 and 1991, respectively. The significant decrease in salaries, wages and benefits in 1992 as compared to 1991 was caused by the resignation of the former Chief Executive Officer of Security Bank in early 1992. The current Chief Executive Officer was appointed from within, therefore, the incremental expenses of this position have been absorbed without significant additional cost. Management does not project any significant changes in the amount of these expenses.

     Occupancy and equipment expense has remained level for the last three years. Occupancy and equipment expense totaled $752,000 for the year ended December 31, 1993 compared to $749,000 and $703,000 for the years ended December 31, 1992 and 1991, respectively. Management does not expect any significant changes in the amount of such expenses based on planned capital expenditures.

     The overall increase in noninterest expense from 1991 to 1992 was attributable to $109,000 decrease in salaries, wages and employee benefits, offset by a $206,000 increase in other operating costs. The decrease in salaries was due to the resignation of the CEO, as discussed above, and the increase in other expenses was due to an increase in foreclosure activity resulting in higher nonperforming assets balances in late 1991 and 1992, and which produced a significant increase in applicable writedowns and other expense incident thereto.

     Management continues to monitor the level of noninterest expenses to identify cost reductions where applicable; however, no significant reductions are expected.

INCOME TAXES - Income tax expense totaled $492,000, $810,000 and $275,000 for the years ended December 31, 1993, 1992 and 1991, respectively. These amounts represent effective tax rates of 35.6%, 31.7% and 29.1% for the years ended December 31, 1993, 1992 and 1991, respectively. Effective tax rates in 1992 and 1991 were lower than that in 1993 primarily as a result of the net operating loss carryforwards for state income tax purposes which were utilized to eliminate state income tax expense in 1992 and 1991. Remaining net operating loss carryforwards were insufficient to eliminate state income taxes in 1993 and, as a result, state income tax expense of $59,000 was recorded in 1993. Included in income tax expense in 1992 was $352,000 of income tax expense attributable to net gains on sales of investment securities. Management expects that future effective tax rates will remain at levels commensurate with that of 1993.

     At December 31, 1993 MSB had available net operating loss carryforwards for federal tax purposes totaling $177,000 which may be used to reduce future income taxes payable and will expire in the year 2002 if not sooner utilized. The related tax benefit, $60,000, has been recorded as a deferred tax benefit. Management anticipates future taxable income levels will be sufficient to fully realize these and other net deferred benefits totaling $226,000 at December 31, 1993.

     RESULTS OF OPERATIONS - SIX-MONTH PERIODS ENDED JUNE 30, 1994 AND 1993

NET INCOME - Net income for the six-month period ended June 30, 1994 was $477,000 or $3.70 per common share, a decrease of $131,000 from net income of $608,000 or $4.71 per common share reported for the same period in 1993. Included in the six month period ended June 30, 1993 was an $83,000 increase in net income from the cumulative effect of a change in accounting principle in connection with the adoption of Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes." A detailed analysis of the components of net income is included below.

     The annualized return on average assets for the six-month period ended June 30, 1994 was 0.76% versus 0.98% for the same period in 1993 and 0.78% for the year ended December 31, 1993. The annualized return on average shareholders' equity for the six-month period ended June 30, 1994 was 15.68%, compared to 24.27% for the same period in 1993 and 18.32% for the year ended December 31, 1993.

NET INTEREST INCOME - Net interest income is the major component of MSB's income. Net interest income before the provision for loan losses was $2.38 million and $2.21 million for the six-month periods ended June 30, 1994 and 1993, respectively. Total interest income increased to $3.91 million for the six-month period ended June 30, 1994 from $3.87 million for the same period in 1993. Total interest expense decreased to $1.53 million for the six-month period ended June 30, 1994 from $1.66 million for the same period in 1993. The increases in total interest income are attributable to increases in volumes of the interest bearing assets (primarily loans), net of declining interest rates, and the stable interest expense is due to increases in volumes of interest bearing liabilities offset by the declining interest rates on those liabilities.

PROVISION FOR LOAN LOSSES - The provision for loan losses for the six-month periods ended June 30, 1994 and 1993 was $25,000 and $12,000, respectively.
The allowance for loan losses, which was $1.00 million at June 30, 1994 has been, in management's opinion, sufficient to absorb any losses inherent in the loan portfolio. Future provisions for loan losses, if any, will be based upon past loan experience, growth and composition of the loan portfolio, as well as the then current and anticipated future economic conditions. The $1.00 million allowance for loan losses at June 30, 1994 represented 1.25% of gross outstanding loans as of that date.

     A summary of the activity in the allowance for loan losses for the six-month periods ended June 30, 1994 and 1993 is set forth as follows (000's omitted):

                                                                              JUNE 30,
                                                                      -----------------------
                                                                       1994             1993
                                                                      ------           ------
    Balance - January 1                                               $1,001           $  815
    Provision charged to expense                                          25               12
    Net loans charged-off                                                (23)             (81)
                                                                      ------           ------
    Balance at June 30                                                $1,003           $  746
                                                                      ======           ======


    Loans past due 90 days or more and still accruing interest were $7,000 and $10,000 at June 30, 1994 and December 31, 1993, respectively. At June 30, 1994 and December 31, 1993, MSB had $632,000 and $601,000, respectively, in loans on nonaccrual status. Loans are placed on nonaccrual status when they become past-due 90 days as to principal or interest and in the opinion of management the loans are not in the process of collection or otherwise well secured.

    Management has reviewed in detail all loans outstanding as of June 30, 1994 and believes there are no loans outstanding which are not past due or on nonaccrual status as of June 30, 1994, which would cause management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms.

    MSB's renewal policy consists of an item by item review of maturing loans. Each maturing loan is evaluated to determine if such loan will be renewed and if so, at what amount, rate and maturity. Generally, MSB loan maturities are of a short duration for the purpose of interest rate risk management.

NONINTEREST INCOME - Noninterest income for the six-month period ended June 30, 1994 was $528,000, a decrease of $70,000 from $598,000 for the same period in 1993. The primary sources of noninterest income are from service charges and various fees on deposits. The decrease is primarily attributable to the implementation of a marketing program to obtain new transaction deposits during

1994 which includes lower service charges on these accounts. Management contemplates that the additional net interest income earned from investing/loaning the new deposit growth will compensate for the reduced fee income.

NONINTEREST EXPENSES - Noninterest expenses for the six-month period ended June 30, 1994 were $2.15 million, a $172,000 increase from the $1.98 million reported for the same period in 1993. The primary components of noninterest expenses are salaries and wages, occupancy and equipment expenses, FDIC insurance premiums and other miscellaneous operating expenses. The increase in these expenses was due to a 5% compensation increase for employees and increases in marketing and advertising expenses to promote the transaction deposit account programs discussed previously.

                              FINANCIAL CONDITION

    Total assets have increased at June 30, 1994 to $127.66 million as compared to $124.95 million at December 31, 1993. Total assets were $124.09 million at December 31, 1992. In 1994, the growth in assets has been primarily in investment securities and loans, which were funded by a decrease in money market assets, an increase in deposits resulting from the marketing efforts discussed above and in retained earnings of MSB for the six month period.

LOANS - Total loans, net of unearned income, at June 30, 1994 were $80.10 million, compared to $77.80 million and $74.85 million at December 31, 1993 and 1992, respectively. The loan volume is seasonal in nature due to the large volume of agricultural loans. The peak lending period is usually in August and the smallest volume of agricultural loans is usually in December, when the loans are usually paid with proceeds from crop sales.

    Table 5 - Gross Loans by Category presents the composition of the loan portfolio at December 31, 1993 and 1992. Table 6 - Loan Maturities sets forth the future maturity of loans as of December 31, 1993.

    Table 7 - Nonperforming Assets sets forth information on the nonperforming loans within the loan portfolio at December 31, 1993 and 1992. Although the amounts shown represent risks in the loan portfolio, the major portion of the loans are collateralized to various degrees and should not be interpreted as losses. Commercial and real estate loans are placed on nonaccrual status when they become ninety days or more past due as to principal or interest unless in the opinion of management, the loan is both well secured and in the process of collection.

    At June 30, 1994, the loan portfolio contained a concentration (23%) of agricultural related loans. These loans included agricultural production loans and real estate loans secured by farm land and are generally dependent upon crop and commodity prices. The loan portfolio also contained a concentration (48%) of non-farm real estate loans which are generally dependent on the local economy. At December 31, 1993, the loan portfolio contained a concentration (21%) of agricultural related loans and (48%) of non-farm real estate loans. There were no foreign loans outstanding at June 30, 1994, December 31, 1993 or 1992.

ALLOWANCE FOR LOAN LOSSES - In determining the amount of the provisions for loan losses and allowance for loan losses, management considers past loan charge-offs, the level of past due and nonaccrual loans, the size and mix of the portfolio, loan growth trends, adverse classification at recent regulatory examinations, general economic conditions in the market area, and most importantly, a review of individual loans to identify potential credit problems. The allowance for loan losses is maintained at a level considered adequate by management to provide for losses in the existing loan portfolio.
In evaluating the adequacy of the allowance, management makes certain estimates and assumptions which are susceptible to change in the near term. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based upon changes in economic conditions. Management believes the level of the allowances for loan losses is adequate in relation to the size, mix and quality of the loan portfolio at December 31, 1993.

    Table 9 - Allocation of the Allowance for Loan Losses presents an allocation of the allowance for loan losses by various loan categories. The allocation is based on a number of qualitative factors, including management's review of the allowance. The amounts presented are not necessarily indicative of the actual amounts which will be charged off for any particular loan category.

INVESTMENT SECURITIES - Investment securities totaled $31.15 million at June 30, 1994, compared to $28.59 million at December 31, 1993. Investment securities were $25.34 million at December 31, 1992. Investments in securities are generally made as an alternative deployment of available funds. Accordingly, the level of investment securities in the future will depend on various factors, including loan demand and management's ability to attract loans and deposits.

    As of December 31, 1993, the approximate market value of investment securities exceeded the book value by $116,000, or 0.4%. Table 3 - Investment Securities sets forth the composition of investment securities portfolio as of December 31, 1993 and 1992. Table 4 - Investment Securities Portfolio Maturities and Yields provides an analysis of the maturities and yields of the investment portfolio as of December 31, 1993.

    There were no investment securities (other than securities of the U.S. Government and its Agencies) which had an aggregate book value as of December 31, 1993 exceeding 10% of stockholders' equity as of that date. The Banks are prohibited by regulations from holding investments in below investment grade securities.

MONEY MARKET ASSETS - Federal funds sold and interest-bearing deposits at other financial institutions totaled $4.80 million at June 30, 1994, compared to $7.21 million at December 31, 1993, a $2.41 million decrease. This fluctuation is attributed to the seasonal loan demand and resulting liquidity position. Generally, liquidity is high in December as the crop loans are repaid with proceeds of the yearly production. In June, loan demand is high due to the planting seasons. Accordingly, MSB has the excess liquidity in December and funds the loan demand in the spring and summer months with this excess liquidity.

FORECLOSED ASSETS - Foreclosed assets were $298,000 at June 30, 1994, as compared to $637,000 at December 31, 1993. Foreclosed assets were $1.31 million at December 31, 1992. The decline is attributable to the sales of other real estate in 1993, and continuing in 1994.

DEPOSITS - Table 10 - Average Deposits sets forth the average balances of MSB deposit accounts for 1993 and 1992. Average rates paid on deposits are reflected in Table 1 - Average Balance Sheet and Interest Yields/Rates.

    Customer deposits totaled $114.54 million as of June 30, 1994, a $2.45 million increase over total deposits of $112.09 million as of December 31, 1993. Customer deposits totaled $112.18 million at December 31, 1992. The significant increase in 1994 was attributable to a purchase of deposits of approximately $1.50 million from Worthen National Bank in Pocahontas, Arkansas. In addition, Security Bank has implemented a marketing program to obtain new transaction deposits in 1994 which includes lower service charges. This program was the first offered in the local market. Accordingly, the increases in deposits in 1994 were mainly demand deposit accounts. There can be no assurance that the marketing program, if continued to be offered, will result in further new deposit account growth for Security.

    Included in deposits were $4.41 million of time deposits greater than or equal to $100,000 at June 30, 1994, as compared to $5.22 million at December 31, 1993, the maturities of which are set forth in Table 11 - Time Deposit Maturities $100,000 or greater.

    At June 30, 1994, MSB's loan to deposit ratio was 69.93%, compared to 69.41% at December 31, 1993 and 66.72% at December 31, 1992. This increase from 1992 to 1993 was representative of the increase in lending activity for the year.

CAPITAL - Total stockholders' equity as of June 30, 1994 was $6.17 million, compared to $5.71 million at December 31, 1993 and $4.73 million at December 30, 1992. The increase for each period is attributable to net income for the applicable period, offset by the SFAS #115 valuation allowance of $16,000 as of June 30, 1994. MSB has not paid dividends to stockholders during the five years in the period ending December 31, 1993.

    MSB's equity to assets ratio was 4.83% at June 30, 1994, compared to 4.29% as of December 31, 1993 and 3.36% at December 31, 1992. The ratio of equity to assets has increased due to profits offset by the growth in assets. The capital ratios for MSB's subsidiary banks exceed the regulatory minimum levels.

LIQUIDITY AND ASSET/LIABILITY MANAGEMENT - MSB views liquidity and asset/liability management as the ability to assure that funds are available to support bank requirements, that is the ability to allow depositors ready access to their monies and credit customers available funds to meet their credit needs. It is also the process by which MSB monitors and attempts to control the mix and maturities of its assets and liabilities in order to maximize net interest income. Management maintains balances of federal funds sold and interest-bearing deposits at other financial institutions in amounts it believes necessary to meet MSB's daily cash needs. Management does not foresee any particular matters which might immediately threaten its ability to remain liquid.

    MSB's primary source of liquidity is cash dividends received from its Bank subsidiaries. Accordingly, its ability to service its debt and other obligations is dependent upon the profitability of the Banks and their ability to generate sufficient cash flow to pay dividends to MSB.

    The Banks are also restricted under banking regulations as to the amount of dividends that may be paid to MSB. During the years ended December 31, 1993, 1992 and 1991, the Banks paid cash dividends to MSB totaling $885,000, $0 and $540,000, respectively.

    Note 8 to the consolidated financial statement of MSB at December 31, 1993 provides a discussion of the restrictions upon the Banks' ability to pay dividends to MSB.

    For the year ended December 31, 1993, 1992 and 1991, MSB generated cash flows from operating activities of $1.30 million, $1.25 million and $1.58 million, respectively, which have been sufficient to pay dividends to MSB to enable it to service its obligations. Management expects future operating cash flows to be sufficient in amounts necessary to allow MSB to meet its obligations. SOURCES AND USES OF FUNDS - MSB has a variety of sources of funds available, but its primary source is the taking of deposits from customers, both individual and business. MSB's deposit acquisition strategy is to rely on a core deposit base of demand deposits as well as savings and time deposits under $100,000. Next, MSB utilizes time deposits $100,000 and over and public deposits for additional sources of funds. At December 31, 1993, the percentage of time deposits $100,000 and over to total deposits was 4.66% compared to 2.60% at December 31, 1992. The acquisition of deposits are from customers, individuals and businesses within MSB's market area. Management believes that the rates offered for deposits are competitive with other financial institutions in MSB's market area. The Banks do not gather deposits through any brokered means.

    MSB also derives funds from maturities of investment securities, which totaled $16.28 million, $4.32 million and $3.94 million in 1993, 1992 and 1991, respectively. The significant increase in maturities in 1993 is caused by the overall shortening of maturities in connection with the portfolio restructuring discussed above.

    MSB's primary use of funds is the making of loans to customers. The loan to deposit ratio of 69.41% at December 31, 1993 represented a 4% increase in the loan to deposit ratio of 66.72% at December 31, 1992. The table of MSB's Selected Consolidated Financial Data on page 10 indicates that MSB continues to increase the overall relative size of its loan portfolio as evidenced by the trend of growth in the loan to deposit ratio. Table 5 presents the composition of the loan portfolio at December 31, 1993 and 1992. MSB's loan portfolio is comprised of loans to individuals and businesses secured by various collateral and in certain circumstances the loans are extended on an unsecured basis.

    A secondary use of funds is the purchasing of debt securities for investment purposes. During 1993, the investment portfolio averaged 20.72% of total earning assets compared to 19.25% in 1992. Table 3 presents the composition of the investment securities portfolio at December 31, 1993 and 1992 with the average yields and maturities of the portfolio detailed in Table
4. The portfolio is comprised of U.S. Treasury obligations, obligations of U.S. Government Agencies, obligations of state and local governments and other securities. While MSB may continue to upgrade or reposition the portfolio, management has not in the past nor does it intend to in the future to trade securities for profit or to depend upon securities gains as a regular source of income. At December 31, 1993, the market value of the investment portfolio exceeded the carrying value by approximately $116,000.

    On January 1, 1994, the Bank adopted Statement of Financial Accounting Standards No. 115 Accounting for Certain Investments in Debt and Equity Securities ("SFAS 115"). The new standard addresses the accounting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. The investment securities covered by this standard are to be classified in one of three categories: (i) debt securities for which the institution has a positive intent and ability to hold to maturity are classified as "held-to-maturity" securities and reported at amortized cost; (ii) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as "trading securities" and reported at fair value, with the unrealized gains and losses included in earnings; and (iii) debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as "available-for-sale" securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity.

    In connection with the adoption of this statement, $3.45 million of securities were transferred to the available-for-sale category, with a net unrealized gain of $17,000, net of deferred income taxes, which was reflected as a separate component of stockholders' equity. The remaining securities were classified as held-to-maturity which will continue to be carried at amortized cost adjusted for amortization of premiums and accretion of discounts. Management has the intent and ability to hold until maturity those securities classified as such. The initial adoption did not have any effect on the results of operations of MSB. (See Note 1 to the December 31, 1993 consolidated financial statements included in Appendix A.)

    At December 31, 1993 MSB's commitments to extend credit totaled $6.32 million. However, some commitments are expected to expire without being drawn upon and may not result in cash requirements. Accordingly, Management is of the opinion that the sources of funds discussed above, together with the level of investment securities carried in the available-for-sale portfolio, $1.73 million at June 30, 1994, will be sufficient to enable MSB to meet its obligations as they arise and to fund future net growth.

REGULATORY ASSESSMENTS - MSB is required to pay certain fees to the FDIC and the Arkansas State Bank Department. FDIC insurance and regulatory assessments totaled $293,000, $329,000 and $282,000 for the years ended December 31, 1993, 1992 and 1991, respectively. The current assessment rate is 23 cents per $100 of deposits. Depending on the level and soundness of the FDIC insurance fund and the Banks' regulatory ratings, this assessment could increase in the future.

EFFECTS OF INFLATION - A bank's asset and liability structure is primarily monetary in nature, that is, fixed in terms of monetary amounts. Consequently, the impact of inflation on a bank differs significantly from an industrial company. Factors such as interest rates have a more significant impact on a bank's performance than does general inflation. Interest rates do not necessarily move in the same direction, or at the same magnitude, as the price of other goods and services.

ACCOUNTING PRONOUNCEMENTS - See Note 1 to the December 31, 1993 consolidated financial statements included in Appendix A for a discussion of the following accounting pronouncements applicable to MSB:

         #   SFAS 106 - Employers' Accounting for Postretirement Benefits Other
             Than Pensions
         #   SFAS 109 - Accounting for Income Taxes
         #   SFAS 112 - Employers' Accounting for Postemployment Benefits
         #   SFAS 114 - Accounting by Creditors for Impairment of a Loan
         #   SFAS 115 - Accounting for Certain Investments in Debt and Equity
             Securities.

                                    TABLE 1
                AVERAGE BALANCE SHEET AND INTEREST YIELDS/RATES
                             (DOLLARS IN THOUSANDS)


                                                                         FOR THE YEARS ENDED DECEMBER 31,
                                              -------------------------------------------------------------------------------------
                                                           1993                           1992                          1991
                                              ----------------------------  ---------------------------  --------------------------
                                              QUARTERLY                      QUARTERLY                    QUARTERLY
                                               AVERAGE               YIELD/   AVERAGE              YIELD/  AVERAGE            YIELD/
                                               BALANCE   INTEREST    RATE     BALANCE   INTEREST   RATE    BALANCE   INTEREST  RATE
                                               -------   --------    ----     -------   --------   ----    -------   --------  ----
ASSETS
Interest earning assets
   Loans, net of unearned income(1)            $ 76,928   $ 6,091    7.92%   $ 78,659   $ 6,882    8.75%   $ 72,709  $ 7,472  10.28%
   Taxable investment securities                 25,885     1,145    4.42      23,952     1,493    6.23      23,617    1,934   8.19
   Nontaxable investment securities(2)              687        51    7.42         755        66    8.74       1,530       98   6.41
   Federal funds sold                               656        28    4.27       1,660        34    2.05         938       53   5.65
   Deposits at other financial institutions       7,412       341    4.60       4,558       367    8.05       9,095      615   6.76
                                               --------   -------    ----    --------   -------    ----    --------  -------   ----

    Total interest- earning assets              111,568     7,656    6.86     109,584     8,842    8.07     107,889   10,172   9.43
                                               --------   -------    ----    --------   -------    ----    --------  -------   ----

Noninterest earning assets
   Cash and due from banks                        4,970                         6,125                         3,927
   Premises and equipment                         4,532                         4,644                         4,648
   Other assets                                   3,444                         3,673                         3,675
   Less allowance for loan losses                  (753)                         (812)                         (873)
                                               --------                      --------                      --------

    Total assets                               $123,761                      $123,214                      $119,266
                                               ========                      ========                      ========


LIABILITIES AND STOCKHOLDERS' EQUITY
   Interest-bearing liabilities
   Money market accounts                       $  6,210    $  148    2.38%   $  6,069    $  162    2.67%   $  4,741  $   207   4.37%
   NOW accounts                                  19,481       412    2.11      18,489       484    2.62      15,802      616   3.90
   Savings deposits                              13,337       317    2.38      13,915       366    2.63       8,824      492   5.58
   Certificates of deposits of $100,000
    and over                                      4,394       124    2.82       3,180       155    4.87       4,669      340   7.28
   Other time deposits                           51,559     1,877    3.64      54,268     2,551    4.70      60,613    3,747   6.18
   Federal funds purchased                          344         6    1.74         362         4    1.10          31        2   6.45
   Other interest bearing liabilities             5,774       385    6.67       5,989       427    7.13       7,002      627   8.95
                                               --------   -------    ----    --------   -------    ----    --------  -------   ----

    Total interest-bearing liabilities          101,099     3,269    3.23     102,272     4,149    4.06     101,682    6,031   5.93
                                               --------   -------    ----    --------   -------    ----    --------  -------   ----


   Noninterest-bearing liabilities
   Demand deposits                               15,680                        15,141                        13,808
   Other liabilities                              1,672                         1,661                         1,221
   Stockholders' equity                           5,311                         4,140                         2,555
                                               --------                      --------                      --------

    Total liabilities and stockholders' equity $123,761                      $123,214                      $119,266
                                               ========                      ========                      ========


NET INTEREST INCOME                                      $  4,387                      $  4,693                      $ 4,141
                                                         ========                      ========                      =======


NET YIELD ON INTEREST EARNING ASSETS                                 3.93%                         4.28%                       3.84%
                                                                     ====                          ====                        ====


(1) Nonaccruing loans are included in the quarterly average loan amount outstanding and income on such loans, which are immaterial in amounts, is recognized as received. Loan fees for all three years are included in the interest amounts for loans, but in each case were immaterial in amount.
(2)   These amounts have not been presented on a tax-equivalent basis.

                                    TABLE 2
                         VOLUME AND YIELD/RATE ANALYSIS
                             (DOLLARS IN THOUSANDS)

                                                    1993 COMPARED TO 1992              1992 COMPARED TO 1991
                                                    ---------------------              ---------------------

                                                      INCREASE (DECREASE)                INCREASE (DECREASE)
                                                      DUE TO CHANGE IN (1)               DUE TO CHANGE IN (1)
                                                      --------------------               --------------------
                                                VOLUME         RATE         NET      VOLUME       RATE          NET
                                                ------         ----         ---      ------       ----          ---
Interest earned on:
   Loans, net of unearned income              $   (147)    $   (644)   $   (791)   $    579     $ (1,169)   $    (590)
   Taxable investment securities                   113         (461)       (348)         27         (468)        (441)
   Nontaxable investment securities                 (6)          (9)        (15)        (60)          28          (32)
   Federal funds sold                              (29)          23          (6)         27          (46)         (19)
   Deposits with other financial institutions      171         (197)        (26)       (349)         101         (248)
                                              --------    ---------    --------    --------     --------    ---------

     Change in total income from
      interest-earning assets                      102       (1,288)    (1,186 )        224       (1,554)      (1,330)

Interest paid on:
   Money market accounts                             4          (18)       (14 )         49          (94)         (45)
   NOW accounts                                     25          (97)       (72 )         93         (225)        (132)
   Savings deposits                                (15)         (34)       (49 )        206         (332)        (126)
   Certificates of deposits of
    $100,000 and over                               47          (78)       (31 )        (91)         (94)        (185)
   Other time deposits                            (122)        (552)       (674)       (364)        (832)      (1,196)
   Federal funds purchased                           0            2          2            5           (3)           2
   Other interest-bearing liabilities              (15)         (27)       (42 )        (84)        (116)        (200)
                                              --------    ---------    --------    --------     --------    ---------

       Change in total expense on
        interest-bearing liabilities               (76)        (804)       (880)       (186)      (1,696)      (1,882)
                                              --------    ---------    --------    --------     --------    ---------

       Change in net interest income          $    178     $   (484)   $   (306)   $    410     $    142    $     552
                                              ========    =========    ========    ========     ========    =========

(1) The change in interest due to both rate and volume has been allocated to change due to volume and change due to rate in proportion to the relationship of the absolute dollar amounts of the change in each.

                                    TABLE 3
                             INVESTMENT SECURITIES
                             (DOLLARS IN THOUSANDS)

                                                                                         DECEMBER 31,
                                                                                         ------------
                                                                                     1993            1992
                                                                                     ----            ----
U.S. Treasury securities                                                          $    20,243    $    21,340
U.S. Government Agency securities                                                       6,435          1,290
Obligations of states and political subdivisions                                          830            632
Mortgage-backed securities                                                                687            533
Other stocks and securities                                                               392          1,549
                                                                                  -----------    -----------
        Total investments                                                         $    28,587    $    25,344
                                                                                  ===========    ===========


                                    TABLE 4
             INVESTMENT SECURITIES PORTFOLIO MATURITIES AND YIELDS
                               DECEMBER 31, 1993
                             (DOLLARS IN THOUSANDS)

                                                                                                  WEIGHTED
                                                                         BOOK VALUE            AVERAGE YIELD(1)
                                                                         ----------            -------------
U. S. Treasury and Government Agency securities:
   Within one year                                                      $      3,243               3.65%
   One to five years                                                          22,658               4.77
   Five to ten years                                                             759(2)            4.71
   Over ten years                                                                 18               8.80
                                                                        ------------              -----

       Total                                                                  26,678               4.64

Obligations of state and political subdivisions(1):
   Within one year                                                               198               5.66
   One to five years                                                             478               6.05
   Five to ten years                                                             154               6.26
   Over ten years                                                                  -                  -
                                                                        ------------              -----

       Total                                                                     830               6.00

Corporate Bonds:
   Within one year                                                                10               9.55
   One to five years                                                               -                  -
   Five to ten years                                                               -                  -
   Over ten years                                                                 21              10.09
                                                                        ------------              -----
                                                                                  31               9.92

Mortgage-backed securities                                                       687               6.45
Equity securities with no stated maturity                                        361                -
                                                                        ------------              -----

       Total investments                                                $     28,587               4.67%
                                                                        ============              =====


(1)  The average yield is not presented on a tax-equivalent basis.
(2) Includes $500,000 of adjustable rate securities which reprice on a quarterly basis.

                                    TABLE 5
                            GROSS LOANS BY CATEGORY
                             (DOLLARS IN THOUSANDS)


                                                                                    DECEMBER 31,
                                                                        ---------------------------------
                                                                            1993                  1992
                                                                        ------------          -----------
Commercial and industrial                                               $      7,871          $     7,947
Real estate:
 Secured by single-family residential properties                              23,480               23,907
 Construction, land development and other
  commercial                                                                  13,730               14,106
 Secured by farmland                                                           8,006                7,894
Agricultural                                                                   8,195                5,799
Installment loans to individuals                                              12,795               12,865
Other loans                                                                    3,723                2,336
                                                                        ------------          -----------

  Loans, net of unearned income                                         $     77,800          $    74,854
                                                                        ============          ===========




                                    TABLE 6
                              LOAN MATURITIES (1)
                            AS OF DECEMBER 31, 1993
                             (DOLLARS IN THOUSANDS)


  Three months or less                                                                        $    31,376
  After three months through one year                                                              30,933
  After one year through five years                                                                14,990
  After five years                                                                                    501
                                                                                              -----------

    Total loans (1)                                                                           $    77,800
                                                                                              ===========


(1)  All loans are fixed rate as of December 31, 1993.

                                    TABLE 7
                              NONPERFORMING ASSETS
                             (DOLLARS IN THOUSANDS)

                                                                                      DECEMBER 31,
                                                                                      ------------
                                                                                1993                 1992
                                                                              --------             --------
Nonaccrual loans                                                             $     601            $      778
Loans past due 90 days or more                                                      10                   140
Other real estate owned and foreclosed assets                                      637                 1,307
                                                                             ---------            ----------

     Total nonperforming assets                                              $   1,248            $    2,225
                                                                             =========            ==========


                                    TABLE 8
                        SUMMARY OF LOAN LOSS EXPERIENCE
                             (DOLLARS IN THOUSANDS)

                                                                                      FOR THE YEARS
                                                                                   ENDED DECEMBER 31,
                                                                                   ------------------
                                                                                1993                  1992
                                                                                ----                  ----
Balance, January 1                                                            $    815              $    827
Provision for loan losses                                                          292                   185
Loans charged off:
  Commercial, agricultural and real estate                                         (50)                 (164)
  Installment loans to individuals                                                 (69)                 (106)
                                                                              --------              --------
      Total charge-offs                                                           (119)                 (270)
                                                                              --------              --------
Recoveries:
  Commercial, agricultural and real estate                                           4                    60
  Installment loans to individuals                                                   9                    12
                                                                              --------              --------
      Total recoveries                                                              13                    72
                                                                              --------              --------
Net charge-offs                                                                   (106)                 (198)
                                                                              --------              --------

Balance, December 31                                                          $  1,001              $    815
                                                                              ========              ========



Loans, net of unearned income:
   Year end                                                                   $ 77,800              $ 74,854
   Average during year                                                          76,928                78,659
Allowance for loan losses to year
 end loans, net of unearned income                                                1.29%                 1.09%
Ratio of net charge-offs during the year to
 average loans outstanding during the year                                        0.14%                 0.25%

                                    TABLE 9

                  ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
                             (DOLLARS IN THOUSANDS)

                                                                         DECEMBER 31,
                                                             --------------------------------
                                                                    1993                       1992
                                                             ------------------         -----------------
                                                               AMOUNT         %         AMOUNT          %
                                                               ------      ----         ------        ---
   Real estate                                                  $   270       27         $  236        29
   Commercial and industrial                                        250       25            179        22
   Agricultural                                                     290       29            261        32
   Installment loans to individuals                                 150       15            130        16
   Other                                                             41        4              9         1
                                                                -------      ---         ------       ---

Total Allowance for loan losses                                 $ 1,001      100         $  815       100
                                                                =======      ===         ======       ===



                                    TABLE 10

                                AVERAGE DEPOSITS
                             (DOLLARS IN THOUSANDS)

                                                                                       FOR THE YEAR ENDED
                                                                                          DECEMBER 31,
                                                                                          ------------
                                                                                       1993          1992
                                                                                       ----          ----
Interest bearing:
   Demand                                                                            $   25,691    $   24,558
   Savings                                                                               13,337        13,915
   Time                                                                                  55,953        57,448
Noninterest bearing:
   Demand                                                                                15,680        15,141
                                                                                     ----------    ----------

        Total deposit                                                                $  110,661    $  111,062
                                                                                     ==========    ==========


The average interest rates paid on these deposits can be found in Table 1, Average Balance Sheet and Interest Yields/Rates.

                                    TABLE 11

                  TIME DEPOSIT MATURITIES $100,000 OR GREATER
                            AS OF DECEMBER 31, 1993
                             (DOLLARS IN THOUSANDS)

3 months or less                                                                                 $   3,417
Over 3 months through 12 months                                                                      1,706
Over 12 months                                                                                         100
                                                                                                 ---------
    Total                                                                                        $   5,233
                                                                                                 =========

                          VALIDITY OF UPC COMMON STOCK


The validity of the shares of UPC Common Stock offered hereby will be passed upon by Gary A. Simanson, Assistant Secretary and Associate General Counsel of UPC. Gary A. Simanson is an officer of and receives compensation from UPC.


                                    EXPERTS


The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Union Planters Corporation for the year ended December 31, 1993, and the supplementary consolidated financial statements included on pages 1 through 40 of Exhibit 99(a) of Union Planters Corporation's Current Report on Form 8-K dated September 19, 1994, have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Mid South Bancshares, Inc. and Subsidiaries as of and for the year ended December 31, 1993, included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Mid South Bancshares, Inc. and Subsidiaries at December 31, 1992 and 1991 and for the years then ended, included in the Proxy Statement of Mid South Bancshares, Inc., which is referred to and made a part of this Prospectus and Registration Statement of Union Planters Corporation, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The consolidated balance sheets of Grenada Sunburst Systems Corporation and subsidiaries, as of December 31, 1993 and 1992, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1993 have been incorporated in this Proxy Statement/Prospectus by reference to the Current Report of Union Planters Corporation on Form 8-K dated July 26, 1994, have been incorporated in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of BNF BANCORP, INC., formerly BANCFIRST Corporation, ("BNF") as of September 30, 1993 and 1992 and for each of the three years in the period ended September 30, 1993 incorporated in this Proxy Statement/Prospectus by reference to the Current Report of Union Planters Corporation on Form 8-K dated February 8, 1994 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                           UNION PLANTERS CORPORATION
                              INDEX TO APPENDICES

APPENDIX
 NUMBER
- --------
A-1   --   Mid South Bancshares, Inc. and Subsidiaries Audited Consolidated Financial Statements as of December 31, 1993 and for
           the year then ended.

A-2   --   Mid South Bancshares, Inc. and Subsidiaries Audited Consolidated Financial Statements as of December 31, 1992 and 1991,
           and for the years then ended.

A-3   --   Mid South Bancshares, Inc. and Subsidiaries Unaudited Consolidated Financial Statements as of June 30, 1994, and for the
           six-month periods ended June 30, 1994 and 1993.

B     --   Agreement and Plan of Reorganization along with the Plan of Merger annexed thereto as Exhibit A.

C     --   Excerpt from Arkansas Business Corporation Act of 1965, as amended--Dissenters' Rights.

                                  APPENDIX A-1


                           MID SOUTH BANCSHARES, INC.
                                AND SUBSIDIARIES
                       CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1993

                       REPORT OF INDEPENDENT ACCOUNTANTS


September 9, 1994


To the Board of Directors and Stockholders of Mid South Bancshares, Inc.


In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Mid South Bancshares, Inc. and its subsidiaries at December 31, 1993, and the results of their operations and their cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Corporation's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

As discussed in Note 1 to the consolidated financial statements, in 1993, the Corporation changed its method of accounting for income taxes.




Price Waterhouse LLP
Memphis, Tennessee

MID SOUTH BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 1993
(DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

ASSETS
- ------
   Cash and due from banks                                                                         $   5,146
   Federal funds sold                                                                                    450
   Interest-bearing deposits at other financial institutions                                           6,762
   Investment securities (Market value: $28,702)                                                      28,587
   Loans                                                                                              77,800
     Less:   Allowance for loan losses                                                                (1,001)
                                                                                                   ---------
        Net loans                                                                                     76,799
   Premises and equipment, net                                                                         4,549
   Accrued interest receivable                                                                         1,350
   Other real estate owned                                                                               637
   Deferred income taxes                                                                                 226
   Other assets                                                                                          442
                                                                                                   ---------
        Total assets                                                                               $ 124,948
                                                                                                   =========

LIABILITIES AND STOCKHOLDERS' EQUITY
- ------------------------------------
   Deposits
     Noninterest-bearing                                                                           $  11,461
     Certificates of deposit of $100,000 and over                                                      5,223
     Other interest-bearing, including NOW accounts of $19,740                                        95,406
                                                                                                   ---------
        Total deposits                                                                               112,090

   Federal funds purchased                                                                               925
   Accrued interest payable                                                                              613
   Income taxes payable                                                                                  184
   Other borrowings                                                                                    5,113
   Other liabilities                                                                                     312
                                                                                                   ---------
        Total liabilities                                                                            119,237
                                                                                                   ---------

   Commitments and contingent liabilities (Notes 4, 7, 9, 13, 14 and 15)                                   -

   Stockholders' equity
     Common stock, $10 par value; 200,000 shares authorized, 129,439
      shares issued and 129,012 shares outstanding                                                     1,294
     Additional paid-in capital                                                                           18
     Retained earnings                                                                                 4,409
     Treasury stock, 427 shares held, at cost                                                            (10)
                                                                                                   ---------
        Total stockholders' equity                                                                     5,711
                                                                                                   ---------
        Total liabilities and stockholders' equity                                                 $ 124,948
                                                                                                   =========



   The accompanying notes are an integral part of these financial statements.

MID SOUTH BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1993
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

INTEREST INCOME
   Loans, including fees and discounts                                                             $   6,091
   Investment securities
     Taxable                                                                                           1,145
     Nontaxable                                                                                           51
   Federal funds sold                                                                                     28
   Interest-bearing deposits at other financial institutions                                             341
                                                                                                   ---------
        Total interest income                                                                          7,656
                                                                                                   ---------
INTEREST EXPENSE
   Deposits                                                                                            2,878
   Other borrowings                                                                                      385
   Federal funds purchased                                                                                 6
                                                                                                   ---------
        Total interest expense                                                                         3,269
                                                                                                   ---------
        Net interest income                                                                            4,387
Provision for loan losses                                                                                292
                                                                                                   ---------
        Net interest income after provision for loan losses                                            4,095
                                                                                                   ---------
NONINTEREST INCOME
   Service charges on deposit accounts                                                                   794
   Investment securities gains, net                                                                       32
   Other                                                                                                 605
                                                                                                   ---------
        Total noninterest income                                                                       1,431
                                                                                                   ---------
NONINTEREST EXPENSE
   Salaries, wages and benefits                                                                        1,898
   Occupancy and equipment                                                                               751
   Other                                                                                               1,495
                                                                                                   ---------
        Total noninterest expense                                                                      4,144
                                                                                                   ---------

        INCOME BEFORE INCOME TAXES AND ACCOUNTING CHANGE                                               1,382

Provision for income taxes                                                                               492
                                                                                                   ---------
        INCOME BEFORE ACCOUNTING CHANGE                                                                  890

Cumulative effect of change in accounting for income taxes                                                83
                                                                                                   ---------

        NET INCOME                                                                                 $     973
                                                                                                   =========
EARNINGS PER SHARE
Income per share before accounting change                                                          $    6.90
Cumulative effect of change in accounting for income taxes                                               .64
                                                                                                   ---------

Net income per share                                                                               $    7.54
                                                                                                   =========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                                                           128,964
                                                                                                   =========





   The accompanying notes are an integral part of these financial statements.

MID SOUTH BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEAR ENDED DECEMBER 31, 1993
(DOLLARS IN THOUSANDS)


                                                                  ADDITIONAL
                                                       COMMON      PAID-IN       RETAINED      TREASURY
                                                        STOCK      CAPITAL       EARNINGS        STOCK       TOTAL
                                                     ----------  -----------     --------      ---------     -----
Balance at December 31, 1992                        $   1,294    $     15      $ 3,436       $     (18)    $    4,727

   Net income                                               -           -          973               -            973

   Issuance of 404 shares of treasury stock                 -           3            -               8             11
                                                    ---------    --------      -------       ---------     ----------
Balance at December 31, 1993                        $   1,294    $     18      $ 4,409       $     (10)    $    5,711
                                                    =========    ========      =======      ==========     ==========




  The accompanying notes are an integral part of these financial statements.

MID SOUTH BANCHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 1993
(DOLLARS IN THOUSANDS)

OPERATING ACTIVITIES
 Net income                                                                           $      973
 Adjustments to reconcile net income to net cash provided by operating activities
   Cumulative effect of change in accounting for income taxes                                (83)
   Provision for loan losses                                                                 292
   Provision for losses on other real estate owned                                            78
   Loss on sales of other real estate                                                         31
   Investment securities gains, net                                                          (32)
   Net accretion of investment securities                                                    (79)
   Depreciation                                                                              357
   Deferred income taxes                                                                     (43)
   (Increase) decrease in assets
      Accrued interest receivable                                                           (162)
      Other assets                                                                           246
   Increase (decrease) in liabilities
      Accrued interest payable                                                               (74)
      Income taxes payable                                                                   122
      Other liabilities                                                                     (324)
                                                                                      ----------
    Net cash provided by operating activities                                              1,302
                                                                                      ----------
INVESTING ACTIVITIES
   Net increase in interest-bearing deposits at
    other financial institutions                                                            (618)
   Purchases of investment securities                                                    (20,742)
   Proceeds from sales of investment securities                                            1,329
   Proceeds from maturities and repayments of
    investment securities                                                                 16,281
   Net increase in loans                                                                  (3,052)
   Purchases of premises and equipment                                                      (313)
   Proceeds from sales of premises and equipment                                              24
   Proceeds from sales of other real estate owned                                            313
                                                                                      ----------
        Net cash used in investing activities                                             (6,778)
                                                                                      ----------

FINANCING ACTIVITIES
   Net decrease in deposits                                                                  (93)
   Issuance of treasury stock                                                                 11
   Increase in federal funds purchased                                                       925
   Principal repayments of other borrowed funds                                             (680)
                                                                                      ----------
        Net cash provided by financing activities                                            163
                                                                                      ----------

CASH AND CASH EQUIVALENTS
  Net decrease                                                                            (5,313)
  Beginning of year                                                                       10,909
                                                                                      ----------
  End of year                                                                         $    5,596
                                                                                      ==========
SUPPLEMENTAL DISCLOSURES
  Cash paid for interest                                                              $    3,343
                                                                                      ==========

  Cash paid for income taxes                                                          $      415
                                                                                      ==========


  The accompanying notes are an integral part of these financial statements.

MID SOUTH BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Mid South Bancshares, Inc. (the "Corporation") and its wholly-owned subsidiaries, Security Bank ("Security") and Farmers & Merchants Bank ("Farmers") (collectively, "the Banks"), conform with generally accepted accounting principles and general practices of the banking industry. The Corporation and the Banks are subject to the regulations of certain federal and state agencies and undergo periodic examinations by those regulatory agencies. The following is a description of the more significant accounting policies:

BASIS OF PRESENTATION. The consolidated financial statements include the accounts of the Corporation and its subsidiaries after elimination of significant intercompany accounts and transactions.

STATEMENT OF CASH FLOWS. For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold. Federal funds are generally purchased and sold for one-day periods.

INVESTMENT SECURITIES. Investment securities are stated at cost adjusted for amortization of premium and accretion of discount, which are recognized as adjustments to interest income. Gains and losses on investment securities are recorded when realized on a specific identity basis or when, in the opinion of management, an unrealized loss is other than temporary in nature. All investment securities transactions are recorded using a method which approximates trade-date accounting. At December 31, 1993 management had the intent and ability to hold all investment securities to maturity.

In May 1993, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities, which is effective for fiscal years beginning after December 15, 1993. This new standard addresses the accounting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. The investment securities covered by this standard are to be classified into three categories: (i) debt securities for which the institution has a positive intent and ability to hold to maturity are classified as "held-to-maturity" securities and reported at amortized cost; (ii) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as "trading securities" and reported at fair value, with unrealized gains and losses included in earnings; and (iii) debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as "available-for-sale" securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity.

Effective January 1, 1994, the Corporation adopted SFAS No. 115. In connection with the adoption of this statement, $3.45 million of securities were transferred to the available-for- sale category with the net unrealized gain of approximately $17,000, net of applicable deferred income taxes, reflected as a separate component of stockholders' equity. The remaining securities were classified as held-to-maturity which will continue to be carried at amortized cost adjusted for amortization of premiums and accretion of discounts. The initial adoption did not have any effect on the results of operations of the Corporation.

MID SOUTH BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

LOANS. Loans are stated at the principal amount outstanding. Interest income on loans is accrued using a simple interest method on outstanding balances. Loan origination fees and direct loan origination costs are recognized currently as income and period costs, respectively, and do not vary materially from the results that would be recorded using the deferral method proscribed by SFAS No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases.

Loans are generally placed on nonaccrual status and interest is not recorded currently if payment in full of principal or interest is not expected or when the payment of principal or interest is more than 90 days past due, unless it is both well-secured and in the process of collection. Interest income previously accrued is reversed at that time. Income recognition on installment loans is discontinued, and the loan is charged off if no payment is received within 90 and 150 days, respectively. Loans are classified as restructured when concessions, generally extended maturities or reduced interest rates, have been granted because of the debtor's inability to meet the original terms. Interest income on restructured loans is recognized on the accrual basis at the restructured interest rate.

In May 1993, the FASB issued SFAS No. 114, Accounting by Creditors for Impairment of a Loan, which is applicable to all creditors and loans. SFAS No. 114 addresses the accounting for the impairment of loans, uncollateralized as well as collateralized, except large groups of smaller-balance homogeneous loans (e.g., consumer and mortgage loans) that are collectively evaluated for impairment; loans carried at fair value or at the lower of cost or fair value; leases; and debt securities as defined by SFAS No. 115. Such impaired loans should be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or fair value of the underlying collateral if the loan is collateral dependent. The Statement also applies to all loans that are restructured in accordance with SFAS No. 15, Accounting by Debtors and Creditors for Troubled Debt Restructurings. This Statement applies to financial statements for fiscal years beginning after December 15, 1994 with earlier application encouraged. Management has not fully evaluated the impact of SFAS No. 114; therefore, the impact upon adoption of SFAS No. 114, if any, on the financial position of the Corporation and its subsidiaries cannot be estimated at this time. Management is currently reviewing its loan portfolio to determine which loans must be measured in accordance with SFAS No. 114.

ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses represents management's estimate of losses inherent in the existing loan portfolio. The allowance for loan losses is increased by provisions for loan losses and reduced by loans charged off, net of recoveries. Provisions for loan losses are determined based on management's evaluation of past loan loss experience, current and anticipated future economic conditions, the level of classified and nonperforming loans, the composition and size of the portfolio, reviews and evaluations of specific loans, and the results of regulatory examinations. The allowance for loan losses is maintained at a level considered adequate by management to provide for losses in the existing loan portfolio. In evaluating the adequacy of the allowance, management makes certain estimates and assumptions which are susceptible to change in the near term. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions.

MID SOUTH BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


PREMISES AND EQUIPMENT. Premises and equipment are stated at cost, less accumulated depreciation. Depreciation provisions are computed principally on straight-line methods over the estimated useful lives of the assets (buildings and improvements - 10 to 32 years; furniture and fixtures - 5 to 7 years).

OTHER REAL ESTATE. Other real estate represents real estate acquired through foreclosure and is stated at the lower of the recorded amount of the loan or the net realizable value (which approximates the fair value) of the underlying real estate. Any losses at foreclosure are charged to the allowance for loan losses.

INCOME TAXES. Effective January 1, 1993, the Corporation adopted the provisions of SFAS No. 109, Accounting for Income Taxes, and recorded the cumulative effect of the accounting change of $83,000. SFAS 109 requires a change from the deferred method of accounting for income taxes to the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss carryforwards and other benefits, and relate principally to the allowance for loan losses and accumulated depreciation on premises and equipment. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Corporation and Banks file consolidated federal and state income tax returns.

EMPLOYEE BENEFITS. In December 1990, SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, was issued which requires accrual for the liability for the postretirement benefits during the years the employee performs services. This Statement generally is effective for fiscal years beginning after December 15, 1994 for employers with less than 500 employees. Currently, the Corporation does not provide benefits for retired employees.

In November 1992, SFAS No. 112, Employers' Accounting for Postemployment Benefits was issued and required adoption in fiscal years beginning after December 15, 1993. This Statement requires that certain costs of postemployment benefits must be charged to expense during the years of service rather than expensing such costs when paid. Currently, the Corporation does not offer any such postemployment benefits.

EARNINGS PER SHARE. Earnings per share amounts are based on the weighted average common shares outstanding.

MID SOUTH BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - RESTRICTIONS ON CASH

The Banks are required by the Federal Reserve Bank to maintain average reserve balances. The average required balance to be maintained for such purpose during 1993 was approximately $779,000.


NOTE 3 - INVESTMENT SECURITIES

The carrying value and market value of investment securities as of December 31, 1993 are summarized as follows (in thousands):

                                                                                                UNREALIZED
                                                                               CARRYING         ----------          MARKET
                                                                                VALUE        GAINS      LOSSES       VALUE
                                                                              ---------      -----      ------      -------
U.S. Treasury securities                                                     $  20,243      $    144    $   (20)    20,367
Securities of U.S. Government agencies                                           6,435            18        (14)     6,439
Obligations of states and political
 subdivisions                                                                      830             3        (16)       817
Mortgage-backed and related securities                                             687            -          (3)       684
Other securities                                                                   392             3         -         395
                                                                             ---------      --------    -------    -------
                         Total                                               $  28,587      $    168    $   (53)   $28,702
                                                                             =========      ========    =======    =======


Investment securities with a carrying value of approximately $11,960,000 at December 31, 1993 were pledged to secure public and trust funds on deposit and for other purposes as required or permitted by law.

MID SOUTH BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the maturities of investment securities at December 31, 1993 (in thousands):

                                                                                       CARRYING        MARKET
                                                                                        VALUE          VALUE
                                                                                      ---------       -------
      Maturing within one year
        U.S. Treasury securities                                                     $       996    $       995
        Securities of U.S. Government agencies                                             2,246          2,245
        Obligations of states and political subdivisions                                     198            195
        Other                                                                                 10             10
                                                                                     -----------    -----------
                                                                                           3,450          3,445
                                                                                     -----------    -----------
      Maturing after one year but within five years
        U.S. Treasury securities                                                          19,228         19,348
        Securities of U.S. Government agencies                                             3,430          3,441
        Obligations of states and political subdivisions                                     478            473
                                                                                     -----------    -----------
                                                                                          23,136         23,262
                                                                                     -----------    -----------
      Maturing after five years but within ten years
        Securities of U.S. Government agencies                                               759            753
        Obligations of states and political subdivisions                                     154            149
                                                                                     -----------    -----------
                                                                                             913            902
                                                                                     -----------    -----------
      Maturing after ten years
        U.S. Treasury securities                                                              19             24
        Other                                                                                 21             24
                                                                                     -----------    -----------
                                                                                              40             48
                                                                                     -----------    -----------
      Other securities
        Mortgage-backed and related securities                                               687            684
        Equity securities with no stated maturity                                            361            361
                                                                                     -----------    -----------
                                                                                     $    28,587    $    28,702
                                                                                     ===========    ===========


Expected maturities of mortgage-backed and related securities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

Security is a member of the Federal Home Loan Bank ("FHLB") System. Accordingly, it is required to maintain an investment in capital stock of the FHLB of Dallas. At December 31, 1993, the investment in FHLB stock of $352,000 is stated at cost, which approximates market value.

MID SOUTH BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS

Loans outstanding at December 31, 1993 are summarized as follows (in thousands):

Commercial and industrial                                                                                         $     7,871
Real estate
  Secured by single-family residential properties                                                                      23,480
  Construction, land development and other commercial                                                                  13,730
  Secured by farmland                                                                                                   8,006
Agricultural                                                                                                            8,195
Installment loans to individuals                                                                                       12,795
Other loans                                                                                                             3,723
                                                                                                                  -----------
      Total loans                                                                                                 $    77,800
                                                                                                                  ===========

Nonperforming loans are summarized as follows at December 31, 1993 (in thousands):

  Nonaccrual loans                                                                                                $       601
  Loans 90 days or more past due                                                                                           10
                                                                                                                  -----------
      Total nonperforming loans                                                                                   $       611
                                                                                                                  ===========

There were no material outstanding unfunded commitments related to the above nonperforming loans at December 31, 1993. Interest which would have been earned under the original terms on nonaccrual loans did not materially differ from that actually recorded.

CONCENTRATION OF CREDIT RISK. The Banks' lending activities are concentrated in Greene and Randolph Counties, Arkansas, where they are headquartered, and the surrounding area. The Banks' customers have similar characteristics including economic factors and activities, primarily agricultural related. The loans are collateralized by various security interests, including but not limited to crops, mortgages, equipment, automobiles and deposits. In some instances loans are extended on an unsecured basis.

FINANCIAL INSTRUMENTS. The Banks are parties to financial instruments with off-balance sheet credit risk in the normal course of business in order to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized in the consolidated balance sheet. The contractual amounts of these instruments reflect the extent of involvement the Banks have in particular classes of financial instruments.

Off-balance sheet contractual committed amounts at December 31, 1993 are as follows (in thousands):

  Commitments to extend credit                                 $6,321
  Standby, commercial and similar letters of credit               775

MID SOUTH BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Commitments to extend credit are agreements to lend to customers as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Banks evaluate each customer's credit worthiness on a case-by-case basis, and the amount of collateral required is determined based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, income producing properties and securities.

Letters of credit are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party and are not reflected in the Corporation's financial statements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Banks, in some cases, hold various types of collateral to support those commitments for which collateral is deemed necessary. Letters of credit outstanding at December 31, 1993 expire through 1995.


NOTE 5 - ALLOWANCE FOR LOAN LOSSES

The following summarizes the changes in the allowance for loan losses for the year ended December 31, 1993 (in thousands):

        Balance, January 1                                                  $      815
          Provision for loan losses                                                292
          Recoveries of loans previously charged off                                13
          Amounts charged off                                                     (119)
                                                                            ----------
        Balance, December 31                                                $    1,001
                                                                            ==========


NOTE 6 - PREMISES AND EQUIPMENT

A summary of premises and equipment at December 31, 1993 is as follows (in thousands):

        Land                                                              $      948
        Buildings and improvements                                             4,581
        Furniture and fixtures                                                 1,833
                                                                          ----------
                                                                               7,362
        Less accumulated depreciation                                          2,813
                                                                          ----------
             Premises and equipment, net                                  $    4,549
                                                                          ==========


MID SOUTH BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - OTHER BORROWINGS

Other borrowings consists of the following (in thousands):

Mid South Bancshares, Inc. capital notes,
 variable rate at prime of an unrelated financial
 institution (6.0% at December 31, 1993)
 (subject to a ceiling of 12.5%), due in annual
 installments through January 1998, interest payable
 quarterly, unsecured                                                                               $  1,165

Security Bank capital notes, 9.75%, due in annual
 installments through June 1998, interest payable
 semi-annually, unsecured                                                                                500

Mid South Bancshares, Inc. note payable, to an
 unrelated financial institution, variable rate at
 prime of an unrelated financial institution plus 1%
 (7.0% at December 31, 1993) (subject to an 8.5%
 ceiling), due February 1994, secured by 102,817
 shares of the Corporation's common stock, substantially
 all of the common stock of Security and the personal
 endorsement of the Corporation's two majority
 shareholders.  (Under the most restrictive
 covenants associated with this note, the Corporation
 is limited as to the amount of dividends it can pay.
 Furthermore, the Corporation and Security are
 limited in the amount of new debt that they may
 issue.  The dividend limitations are no more restrictive
 than those imposed by regulatory agencies.)  (On
 February 8, 1994, the Corporation paid $440,251
 on this note, and the lender renewed the balance
 which is due April 1995, variable rate at prime of
 an unrelated financial institution, secured by 82,839
 shares of the Corporation's common stock and
 substantially all of the common stock of Security.)                                                   2,853

Advance to Security from the Federal Home
 Loan Bank, 5.85%, due April 1995, secured by
 first mortgage residential loans                                                                        595
                                                                                                    --------
                                                                                                    $  5,113
                                                                                                    ========


MID SOUTH BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In February and May 1994, additional advances from the Federal Home Loan Bank of $600,000 (6.39%, due monthly through March 2004) and $1 million (5.03%, due November 1994), respectively, were made. Such advances are secured by first mortgage residential loans.


The principal maturities of all other borrowings, including maturities on obligations which have been refinanced, in years subsequent to 1993 are:
$540,251 in 1994; $3,357,692 in 1995; $375,000 in 1996; $405,000 in 1997; and
$435,000 in 1998.


NOTE 8 - SUBSIDIARIES DIVIDENDS

The amount of dividends which the Banks may pay to the Corporation is limited by applicable laws and regulations. The Banks are incorporated under the laws of the state of Arkansas and may pay dividends only to the extent of their unreserved and unrestricted additional paid-in capital and retained earnings. The Federal Deposit Insurance Corporation ("FDIC"), the Banks' primary regulator, imposes no dollar limit on dividends paid by state-chartered banks but requires maintenance of certain capital levels. The Banks, at a minimum, must maintain total capital greater than or equal to eight percent (8%) of adjusted total assets (as defined). Under the current FDIC capital guidelines, the Banks could pay approximately $2.9 million in dividends; however, the Banks are also further restricted under state banking regulations from paying dividends in any given year in excess of 50% of the current income of that year before obtaining regulatory approval which would limit the Banks from paying additional dividends exceeding approximately $543,000 without regulatory approval. The above amounts may be paid but, as a practical matter, other considerations, including past dividend levels, may affect management's decision with respect to the payment of dividends.

Additionally, the Merger Agreement described in Note 15 restricts the amount of dividends the Corporation may pay to stockholders prior to the closing of the transaction.

NOTE 9 - EMPLOYEE BENEFIT PLANS

EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST. The Employee Stock Ownership Plan and Trust ("ESOP") is noncontributory and covers employees having one or more years of service who work in excess of 1,000 hours a year and who have attained 18 years of age. The amounts of contributions to the ESOP are determined annually by the Board of Directors and were approximately $20,000 for the year ended December 31, 1993. At December 31, 1993, the ESOP held 19,788 shares of the Corporation's stock, all of which were allocated to participants.

PROFIT SHARING PLAN. The Farmers & Merchants Bank Profit Sharing Plan (the "Profit Sharing Plan") is noncontributory and covers employees of Farmers having one or more years of service who are at least 21 years of age. The amounts of contributions to the Profit Sharing Plan are determined annually by the Board of Directors; there were no contributions during the year ended December 31, 1993.

MID SOUTH BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


401K PROFIT SHARING PLAN AND TRUST. Effective January 1, 1994, the Corporation's 401K Plan was formed and became available to employees having one or more years of service who are at least 18 years of age. Employees may voluntarily contribute up to 10 percent of their gross compensation on a pre-tax basis up to a specified maximum, subject to certain Internal Revenue Service restrictions (amount may change from year to year based on cost of living index), and the Corporation may, at the discretion of the Board of Directors, make a matching contribution of up to 100 percent of the amounts contributed by the employees.


NOTE 10 - OTHER NONINTEREST EXPENSE

Other noninterest expenses for the year ended December 31, 1993 are summarized as follows (in thousands):

                    FDIC insurance premiums                               $      248
                    Stationery, supplies and postage                             167
                    Expenses of other real estate                                109
                    Other                                                        971
                                                                          ----------

                         Other noninterest expense                        $    1,495
                                                                          ==========



NOTE 11 - INCOME TAXES

Effective January 1, 1993, the Corporation adopted SFAS No. 109, Accounting for Income Taxes and recorded an $83,000 benefit due to the cumulative effect of this change in accounting method. Reference is made to Note 1 for further discussion of this accounting change.

The components of income tax expense (benefit) for the year ended December 31, 1993 are as follows (in thousands):

                    Current
                      Federal                                               $      498
                      State                                                         37
                    Deferred
                      Federal                                                      (65)
                      State                                                         22
                                                                            ----------
                         Provision for income taxes                         $      492
                                                                            ==========


MID SOUTH BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The net deferred tax asset is comprised of the following at December 31, 1993 (in thousands):

       Gross deferred assets:
         Allowance for loan losses                                                    $      207
         Net operating loss carryforwards for tax purposes                                    60
         Write-downs of other real estate owned                                               84
                                                                                      ----------
            Gross deferred assets                                                            351
            Less  valuation allowance                                                          -
                                                                                      ----------
            Total deferred assets                                                            351
                                                                                      ----------

       Gross deferred liabilities:
         Accretion of discount on investment securities                                       18
         Accumulated depreciation on premises and equipment                                   74
         Other                                                                                33
                                                                                      ----------
            Total deferred liabilities                                                       125
                                                                                      ----------
            Net deferred tax assets                                                   $      226
                                                                                      ==========

A reconciliation of the statutory federal income tax rate to the effective tax rate for the year ended December 31, 1993 is as follows (dollars in thousands):

                                                                                       % OF
                                                                                     PRE-TAX
                                                                          AMOUNT      INCOME
                                                                          ------      ------

Computed "expected" tax                                                $    484        35.0
State income taxes, net of federal tax benefit                               39         2.8
Tax-exempt income, net of disallowed interest expense                       (17)       (1.2)
Other                                                                       (14)       (1.0)
                                                                        -------        ----

      Provision for income taxes                                       $    492        35.6
                                                                       ========        ====

At December 31, 1993, one of the Corporation's subsidiaries had approximately $177,000 of federal net operating loss carryforwards available to offset future taxable income and which expire in the year 2002 if not utilized sooner. The net operating losses were incurred prior to the subsidiary being affiliated with the Corporation. Accordingly, such future utilization is limited to approximately $70,000 per year.

Based on the Corporation's historical and current pre-tax earnings, management believes that it is more likely than not that the Corporation will realize the benefits of the federal net operating loss carryforwards, and other net deductible temporary differences will reverse during future periods in which the Corporation generates federal net taxable income.

MID SOUTH BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - MID SOUTH BANCSHARES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION (IN THOUSANDS)

                                  CONDENSED BALANCE SHEET
                                     DECEMBER 31, 1993

ASSETS
- ------
      Due from banks                                                            $      326
      Investment in subsidiaries                                                     9,525
      Other assets                                                                     237
                                                                                ----------
      Total assets                                                              $   10,088
                                                                                ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
- ------------------------------------
      Borrowed funds                                                            $    4,018
      Other liabilities                                                                359
      Stockholders' equity                                                           5,711
                                                                                ----------
      Total liabilities and stockholders' equity                                $   10,088
                                                                                ==========

                                CONDENSED STATEMENT OF INCOME
                            FOR THE YEAR ENDED DECEMBER 31, 1993


Dividends from Banks                                                            $      575
Interest income                                                                          4
                                                                                ----------
      Total income                                                                     579
                                                                                ----------

Interest expense                                                                       280
Other expense                                                                           35
                                                                                ----------
      Total expenses                                                                   315
                                                                                ----------
      Income before income taxes, accounting change and
        undistributed income of Banks                                                  264
Income tax benefit                                                                      62
                                                                                ----------
      Income before accounting change and undistributed
        income of Banks                                                                326
Cumulative effect of change in accounting for income taxes                              83
                                                                                ----------
      Income before undistributed income of Banks                                      409

Undistributed income of Banks                                                          564
                                                                                ----------
      Net income                                                                $      973
                                                                                ==========


MID SOUTH BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       CONDENSED STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1993

OPERATING ACTIVITIES
  Net income                                                                                           $ 973
  Cumulative effect of change in accounting for income taxes                                             (83)
  Equity in undistributed income of Banks                                                               (564)
  Decrease in other assets                                                                               104
  Increase in other liabilities                                                                          111
                                                                                                       -----
       Net cash provided by operating activities                                                         541
                                                                                                       -----
FINANCING ACTIVITIES
  Issuance of treasury stock                                                                              11
  Principal repayments of other borrowed funds                                                          (230)
                                                                                                       -----
       Net cash used in financing activities                                                            (219)
                                                                                                       -----

CASH AND CASH EQUIVALENTS
  Net increase                                                                                           322
  Beginning of year                                                                                        4
                                                                                                       -----
  End of year                                                                                          $ 326
                                                                                                       =====

The ability of the parent company, Mid South Bancshares, Inc. to service its debt is dependent upon the ability of the Banks to pay dividends to the parent company sufficient to service such debt.

NOTE 13 - RELATED PARTY TRANSACTIONS

The Banks have granted loans to executive officers, directors and principal stockholders and their affiliates totaling $3,400,000 at December 31, 1993. During the year ended December 31, 1993, $1,400,000 in new loans were made to executive officers, directors, principal stockholders and their affiliates and $3,300,000 repaid. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons. Management does not expect any losses from the outstanding related party loans, nor are any of these loans on nonaccrual status.

The two major stockholders of the Corporation are employed in executive capacities with an unrelated financial institution. The Corporation purchased, on a nonrecourse basis, participation interest in certain loans originated by the unrelated financial institution which aggregated $1.6 million at December 31, 1993.

During 1993, the Corporation paid management fees totaling $34,608 and $29,304, respectively, to two of its shareholders.

MID SOUTH BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Under the terms of a land lease expiring July 2020, Security leases certain property used in its operations from a stockholder of the Corporation. Monthly rentals under this lease approximate $12,000 annually.

NOTE 14 - LEGAL PROCEEDINGS

The Corporation and the Banks are parties to various legal proceedings which have arisen in the ordinary course of business. Management is of the opinion that neither the Corporation's financial position nor its results of operations will be materially adversely affected by the ultimate resolution of these legal proceedings.

NOTE 15 - PENDING MERGER

In July 1994, the Board of Directors of the Corporation approved an Agreement and Plan of Reorganization ("Merger Agreement") with another bank holding company whereby the two parties intend to effectuate a merger of the Corporation with and into a subsidiary of the other bank holding company. The merger, which is to be accounted for as a pooling of interests, is dependent upon the approval of the stockholders of the Corporation and various regulatory agencies. Additionally, the Corporation is restricted from certain activities prior to the consummation of the transaction.

MID SOUTH BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




                                  APPENDIX A-2



                       CONSOLIDATED FINANCIAL STATEMENTS


                  MID SOUTH BANCSHARES, INC. AND SUBSIDIARIES





                     Years ended December 31, 1992 and 1991
                      with Report of Independent Auditors

                 Mid South Bancshares, Inc. and Subsidiaries
                       Consolidated Financial Statements
                     Years ended December 31, 1992 and 1991




                                    CONTENTS

Report of Independent Auditors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

Audited Consolidated Financial Statements

Consolidated Balance Sheets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Consolidated Statements of Income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
Consolidated Statements of Shareholders' Equity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
Consolidated Statements of Cash Flows . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7

                         Report of Independent Auditors

The Board of Directors
Mid South Bancshares, Inc.

We have audited the accompanying consolidated balance sheets of Mid South Bancshares, Inc. and Subsidiaries as of December 31, 1992 and 1991, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mid South Bancshares, Inc. and Subsidiaries at December 31, 1992 and 1991, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



Little Rock, Arkansas                                 Ernst & Young LLP
August 29, 1994

                  Mid South Bancshares, Inc. and Subsidiaries

                          Consolidated Balance Sheets

                                                                                  DECEMBER 31
                                                                             1992              1991
                                                                       --------------------------------
ASSETS
Cash and due from banks                                                $   7,209,332      $   4,705,258
Federal funds sold                                                         3,700,000            525,000
                                                                       --------------------------------
Total cash and cash equivalents                                           10,909,332          5,230,258
Interest bearing deposits with other banks                                 6,143,763         13,131,612
Investments (1992 and 1991 estimated market values:  $25,368,248
and $25,197,564) (Note 2)                                                 25,343,915         24,326,657
Trading account securities                                                         -            100,000
Loans (Notes 6, 13, and 14):
Commercial, financial and agricultural                                    28,226,315         28,187,372
Real estate--construction                                                  1,410,443          1,052,425
Real estate--mortgage                                                     32,402,216         31,056,981
Installment                                                               12,815,008         12,348,272
                                                                       --------------------------------
Total loans                                                               74,853,982         72,645,050
Less:
Unearned income                                                                (210)              (809)
Allowance for loan losses (Note 3)                                         (815,079)          (827,430)
                                                                       --------------------------------
Net loans                                                                 74,038,693         71,816,811
Premises and equipment (Note 4)                                            4,616,948          4,633,401
Accrued interest receivable                                                1,188,215          1,806,141
Deferred income taxes                                                        100,000            100,000
Other assets                                                               1,746,866          2,018,333
                                                                       --------------------------------
Total assets                                                           $ 124,087,732      $ 123,163,213
                                                                       ================================


                                                                             DECEMBER 31
                                                                      1992                1991
                                                                 ----------------------------------
 LIABILITIES AND SHAREHOLDERS' EQUITY
 Liabilities:
 Noninterest bearing deposits                                    $   15,278,134      $   14,035,658
 Interest bearing deposits                                           96,904,810          98,355,070
                                                                 ----------------------------------
 Total deposits (Note 7)                                            112,182,944         112,390,728
 Accrued interest payable                                               686,552             995,552
 Income taxes payable                                                    62,369              61,337
 Other borrowed funds (Note 9)                                          945,000             510,000
 Other liabilities                                                      636,143           1,065,708
                                                                 ----------------------------------
 Liabilities (excluding Subordinated note)                          114,513,008         115,023,325
 Subordinated and capital notes (Note 10)                             1,995,000           2,300,000
 Note payable (Note 5)                                                2,852,943           2,852,943
                                                                 ----------------------------------
 Total liabilities                                                  119,360,951         120,176,268
 Shareholders' equity (Note 11):
 Common Stock, $10 par value--authorized 200,000 shares, issued
 and outstanding 129,439 shares                                       1,294,390           1,294,390
 Capital surplus                                                         14,432                   -
 Undivided profits                                                    3,435,917           1,718,113
 Treasury stock                                                        (17,958)            (25,558)
                                                                 ----------------------------------
 Total shareholders' equity                                           4,726,781           2,986,945
 Commitments and contingencies (Note 13)
                                                                 ----------------------------------
 Total liabilities and shareholders' equity                      $  124,087,732      $  123,163,213
                                                                 ==================================

See accompanying notes.

                  Mid South Bancshares, Inc. and Subsidiaries

                       Consolidated Statements of Income

                                                                        YEAR ENDED DECEMBER 31,
                                                                      1992                  1991
                                                                  ---------------------------------
 Interest income:
 Loans, including fees                                            $  6,881,930         $  7,472,152
 Investment securities:
 Taxable                                                             1,493,445            1,934,354
 Tax-exempt                                                             66,330               97,758
 Other                                                                 399,922              667,446
                                                                  ---------------------------------
 Total interest income                                               8,841,627           10,171,710
 Interest expense:
 Deposits                                                            3,721,555            5,403,448
 Other                                                                 427,296              627,120
                                                                  ---------------------------------
 Total interest expense                                              4,148,851            6,030,568
                                                                  ---------------------------------
 Net interest income                                                 4,692,776            4,141,142
 Provision for loan losses (Note 3)                                    185,181              300,000
                                                                  ---------------------------------
 Net interest income after provision for loan losses                 4,507,595            3,841,142
 Other income:
 Service charges on deposit accounts                                   760,603              728,058
 Securities gains, net (Note 2)                                      1,034,974                6,028
 Other                                                                 441,885              412,860
                                                                  ---------------------------------
                                                                     2,237,462            1,146,946
                                                                  ---------------------------------
 Other expenses:
 Salaries and employee benefits (Note 15)                            1,841,126            1,950,393
 Net occupancy expense and furniture and equipment expense
                                                                       749,481              702,528
 Other (Note 16)                                                     1,596,311            1,390,352
                                                                  ---------------------------------
                                                                     4,186,918            4,043,273
                                                                  ---------------------------------
 Income before income taxes                                          2,558,139              944,815
 Income tax provision (Note 8)                                         810,242              274,968
                                                                  ---------------------------------
 Net income before minority interest                                 1,747,897              669,847
 Minority interest in earnings of subsidiary                            30,093                    -
                                                                  ---------------------------------
 Net income                                                       $  1,717,804         $    669,847
                                                                  =================================
 Weighted average number of common shares outstanding during the
 period                                                                128,458              128,423
                                                                  =================================
 Earnings per common share (Note 1)                               $      13.37         $       5.22
                                                                  =================================
See accompanying notes.

                  Mid South Bancshares, Inc. and SubSIDIARIES

                 Consolidated Statements of Shareholders' Equity


                                      COMMON      CAPITAL      UNDIVIDED     TREASURY
                                      STOCK       SURPLUS       PROFITS       STOCK          TOTAL
                                  --------------------------------------------------------------------
Balance at January 1, 1991        $   1,294,390  $       -  $    1,048,266  $  (25,558)  $   2,317,098
 Net income                                   -          -         669,847           -         669,847
                                  --------------------------------------------------------------------
 Balance at December 31, 1991         1,294,390          -       1,718,113     (25,558)      2,986,945

 Net income                                   -          -       1,717,804           -       1,717,804
 Sale of 185 shares of treasury
 stock                                        -     14,432               -        7,600         22,032
                                  --------------------------------------------------------------------
 Balance at December 31, 1992     $   1,294,390  $  14,432  $    3,435,917  $  (17,958)  $   4,726,781
                                  ====================================================================
See accompanying notes.


                  Mid South Bancshares, Inc. and Subsidiaries

                     Consolidated Statements of Cash Flows

                                                                             YEAR ENDED DECEMBER 31,
                                                                           1992                  1991
                                                                     -------------------------------------
 OPERATING ACTIVITIES
 Net income                                                          $    1,717,804         $      669,847
 Adjustments to reconcile net income to net cash
 provided by operating activities
      Provision for loan losses                                             185,181                300,000
      Provision for losses on other real estate                             145,277                 52,974
      Provision for depreciation                                            360,468                348,538
 Amortization of investment security premiums and accretion of
 discounts                                                                 (166,799)                 3,882
 Write-offs on other repossessed assets                                      74,996                      -
 Deferred income taxes                                                       15,353                (67,335)
 Realized investment security gains                                      (1,034,974)                (6,028)
 Trading account securities gains                                                 -                 (1,592)
 Proceeds from sales of trading account securities                                -                 20,834
 Purchases of trading account securities                                          -                (20,834)
 Loans originated or acquired and held for resale                        (7,768,200)            (4,127,694)
 Principal collected on loans held for resale                             7,411,150              3,789,700
 Decrease in accrued interest receivable and other assets                 1,066,166                653,067
 Decrease in accrued interest payable, income taxes payable and
 other liabilities                                                         (752,885)               (36,025)
                                                                     -------------------------------------
 Net cash provided by operating activities                                1,253,537              1,579,334
 INVESTING ACTIVITIES
 Proceeds from maturities of investment securities                        4,321,517              3,939,766
 Proceeds from sales of investment securities                            26,135,061              2,071,902
 Purchases of investment securities                                     (30,172,063)            (6,324,024)
 Net (increase) decrease in interest bearing deposits with other
 banks                                                                    6,987,849             (7,124,589)
 Net increase in loans                                                   (2,449,460)            (6,860,001)
 Purchases of premises and equipment                                       (497,621)              (385,793)
 Proceeds from sales of premises and equipment                              156,006                 90,612
                                                                     -------------------------------------
 Net cash provided by (used in) investing activities                      4,481,289            (14,592,127)

 FINANCING ACTIVITIES
 Net increase (decrease) in deposits                                       (207,784)            10,974,787
 Proceeds from other borrowed funds                                         435,000                510,000
 Principal payments on note payable                                               -               (734,383)

 Principal payments on subordinated and capital notes                      (305,000)              (290,000)
 Sale of treasury stock                                                      22,032                      -
                                                                     -------------------------------------
 Net cash provided by (used in) financing activities                        (55,752)            10,460,404
                                                                     -------------------------------------
 Increase (decrease) in cash and cash equivalents                         5,679,074             (2,552,389)

 Cash and cash equivalents at beginning of year                           5,230,258              7,782,647
                                                                     -------------------------------------
 Cash and cash equivalents at end of year                              $ 10,909,332           $  5,230,258
                                                                     =====================================
See accompanying notes.



                  Mid South Bancshares, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

                               December 31, 1992

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION

The consolidated financial statements include the accounts of Mid South Bancshares, Inc. (the "Company") and its wholly owned subsidiary Security Bank ("Paragould") and Paragould's wholly owned subsidiaries, Security Real Estate, Inc. and Security Investment Services, Inc. They also include the accounts of the Company's majority owned subsidiary (96.3%) Far-Mer Bancshares, Inc., and its majority owned subsidiary (95.1%) Farmers and Merchants Bank ("Reyno") and its wholly owned subsidiary F&M Development Corp. All significant intercompany accounts and transactions have been eliminated in consolidation.

INVESTMENTS

Investments are stated at cost, adjusted for amortization of premiums and accretion of discounts. Amortization and accretion are calculated using methods approximating the yield method. The adjusted cost of the specific security is used to compute gains and losses on sales of securities.

Management determines the appropriate classification of investments at the time of purchase. Management has the intent and the Company has the ability to hold investments to maturity or on a long-term basis. As such, these investments are carried at amortized historical costs. If investments are acquired with the intent of holding for an indefinite period or for sale prior to maturity, the investments would be carried at the lower of cost or market.

TRADING ACCOUNT SECURITIES

In 1991, trading account securities were carried at estimated market value. Unrealized gains and losses were recognized in other income. In April 1992, the trading account was closed and the securities were placed in the investment portfolio.

                  Mid South Bancshares, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

                               December 31, 1992

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

FIRST MORTGAGE REAL ESTATE LOANS HELD FOR RESALE

First mortgage real estate loans held for resale ($734,700 and $412,894 at December 31, 1992 and 1991, respectively) are classified with real estate mortgage loans and are carried at the lower of cost or fair market value on a net aggregate basis. To manage the off-balance sheet market risk exposure related to these real estate loans, the Company presells these loans to third parties.

REVENUE RECOGNITION

Interest on loans is credited to operations generally based upon the principal amount outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, there is doubt about the ability of the borrower to pay interest or principal when due. When interest accruals are discontinued, interest credited to income in the current year is reversed, and interest accrued in the prior year is charged to the allowance for loan losses. If the ultimate collectability of principal is in doubt, any payment received on a loan on which the accrual of interest has been suspended, is applied to reduce principal to the extent necessary to eliminate such doubt.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less allowances for depreciation. Provisions for depreciation are computed generally by the straight-line method based upon the estimated useful lives of the assets.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is maintained at a level management believes is adequate to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of past loan loss experience, current economic conditions, volume, growth and composition of the loan portfolio and other relevant factors. The allowance is increased by the provision for loan losses.

                  Mid South Bancshares, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

                               December 31, 1992

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

OTHER REAL ESTATE AND OTHER REPOSSESSED ASSETS

Other real estate and other repossessed assets consists of properties and other assets acquired through a foreclosure proceedings, acceptance of a deed in lieu of foreclosure or through in-substance foreclosures. These properties and other assets are carried at the lower of cost or fair market value based on appraised value at the date acquired. Fair value is the estimated sales price based on appraisal values less estimated selling expenses. Loan losses arising from the acquisition of such properties and other assets are charged against the allowance for loan losses. Subsequent valuation adjustments, if any, are charged to operating expenses. Other real estate included in other assets at December 31, 1992 and 1991 totaled $1,058,415 and $1,195,628, respectively. Other repossessed assets included in other assets at December 31, 1992 and 1991 totaled $249,482 and $269,120, respectively. Loans transferred to other real estate and other repossessed assets during 1992 and 1991 totaled $399,447 and $654,089, respectively.

INCOME TAXES

The Company and its subsidiaries file a consolidated income tax return. It is the Company's practice to have its subsidiaries pay to or receive from the Company amounts based on the taxable income (or loss) of the subsidiary. Certain items, primarily additions to the allowance for loan losses, are recognized as income or expense in different periods for financial and for income tax reporting purposes. Deferred taxes are provided for such timing differences.

In February 1992, the Financial Accounting Standards Board issued the final standard on accounting for income taxes. The new standard--FASB Statement No. 109, "Accounting for Income Taxes"--supersedes both FASB No. 96 and APB Opinion No. 11. The adoption of this standard, which was required in the first quarter of 1993, did not have a material impact on the consolidated financial position of the Company.

                  Mid South Bancshares, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

                               December 31, 1992

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)


EARNINGS PER COMMON SHARE

Earnings per common share is calculated by dividing net income by the weighted average number of common shares outstanding.

FUTURE APPLICATION OF ACCOUNTING STANDARDS

In December 1990, the Financial Accounting Standards Board issued new rules that require that the projected future cost of providing postretirement benefits, such as health care and life insurance, be recognized as an expense as employees render service instead of when the benefits are paid. Companies can elect to record the cumulative effect of the accounting change as a charge against income in the year the rules are adopted, or alternatively, on a prospective basis as a part of the future annual benefit cost. The Company will be required to comply with the new rules beginning in 1993. Currently, the Company does not provide any postretirement benefits for employees; therefore, these new rules are not expected to have a significant impact on the Company's financial statements.

In May 1993 the Financial Accounting Standards Board ("FASB") issued Statement on Financial Accounting Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Statement 115 will be adopted by the Company on January 1, 1994 and requires that investments in debt and equity securities be classified as held to maturity, trading, or available for sale. Investments in debt securities classified as held to maturity are to be reported at amortized cost. Investments in debt and equity securities classified as trading are to be reported at fair value with related unrealized gains and losses included in net income. Investments in debt and equity securities classified as available for sale are to be reported at fair value with related unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity.

                  Mid South Bancshares, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

                               December 31, 1992

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Management plans to classify its municipal securities and a majority of the remainder of its investment securities as investments held to maturity with only those securities that are outside of the Company's investment strategy as available for sale. At January 1, 1994, adoption of Statement 115 would have increased shareholders' equity by approximately $17,000 and have no impact on the Company's net income for 1994.

Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" requires that impaired loans that are within the scope of the Statement be measured based on the present value of expected future cash flows discounted at the loan's effective rate, or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The Company will be required to adopt Statement 114 in 1995. Management has not evaluated the impact of this new standard on the Company's financial position or results of operations.

CASH EQUIVALENTS

Cash equivalents include amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

                  Mid South Bancshares, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

                               December 31, 1992


2. INVESTMENTS

The amortized cost and estimated market values of investments in debt securities are as follows:

                                                              DECEMBER 31, 1992
                                           ---------------------------------------------------------
                                             AMORTIZED         GROSS       GROSS
                                                COST        UNREALIZED   UNREALIZED       ESTIMATED
                                                               GAINS       LOSSES       MARKET VALUE
                                           ---------------------------------------------------------
United States Treasury Securities          $ 21,339,623     $    8,038   $  35,937      $ 21,311,724
 Securities of United States
 Government agencies and                      1,289,866         31,809       3,529         1,318,146
 corporations

 Obligations of states and political
 subdivisions                                   631,749          2,328       6,876           627,201

 Mortgage-backed securities                     533,103         20,670      12,629           541,144

 Other investment securities                  1,549,574         20,459           -         1,570,033
                                           ---------------------------------------------------------
                                           $ 25,343,915     $   83,304   $  58,971      $ 25,368,248
                                           =========================================================

                  Mid South Bancshares, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

                               December 31, 1992


2. Investments (continued)

                                                              DECEMBER 31, 1991
                                           ---------------------------------------------------------
                                             AMORTIZED         GROSS        GROSS
                                                COST        UNREALIZED    UNREALIZED      ESTIMATED
                                                               GAINS        LOSSES      MARKET VALUE
                                           ---------------------------------------------------------
United States Treasury Securities          $ 17,469,016     $  787,154   $       -      $ 18,256,170

 Securities of United States
 Government agencies and
 corporations                                 1,605,603         47,336           1         1,652,938

 Obligations of states and political
 subdivisions                                   768,244          3,992       6,559           765,677

 Mortgage-backed securities                   2,479,551         59,923      14,501         2,524,973

 Other investment securities                  2,004,243          5,119      11,556         1,997,806
                                           ---------------------------------------------------------
                                           $ 24,326,657     $  903,524   $  32,617      $ 25,197,564
                                           =========================================================

                  Mid South Bancshares, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

                               December 31, 1992


The amortized cost and estimated market value of debt securities at December 31, 1992, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                            AMORTIZED           ESTIMATE
                                                               COST           MARKET VALUE
                                                         ---------------------------------
 Due in one year or less                                 $   12,933,085     $   12,941,884
 Due after one year through five years                       10,239,168         10,224,987
 Due after five years through ten years                       1,261,774          1,279,570
 Due after ten years                                            376,785            380,663
                                                         ---------------------------------
                                                             24,810,812         24,827,104
 Mortgage-backed securities                                     533,103            541,144
                                                         ---------------------------------
                                                         $   25,343,915     $   25,368,248
                                                         =================================


Investment securities with a book value of approximately $6,703,000 and $9,341,000 were pledged to secure public deposits and for other purposes, as required by law, at December 31, 1992 and 1991, respectively.

In April 1992, Paragould sold approximately $4,000,000 of U. S. Treasury and Agency Bonds that represented approximately 25% of the balance of this category of investments. The proceeds from the sale of these securities were used to purchase shorter term U. S. Treasury and Agency Bonds. In July, the Company sold $17,000,000 in U. S. Treasury and Agency Bonds, which included the $4,000,000 that were purchased in April. The $17,000,000 sale represented approximately 85% of the U. S. Treasury and Agency category of the investment security portfolio. Again the proceeds from this second sale were used to purchase shorter term U. S. Treasury and Agency Bonds. These transactions represented a restructuring of the investment portfolio and were approved by the Board of Directors after the completion of extensive research on historical yield curves. The decision to restructure the investment portfolio was based upon current economic conditions, increasing loan demand, inflation and expectation on movements in interest rates. As the new investments were purchased as a restructuring, management has the

                  Mid South Bancshares, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

                               December 31, 1992


intent to hold these new investments until maturity, and for this reason they are carried at amortized cost. The transactions described above have been accounted for in accordance with the American Institute of Certified Public Accountants Industry Audit Guide, "Audits of Banks", as FASB No. 115 had not been issued as of December 31, 1992.

3. ALLOWANCE FOR LOAN LOSSES

Summarized below are the transactions in the allowance for loan losses:

                                                          1992              1991
                                                    -------------------------------
 Balance at January 1                               $     827,430      $    789,282
 Provision for loan losses                                185,181           300,000
 Net charge-offs:
 Charge-offs (deduction)                                 (269,777)         (296,468)
 Recoveries                                                72,245            34,616
                                                    -------------------------------
                                                         (197,532)         (261,852)
                                                    -------------------------------
 Balance at December 31                             $     815,079      $    827,430
                                                    ===============================

                  Mid South Bancshares, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

                               December 31, 1992


4. PREMISES AND EQUIPMENT

A summary of premises and equipment is as follows:

                                                          1992              1991
                                                    -------------------------------
 Land                                               $    948,313       $    785,702
 Buildings and improvements                            4,565,067          4,402,084
 Furniture, fixtures and equipment                     1,587,336          1,650,509
 Accumulated depreciation and amortization
 (deduction)                                          (2,483,768)        (2,204,894)
                                                    -------------------------------
                                                    $  4,616,948       $  4,633,401
                                                    ===============================


5. NOTE PAYABLE

Note payable consist of the following at December 31:

                                                                           1992          1991
                                                                      -----------------------------
Note payable to an unrelated financial institution, due on February
    8, 1993 at the prime interest rate plus 1% of an unrelated financial institution (7.5% at December 31, 1992 and 10% at
    December 31, 1991)                                                $  2,852,943     $  2,852,943

The note payable is collateralized by substantially all of the common stock of the Company's subsidiaries. The related loan agreement provides, among other things, for the maintenance of a 7% primary capital to asset ratio for each subsidiary bank and for limitations on the payment of dividends. The dividend limitations are no more restrictive than those required by the bank regulators (see Note 11).

                  Mid South Bancshares, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

                               December 31, 1992



6. TRANSACTIONS WITH RELATED PARTIES

The Company has had, and expects to have in the future, banking transactions in the ordinary course of business with its officers, directors and employees. Except as discussed below, such transactions have been on similar terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with others, and have involved no more than normal risk or other potential unfavorable aspects. Loans made to such borrowers (including companies in which they are principal owners) amounted to approximately $5,335,676 and $4,738,771 at December 31, 1992 and 1991,
respectively. Transactions during 1992 included new loans amounting to $2,979,660 and repayments amounting to $2,382,755.

All nonexecutive officers and employees are entitled to a reduced loan rate (1% less than prevailing rates) on certain types of loans.

The two major shareholders of the Company are employed in executive capacities with an unrelated financial institution. The Company purchased, on a nonrecourse basis, participation interests in certain loans originated by the unrelated financial institution which aggregated approximately $1.9 million and $1.5 million at December 31,1992 and 1991, respectively.

At December 31, 1992 and 1991, the Company had outstanding loans in the amounts of $2,379,181 and $1,537,808 to two shareholders of the Company, the majority of which were unsecured.

In June 1991, the Company entered into a lease agreement with Art, Incorporated which is owned by two directors of the Company. The term of the lease was for ten years. Lease payments made to Art, Incorporated in 1992 and 1991 totaled $9,400 each year. Subsequent to December 31, 1992, Mid South Bancshares, Inc. and Subsidiaries purchased the leased art for $56,500 from this company.

During 1992, the Company paid $24,000 and $34,600, respectively, in consulting fees to two shareholders of the Company.

                  Mid South Bancshares, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

                               December 31, 1992



7. DEPOSITS

The following summarizes information on deposits as of December 31:

                                                                   1992                  1991
                                                               ----------------------------------
 Demand, noninterest bearing                                   $  15,278,134        $  14,035,658
 Demand, interest bearing: NOW and money market accounts          26,756,881           23,750,394
 Savings                                                          12,598,160            9,761,790
 Certificates of deposit                                          57,549,769           64,842,886
                                                               ----------------------------------
                                                               $ 112,182,944        $ 112,390,728
                                                               ==================================
 Certificates of deposit of $100,000 or more                   $   2,918,674        $   4,318,775
                                                               ==================================


8. INCOME TAXES

The income tax provision (benefit) consists of the following at December 31:

                                                          1992            1991
                                                     ---------------------------
 Current                                             $  794,889       $  342,303
 Deferred                                                15,353          (67,335)
                                                     ---------------------------
                                                     $  810,242       $  274,968
                                                     ===========================

                  Mid South Bancshares, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

                               December 31, 1992

8.  INCOME TAXES (Continued)

The sources of timing differences resulting in deferred income taxes (benefit) and the approximate income tax effect of each at December 31, are as follows:

                                                                           1992          1991
                                                                      ---------------------------
 Discounts on investment securities                                   $   78,199       $  (30,981)
 Write downs of other real estate properties, net of gains from
 sales                                                                   (33,172)          (9,939)
 Provision for loan losses                                                18,935          (19,821)
 Depreciation                                                            (41,657)         (11,527)
 Other                                                                    (6,952)           4,933
                                                                      ---------------------------
                                                                      $   15,353       $  (67,335)
                                                                      ===========================


The reasons for the difference between the effective income tax rates and the statutory federal income tax rate at December 31, are as follows:

                                                                1992          1991
                                                              ----------------------
 Federal income tax rate                                       34.0%            34.0%
 Nontaxable interest income                                     (.9)            (4.4)
 Nondeductible expenses                                           .3               .9
 Other                                                         (1.7)            (1.4)
                                                              ----------------------
 Effective income tax rate                                     31.7%            29.1%
                                                              ======================

                  Mid South Bancshares, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

                               December 31, 1992

8.  INCOME TAXES (Continued)

During 1992 and 1991, the Company made income tax payments of $796,312 and $531,205, respectively. The provision for income taxes includes income taxes applicable to investment security gains of $351,891 and $2,050 in 1992 and 1991, respectively.

At December 31, 1992, one of the Company's subsidiaries had a net operating loss carryover of $327,343. This net operating loss was incurred prior to affiliation with the Company; therefore, its utilization is limited to the separate income generated by the subsidiary.

9. OTHER BORROWED FUNDS

Other borrowed funds consisted of the following at December 31:

                                                                                 1992         1991
                                                                            --------------------------
 Payable to Federal Home Loan Bank, 6.48%, due July 15, 1992                $        -       $ 160,000
 Payable to Federal Home Loan Bank, 6.02%, due April 23, 1993                  350,000         350,000
 Payable to Federal Home Loan                                                  595,000               -
 Bank, 5.85%, due April 13, 1995
                                                                            --------------------------
                                                                            $  945,000       $ 510,000
                                                                            ==========================

First residential mortgage loans are pledged to collateralize these borrowings. No specific loans have been assigned as collateral. It is the Company's option what loans secure this indebtedness.

                  Mid South Bancshares, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

                               December 31, 1992


10. SUBORDINATED AND CAPITAL NOTES

The subordinated and capital notes consist of the following unsecured obligations at December 31:

                                                                              1992           1991
                                                                         -----------------------------
Variable rate capital notes (6.5% at December 31, 1992 and 8% at
    December 31, 1991), interest paid quarterly and principal paid
    annually with final maturity on January 1, 1998                      $  1,395,000     $  1,600,000

 Fixed rate subordinated note, 9.75%, interest paid semi-annually and principal paid annually with final
    maturity on June 30, 1998                                                 600,000          700,000
                                                                         -----------------------------
                                                                         $  1,995,000     $  2,300,000
                                                                         =============================

Principal payments on the Subordinated Notes from 1993 through 1997 are $330,000, $350,000, $375,000, $405,000 an $435,000, respectively.

11. DIVIDEND RESTRICTIONS

Subsidiary banks are restricted by regulatory agencies for the payment of dividends in excess of fifty percent of net income unless prior approval is obtained from those agencies. At December 31, 1992, approximately $680,000 was available for payments of dividends by the Company's subsidiary banks without prior regulatory approval.

12. SUPPLEMENTAL CASH FLOWS INFORMATION

The Company paid interest on deposits and other borrowings of $4,876,942 and $5,756,768 during 1992 and 1991, respectively.

                  Mid South Bancshares, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

                               December 31, 1992


13. COMMITMENTS

In the normal course of business there are various commitments outstanding and contingent liabilities, such as commitments to extend credit, including standby letters of credit to assure performance or to support debt obligations, which are not reflected in the accompanying consolidated financial statements. Loan commitments are made to accommodate the financial needs of the Company's customers. Standby letters of credit commit the Company to make payments on behalf of customers when certain specified future events occur. They are primarily issued to support notes payable and debentures.

Both arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Company's normal credit policies. The Company's maximum exposure to credit loss for loan commitments (unfunded loans and unused lines of credit) at December 31, 1992 and 1991 was approximately $5,411,000 and $4,146,000, respectively. The Company's outstanding commitments under standby letters of credit amounted to approximately $633,000 and $571,400 at December 31, 1992 and 1991, respectively.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. Collateral is obtained based on management's credit assessment of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

                  Mid South Bancshares, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

                               December 31, 1992


14. CONCENTRATION OF CREDIT RISK

Most of the Company's subsidiary banks' lending activity is with customers located within Greene County, Arkansas. The loan portfolio contains a concentration (18%) of agricultural related loans. These loans include agricultural production loans and real estate loans secured by farm land and are generally dependent on crop and commodity prices. The loan portfolio also contains a concentration (49%) of nonfarm real estate loans which are generally dependent on the local economy.

15. EMPLOYEE BENEFIT PLAN

The Company's employee stock ownership plan was established to enable participating employees to acquire stock ownership interest in the Company. In general, eligible participating employees are those who have completed one year of eligibility service and are at least 18 years of age. The plan, which is noncontributory on the part of the participating employees, is a stock bonus plan intended to qualify under Section 401(a) of the Internal Revenue Code (the "Code"). It is designed to invest primarily in Company stock and is an employee stock ownership plan as defined in Section 4975(e)(7) of the Code. Annual contributions are to be at amounts, if any, as determined by the Board of Directors. The Company contributed approximately $20,000 to the plan in both 1992 and 1991.

16. SUPPLEMENTARY INCOME STATEMENT INFORMATION

Amounts included in other expenses which exceed one percent of total revenue are as follows: Professional fees--$194,659 in 1992 and $158,012 in 1991; loan and collection expense--$139,590 in 1992 and $95,297 in 1991 and regulatory assessment fees--$329,395 in 1992 and $281,734 in 1991.

                  Mid South Bancshares, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

                               December 31, 1992


17. PARENT COMPANY FINANCIAL INFORMATION

Presented below are the condensed balance sheets, and statements of income and cash flows for the parent company, Mid South Bancshares, Inc.:

 BALANCE SHEETS                                                       DECEMBER 31
 --------------                                                  1992             1991
                                                            ------------------------------
 ASSETS
 Cash and cash equivalents                                  $      4,162      $    437,955
 Investment in bank subsidiaries                               8,877,598         7,320,793
 Other assets from subsidiaries                                  340,501            12,905
                                                            ------------------------------
                                                            $  9,222,261      $  7,771,653
                                                            ==============================
 LIABILITIES AND SHAREHOLDERS' EQUITY
 Long-term debt                                             $  4,247,943      $  4,452,943
 Other liabilities                                               247,537           331,765
 Common shareholders' equity                                   4,726,781         2,986,945
                                                            ------------------------------
                                                            $  9,222,261      $  7,771,653
                                                            ==============================

                  Mid South Bancshares, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

                               December 31, 1992

17.  PARENT COMPANY FINANCIAL (Continued)

                                                                     YEAR ENDED DECEMBER 31,
 STATEMENTS OF INCOME                                                1992               1991
 --------------------                                            ------------------------------
 Income:
 Dividends from bank subsidiaries                                $ 1,214,472        $   540,000
 Interest from subsidiaries                                            2,020             16,164
 Other income                                                          1,404             39,486
                                                                 ------------------------------
 Total income                                                      1,217,896            595,650
 Expenses:
 Interest                                                            309,713            469,520
 Other expenses                                                      151,056            233,283
                                                                 ------------------------------
 Total expenses                                                      460,769            702,803
                                                                 ------------------------------
 Income (loss) from operations                                       757,127           (107,153)
 Income tax benefit                                                  223,279            220,032
 Equity in undistributed earnings of bank subsidiaries               737,398            556,968
                                                                 ------------------------------
 Net income                                                      $ 1,717,804        $   669,847
                                                                 ==============================

                  Mid South Bancshares, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

                               December 31, 1992

17.  PARENT COMPANY FINANCIAL INFORMATION (Continued)


                                                                           YEAR ENDED DECEMBER 31
 STATEMENTS OF CASH FLOWS                                                  1992              1991
 ------------------------                                              -------------------------------
 OPERATING ACTIVITIES
 Net income                                                            $  1,717,804       $    669,847
 Adjustments to reconcile net income to net cash provided by
    (used in) operating activities:
 Undistributed earnings of subsidiaries                                    (737,398)          (556,968)
 Noncash dividend (1)                                                      (904,472)                 -
 Increase (decrease) in taxes payable                                       786,950           (247,038)
 Decrease in interest payable                                              (871,178)           (80,933)
 Decrease (increase) in other assets                                       (242,531)           586,214
                                                                       -------------------------------
 Net cash provided by (used in) operating activities                       (250,825)           371,122
 FINANCING ACTIVITIES
 Repayment of subordinated note                                            (205,000)          (190,000)
 Repayment of notes payable                                                       -           (734,393)
 Sale of treasury stock                                                      22,032                  -
 Net cash used in financing activities                                     (182,968)          (924,383)
                                                                       -------------------------------
 Net decrease in cash and cash equivalents                                 (433,793)          (553,261)
 Cash and cash equivalents at beginning of year                             437,955            991,216
                                                                       -------------------------------
 Cash and cash equivalents at end of year                              $      4,162       $    437,955
                                                                       ===============================

                  Mid South Bancshares, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

                               December 31, 1992

17.  PARENT COMPANY FINANCIAL INFORMATION (Continued)

(1) In December 1987, Paragould acquired a 96.3% interest in the common stock of Far-Mer Bancshares, Inc. through foreclosure on a loan. Far-Mer Bancshares owned 95.1% of the outstanding common stock of Farmers and Merchants Bank located in Reyno, Arkansas. Paragould's Board of Directors transferred the bank's investment in Far-Mer Bancshares to the Company by means of a noncash dividend in March 1992. The investment in Far-Mer Bancshares was transferred to the Company at Paragould's book value in the investment, which included the fair value as of the acquisition date increased by capital contributed and adjustment for income (loss) from the acquisition date.

                                  APPENDIX A-3


                           MID SOUTH BANCSHARES, INC.
                                and Subsidiaries
      Unaudited Consolidated Financial Statements as of June 30, 1994 and
                for the six months ended June 30, 1994 and 1993

MID SOUTH BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET (UNAUDITED)
JUNE 30, 1994
(DOLLARS IN THOUSANDS, EXCEPT FOR SHARE DATA)

ASSETS
- ------
   Cash and due from banks                                                                       $     5,593
   Federal funds sold                                                                                    755
   Interest-bearing deposits at other financial institutions                                           4,042
   Investment securities
     Available-for-sale                                                                                1,733
     Held-to-maturity                                                                                 29,420
   Loans                                                                                              80,097
     Less:  Allowance for loan losses                                                                 (1,003)
          Net loans                                                                                   79,094
   Premises and equipment, net                                                                         4,749
   Accrued interest receivable                                                                         1,244
   Other real estate                                                                                     298
   Deferred income taxes                                                                                 226
   Other assets                                                                                          504
                                                                                                 -----------
          Total assets                                                                           $   127,658
                                                                                                 ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
- ------------------------------------
   Deposits
     Noninterest-bearing                                                                         $    16,942
     Certificates of deposit of $100,000 and over                                                      4,414
     Other interest-bearing, including NOW accounts of $16,946                                        93,188
                                                                                                 -----------
          Total deposits                                                                             114,544

     Accrued interest payable                                                                            475
     Other borrowings                                                                                  6,168
     Other liabilities                                                                                   299
                                                                                                 -----------
         Total liabilities                                                                           121,486
                                                                                                 -----------
     Stockholders' Equity
        Common stock, $10 par value; 200,000 shares
         authorized, 129,439 shares issued and 129,022 outstanding                                     1,294
        Additional paid-in capital                                                                        18
        Retained earnings                                                                              4,886
        Treasury stock, 417 shares held, at cost                                                         (10)
        Net unrealized loss on available-for-sale investment securities                                  (16)
                                                                                                 -----------
        Total stockholders' equity                                                                     6,172
                                                                                                 -----------
        Total liabilities and stockholders' equity                                               $   127,658
                                                                                                 ===========





   The accompanying notes are an integral part of these unaudited financial statements.

MID SOUTH BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1994 AND 1993
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                 1994            1993
                                                                                 ----            ----
INTEREST INCOME
   Loans, including fees and discounts                                        $  3,064         $  3,089
   Investment securities:
     Taxable                                                                       672              525
     Nontaxable                                                                     27               26
   Federal funds sold                                                               11               11
   Interest-bearing deposits at other financial institutions                       139              216
                                                                              --------         --------
        Total interest income                                                    3,913            3,867
                                                                              --------         --------
INTEREST EXPENSE
   Deposits                                                                      1,345            1,468
   Other borrowings                                                                189              193

        Total interest expense                                                   1,534            1,661
                                                                              --------         --------
        Net interest income                                                      2,379            2,206
   Provision for loan losses                                                        25               12
                                                                              --------         --------
        Net interest income after provision for loan losses                      2,354            2,194
                                                                              --------         --------

NONINTEREST INCOME
   Service charges on deposit accounts                                             313              368
   Investment securities gains (losses), net                                         2               (1)
   Other                                                                           213              231
                                                                              --------         --------
        Total noninterest income                                                   528              598
                                                                              --------         --------

NONINTEREST EXPENSE
   Salaries, wages and benefits                                                  1,032              926
   Occupancy and equipment                                                         380              383
   Other                                                                           736              667
                                                                              --------         --------
        Total noninterest expense                                                2,148            1,976
                                                                              --------         --------

        INCOME BEFORE INCOME TAXES AND ACCOUNTING CHANGE                           734              816

   Provision for income taxes                                                      257              291
                                                                              --------         --------
        INCOME BEFORE ACCOUNTING CHANGE                                            477              525
                                                                              --------         --------

   Cumulative effect of change in accounting for income taxes                        -               83
                                                                              --------         --------

        NET INCOME                                                            $    477         $    608
                                                                              ========         ========

EARNINGS PER SHARE
Income per share before accounting change                                     $   3.70         $   4.07
Cumulative effect of change in accounting for income taxes                         -                .64
                                                                              --------         --------
Net income per share                                                          $   3.70         $   4.71
                                                                              ========         ========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                                     129,021          128,914





   The accompanying notes are an integral part of these unaudited financial statements.

MID SOUTH BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 1994
(DOLLARS IN THOUSANDS)


                                                                                            NET
                                                                                      UNREALIZED GAIN
                                                                                         (LOSS) ON
                                                                                        AVAILABLE-
                                                ADDITIONAL                                FOR-SALE
                                    COMMON        PAID-IN     RETAINED     TREASURY     INVESTMENT
                                     STOCK        CAPITAL     EARNINGS      STOCK       SECURITIES      TOTAL
                                     -----        -------     --------      -----       ----------      -----
Balance at
 December 31, 1993                 $   1,294    $     18      $ 4,409       $ (10)       $     -       $ 5,711

Cumulative effect of
change in accounting
for investment
securities - net
unrealized gains on
available-for-sale
investment securities                      -           -            -           -             17            17

Net income for period                      -           -          477           -              -           477

Change in net unrealized gain (loss)
 on available-for-sale
 investment securities                     -           -            -           -            (33)          (33)
                                   ---------    --------      -------       -----        -------       -------
Balance at
 June 30, 1994                     $   1,294    $     18      $ 4,886       $ (10)       $   (16)      $ 6,172
                                   =========    ========      =======       =====        =======       =======





   The accompanying notes are an integral part of these unaudited financial statements.

MID SOUTH BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1994 AND 1993
(DOLLARS IN THOUSANDS)

                                                                                    1994           1993
                                                                                 ----------     ----------
OPERATING ACTIVITIES
   Net income                                                                    $    477       $     608
   Adjustments to reconcile net income to net cash provided
    by (used in) operating activities
     Provision for loan losses                                                         25              12
     Depreciation                                                                     176             183
     Cumulative effect of change in accounting for income taxes                         -             (83)
     (Gain)/loss on sales of other real estate                                         (9)             14
     Net amortization (accretion) of investment securities                             66            (116)
     Investment securities (gains) losses, net                                         (2)              1
     Provision for losses on other real estate                                         63              24
     Change in assets and liabilities
        Decrease (increase) in accrued interest receivable,
         other real estate and other assets                                            10             (90)
        (Decrease) in accrued interest payable
         and other liabilities                                                       (335)           (587)
                                                                                 --------       ---------
          Net cash provided by (used in) operating activities                         471             (34)
                                                                                 --------       ---------

INVESTING ACTIVITIES
   Purchases of premises and equipment                                               (387)            (87)
   Proceeds from sales of other real estate                                           317             237
   Purchases of investment securities                                              (6,448)        (13,822)
   Proceeds from maturities and repayment
    of investment securities                                                        3,277          11,472
   Proceeds from sales of investment securities                                         -           1,535
   Proceeds from sales of available-for-sale
    investment securities                                                             527               -
   Proceeds from sale of premises and equipment                                        11               -
   Net decrease in interest-bearing deposits at
    other financial institutions                                                    2,720             194
   Net increase in loans                                                           (2,320)         (1,460)
                                                                                 --------       ---------
          Net cash used in investing activities                                    (2,303)         (1,931)
                                                                                 --------       ---------

FINANCING ACTIVITIES
   Net increase (decrease) in deposits                                              2,454          (3,429)
   Net increase (decrease) in federal funds purchased                                (925)            450
   Principal repayments of other borrowed funds                                      (545)           (450)
   Proceeds from other borrowings                                                   1,600               -
   Issuance of treasury stock                                                           -               9
                                                                                 --------       ---------
          Net cash provided by (used in) financing activities                       2,584          (3,420)
                                                                                 --------       ---------
          Net increase (decrease) in cash and cash equivalents                        752          (5,385)
          Cash and cash equivalents at beginning of period                          5,596          10,909
                                                                                 --------       ---------
          Cash and cash equivalents at end of period                             $  6,348       $   5,524
                                                                                 ========       =========

SUPPLEMENTAL DISCLOSURES
   Cash paid for interest                                                        $  1,672       $   1,837
                                                                                 ========       =========
   Cash paid for income taxes                                                    $    427       $     295
                                                                                 ========       =========



   The accompanying notes are an integral part of these unaudited financial statements.

MID SOUTH BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1994

NOTE 1 - BASIS OF PRESENTATION

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles. The foregoing financial statements are unaudited; however, in the opinion of management, all adjustments, including normal recurring adjustments, necessary for a fair presentation of the consolidated financial statements have been included. The accounting policies followed by Mid South Bancshares, Inc. (the "Corporation") and its subsidiaries for interim financial reporting are consistent with the accounting policies followed for annual financial reporting, except as noted below. The financial statements and notes included herein should be read in conjunction with the notes to the consolidated financial statements for the year ended December 31, 1993.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted in accordance with the rules of the Securities and Exchange Commission.

Effective January 1, 1994, the Corporation adopted Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). The new standard addresses the accounting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. The investment securities covered by this standard are to be classified in one of three categories: (i) debt securities for which the institution has a positive intent and ability to hold to maturity are classified as "held- to-maturity" securities and are reported at amortized cost; (ii) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as "trading securities" and reported at fair value, with the unrealized gains and losses included in earnings; and (iii) debt and equity securities not classified as either held-to-maturity or trading securities are classified as "available-for-sale" securities and reported at the fair value with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity. In connection with the adoption of this statement, $3.45 million of securities were transferred to the available-for-sale category, with a net unrealized gain of approximately $17,000, net of applicable deferred income taxes, reflected as a separate component of stockholders' equity.


NOTE 2 - PENDING MERGER

In July 1994, the Board of Directors of the Corporation approved an Agreement and Plan of Reorganization with another bank holding company whereby the two parties intend to effectuate a merger of the Corporation with and into a subsidiary of the other bank holding company. The merger, which is to be accounted for as a pooling of interests, is dependent upon the approval of the stockholders of the Corporation and various regulatory agencies. Additionally, the Corporation is restricted from certain activities prior to the consummation of the transaction.

                                   APPENDIX B


                     AGREEMENT AND PLAN OF REORGANIZATION,
                 ALONG WITH THE PLAN OF MERGER ANNEXED THERETO
                                  AS EXHIBIT A

                      AGREEMENT AND PLAN OF REORGANIZATION


                            DATED as of July 8, 1994


                                    Between



                         UNION PLANTERS CORPORATION and
                         MSB ACQUISITION COMPANY, INC.


                                      and


                           MID SOUTH BANCSHARES, INC.
                                  Joined in by
                               SECURITY BANK and
                           FARMERS AND MERCHANTS BANK

                               TABLE OF CONTENTS

                                                                                                                   Page
                                                                                                                   ----
                                                      AGREEMENT AND PLAN OF REORGANIZATION  . . . . . . . . . . .    1

                                                                    AGREEMENT . . . . . . . . . . . . . . . . . .    2

                                                                    ARTICLE 1
                                                                   DEFINITIONS  . . . . . . . . . . . . . . . . .    2
1.1      Definitions        . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
                                                                    ARTICLE 2
                                                               TERMS OF THE MERGER  . . . . . . . . . . . . . . .    9
2.1      The Merger         . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
2.2      Articles of Incorporation, Bylaws, Directors,
         Officers and Name of the Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         (a)     Articles of Incorporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         (b)     Bylaws     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         (c)     Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         (d)     Name       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
2.3      Due Diligence Review . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
2.4      Availability of Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
2.5      UPC's Right to Revise the Structure of the Transaction . . . . . . . . . . . . . . . . . . . . . . . . .   10
2.6      Holding Period of UPC Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
2.7      MSB Stock Options and Treasury Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

                                                                    ARTICLE 3
                                                           DESCRIPTION OF TRANSACTION   . . . . . . . . . . . . .   12

3.1      Terms of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         (a)     Satisfaction of Conditions to Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         (b)     Effective Time of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         (c)     Conversion of Shares of INTERIM  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         (d)     Conversion and Cancellation of Shares of MSB . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         (e)     Conversion and Exchange of MSB Shares; Exchange Ratio  . . . . . . . . . . . . . . . . . . . . .   13
         (f)     Mechanics of Payment of the Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         (g)     Stock Transfer Books . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         (h)     Effects of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         (i)     Transfer of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         (j)     Assumption of Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         (k)     Dissenting Shareholders' Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         (l)     MSB Stock Options and Treasury Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
3.2      Time and Place of Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

                                                                    ARTICLE 4
                                                      REPRESENTATIONS AND WARRANTIES OF UPC . . . . . . . . . . .   18


4.1      Organization and Corporate Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
4.2      Authorization, Execution and Delivery;
         Reorganization Agreement Not in Breach . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
4.3      No Legal Bar       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
4.4      Government Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
4.5      Capitalization     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
4.6      UPC Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
4.7      Exchange Act and Listing Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
4.8      The UPC Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
4.9      Litigation         . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
4.10     Labor and Employment Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
4.11     Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
4.12     Disclosure         . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

                                                                    ARTICLE 5
                                           REPRESENTATIONS AND WARRANTIES OF MSB, SECURITY AND FARMERS  . . . . .   24

5.1      Organization and Qualification of MSB and
         Subsidiaries       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
5.2      Authorization, Execution and Delivery;
         Reorganization Agreement Not in Breach . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
5.3      No Legal Bar       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
5.4      Government and Other Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
5.5      Compliance With Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
5.6      Charter Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
5.7      MSB Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
5.8      Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
5.9      Deposits           . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
5.10     Properties         . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
5.11     MSB Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
5.12     Condition of Fixed Assets and Equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
5.13     Tax Matters        . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
5.14     Litigation         . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
5.15     Hazardous Materials  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
5.16     Insurance          . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
5.17     Labor and Employment Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
5.18     Records and Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
5.19     Capitalization of MSB  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
5.20     Sole Agreement     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
5.21     Disclosure         . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
5.22     Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
5.23     Allowance for Possible Loan or ORE Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
5.24     Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
5.25     Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
5.26     Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
5.27     Material Contract Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
5.28     Reports            . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
5.29     Statements True and Correct  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43

                                                                    ARTICLE 6
                                                                COVENANTS OF UPC  . . . . . . . . . . . . . . . .   44

6.1      Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
6.2      Conduct of Business -- Affirmative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
6.3      Registration of UPC Common Stock under the Securities Laws . . . . . . . . . . . . . . . . . . . . . . .   45
6.4      Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45

                                                                    ARTICLE 7
                                                     COVENANTS OF MSB, SECURITY AND FARMERS   . . . . . . . . . .   46

7.1      Proxy Statement; MSB Shareholder Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
7.2      Conduct of Business -- Affirmative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
7.3      Conduct of Business -- Negative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49

                                                                    ARTICLE 8
                                                              CONDITIONS TO CLOSING . . . . . . . . . . . . . . .   52

8.1      Conditions to the Obligations of MSB . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
         (a)     Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
         (b)     Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
         (c)     Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
         (d)     Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
         (e)     Opinion of UPC's and INTERIM' Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
         (f)     Inspections Permitted  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
         (g)     No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
8.2      Conditions to the Obligations of UPC and INTERIM . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
         (a)     Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
         (b)     Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
         (c)     Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
         (d)     Destruction of Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
         (e)     Inspections Permitted  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
         (f)     No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
         (g)     Opinion of MSB's Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
         (h)     Other Business Combinations, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
         (i)     Maintenance of Certain Covenants, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
         (j)     Non-Compete Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
         (k)     Pooling of Interests Accounting Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
         (l)     Receipt of Affiliate Letters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
8.3      Conditions to Obligations of All Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
         (a)     No Pending or Threatened Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
         (b)     Governmental Approvals and Acquiescence Obtained . . . . . . . . . . . . . . . . . . . . . . . .   59
         (c)     Effective Registration Statement and No Stop Orders  . . . . . . . . . . . . . . . . . . . . . .   59
         (d)     Tax Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60

                                                                    ARTICLE 9
                                                                   TERMINATION  . . . . . . . . . . . . . . . . .   60

9.1      Termination        . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
9.2      Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   62

                                                                   ARTICLE 10
                                                               GENERAL PROVISIONS   . . . . . . . . . . . . . . .   63

10.1     Notices            . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
10.2     Assignability and Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
10.3     Governing Law      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
10.4     Counterparts       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
10.5     Best Efforts       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
10.6     Publicity          . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
10.7     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
10.8     Severability       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
10.9     Modifications, Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
10.10    Interpretation     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
10.11    Payment of Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
10.13    Equitable Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
10.14    Attorneys' Fees    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
10.15    Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
10.16    No Waiver          . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
10.17    Remedies Cumulative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67

                      AGREEMENT AND PLAN OF REORGANIZATION


         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Reorganization Agreement") dated as of the 8th day of July, 1994, by and between UNION PLANTERS CORPORATION ("UPC"), a corporation chartered and existing under the laws of the State of Tennessee which is registered both as a bank holding company and a savings and loan holding company and whose principal offices are located at 7130 Goodlett Farms Parkway, Memphis, Shelby County, Tennessee 38018; MSB ACQUISITION COMPANY, INC. ("INTERIM"), a corporation chartered and existing under the laws of the State of Arkansas whose principal place of business is located at 300 South Church Street, Jonesboro, Craighead County, Arkansas 72403 and a wholly- owned subsidiary of UPC; and MID SOUTH BANCSHARES, INC. ("MSB"), a corporation chartered and existing under the laws of the State of Arkansas which is a registered bank holding company and whose principal offices are located at Court and Pruett Streets (P. O. Box 670), Paragould, Greene County, Arkansas 72451; and joined in by SECURITY BANK ("SECURITY"), a state bank chartered and existing under the laws of the State of Arkansas, having its principal place of business at Court and Pruett Streets (P. O. Box
670), Paragould, Greene County, Arkansas 72451 and a wholly-owned subsidiary of MSB; and FARMERS AND MERCHANTS BANK ("FARMERS"), a state bank chartered and existing under the laws of the State of Arkansas, having its principal place of business at 108 Main Street (P. O. Box 108), Reyno, Randolph County, Arkansas 72462 and a wholly-owned subsidiary of MSB.

         SECURITY and FARMERS, for a valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of them, has each joined in this Reorganization Agreement for the sole purpose of making certain warranties and representations set forth in Article 5 and binding itself to perform certain covenants set forth in Article 7 as provided hereinafter. UPC, INTERIM, MSB, SECURITY and FARMERS are sometimes referred to herein as the "Parties."


                                    RECITALS

         A. MSB is the beneficial owner and holder of record of 120,000 shares of the common stock of SECURITY which constitute all of the shares of common stock of SECURITY issued and outstanding (the "SECURITY Common Stock") and 49,584 shares of the common stock of FARMERS which constitute all of the shares of common stock of FARMERS issued and outstanding (the "FARMERS Common Stock"), and desires to have itself, SECURITY and FARMERS acquired by UPC on the terms and subject to the conditions set





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 1 forth in this Reorganization Agreement and the accompanying Plan of Merger (attached hereto as Exhibit A) (the "Plan of Merger").

         B. The Boards of Directors of MSB, SECURITY and FARMERS deem it desirable and in the best interests of MSB, SECURITY and FARMERS and the shareholders of MSB (the "MSB Shareholders") that INTERIM be merged with and into MSB (which would survive the merger) on the terms and subject to the conditions set forth in this Reorganization Agreement and in the manner provided in this Reorganization Agreement and the Plan of Merger.

         C. The Boards of Directors of UPC and INTERIM deem it desirable and in the best interests of UPC, INTERIM and the shareholders of UPC and INTERIM that INTERIM be merged with and into MSB on the terms and subject to the conditions set forth in this Reorganization Agreement and in the manner provided in this Reorganization Agreement and Plan of Merger.

         D. The respective Boards of Directors of UPC, INTERIM, MSB, SECURITY and FARMERS have each adopted (or will each adopt) resolutions setting forth and adopting this Reorganization Agreement and Plan of Merger, and have directed that this Reorganization Agreement and Plan of Merger and all resolutions adopted by said Boards of Directors and by the MSB Shareholders related to this Reorganization Agreement, be submitted with appropriate applications to, and filed with the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the Arkansas State Bank Department (the "ASBD") and such other regulatory agencies or authorities as may be necessary in order to obtain all governmental authorizations required to consummate the proposed Merger (as defined herein) in accordance with this Reorganization Agreement, the Plan of Merger and applicable law.

         NOW THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:


                                   AGREEMENT

                                   ARTICLE 1

                                  DEFINITIONS

                 1.1 Definitions. As used in this Reorganization Agreement, the following terms have the definitions indicated:





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 2

                 "AFFILIATE" of a party means any person, partnership, corporation, association or other legal entity directly or indirectly controlling, controlled by or under common Control, as that term is defined herein, with that party.

                 "APPLICABLE ENVIRONMENTAL LAWS" shall have the meaning assigned to such term in Section 5.15(a) of this Reorganization Agreement.

                 "ASBD" shall mean the Arkansas State Bank Department.

                 "ARKANSAS CODE" means the Arkansas Code Annotated, as amended.

                 "ARKANSAS COMMISSIONER" shall mean the Commissioner of the Arkansas State Bank Department.

                 "BALANCE SHEET DATE" shall have the meaning assigned to such term in Section 5.8 of this Reorganization Agreement.

                 "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

                 "BUSINESS DAY" shall mean any Monday, Tuesday, Wednesday, Thursday or Friday that is not a federal or state holiday generally recognized by banks in Tennessee or Arkansas.

                 "CERCLA" shall have the meaning set forth in Section 5.15(a) of this Reorganization Agreement.

                 "CLOSING" shall have the meaning assigned to such term in
Section 3.1(a) of this Reorganization Agreement.

                 "CLOSING DATE" shall have the meaning assigned to such term in
Section 3.2 of this Reorganization Agreement.

                 "CONSIDERATION" shall mean the value to be received by the MSB Record Holders in exchange for their MSB Common Stock, such value to be determined as provided in Article 3, Section 3.1(e), of this Reorganization Agreement.

                 "CONTROL" shall have the meaning assigned to such term in
Section 2(a)(2) of the Bank Holding Company Act of 1956, as amended.

                 "CURRENT MARKET PRICE PER SHARE" shall have the meaning set forth in Section 3.1(e)(i) of this Reorganization Agreement.





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 3

                 "DEPOSITS" shall mean all deposits (including, but not limited to, certificates of deposit, savings accounts, NOW accounts and checking accounts) of SECURITY and FARMERS.

                 "EFFECTIVE DATE" shall mean that date on which the Effective Time of the Merger shall have occurred.

                 "EFFECTIVE TIME OF THE MERGER" shall have the meaning assigned in Section 3.3 of the Plan of Merger and Section 3.1(b) of this Reorganization Agreement.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                 "EXCHANGE AGENT" shall mean Union Planters National Bank, Memphis, Tennessee, acting through its Corporate Trust Department.

                 "EXCHANGE RATIO" shall have the meaning assigned to such term in Section 3.1(e) of this Reorganization Agreement.

                 "FARMERS " means Farmers and Merchants Bank, a state bank chartered and existing under the laws of the State of Arkansas and a wholly-owned Subsidiary of MSB, having its principal place of business at 108 Main Street (P. O. Box 108), Reyno, Randolph County, Arkansas 72462.

                 "FARMERS COMMON STOCK" shall have the meaning assigned to such term in Recital A of this Reorganization Agreement.

                 "FDIC" means the Federal Deposit Insurance Corporation.

                 "FEDERAL RESERVE" shall mean the Board of Governors of the Federal Reserve System and shall include the Federal Reserve Bank of St. Louis acting under delegated authority.

                 "GAAP" shall mean generally accepted accounting principles, consistently applied.

                 "GOVERNMENTAL APPROVALS" shall have the meaning assigned to such term in Section 4.4 of this Reorganization Agreement.

                 "HAZARDOUS SUBSTANCES" shall have the meaning set forth in
Section 5.15(a) of this Reorganization Agreement.

                 "INTERIM" shall mean MSB Acquisition Company, Inc., an Arkansas-chartered corporation having its principal place of business in Jonesboro, Craighead County, Arkansas, and a wholly-owned Subsidiary of UPC.





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 4

                 "INTERIM COMMON STOCK" shall have the meaning assigned to such term in Section 3.1(c) of this Reorganization Agreement.

                 "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended.

                 "MERGER" shall, as described in Section 2.1 of this Reorganization Agreement, mean the merger of INTERIM with and into MSB, which shall survive the Merger as the Surviving Corporation.

                 "MSB" means Mid South Bancshares, Inc., an Arkansas-chartered corporation registered as a bank holding company and headquartered at Court and Pruett Streets (P. O. Box 670) Paragould, Greene County, Arkansas 72451.

                 "MSB COMMON STOCK" has the meaning assigned to such term in
Section 3.1(d) of this Reorganization Agreement.

                 "MSB COMPANIES" shall mean MSB and all of its Subsidiaries, including SECURITY and FARMERS and their Subsidiaries.

                 "MSB EMPLOYEE PLANS" shall mean any pension plans, profit sharing plans, deferred compensation plans, stock option plans, cafeteria plans, and any other such or related benefit plans or arrangements offered or funded by MSB or any MSB Subsidiary, including, but not limited to, SECURITY and FARMERS, to or for the benefit of the officers, directors or employees of MSB or any MSB Subsidiary.

                 "MSB RECORD HOLDERS" means the holders of record of all of the issued and outstanding shares of MSB Common Stock immediately prior to the Effective Time of the Merger.

                 "MSB SHAREHOLDERS" shall have the meaning assigned to such term in Recital B of this Reorganization Agreement.

                 "MSB STOCK OPTIONS" shall have the meaning assigned to such term in Section 3.1(l) of this Reorganization Agreement.

                 "NYSE" shall mean the New York Stock Exchange, or its successor, upon which shares of the UPC Common Stock are listed for trading.

                 "1933 ACT" shall mean the Securities Act of 1933, as amended.

                 "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 5

                 "OFFICER" shall have the meaning set forth in Section 5.8(k) of this Reorganization Agreement.

                 "PARTIES" shall mean MSB, SECURITY, FARMERS, UPC, and INTERIM collectively; MSB, SECURITY and FARMERS on the one hand, or UPC and INTERIM on the other hand, may sometimes be referred to as a "PARTY."

                 "PENSION PLAN" shall mean any employee pension benefit plan as such term is defined in Section 3(2) of ERISA which is maintained by the referenced Party.

                 "PERSON" shall mean any natural person, fiduciary, corporation, partnership, joint venture, association, business trust or any other entity of any kind.

                 "PLAN OF MERGER" shall mean the Plan of Merger substantially in the form of Exhibit A hereto to be executed by authorized representatives of MSB, UPC and INTERIM and filed with the Arkansas Secretary of State along with the Articles of Merger in accordance with Section 4-26-1004 of the Arkansas Code and providing for the Merger of INTERIM with and into FARMERS as contemplated by Section 2.1 of this Reorganization Agreement.

                 "PROPERTY" shall have the meaning assigned to such term in
Section 5.15(a) of this Reorganization Agreement.

                 "PROXY STATEMENT" shall mean the proxy statement to be used by MSB to solicit proxies with a view to securing the approval of the MSB Shareholders of this Reorganization Agreement and the Plan of Merger.

                 "REALTY" means the real property of SECURITY, FARMERS or MSB owned or leased by SECURITY, FARMERS or MSB or any Subsidiary of SECURITY, FARMERS or MSB.

                 "RECORDS" means all available records, original instruments and other documentation, pertaining to MSB, MSB's assets (including plans and specifications relating to the Realty), MSB's liabilities, the MSB Common Stock, the Deposits and the Loans, and all other business and financial records which are necessary or customary for use in the conduct of MSB's, SECURITY's or FARMERS's business by UPC and MSB on and after the Effective Time of the Merger as it was conducted prior to the Closing Date.

                 "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Reserve, the ASBD, the FDIC, the SEC, or any other state or federal governmental or quasi-governmental entity which has,





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 6 or may hereafter have, jurisdiction over any of the transactions described in this Reorganization Agreement.

                 "RELEASE" shall have the meaning assigned to such term in
Section 5.15(b)(i) of this Reorganization Agreement.

                 "REORGANIZATION AGREEMENT" means this Agreement and Plan of Reorganization together with the Plan of Merger (Exhibit A), and all Exhibits and Schedules annexed to, and incorporated by specific reference as a part of, this Reorganization Agreement.

                 "SEC" shall mean the Securities and Exchange Commission.

                 "SEC DOCUMENTS" shall mean all reports, proxy statements and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries pursuant to the Securities Laws, whether filed, or required to be filed, with the SEC, the Comptroller, the FDIC or with any other Regulatory Authority pursuant to the Securities Laws.

                 "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder, as well as the similar state securities laws and any similar rules and regulations promulgated by the applicable federal bank Regulatory Authorities.

                 "SECURITY" means Security Bank, a state bank chartered and existing under the laws of the State of Arkansas and a wholly-owned Subsidiary of MSB, having its principal place of business at Court and Pruett Streets (P.
O. Box 670), Paragould, Greene County, Arkansas 72451.

                 "SECURITY COMMON STOCK" shall have the meaning assigned to such term in Recital A of this Reorganization Agreement.

                 "SHAREHOLDERS MEETING" shall mean the meeting of the MSB Shareholders to be held pursuant to Section 7.1 of this Reorganization Agreement, including any adjournment or adjournments thereof.

                 "SUBSIDIARIES" shall mean all of those corporations, banks, associations or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent;





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 7 provided, however, that there shall not be included any such entity acquired through foreclosure or in satisfaction of a debt previously contracted in good faith, any such entity that owns or operates an automatic teller machine interchange network, any such entity that is a joint venture of the parent or of a Subsidiary of the parent, or any such entity the equity securities of which are owned or controlled in a fiduciary capacity or through a small business investment corporation.

                 "SURVIVING CORPORATION" shall mean MSB as the corporation resulting from the consummation of the Merger as set forth in Section 2.1 of this Reorganization Agreement.

                 "UNAUDITED FINANCIAL STATEMENTS OF MSB" shall have the meaning assigned to such term in Section 5.7 of this Reorganization Agreement.

                 "UPC" shall mean Union Planters Corporation, a
Tennessee-chartered bank holding company which is also registered as a savings and loan holding company having its principal place of business in Memphis, Shelby County, Tennessee.

                 "UPC COMMON STOCK" shall have the meaning set forth in Section
4.5 of this Reorganization Agreement.

                 "UPC FINANCIAL STATEMENTS" shall mean (i) the audited consolidated balance sheets and related consolidated statements of earnings, of changes in shareholders' equity, and of cash flows (including related notes) of UPC and its Subsidiaries as of December 31, 1992 and 1993 and each subsequent December 31 prior to the Effective Time of the Merger, and (ii) the related unaudited consolidated balance sheets and related consolidated statements of earnings, of changes in shareholders' equity, and of cash flows (including related notes) of UPC and its Subsidiaries for each of the quarters ended or ending after January 1, 1994, as filed by UPC in SEC Documents.

                 "UPC PREFERRED STOCK" shall have the meaning assigned to such term in Section 4.5 of this Reorganization Agreement.





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 8

                                   ARTICLE 2

                              TERMS OF THE MERGER

                 2.1     The Merger.

         Subject to the satisfaction (or lawful waiver) of all of the conditions to the obligations of each of the Parties to this Reorganization Agreement, at the Effective Time of the Merger, INTERIM shall be merged with and into MSB (the "Merger"), which latter corporation (the "Surviving Corporation") shall survive the Merger.

                 2.2 Articles of Incorporation, Bylaws, Directors, Officers and Name of the Surviving Corporation.

                          (a)     Articles of Incorporation.  Immediately after
the Effective Time of the Merger, the Articles of Incorporation of MSB, as in effect immediately prior to the Effective Time of the Merger, shall continue to constitute the Articles of Incorporation of MSB as the Surviving Corporation, unless and until the same shall be amended thereafter as provided by law and the terms of such Articles of Incorporation.

                          (b)     Bylaws.  At the Effective Time of the Merger,
the Bylaws of MSB, as in effect immediately prior to the Effective Time of the Merger, shall continue to be the Bylaws of MSB as the Surviving Corporation, unless and until amended or repealed as provided by law, its Articles of Incorporation and such Bylaws.

                          (c)     Directors and Officers.  The directors and
officers of INTERIM in office immediately prior to the Effective Time of the Merger shall become the directors and officers of the Surviving Corporation, to hold office as provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, unless and until their successors shall have been elected or appointed and shall have qualified or until they shall have been removed in the manner provided therein.

                          (d)     Name.  The name of MSB as the Surviving
Corporation following the Merger shall remain unchanged and continue to be:

                           MID SOUTH BANCSHARES, INC.

                 2.3 Due Diligence Review. Each Party shall be entitled to continue to conduct its due diligence review of the books, records and operations of the other Party, including, but not limited to, a review of the Party's loan portfolios, ORE and





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 9 classified assets, investment portfolios and properties, to verify the reasonableness of the Party's earnings projections, growth projections and sustained earnings prospects after consummation of the Merger at reasonable growth rates.

                 2.4 Availability of Information. Promptly after the execution by the Parties of this Reorganization Agreement, each Party shall provide to the other Party, its Officers, employees, agents, and representatives access, on reasonable notice and during customary business hours, to all of the books, records, properties and facilities of the Party and shall use its best efforts to cause its Officers, employees, agents and representatives to cooperate with any of the reviewing Party's reasonable requests for information which would be customary in order to conduct the review provided for in Section 2.3 of this Reorganization Agreement. Except as expressly permitted by the disclosing Party, the receiving Party shall keep confidential all non-public information received by the disclosing Party in connection with the provisions of this Section 2.4 and as further provided for in that certain Confidentiality Agreement dated December 17, 1993.

                 2.5 UPC's Right to Revise the Structure of the Transaction. UPC shall have the right with the consent of the Board of Directors of MSB, which consent shall not be unreasonably withheld, to revise the structure of the transaction to achieve tax benefits or for any other reason which UPC may deem advisable; provided, however, that UPC shall not have the right, without the approval of the Board of Directors of MSB, to make any revision to the structure of the transaction (i) which changes the amount of the Consideration which the MSB Record Holders are entitled to receive (determined in the manner provided in Section 3.1(e) of this Reorganization Agreement), (ii) changes the intended tax-free effects of the transaction to UPC or MSB or the stockholders thereof, (iii) which would permit UPC to pay the Consideration other than by delivery of shares of UPC Common Stock registered with the SEC (in the manner described in Section 6.2 of this Reorganization Agreement) or (iv) which might otherwise adversely financially impact the interests of MSB, or the MSB Record Holders. UPC may exercise this right of revision by giving written Notice to MSB, SECURITY and FARMERS in the manner provided in Section 10.1 of this Reorganization Agreement which Notice shall be in the form of an amendment to this Reorganization Agreement or in the form of an Amended and Restated Agreement and Plan of Reorganization.

                 2.6 Holding Period of UPC Common Stock. MSB, SECURITY and FARMERS hereby acknowledge and agree that, in order to qualify the Merger under the Internal Revenue Code as a tax-free reorganization and for accounting purposes as a pooling of





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 10 interests under the rules and regulations promulgated by the SEC, Accounting Principles Board Opinion No. 16 and GAAP, any MSB Record Holder who would be deemed an Affiliate of MSB at the time of Closing under the Securities Laws and who accepts shares of UPC Common Stock as Consideration for the cancellation, exchange and conversion of his shares of MSB Common Stock pursuant to the terms and conditions of this Reorganization Agreement, shall not pledge on a non-recourse basis, assign, sell, transfer, devise, otherwise alienate or take any action which would eliminate or diminish the risk of owning or holding the shares of UPC Common Stock to be received by such MSB Record Holder upon consummation of the Merger, nor enter into any formal or informal agreement to pledge on a non-recourse basis, assign, sell or transfer, devise, or otherwise alienate his right, title and interests in any of the shares of UPC Common Stock to be delivered by UPC to such MSB Record Holder pursuant to the terms and conditions of this Reorganization Agreement until such time as UPC shall have publicly released a statement of UPC's consolidated earnings reflecting the combined financial results of operations of UPC and MSB for a period of not less than thirty (30) days subsequent to the Effective Time of the Merger. MSB further acknowledges and agrees that any UPC Common Stock Certificates issued in connection with the Merger to MSB Record Holders who would be deemed Affiliates of MSB or UPC at the time of Closing under the Securities Laws shall be subject to and bear a restrictive legend substantially in the form as follows:

         THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE HELD SUBJECT TO ALL APPLICABLE PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND THE RULES AND REGULATIONS PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC") THEREUNDER. NO SALES, TRANSFERS OR OTHER DISPOSITION OF THESE SHARES MAY BE MADE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT (OTHER THAN A REGISTRATION STATEMENT ON SEC FORM S-4) OR IN ACCORDANCE WITH THE REQUIREMENTS OF SEC RULES 144 AND 145 OR IS OTHERWISE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT. NO SALE, TRANSFER, OR OTHER DISPOSITION OF THESE SHARES MAY BE MADE UNTIL AFTER THE PUBLICATION OF FINANCIAL RESULTS COVERING AT LEAST 30 DAYS OF POST MERGER COMBINED OPERATIONS OF UPC AND MID SOUTH BANCSHARES, INC. NO AGREEMENT MAY BE ENTERED INTO BY THE HOLDER OF THIS CERTIFICATE WHICH WOULD ALLOW OR REQUIRE THE SALE, TRANSFER, OR OTHER DISPOSITION OF THESE SHARES DURING THE TIME PERIOD MENTIONED ABOVE OR WHICH WOULD OTHERWISE REDUCE THE RISK BORNE BY THE SHAREHOLDER NAMED ON THE REVERSE SIDE OF THIS CERTIFICATE SUBSEQUENT TO THE CONSUMMATION OF THE MERGER.

                 2.7 MSB Stock Options and Treasury Stock. As of the date of this Reorganization Agreement, except as set forth on





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 11

Schedule 2.7 hereto, there are no validly issued and outstanding options to purchase shares of MSB Common Stock; and no other options, rights, warrants, scrip or similar rights to purchase shares of MSB Common Stock (collectively, the "MSB Stock Options") are (or have been) issued and outstanding by MSB. Except as set forth on Schedule 2.7 hereto, at the Effective Time of the Merger, there will be no issued and outstanding MSB Stock Options. Except as set forth on Schedule 2.7 hereto, as of the date of this Reorganization Agreement, MSB has not repurchased any shares of its capital stock. Except as set forth on Schedule 2.7 hereto, as of the date of this Reorganization Agreement, there are no shares of MSB Common Stock held by MSB as Treasury Stock, nor will there be any such shares at the Effective Time of the Merger.


                                   ARTICLE 3

                           DESCRIPTION OF TRANSACTION

                 3.1      Terms of the Merger.

                          (a)     Satisfaction of Conditions to Closing.  After
the transactions contemplated herein have been approved by the shareholders of MSB and INTERIM, and each other condition to the obligations of the Parties hereto has been satisfied or, if lawfully permitted, waived by the Party or Parties entitled to the benefits thereof, other than those conditions which are to be satisfied by delivery of documents by any Party to any other Party, a closing (the "Closing") will be held on the date (the "Closing Date") and at the time of day and place referred to in Section 3.2 of this Reorganization Agreement. At the Closing the Parties shall use their respective best efforts to deliver the certificates, letters and opinions which constitute conditions to the Merger and each Party will provide the other Parties with such proof or indication of satisfaction of the conditions of such other Parties to consummate the Merger as such other Parties may reasonably require. If all conditions to the obligations of each of the Parties have been satisfied or lawfully waived by the Party entitled to the benefits thereof, the Parties shall, at the Closing, duly execute Articles of Merger for filing with the Secretary of State of the State of Arkansas and immediately thereafter UPC shall file or cause to be filed such Articles of Merger with the Secretary of State of the State of Arkansas, and INTERIM and MSB shall take all steps necessary or desirable to consummate the Merger in accordance with all applicable laws, rules and regulations and the Plan of Merger which is attached hereto as Exhibit A and incorporated by reference as part of this Reorganization Agreement. The Parties shall thereupon take such other and further actions as UPC shall reasonably direct or as





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 12 may be required by law or this Reorganization Agreement to consummate the transactions contemplated herein.

                          (b)     Effective Time of the Merger.  Upon the
satisfaction of all conditions to Closing, the Merger shall become effective on the date and at the time of filing of Articles of Merger with the Secretary of State of the State of Arkansas or at such later date and/or time as may be agreed upon by the Parties and set forth in the Articles of Merger so filed (the "Effective Time of the Merger").

                          (c)     Conversion of Shares of INTERIM.  At the
Effective Time of the Merger, each share of $1.00 par value common stock of INTERIM (the "INTERIM Common Stock") issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger becoming effective and without any further action on the part of anyone, be converted into and become one share of the issued and outstanding common stock of the Surviving Corporation.

                          (d)     Conversion and Cancellation of Shares of MSB.
At the Effective Time of the Merger, each share of $10.00 par value common stock of MSB (the "MSB Common Stock") validly issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger becoming effective and without any further action on the part of anyone, be converted, exchanged and cancelled as provided in Section 3.1(e) hereof, except with respect to such shares of MSB Common Stock as to which dissenters' rights have been perfected and should remain perfected at the Effective Time of the Merger.

                          (e)     Conversion and Exchange of MSB Shares;
Exchange Ratio. At the Effective Time of the Merger, the outstanding shares of MSB Common Stock held by the MSB Record Holders immediately prior to the Effective Time of the Merger shall, without any further action on the part of anyone, cease to represent any interest (equity, shareholder or otherwise) in MSB and shall, except for those shares of MSB Common Stock held and registered in the name of any MSB Record Holder who shall have perfected his dissenters' rights and shall have continued such dissenting status through the Effective Time of the Merger, automatically be converted exclusively into, and constitute only the right of the MSB Record Holders to receive in exchange for their shares of MSB Common Stock, whole shares of UPC Common Stock and a cash payment in settlement of any remaining fractional share of UPC Common Stock in accordance with the terms and conditions of this Section 3.1(e). The shares of UPC Common Stock and the cash settlement of any remaining fractional share of UPC Common Stock deliverable by UPC to the MSB Record Holders





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 13 pursuant to the terms of this Reorganization Agreement are sometimes collectively referred to herein as the "Consideration."

The number of shares of UPC Common Stock to be exchanged for each share of MSB Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (based on there being no more than 129,366 shares of MSB Common Stock issued and outstanding immediately prior to the Effective Time of the Merger) shall be based on an exchange ratio (the "Exchange Ratio") as determined and set forth in this Section 3.1(e). The Exchange Ratio shall be determined as follows:

                                  (i)  In the event the Current Market Price
         Per Share of UPC Common Stock should be greater than or equal to $24.00 per share of UPC Common Stock but less than or equal to $28.00 per share of UPC Common Stock (the "Primary Collar"), the Exchange Ratio shall be fixed at 4.054 shares of UPC Common Stock for each share of MSB Common Stock issued and outstanding at the Effective Time of the Merger;

                                  (ii)  In the event the Current Market Price
         Per Share of UPC Common Stock should be greater than $28.00 per share of UPC Common Stock but less than or equal to $30.00 per share of UPC Common Stock (the "Upper Secondary Collar"),the Exchange Ratio shall be based on (a) a fixed price of $113.51 per share of MSB Common Stock divided by (b) the Current Market Price Per Share of UPC Common Stock for each share of MSB Common Stock validly issued and outstanding at the Effective Time of the Merger;

                                  (iii)  In the event the Current Market Price
         Per Share of UPC Common Stock should be greater than $30.00 per share of UPC Common Stock (the "Ceiling"), the Exchange Ratio shall be fixed at 3.7837 shares of UPC Common Stock for each share or MSB Common Stock;provided, however, UPC would have the right to either deliver the fixed Exchange Ratio of 3.7837 or to terminate the transaction contemplated in this Reorganization Agreement; provided, however, should UPC elect to terminate the transaction under this provision, MSB would have the unilateral right to reinstate the transaction by accepting in exchange for each share of MSB Common Stock issued and outstanding that number of shares of UPC Common Stock at the Current Market Price Per Share sufficient to equal $113.51 per share of MSB Common Stock;

                                  (iv)  In the event the Current Market Price
         Per Share of UPC Common Stock should be greater than or equal to $22.00 per share of UPC Common Stock but less than $24.00 per share of UPC Common Stock (the "Lower Secondary





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 14

         Collar"), the Exchange Ratio shall be based on (a) a fixed price of $97.30 per share of MSB Common Stock divided by (b) the Current Market Price Per Share of UPC Common Stock for each share of MSB Common Stock validly issued and outstanding at the Effective Time of the Merger; and

                                  (v)  In the event the Current Market Price
         Per Share of UPC Common Stock should be less than $22.00 per share of UPC Common Stock (the "Floor"), the Exchange Ratio shall be fixed at
         4.4227 shares of UPC Common Stock for each share of MSB Common Stock; provided, however, MSB shall have the right to either accept the fixed Exchange Ratio of 4.4227 or to terminate the transaction contemplated in this Reorganization Agreement; provided, however, should MSB elect to terminate the transaction under this provision, UPC would have the unilateral right to reinstate the transaction by delivering in exchange for each share of MSB Common Stock issued and outstanding that number of shares of UPC Common Stock at the Current Market Price Per Share sufficient to equal $97.30 per share of MSB Common Stock.

The Exchange Ratio shall be based on an aggregate of no more than 129,366 shares of MSB Common Stock issued and outstanding immediately prior to the Effective Time of the Merger; provided, however, that no fractional shares of UPC Common Stock shall be issued and if, after aggregating all of the shares of UPC Common Stock to which a MSB Record Holder would be entitled based upon the Exchange Ratio, there were a fractional share of UPC Common Stock remaining, such fractional share shall be settled by a cash payment therefor based upon the Current Market Price Per Share of one (1) full share of UPC Common Stock.

                                  (1)      DEFINITION OF "CURRENT MARKET PRICE
         PER SHARE." The "Current Market Price Per Share" shall be the average closing price per share of the "last" real time trades (i.e., closing price) of the UPC Common Stock on the NYSE (as published in The Wall Street Journal) for each of the ten (10) NYSE general market trading days next preceding the Closing Date on which the NYSE was open for business (the "Pricing Period"). In the event the UPC Common Stock does not trade on one or more of the trading days during the Pricing Period (a "No Trade Date"), any such No Trade Date shall be disregarded in computing the average closing price per share of UPC Common Stock and the average shall be based upon the "last" real time trades and number of days on which the UPC Common Stock actually traded during the Pricing Period.

                                  (2)      EFFECTS OF DISSENTERS' RIGHTS ON THE
         EXCHANGE RATIO.  Should MSB Record Holders representing at





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 15 least seven percent (7%) of the shares of MSB Common Stock issued and outstanding at the time of Closing perfect such MSB Record Holder's dissenters' rights pursuant to the Arkansas Code and maintain the perfected status of such dissenters' rights through the Closing Date, UPC and INTERIM shall have the right, exercisable in their sole discretion, to terminate this Reorganization Agreement, or with the approval of the Board of Directors of MSB reduce the number of shares of UPC Common Stock to be delivered by UPC hereunder by an amount sufficient to off-set against the Consideration any amounts paid, or to be paid, by UPC in satisfaction of such dissenters' rights.

                                  (3)      EFFECT OF STOCK SPLITS, REVERSE
         STOCK SPLITS, STOCK DIVIDENDS AND SIMILAR CHANGES IN THE CAPITAL OF UPC OR MSB. Should either UPC or MSB effect any stock splits, reverse stock splits, stock dividends or similar changes in their respective capital accounts subsequent to the date of this Reorganization Agreement but prior to the Effective Time of the Merger, the Exchange Ratio shall be adjusted proportionately in such a manner as the Board of Directors of UPC and the Board of Directors of MSB shall agree in good faith to be fair and reasonable in order to give effect to such changes.

                          (f)     Mechanics of Payment of the Consideration.
At the Closing and upon receipt of the proper submission of the certificate(s) formerly representing and evidencing ownership of the shares of MSB Common Stock, the Exchange Agent shall, deliver to the former MSB Shareholders in exchange for the certificate(s) surrendered by them, the Consideration to be paid for each such MSB Shareholder's shares of MSB Common Stock evidenced by the certificate or certificates which were cancelled and converted exclusively into the right to receive the Consideration upon the Merger becoming effective. After the Effective Time of the Merger and until properly surrendered to the Exchange Agent, each outstanding certificate or certificates which formerly evidenced and represented the shares of MSB Common Stock of an MSB Record Holder, subject to the provisions of this Section, shall be deemed for all corporate purposes to represent and evidence only the right to receive the Consideration into which such MSB Record Holder's shares of MSB Common Stock were converted and aggregated at the Effective Time of the Merger. Unless and until the outstanding certificate or certificates, which immediately prior to the Effective Time of the Merger evidenced and represented the MSB Record Holder's MSB Common Stock shall have been surrendered as provided above, the Consideration payable to the MSB Record Holder(s) of the cancelled shares as of any time after the Effective Date shall not be paid to the MSB Record Holder(s) of such certificate(s) until such certificates shall have been





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 16 surrendered in the manner required. Each MSB Shareholder will be responsible for all federal, state and local taxes which may be incurred by him on account of his receipt of the Consideration to be paid in the Merger. The MSB Record Holder(s) of any certificate(s) which shall have been lost or destroyed may nevertheless, subject to the provisions of this Section, receive the Consideration to which each such MSB Record Holder is entitled, provided that each such MSB Record Holder shall deliver to UPC and to the Exchange Agent: (i) a sworn statement certifying such loss or destruction and specifying the circumstances thereof and (ii) a lost instrument bond in form satisfactory to UPC and the Exchange Agent which has been duly executed by a corporate surety satisfactory to UPC and the Exchange Agent, indemnifying the Surviving Corporation, UPC, the Exchange Agent (and their respective successors) to their satisfaction against any loss or expense which any of them may incur as a result of such lost or destroyed certificates being thereafter presented. Any costs or expenses which may arise from such replacement procedure, including the premium on the lost instrument bond, shall be for the account of the MSB Shareholder.

                          (g)     Stock Transfer Books.  At the Effective Time
of the Merger, the stock transfer books of MSB shall be closed and no transfer of shares of MSB Common Stock shall be made thereafter.

                          (h)     Effects of the Merger.  As of the Effective
Time of the Merger, the separate existence of INTERIM shall cease, and INTERIM shall be merged with and into MSB which, as the Surviving Corporation, shall thereupon and thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of the two merged corporations, whether of a public or a private nature, and shall be subject to all of the liabilities, restrictions, disabilities and duties of both MSB and INTERIM.

                          (i)     Transfer of Assets.  At the Effective Time of
the Merger, all rights, assets, licenses, permits, franchises and interests of MSB and INTERIM in and to every type of property, whether real, personal, or mixed, whether tangible or intangible, and to choses in action shall be deemed to be vested in MSB as the Surviving Corporation by virtue of the Merger becoming effective and without any deed or other instrument or act of transfer whatsoever.

                          (j)     Assumption of Liabilities.  At the Effective
Time of the Merger, the Surviving Corporation shall become and be liable for all debts, liabilities, obligations and contracts of MSB as well as those of INTERIM, whether the same shall be matured or unmatured; whether accrued, absolute, contingent or





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 17 otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of MSB or INTERIM.

                          (k)     Dissenting Shareholders' Rights.  Any MSB
Record Holder of shares of MSB Common Stock who shall comply strictly with the provisions of Section 4-27-1302 et seq. of the Arkansas Code, shall be entitled to dissent from the Merger and to seek those appraisal remedies afforded by the Arkansas Code. Such an MSB Shareholder is referred to herein as an "MSB Dissenting Shareholder." However, UPC and INTERIM shall not be obligated to consummate the Merger if MSB Record Holders holding or controlling more than seven percent (7%) of the shares of the MSB Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall have perfected and maintained in perfected status their dissenters' rights in accordance with the Arkansas Code and the perfected status of said dissenters' rights shall have continued to the time of Closing.

                          (l)     MSB Stock Options and Treasury Stock.  As of
the date of this Reorganization Agreement, except as set forth on Schedule 2.7 hereto, there are no options, rights, warrants, scrip or similar rights issued and outstanding by MSB to purchase shares of MSB Common Stock (the "MSB Stock Options"). Therefore, except as set forth on Schedule 2.7 hereto, at the Effective Time of the Merger there will be no issued or outstanding MSB Stock Options. As of the date of this Reorganization Agreement, except as set forth on Schedule 2.7 hereto, there are no shares of MSB Common Stock held by MSB as Treasury Stock.

                 3.2 Time and Place of Closing. The Closing shall take place at 10:00 a.m. on the Business Day next preceding the date on which the Effective Time of the Merger is expected to occur, or at such other time as the Parties, acting through their chief executive officers, presidents or chief financial officers, may mutually agree (the "Closing Date"). The place of Closing shall be at Union Planters Corporation, Administrative Center, Executive Offices (Fourth Floor), 7130 Goodlett Farms Parkway, Memphis, Shelby County, Tennessee 38018. The Closing may be held at such other time and place as may be mutually agreed upon by the Parties.


                                   ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF UPC

                 As of the date hereof and as of the Effective Time of the Merger, UPC and INTERIM represent and warrant to MSB as follows:





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 18

                 4.1 Organization and Corporate Authority. UPC and INTERIM are corporations duly organized, validly existing and in good standing under the laws of the State of Tennessee and the State of Arkansas, respectively, and (i) have, in all material respects, all requisite corporate power and authority to own, operate and lease their material properties and carry on their businesses as they are currently being conducted; (ii) are in good standing and are duly qualified to do business in each jurisdiction where the character of their properties owned or held under lease or the nature of their business makes such qualification necessary; and (iii) have in effect all federal, state, local and foreign governmental authorizations, permits and licenses necessary for them to own or lease their properties and assets and to carry on their businesses as they are currently being conducted. Neither UPC nor INTERIM has received notice of any proceeding for the suspension or revocation of any such license, franchise, permit or authorization, and no such proceeding is pending or has been threatened by any government authority. The corporate Charters and Bylaws of UPC and INTERIM, as amended to date, are in full force and effect as of the date of this Reorganization Agreement.

                 4.2 Authorization, Execution and Delivery; Reorganization Agreement Not in Breach.

                          (a)     UPC and INTERIM have all requisite corporate
power and authority to execute and deliver this Reorganization Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. This Reorganization Agreement, and all other agreements contemplated to be executed in connection herewith by UPC and/or INTERIM, have been (or upon execution will have been) duly executed and delivered by UPC and/or INTERIM, have been (or upon execution will have been) effectively authorized by all necessary action, corporate or otherwise, and, other than the approval of UPC as sole shareholder of INTERIM and UPC's Board of Directors, no other corporate proceedings on the part of UPC or INTERIM are (or will be) necessary to authorize such execution and delivery, and constitute (or upon execution will constitute) legal, valid and enforceable obligations of UPC and INTERIM, subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and to the application of equitable principles and judicial discretion.

                          (b)     The execution and delivery of this
Reorganization Agreement and the Plan of Merger, the consummation of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof will not result in a breach of any of the terms or provisions of, or constitute a





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 19 default under (or an event which, with the passage of time or the giving of notice or both, would constitute a default under), or conflict with, or permit the acceleration of any obligation under, any material mortgage, lease, covenant, agreement, indenture or other instrument to which UPC or INTERIM is a party or by which they or their property or any of their assets are bound; the corporate Charters or Bylaws of UPC or INTERIM; or any material judgment, decree, order, regulatory letter of understanding or award of any court, governmental body, authority or arbitrator by which UPC or INTERIM is bound; or any material permit, concession, grant, franchise, license, law, statute, ordinance, rule or regulation applicable to UPC or INTERIM or their properties; or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon the property or assets of UPC or INTERIM, except that the Government Approvals shall be required in order for UPC or INTERIM to consummate the Merger.

                 4.3 No Legal Bar. Neither UPC nor INTERIM is a party to, subject to or bound by any agreement, judgment, order, writ, letter of understanding, prohibition, injunction or decree of any court or other governmental body of competent jurisdiction or any law which would prevent the execution of this Reorganization Agreement or the Plan of Merger by UPC or INTERIM, its delivery to MSB, SECURITY and FARMERS or the consummation of the transactions contemplated hereby and thereby, and no action or proceeding is pending against UPC or INTERIM in which the validity of this Reorganization Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the Parties in connection herewith or in connection with any of the transactions contemplated hereby is at issue.

                 4.4 Government Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local governmental authority is required to be made or obtained by UPC or INTERIM in connection with the execution and delivery of this Reorganization Agreement or the consummation of the transactions contemplated hereby by UPC or INTERIM, except for: (a) the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") of the Merger under the Bank Holding Company Act of 1956, as amended; and (b) the prior approval of the Arkansas State Bank Department ("ASBD") under Section 23-32-1801 et seq of the Arkansas Code and the regulations promulgated by the ASBD thereunder (collectively, the "Government Approvals").

                 4.5 Capitalization. (a) The authorized capital stock of UPC consists of 10,000,000 shares of preferred stock having no





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 20 par value (the "UPC Preferred Stock"), and 50,000,000 shares of common stock having a par value of $5.00 per share (the "UPC Common Stock"). As of June 30, 1994, UPC had issued and outstanding: 44,000 shares of $8.00 Nonredeemable Cumulative Convertible Preferred Stock, Series B; 690,000 shares of 10-3/8% Increasing Rate, Redeemable, Cumulative Preferred Stock, Series C; 253,655 shares of 9.5% Redeemable, Cumulative Preferred Stock, Series D; and 3,107,922 shares of 8% Cumulative, Convertible Preferred Stock, Series E. In addition, 250,000 shares of UPC Preferred Stock have been reserved for issuance as Series A Preferred Stock pursuant to the UPC Share Purchase Rights Agreement dated January 19, 1989, between UPC and Union Planters National Bank as Rights Agent (the "UPC Share Purchase Rights Agreement"). As of June 30, 1994, 21,814,022 shares of UPC Common Stock were validly issued and outstanding.

         Except as described in Schedule 4.5 hereto, UPC is the holder, directly or indirectly, of all of the outstanding capital stock of its Subsidiaries, except for director qualifying shares.

                          (b)  The authorized capital stock of INTERIM consists
of 1,000 shares of common stock having a par value of $1.00 per share (the "INTERIM Common Stock") and no preferred stock. As of the date hereof, INTERIM had issued all 1,000 shares of the authorized INTERIM Common Stock to UPC. Therefore, UPC is the record holder and beneficial owner of all of the INTERIM Common Stock outstanding.

                 4.6 UPC Financial Statements. UPC has delivered and, to the extent reference is made to financial statements not yet available or capable of development, will deliver to MSB true and complete copies of: (i) UPC's audited Consolidated Financial Statements for the calendar years ended December 31, 1992 and 1993 (as originally issued, but without giving effect to subsequently effected business combinations accounted for as poolings of interests); (ii) UPC's unaudited consolidated financial statements for each of the calendar quarters ending in calendar year 1994 and thereafter, ending prior to the Closing Date; and (iii) upon issuance thereof, UPC's audited Consolidated Financial Statements for the calendar year ending December 31, 1994. Such financial statements and the notes thereto present fairly, or will present fairly when issued, in all material respects, the consolidated financial position of UPC at the respective dates thereof and the consolidated results of operations and consolidated cash flow of UPC for the periods indicated, and in each case in conformity with GAAP consistently applied and maintained. Since the date of the most recent SEC Document filed by UPC, UPC has not suffered a material adverse change on its business, operations or financial condition taken as a whole.





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 21

                 4.7      Exchange Act and Listing Filings.

         (a) The outstanding shares of UPC Common Stock are registered with the SEC pursuant to the 1934 Act and UPC has filed with the SEC all material forms and reports required by law to be filed by UPC with the SEC, which forms and reports, taken as a whole, are true and correct in all material respects, and do not misstate a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         (b) The outstanding shares of UPC Common Stock are listed for trading on the NYSE (under the symbol "UPC") pursuant to the listing rules of the NYSE and UPC has filed with the NYSE all material forms and reports required by the NYSE to be filed by UPC with the NYSE, which forms and reports, taken as a whole, are true and correct in all material respects, and do not misstate a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                 4.8 The UPC Common Stock. All shares of UPC Common Stock to be issued by UPC and delivered to the MSB Record Holders in exchange for all of the MSB Common Stock will be duly authorized, validly issued, fully paid and non-assessable, and none of such shares of UPC Common Stock will have been issued in violation of any preemptive rights of any UPC shareholders. The shares of UPC Common Stock to be delivered in payment of the Consideration shall have in all material respects such distinguishing characteristics as those of the shares of UPC Common Stock outstanding immediately prior to the Effective Time of the Merger. Specifically, such shares shall be issued to MSB Record Holders pursuant to an effective registration statement of appropriate form, and will be listed for trading on the NYSE.

                 4.9 Litigation. Except as set forth in Schedule 4.9 hereto, there is no action, suit or proceeding pending against UPC or any UPC Subsidiary, or to the best knowledge of UPC or any UPC Subsidiary threatened against or affecting UPC, any UPC Subsidiary or any of their assets, before any court or arbitrator or any governmental body, agency or official that (i) would, if decided against UPC or the UPC Subsidiary, have a material adverse impact on the business, properties, assets, liabilities, condition (financial or other) or prospects of UPC or any UPC Subsidiary and that are not reflected in the UPC Financial Statements or (ii) has been brought by or on behalf of any employee employed or formerly employed by UPC or any UPC





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 22

Subsidiary that would have a material adverse impact on UPC or any UPC
Subsidiary.

                 4.10     Labor and Employment Matters.  Except as reflected in
Schedule 4.10 hereto, there is no (i) collective bargaining agreement or other labor agreement to which UPC or any UPC Subsidiary is a party or by which any of them is bound; (ii) employment, profit sharing, deferred compensation, bonus, stock option, purchase, retainer, consulting, retirement, welfare or incentive plan or contract to which UPC or any UPC Subsidiary is a party or by which it is bound; or (iii) plan or agreement under which "fringe benefits" (including, but not limited to, vacation plans or programs, sick leave plans or programs and related benefits) are afforded any of the employees of UPC or any UPC Subsidiary. No party to any such agreement, plan or contract is in default with respect to any material term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto. Neither UPC nor any UPC Subsidiary has received notice from any governmental agency of any alleged violation of applicable laws that remains unresolved respecting employment and employment practices, terms and conditions of employment and wages and hours. UPC and each UPC Subsidiary have complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those related to its employment practices, employee disabilities, wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate governmental authorities, and UPC and each UPC Subsidiary have withheld and paid to the appropriate governmental authorities or are holding for payment not yet due to such authorities, all amounts required to be withheld from the employees of UPC and each UPC Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. Except as set forth in Schedule 4.10, there is no: unfair labor practice complaint against UPC or any UPC Subsidiary pending before the National Labor Relations Board or any state or local agency; pending labor strike or other labor trouble affecting UPC or any UPC Subsidiary; labor grievance pending against UPC or any UPC Subsidiary; pending representation question respecting the employees of UPC or any UPC Subsidiary; pending arbitration proceedings arising out of or under any collective bargaining agreement to which UPC or any UPC Subsidiary is a party, or to the best knowledge of UPC, any basis for which a claim may be made under any collective bargaining agreement to which UPC or any UPC Subsidiary is a party.





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 23

                 4.11 Absence of Undisclosed Liabilities. Except as described in Schedule 4.11 hereto, neither UPC nor any UPC Subsidiary has any obligation or liability (contingent or otherwise) that is material to the financial condition or operations of UPC or any UPC Subsidiary, or that, when combined with all similar obligations or liabilities, would be material to the financial condition or operations of UPC or any UPC Subsidiary (i) except as disclosed in the UPC Financial Statements delivered to MSB prior to the date of this Reorganization Agreement, or (ii) except obligations or liabilities incurred in the ordinary course of its business consistent with past practices, or (iii) except as contemplated under this Reorganization Agreement. Except as described in Schedule 4.11 hereto, since December 31, 1992, neither UPC nor any UPC Subsidiary has incurred or paid any obligation or liability which would be material to the financial condition or operations of UPC or such UPC Subsidiary, except for obligations paid in connection with transactions made by it in the ordinary course of its business consistent with past practices, laws and regulations applicable to UPC or any UPC Subsidiary.

                 4.12 Disclosure. The information concerning, and the representations or warranties made by UPC and INTERIM as set forth in this Reorganization Agreement, or in any document, statement, certificate or other writing furnished or to be furnished by UPC and INTERIM to MSB pursuant hereto, do not and will not contain any untrue statement of a material fact or omit and will not omit to state a material fact required to be stated herein or therein which is necessary to make the statements and facts contained herein or therein, in light of the circumstances under which they were or are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available to MSB by UPC and INTERIM pursuant hereto were or will be complete and accurate copies of such documents.


                                   ARTICLE 5

          REPRESENTATIONS AND WARRANTIES OF MSB, SECURITY AND FARMERS

         Both as of the date hereof and as of the Effective Time of the Merger, SECURITY, FARMERS and MSB represent and warrant to UPC and INTERIM as follows:

                 5.1 Organization and Qualification of MSB and Subsidiaries. MSB is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas and (a) has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is currently being conducted; (b) is in good





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 24 standing and is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its business makes such qualification necessary; and (c) is a registered bank holding company with the Federal Reserve. Each MSB Subsidiary is duly chartered, validly existing and in good standing under the laws of the state or jurisdiction of its incorporation and (a) has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is currently being conducted and (b) is in good standing and is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its business makes such qualification necessary. MSB and each of its Subsidiaries have in effect all federal, state, local and foreign governmental authorizations, permits and licenses necessary for them to own or lease their respective properties and assets and to carry on their business as it is currently being conducted. SECURITY and FARMERS are state banks duly organized, validly existing and are in good standing under the laws of the State of Arkansas and engage only in activities (and hold properties only of the types) permitted by the Arkansas Code and the rules and regulations promulgated by the ASBD thereunder or the FDIC for state banks. SECURITY's and FARMERS' deposit accounts are insured by the FDIC to the fullest extent permitted under applicable law.

                 5.2 Authorization, Execution and Delivery; Reorganization Agreement Not in Breach.

                          (a)     MSB, SECURITY and FARMERS have all requisite
power and authority to execute and deliver this Reorganization Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Reorganization Agreement and the Plan of Merger and the consummation of the proposed transaction have been duly authorized by majorities of the entire Boards of Directors of both MSB, SECURITY and FARMERS and, except for the approval of the MSB Shareholders, no other corporate proceedings on the part of MSB are necessary to authorize the execution and delivery of this Reorganization Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby. This Reorganization Agreement and all other agreements and instruments herein contemplated to be executed by SECURITY, FARMERS and MSB have been (or upon execution will have been) duly executed and delivered by SECURITY, FARMERS and MSB and constitute (or upon execution will constitute) legal, valid and enforceable obligations of SECURITY, FARMERS and MSB, subject, as to enforceability, to applicable bankruptcy, insolvency, receivership, conservatorship, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 25 generally and to the application of equitable principles and judicial discretion.

                          (b)     The execution and delivery of this
Reorganization Agreement and the Plan of Merger, the consummation of the transaction contemplated hereby and thereby, and the fulfillment of the terms hereof and thereof will not result in a violation or breach of any of the terms or provisions of, or constitute a default under (or an event which, with the passage of time or the giving of notice, or both, would constitute a default under), or conflict with, or permit the acceleration of, any obligation under any material mortgage, lease, covenant, agreement, indenture or other instrument to which MSB or any MSB Subsidiary is a party or by which MSB or any MSB Subsidiary is bound; the Articles of Incorporation or Bylaws of SECURITY, FARMERS or MSB; or any material judgment, decree, order, regulatory letter of understanding or award of any court, governmental body, authority or arbitrator by which MSB or any MSB Subsidiary is bound; or any material permit, concession, grant, franchise, license, law, statute, ordinance, rule or regulation applicable to MSB or any MSB Subsidiary or the properties of any of them; or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon the properties or assets of MSB or any MSB Subsidiary, except that the Governmental Approvals shall be required in order for MSB or any MSB Subsidiary to consummate the Merger.

                 5.3      No Legal Bar.   Neither SECURITY, FARMERS nor MSB is
a party to, or subject to, or bound by, any agreement or judgment, order, letter of understanding, writ, prohibition, injunction or decree of any court or other governmental authority or body, or any law which would prevent the execution of this Reorganization Agreement or the Plan of Merger by SECURITY, FARMERS or MSB, the delivery thereof to UPC and INTERIM, or the consummation of the transaction contemplated hereby and thereby, and no action or proceeding is pending against SECURITY, FARMERS or MSB in which the validity of this Reorganization Agreement, the transaction contemplated hereby or any action which has been taken by any of the Parties in connection herewith or in connection with the transaction contemplated hereby is at issue.

                 5.4 Government and Other Approvals. Except for the Government Approvals described in Section 4.4, no consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local governmental authority is required to be made or obtained by SECURITY, FARMERS or MSB in connection with the execution and delivery of this Reorganization Agreement or the consummation of the transactions contemplated by this Reorganization Agreement nor is any consent





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 26 or approval required from any landlord, licensor or other non-governmental party which has granted rights to SECURITY, FARMERS or MSB in order to avoid forfeiture or impairment of such rights.

                 5.5 Compliance With Law. MSB and all MSB Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses, and MSB, SECURITY and FARMERS as the owners of the Realty have complied in all material respects with all applicable statutes, laws, ordinances, rules and regulations of all federal, state and local governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over MSB's, SECURITY's or FARMERS' properties or over any other part of MSB's, SECURITY's or FARMERS' assets, liabilities or operations. The benefits of all of such licenses, franchises, permits and authorizations are in full force and effect and may continue to be enjoyed by MSB, SECURITY and FARMERS subsequent to the Closing of the transactions contemplated herein without any consent or approval. Neither MSB nor any MSB Subsidiary has received notice of any proceeding for the suspension or revocation of any such license, franchise, permit, or authorization and no such proceeding is pending or has been threatened by any governmental authority.

                 5.6 Charter Documents. Included in Schedule 5.6 hereto are true and correct copies of the Articles of Incorporation and Bylaws of MSB, SECURITY and FARMERS, respectively. The Articles of Incorporation and Bylaws of MSB, SECURITY and FARMERS, as amended to date, are in full force and effect.

                 5.7 MSB Financial Statements. Accompanying Schedule 5.7 hereto are true copies of the unaudited consolidated statements of condition of MSB as of December 31, 1993, and December 31, 1992, and the related consolidated statements of income and changes in capital funds and cash flows of MSB, SECURITY and FARMERS for the years ended December 31, 1993, and 1992 (the "Unaudited Financial Statements of MSB") and the comparative interim (or annual) financial statements for any subsequent quarter (or year) ending after December 31, 1993 and prior to the Closing Date. Except as set forth in
Schedule 5.7 hereto, such financial statements (i) were prepared from the books and records of MSB, SECURITY and FARMERS; (ii) were prepared in accordance with generally accepted accounting principles consistently applied; (iii) accurately present MSB's, SECURITY's and FARMERS' consolidated financial condition and the consolidated results of their operations, changes in stockholders' equity and cash flows as at the relevant dates thereof and for the periods covered thereby; (iv) do contain or reflect all necessary adjustments and accruals for an accurate presentation of MSB's, SECURITY's and FARMERS' consolidated





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 27 financial condition and the consolidated results of MSB's, SECURITY's and FARMERS' operations and cash flows for the periods covered by such financial statements; (v) do contain and reflect adequate provisions for loan losses, for ORE reserves and for all reasonably anticipatable liabilities for all taxes, federal, state, local or foreign, with respect to the periods then ended; and
(vi) do contain and reflect adequate provisions for all reasonably anticipated liabilities for Post Retirement Benefits Other Than Pensions ("OPEB") pursuant to FASB 106 and 112.

                 5.8      Absence of Certain Changes.  Except as disclosed in
Schedule 5.8 or as provided for or contemplated in this Reorganization Agreement, since December 31, 1993 (the "Balance Sheet Date") there has not been:

                          (a)     any material transaction by MSB, SECURITY or
FARMERS not in the ordinary course of business and in conformity with past practice;

                          (b)     any material adverse change in the business,
property, assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), prospects, operations, liquidity, income, condition (financial or otherwise) or net worth of MSB, SECURITY or FARMERS;

                          (c)     any damage, destruction or loss, whether or
not covered by insurance, which has had or may have a material adverse effect on any of the properties, business or prospects of MSB, SECURITY, FARMERS or their future use and operation by MSB, SECURITY or FARMERS;

                          (d)     any acquisition or disposition by MSB,
SECURITY or FARMERS of any property or asset of MSB, SECURITY or FARMERS, whether real or personal, having a fair market value, singularly or in the aggregate, in an amount greater than Fifty Thousand Dollars ($50,000), except in the ordinary course of business and in conformity with past practice;

                          (e)     any mortgage, pledge or subjection to lien,
charge or encumbrance of any kind on any of the respective properties or assets of MSB, SECURITY or FARMERS, except to secure extensions of credit in the ordinary course of business and in conformity with past practice;

                          (f)     any amendment, modification or termination of
any contract or agreement, relating to MSB, SECURITY or FARMERS, to which MSB, SECURITY or FARMERS is a party which would have a material adverse effect upon the financial condition or operations of MSB, SECURITY or FARMERS.





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 28

                          (g)     any increase in, or commitment to increase,
the compensation payable or to become payable to any officer, director, employee or agent of MSB, SECURITY or FARMERS, or any bonus payment or similar arrangement made to or with any of such officers, directors, employees or agents, other than routine increases made in the ordinary course of business not exceeding the greater of ten percent (10%) per annum or $6,000 for any of them individually;

                          (h)     any incurring of, assumption of, or taking
of, by MSB, SECURITY or FARMERS, any property subject to, any liability, except for liabilities incurred or assumed or property taken subsequent to the Balance Sheet Date in the ordinary course of business and in conformity with past practice;

                          (i)     any material alteration in the manner of
keeping the books, accounts or Records of MSB, SECURITY or FARMERS, or in the accounting policies or practices therein reflected;

                          (j)     any release or discharge of any material
obligation or liability of any person or entity related to or arising out of any loan made by MSB, SECURITY or FARMERS of any nature whatsoever, except in the ordinary course of business and in conformity with past practice; or

                          (k)     any loan (except credit card loans, passbook
loans or home loans) by MSB, SECURITY or FARMERS to any Officer, director or 2% shareholder of MSB, SECURITY or FARMERS or any Affiliate of MSB, SECURITY or FARMERS; or to any member of the immediate family of such Officer, director or 2% shareholder of MSB, SECURITY or FARMERS or any Affiliate of MSB; or to any Person in which such Officer, director or 2% shareholder directly or indirectly owns beneficially or of record ten percent (10%) or more of any class of equity securities in the case of a corporation, or of any equity interest, in the case of a partnership or other non-corporate entity; or to any trust or estate in which such Officer, director or 2% shareholder has a ten percent (10%) or more beneficial interest; or as to which such Officer, director or 2% shareholder serves as a trustee or in a similar capacity. As used in this Section, "Officer" shall refer to a person who holds the title of chairman, president, executive vice president, senior vice president, controller, secretary, cashier or treasurer or who performs the normal duties of such officer whether or not he or she is compensated for such service or has an official title.

                 5.9 Deposits. To the best of the knowledge, information and belief of the management of MSB, none of the SECURITY or FARMERS Deposits is a "brokered" Deposit or subject





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 29 to any encumbrance, legal restraint or other legal process. Except as set forth in Schedule 5.9, no portion of the Deposits represents a Deposit by any Affiliate of MSB, SECURITY or FARMERS.

                 5.10 Properties. Except as described in Schedule 5.10 hereto or adequately reserved against in the Unaudited Financial Statements of MSB, MSB and each MSB Subsidiary has good and marketable title free and clear of all material liens, encumbrances, charges, defaults, or equities of whatever character to all of the material properties and assets, tangible or intangible, reflected in the Unaudited Financial Statements of MSB as being owned by MSB or any MSB Subsidiary as of the dates thereof. All buildings, and all fixtures, equipment, and other property and assets that are material to the business of MSB and its Subsidiaries on a consolidated basis, held under leases or subleases by MSB or any MSB Subsidiary, are held under valid instruments enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the enforcement of creditors' rights generally, and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be pending). The policies of fire, theft, liability, and other insurance maintained with respect to the properties, assets or businesses of the MSB Companies provide adequate coverage against loss, and the fidelity bonds in effect as to which any of the MSB Companies is a named insured are believed to be sufficient.

                 5.11 MSB Subsidiaries. Schedule 5.11 hereto lists all of the active and inactive MSB Subsidiaries (including any SECURITY or FARMERS Subsidiary) as of the date of this Reorganization Agreement and describes generally the business activities conducted, or permitted to be conducted, by each MSB Subsidiary. No equity securities of any of the MSB Subsidiaries are or may become required to be issued (other than to MSB, SECURITY or FARMERS) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any MSB Subsidiary, and there are no contracts, commitments, understandings, or arrangements by which any MSB Subsidiary is bound to issue (other than to MSB) any additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock. All of the shares of capital stock of each MSB Subsidiary held by MSB or by any MSB Subsidiary are fully paid and nonassessable and are owned by MSB or such MSB Subsidiary free and clear of any claim, lien,





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 30 or encumbrance of any nature whatsoever, whether perfected or not.

                 5.12 Condition of Fixed Assets and Equipment. Except as disclosed in Schedule 5.12 hereto, each item of MSB's, SECURITY or FARMERS's fixed assets and equipment having a net book value in excess of Twenty-Five Thousand Dollars ($25,000) included in the Fixed Assets is in sufficient operating condition and repair, normal wear and tear excepted.

                 5.13 Tax Matters. Except as described in Schedule 5.13 hereto:

                          (a)     all federal, state, local, and foreign tax
returns required to be filed by or on behalf of MSB and each MSB Subsidiary have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before the date of this Reorganization Agreement, and all returns filed are, and the information contained therein is, complete and accurate. All tax obligations reflected in such returns have been paid. As of the date of this Reorganization Agreement, there is no audit examination, deficiency, or refund litigation or matter in controversy with respect to any taxes that might reasonably expected to result in a determination materially adverse to MSB or any MSB Subsidiary except as fully reserved for in the Unaudited Financial Statements of MSB. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation have been paid.

                          (b)     Neither MSB nor any MSB Subsidiary has
executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

                          (c)     Adequate provision for any federal, state,
local, or foreign taxes due or to become due for MSB and all MSB Subsidiaries for all periods through and including December 31, 1993, has been made and is reflected on the December 31, 1993 financial statements included in the Unaudited Financial Statements of MSB, and have been made with respect to periods ending after December 31, 1993.

                          (d)     Deferred taxes of MSB and each MSB Subsidiary
have been provided for in accordance with GAAP.

                          (e)     To the best knowledge of MSB, SECURITY and
FARMERS, neither the Internal Revenue Service nor any foreign, state, local or other taxing authority is now asserting or threatening to assert against MSB or any MSB Subsidiary any





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 31 deficiency or claim for additional taxes, or interest thereon or penalties in connection therewith. All material income, payroll, withholding, property, excise, sales, use, franchise and transfer taxes, and all other taxes, charges, fees, levies or other assessments, imposed upon MSB by the United States or by any state, municipality, subdivision or instrumentality of the United States or by any other taxing authority, including all interest, penalties or additions attributable thereto, which are due and payable by MSB or any MSB Subsidiary, either have been paid in full, or have been properly accrued and reflected in the Unaudited Financial Statements of MSB referred to in Section 5.7 of this Reorganization Agreement.

                 5.14 Litigation. Except as set forth in Schedule 5.14 hereto, there is no action, suit or proceeding pending against MSB or any MSB Subsidiary, or to the best knowledge of MSB or SECURITY, FARMERS threatened against or affecting MSB, any MSB Subsidiary or any of their assets, before any court or arbitrator or any governmental body, agency or official that (i) would be reasonably expected to, if decided against MSB or the MSB Subsidiary, have a material adverse impact on the business, properties, assets, liabilities, condition (financial or other) or prospects of MSB or SECURITY, FARMERS and that are not reflected in the Financial Statements or (ii) has been brought by or on behalf of any employee employed or formerly employed by MSB or any MSB Subsidiary that would have a material adverse impact on MSB or any MSB Subsidary.

                 5.15 Hazardous Materials. To the best of the knowledge, information and belief of the management of MSB:

                          (a)     MSB and all MSB Subsidiaries have obtained
all permits, licenses and other authorizations which are required to be obtained by MSB or its Subsidiaries with respect to the Property (as defined herein) under all Applicable Environmental Laws (as defined herein). All Property controlled, directly or indirectly, by MSB or any MSB Subsidiary is in compliance with the terms and conditions of all of such permits, licenses and authorizations, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Applicable Environmental Laws or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except as described in detail in Schedule 5.15(a) hereto. For purposes hereof, the following terms shall have the following meanings:

                 "APPLICABLE ENVIRONMENTAL LAWS" shall mean all federal, state, local and municipal environmental laws, rules or





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 32 regulations to the extent applicable to the Property, including, but not limited to, (a) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. ("CERCLA"); (b) the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. "RCRA"; (c) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; (d) the Clean Air Act, 42 U.S.C. Section 7401 et seq.; (e) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1471 et seq.; (f) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (g) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; (h) the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; (i) the Rivers and Harbours Act of 1899, 33 U.S.C. Section 401 et seq.; (j) the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; (k) the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; (l) the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; (m) the Arkansas Water and Air Pollution Control Act, Section 8-4-101 et seq. of the Arkansas Code of 1987 Annotated;
(n) the Arkansas Solid Waste Management Act, Section 8-6-201 et seq. of the Arkansas Code of 1987 Annotated; (o) the Hazardous Waste Management Act of 1979, Section 8-7-301 et seq. of the Arkansas Code of 1987 Annotated; (p) the Arkansas Resource Reclamation Act of 1979, Section 8-7-301 et seq. of the Arkansas Code of 1987 Annotated; (q) the Emergency Response Fund Act, Section 8-7-401 et seq. of the Arkansas Code of 1987 Annotated; (r) Remedial Act Trust Fund Act, Section 8-7-501 et seq. of the Arkansas Code of 1987 Annotated; (s) the Arkansas statute dealing with Regulated Substance Storage Tanks, 8-7-801 et seq. of the Arkansas Code of 1987 Annotated; (t) the Petroleum Storage Tank Trust Fund Act, Sections 8-7-901 et seq. of the Arkansas Code of 1987 Annotated; (u) any amendments to the foregoing Acts as adopted from time to time on or before the Closing; and (v) any rule, regulation, order, injunction, judgment, declaration or decree implementing or interpreting any of the foregoing Acts, as amended.

                 "HAZARDOUS SUBSTANCES" shall mean any substance, material, waste, or pollutant that is now (or prior to the Closing) listed, defined, characterized or regulated as hazardous, toxic or dangerous under or pursuant to any statute, law, ordinance, rule or regulation of any federal, state, regional, county or local governmental authority having jurisdiction over the Property of MSB or any MSB Subsidiary or its use or operation, including, without limitation, (a) any substance, material, element, compound, mixture, solution, waste, chemical or pollutant listed, defined, characterized or regulated as hazardous, toxic or dangerous under any Applicable Environmental Laws, (b) petroleum, petroleum derivatives or by-products, and other hydrocarbons, (c) polychlorinated





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 33 biphenyls (PCBs), asbestos and urea formaldehyde, and (d) radioactive substances, materials or waste.

                 "PROPERTY" shall be deemed to include, but shall not be limited to, all real property owned, controlled, leased or held by MSB or a MSB Subsidiary, in whole or in part, solely or in a joint venture or other business arrangement, either for operational or investment purposes, and whether assigned, purchased, or obtained through foreclosure (or similar action) or in satisfaction of debts previously contracted.

                          (b)     In addition, except as set forth in Schedule
5.15(b) hereto:

                                  (i)      No notice, notification, demand,
         request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending by any governmental or other entity with respect to any alleged failure by MSB or any MSB Subsidiary to have any permit, license or authorization required in connection with the conduct of the business of MSB or any MSB Subsidiary or with respect to any generation, treatment, storage, recycling, transportation, release or disposal, or any release as defined in 42 U.S.C. Section 9601(22) ("Release"), of any Hazardous Substances generated by MSB or any Affiliate of MSB at the Property;

                                  (ii)      None of the Property has received
         or held any Hazardous Substances in such amount and in such manner as to constitute a violation of the Applicable Environmental Laws, and no Hazardous Substances have been Released or disposed of on, in or under any of the Property during MSB's or any MSB Subsidiary's occupancy thereof, or during the occupancy thereof by any assignee or sublessee of MSB or any MSB Subsidiary, except in compliance with all Applicable Environmental Laws;

                                  (iii)    There are no Hazardous Substances
         being stored at any Property or located in, on or upon, any Property (including the subsurface thereof) or installed or affixed to structures or equipment on the Property; and there are no underground storage tanks for Hazardous Substances, active or abandoned, at any Property; and

                                  (iv)     No Hazardous Substances have been
         Released in a reportable quantity, where such a quantity has been established by statute, ordinance, rule, regulation or order, at, on or under any Property.





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 34

                          (c)     Neither MSB nor any Affiliate of MSB has
transported or arranged for the transportation of any Hazardous Substances to any location which is listed on the National Priorities List under CERCLA, listed for possible inclusion on the National Priorities List by the Environmental Protection Agency in the CERCLA Information System ("CERCLIS") or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the owner of the Property for cleanup costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

                          (d)     Except as set forth in Schedule 5.15(d), no
Hazardous Substances have been generated, recycled, treated, stored, disposed of or Released by, MSB or any Affiliate of MSB in violation of Applicable Environmental Laws.

                          (e)     No oral or written notification of a Release
of Hazardous Substances has been filed by or on behalf of MSB or any Affiliate of MSB relating to the Property and no Property is listed or proposed for listing on the National Priority List promulgated pursuant to CERCLA, on CERCLIS or on any similar state list of sites requiring investigation or clean-up.

                          (f)     There are no liens arising under or pursuant
to any Applicable Environmental Laws on any Property, and no government actions have been taken or, to the best knowledge of MSB, threatened, or are in process which could subject any of such properties to such liens and none of the Property would be required to place any notice or restriction relating to the presence of Hazardous Substances at any Property in any deed to such Property.

                          (g)     Except as described in Schedule 5.15(g)
hereto, there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of MSB or any Affiliate of MSB in relation to any Property, which have not been made available to UPC.

                          (h)     Neither MSB nor SECURITY, FARMERS is aware of
any facts which might suggest that MSB or any MSB Subsidiary has engaged in any management practice with respect to any of its past or existing borrowers which could reasonably be expected to subject MSB or any MSB Subsidiary or the Property to any liability, either directly or indirectly, under the principles of law as set forth in United States v. Fleet Factors Corp., 901 F.2d 1550 (11th Cir. 1990).





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 35

                 5.16 Insurance. MSB, SECURITY and FARMERS have paid all material amounts due and payable under any insurance policies and guaranties applicable to MSB, SECURITY and FARMERS and MSB's or SECURITY, FARMERS's assets and operations; all such insurance policies and guaranties are in full force and effect; and MSB, SECURITY and FARMERS and all of MSB's , SECURITY and FARMERS's material Realty and other material properties are insured against fire, casualty, theft, loss, and such other events against which it is customary to insure, all such insurance policies being in amounts that are adequate and consistent with past practice and experience.

                 5.17 Labor and Employment Matters. To the best of the knowledge, information and belief of the management of MSB, except as reflected in Schedule 5.17 hereto, there is no (i) collective bargaining agreement or other labor agreement to which MSB or any MSB Subsidiary is a party or by which any of them is bound; (ii) employment, profit sharing, deferred compensation, bonus, stock option, purchase, retainer, consulting, retirement, welfare or incentive plan or contract to which MSB or any MSB Subsidiary is a party or by which it is bound; or (iii) plan or agreement under which "fringe benefits" (including, but not limited to, vacation plans or programs, sick leave plans or programs and related benefits) are afforded any of the employees of MSB or any MSB Subsidiary. No party to any such agreement, plan or contract is in default with respect to any material term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto. Neither MSB nor any MSB Subsidiary has received notice from any governmental agency of any alleged violation of applicable laws that remains unresolved respecting employment and employment practices, terms and conditions of employment and wages and hours. MSB and each MSB Subsidiary have complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those related to its employment practices, employee disabilities, wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate governmental authorities, and MSB and each MSB Subsidiary have withheld and paid to the appropriate governmental authorities or are holding for payment not yet due to such authorities, all amounts required to be withheld from the employees of MSB and each MSB Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. There are no unfair labor practice complaint against MSB or any MSB Subsidiary pending before the National Labor Relations Board or any state or local agency; pending labor strike or other labor trouble affecting MSB or any MSB Subsidiary; labor grievance pending against MSB or any





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 36

MSB Subsidiary; pending representation question respecting the employees of MSB or any MSB Subsidiary; pending arbitration proceedings arising out of or under any collective bargaining agreement to which MSB or any MSB Subsidiary is a party; or to the best knowledge of MSB, any basis for which a claim may be made under any collective bargaining agreement to which MSB or any MSB Subsidiary is a party.

                 5.18 Records and Documents. The Records of SECURITY and FARMERS are and will be sufficient to enable SECURITY and FARMERS to continue conducting their businesses as Arkansas state banks under similar standards as SECURITY and FARMERS have heretofore conducted such business.

                 5.19 Capitalization of MSB. The authorized capital stock of MSB consists of 200,000 shares of common stock having a par value of $10.00 per share (the "MSB Common Stock") and no shares of preferred stock or any other class of equity security. As of the date of this Reorganization Agreement, 129,022 shares of MSB Common Stock were issued and outstanding and 417 shares of MSB Common Stock were held by MSB as treasury stock. All of the outstanding MSB Common Stock is validly issued, fully-paid and nonassessable and has not been issued in violation of any preemptive rights of any MSB Shareholder. Except as described in Section 3.1(l) of this Reorganization Agreement or as described on Schedule 5.19 hereto, as of the date hereof, there are no outstanding securities or other obligations which are convertible into MSB Common Stock or into any other equity or debt security of MSB, and there are no outstanding options, warrants, rights, scrip, rights to subscribe to, calls or other commitments of any nature which would entitle the holder, upon exercise thereof, to be issued MSB Common Stock or any other equity or debt security of MSB. Accordingly, immediately prior to the Effective Time of the Merger, there will be not more than 129,366 shares of MSB Common Stock issued and outstanding. Except as set forth in Schedule 5.19 hereto, MSB owns and is the beneficial record holder of, and has good and freely transferable title to, all of the 120,000 shares of SECURITY Common Stock outstanding, recorded on the books and Records of SECURITY as being held in its name, free and clear of all liens, charges or encumbrances, and such stock is not subject to any voting trusts, agreements or similar arrangements or other claims which could effect the ability of MSB to freely vote such stock in support of the transactions contemplated herein and all of the 49,584 shares of FARMERS Common Stock outstanding and all of the 50,000 shares of Farmers Preferred Stock, recorded on the books and Records of FARMERS as being held in its name, free and clear of all liens, charges or encumbrances, and such stock is not subject to any voting trusts, agreements or similar arrangements or other claims which could





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 37 effect the ability of MSB to freely vote such stock in support of the transactions contemplated herein.

                 5.20 Sole Agreement. With the exception of this Reorganization Agreement, neither MSB, SECURITY nor FARMERS, nor any Subsidiary of either has been or is a party to any letter of intent or agreement to merge, to consolidate, to sell or purchase assets (other than in the normal course of its business) or to any other agreement which contemplates the involvement of MSB, SECURITY or FARMERS or any Subsidiary of either (or any of their assets) in any business combination of any kind; or any agreement obligating MSB, SECURITY or FARMERS to issue or sell or authorize the sale or transfer of MSB Common Stock or the capital stock of SECURITY or FARMERS. Except as described in Schedule 5.20 hereto, there are no shares of capital stock or other equity securities of MSB outstanding, except for shares of MSB Common Stock presently issued and outstanding, and there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of MSB, SECURITY or FARMERS, or contracts, commitments, understandings, or arrangements by which MSB, SECURITY or FARMERS is or may be bound to issue additional shares of their capital stock or options, warrants, or rights to purchase or acquire any additional shares of their capital stock. There are no contracts, commitments, understandings, or arrangements by which MSB or any MSB Subsidiary is or may be bound to transfer or issue to any third party any shares of the capital stock of any MSB Subsidiary, and there are no contracts, agreements, understandings or commitments relating to the right of MSB to vote or to dispose of any such shares.

                 5.21 Disclosure. The information concerning, and representations and warranties made by, MSB, SECURITY and FARMERS set forth in this Reorganization Agreement, or in the Schedules of Exceptions of MSB hereto, or in any document, statement, certificate or other writing furnished or to be furnished by MSB, SECURITY or FARMERS to UPC and INTERIM pursuant hereto, does not and will not contain any untrue statement of a material fact or omit and will not omit to state a material fact required to be stated herein or therein necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they were or are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available to UPC by MSB, SECURITY or FARMERS pursuant hereto were complete and accurate copies of such documents.

                 5.22 Absence of Undisclosed Liabilities. Except as described in Schedule 5.22 hereto, neither MSB nor any MSB Subsidiary has any obligation or liability (contingent or





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 38 otherwise) that is material to the financial condition or operations of MSB or any MSB Subsidiary, or that, when combined with all similar obligations or liabilities, would be material to the financial condition or operations of MSB or any MSB Subsidiary (i) except as disclosed in the MSB Financial Statements delivered to UPC prior to the date of this Reorganization Agreement or (ii) except obligations or liabilities incurred in the ordinary course of its business consistent with past practices or (iii) except as contemplated under this Reorganization Agreement. Since December 31, 1992, neither MSB nor any MSB Subsidiary has incurred or paid any obligation or liability which would be material to the financial condition or operations of MSB or such MSB Subsidiary, except for obligations paid in connection with transactions made by it in the ordinary course of its business consistent with past practices, laws and regulations applicable to MSB or any MSB Subsidiary.

                 5.23 Allowance for Possible Loan or ORE Losses. The allowance for possible loan losses shown on the consolidated Unaudited Financial Statements of MSB is adequate in all material respects to provide for anticipated losses with respect to Loans outstanding or for commitments to extend credit or similar off-balance-sheet items (including accrued interest receivable) as of the dates thereof. Except as disclosed in Schedule 5.23 hereto, as of the date thereof, neither MSB, SECURITY nor FARMERS has any Loan which has been criticized or classified by its bank examiners or by its independent auditors in reports provided to the management of MSB by such reviewing parties as "Other Assets Especially Mentioned," "Substandard," "Doubtful" or "Loss" or as a "Potential Problem Loan."

         The allowance for possible losses on other real estate ("ORE") shown on the consolidated Unaudited Financial Statements of MSB is (with respect to periods ended on or before December 31, 1993) or will be (with respect to periods ending subsequent to December 31, 1993) adequate in all material respects to provide for anticipated losses in ORE owned or held by MSB or any MSB Subsidiary and the net book value of ORE on the Balance Sheet of Unaudited Financial Statements of MSB is the net realizable value of the ORE in accordance with Statement of Position 92- 3.

                 5.24 Compliance with Laws. To the best of MSB's knowledge, information and belief, except as described in Schedule 5.24 hereto, MSB and each MSB Subsidiary:

                          (a)     Is in compliance with all laws, rules,
regulations, reporting and licensing requirements, and orders applicable to its business or employees conducting its business (including, but not limited to, those relating to consumer





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 39 disclosure and currency transaction reporting) the breach or violation of which would or could reasonably be expected to have a material adverse effect on the financial condition or operations of MSB or any MSB Subsidiary, or which would or could reasonably be expected to subject MSB or any MSB Subsidiary or any of its directors or officers to civil money penalties; and

                          (b)     Has received no notification or communication
from any agency or department of federal, state, or local government or any of the Regulatory Authorities, or the staff thereof (i) asserting that MSB or any MSB Subsidiary is not in compliance with any of the statutes, rules, regulations, or ordinances which such governmental authority or Regulatory Authority enforces, which, as a result of such noncompliance, would result in a material adverse impact on MSB or any MSB Subsidiary, (ii) threatening to revoke any license, franchise, permit, or governmental authorization which is material to the financial condition or operations of MSB or any MSB Subsidiary, or (iii) requiring MSB or any MSB Subsidiary to enter into a cease and desist order, consent, agreement, or memorandum of understanding.

                 5.25 Employee Benefit Plans. (a) MSB has previously provided to UPC true and complete copies of each "employee benefit plan," as defined in ERISA, which, to the best of its knowledge, is subject to any provision of ERISA and covers any employee, whether active or retired, of MSB or any MSB Subsidiary, together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan. Such plans are hereinafter referred to collectively as the "Employee Plans", and each such Employee Plan is listed in Schedule 5.25(a) hereto. Each Employee Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code, is so qualified. Except as disclosed in
Schedule 5.25(a) hereto, all Employee Plans were in effect for substantially all of calendar year 1992 and there has been no material amendment thereof (other than amendments required to comply with applicable law) or material increase in the cost thereof or benefits thereunder on or after January 1, 1994.

                          (b)     MSB has furnished to UPC true and complete
copies and descriptions of each plan or arrangement maintained or otherwise contributed to by MSB or any MSB Subsidiary which is not an Employee Plan and which (exclusive of base salary and base wages) provides for any form of current or deferred compensation, bonus, stock option, profit sharing, benefit, retirement, incentive, group health or insurance, welfare plan (including, but not limited to, "employee welfare benefit plans" as that term is defined in ERISA), or similar plan or arrangement for the





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 40 benefit of any employee or class of employees, whether active or retired, of MSB or any MSB Subsidiary (such plans and arrangements being collectively referred to herein as "Benefit Arrangements" and all such Benefit Arrangements of MSB and MSB's Subsidiaries are listed on Schedule 5.25(b) hereto). Except as disclosed in Schedule 5.25(b) hereto, there are no other Benefit Arrangements of the MSB Companies and all Benefit Arrangements which are in effect were in effect for substantially all of calendar year 1993. Except as disclosed in Schedule 5.25(b) hereto or as was required by applicable law, there has been with respect to Benefit Arrangements no material amendment thereof or material increase in the cost thereof or benefits payable thereunder on or after January 1, 1994, and no material increase in the base salary and wage levels of MSB or any MSB Subsidiary and except in the ordinary course of business, no change in the terms or conditions of employment (including severance benefits) compared, in each case, to those prevailing for substantially all of calendar year 1992. Except as disclosed in Schedule 5.25(b) hereto, there has been no material increase in the compensation of or benefits payable to any senior executive employee of MSB or any MSB Subsidiary since January 1, 1994, nor any employment, severance or similar contract entered into with any such employee, nor any amendment to any such contract, since January 1, 1994. Except as disclosed in Schedule 5.25(b) hereto, there is no contract, agreement or Benefit Arrangement covering any employee of MSB or any MSB Subsidiary which individually or collectively could give rise to the payment of any amount which would constitute an "excess parachute payment," as such term is defined in Section 280(G) of the Internal Revenue Code.

                          (c)     With respect to all Employee Plans and
Benefit Arrangements, MSB and each MSB Subsidiary are in substantial compliance with the requirements prescribed by any and all statutes, governmental or court orders, or rules or regulations currently in effect, including but not limited to ERISA and the Internal Revenue Code, applicable to such Employee Plans or Benefit Arrangements. No condition exists that could constitute grounds for the termination of any Employee Plan under Section 4042 of ERISA; no "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, has occurred with respect to any Employee Plan, or any other employee benefit plan maintained by MSB or any MSB Subsidiary which is covered by Title I of ERISA, which could subject any person (other than a person for whom neither MSB nor any MSB Subsidiary is directly or indirectly responsible) to liability under Title I of ERISA or to the imposition of any tax under Section 4975 of the Internal Revenue Code which could have an adverse effect on the business, assets, financial condition, results of operations or prospects of any MSB Company; no Employee Plan subject to Part III of Subtitle B of Title I of





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 41

ERISA or Section 412 of the Internal Revenue Code, or both, has incurred any "accumulated funding deficiency," as defined in Section 412 of the Code, whether or not waived; neither MSB nor any MSB Subsidiary has failed to make any contribution or pay any amount due and owing as required by the terms of any Employee Plan or Benefit Arrangement; no Benefit Arrangement has incurred, nor does any Benefit Arrangement have, any unfunded plan liabilities, whether or not waived; neither MSB nor any MSB Subsidiary has incurred or expects to incur, directly or indirectly, any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA which could constitute a liability of UPC or any of its Affiliates (including MSB or any MSB Subsidiary) at or after the Effective Time of the Merger. Except as disclosed in Schedule 5.25(c) hereto, to the best knowledge, information and belief of MSB, no condition exists that could subject any person (other than a person for whom neither MSB nor any MSB Subsidiary is directly or indirectly responsible) to liabilities, damages, losses, taxes or sanctions that arise under Sections 106(b), 162(i) and 4980B of the Internal Revenue Code or Sections 601 through 608 of ERISA for failure to comply with the continuation health care coverage requirements of Sections 162(k) and 4980B of the Internal Revenue Code with respect to any current or former employee, including their beneficiaries, of MSB or any MSB Subsidiary.

                          (d)     Except as described in Schedule 5.25(d)
hereto, each Employee Plan or Benefit Arrangement and each personal services contract, fringe benefit, consulting contract or similar arrangement with or for the benefit of any officer, director, employee or other person can be terminated by SECURITY, FARMERS (or by INTERIM as the Surviving Corporation) within a period of 30 days following the Effective Time of the Merger, without payment of any amount as a penalty, bonus, premium, severance pay or other compensation for such termination. Any amounts representing or attributable to overfunding for a MSB defined benefit plan may be returned to MSB or any MSB Subsidiary in accordance with the respective plan's arrangements as described in the respective plan's organic documents.

                 5.26 Material Contracts. Except as reflected in the MSB Financial Statements, or as described in Schedule 5.26 hereto, neither MSB nor any MSB Subsidiary, nor any of their respective assets, businesses, or operations, is as of the date of this Reorganization Agreement a party to, or is bound or affected by, or receives benefits under any contract or agreement or amendment thereto that in each case would (assuming that MSB were a reporting company under the 1934 Act, whether or not it is so registered) be required to be filed as an exhibit to an Annual





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 42

Report on Form 10-K filed by MSB as of the date of this Reorganization
Agreement.

                 5.27 Material Contract Defaults. To the best of the knowledge, information and belief of the management of MSB, neither MSB nor any MSB Subsidiary is in default in any respect under any material contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party or by which its respective assets, business, or operations may be bound or affected or under which it or its respective assets, business, or operations receives benefits, and which default is reasonably expected to have either individually or in the aggregate a material adverse effect on MSB or any MSB Subsidiary, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

                 5.28 Reports. Since January 1, 1989, MSB, SECURITY and FARMERS have filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the ASBD; (ii) the FDIC; (iii) the Federal Reserve, including, but not limited to, Annual Reports on Form F.R. Y-6, Quarterly Reports on Form F.R. Y-9SP and Reports on Forms F.R. 2900 and FFIEC 034 and proxy statements; and (iv) any other applicable federal or state securities or banking authorities (except, in the case of federal or state securities authorities, filings that are not material). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all of the requirements of their respective forms and all of the statutes, rules, and regulations enforced or promulgated by the Regulatory Authority with which they were filed. All such reports were true and complete in all material respects and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. MSB has previously provided to UPC true and correct copies of all such reports filed by MSB, SECURITY and FARMERS after January 1, 1989.

                 5.29 Statements True and Correct. None of the information prepared by, or on behalf of, MSB or any MSB Subsidiary regarding MSB, SECURITY, FARMERS or any other MSB Subsidiary included or to be included in the Proxy Statement to be mailed to MSB's shareholders in connection with the Shareholders Meeting, and any other documents to be filed with the SEC, or any other Regulatory Authority in connection with the transaction contemplated herein, will, at the respective times such documents are filed, and, with respect to the Proxy





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 43

Statement, when first mailed to the shareholders of MSB, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders Meeting. All documents which MSB or any MSB Subsidiary is responsible for filing with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of the Securities Laws and the rules and regulations issued thereunder.


                                   ARTICLE 6

                                COVENANTS OF UPC

                 6.1 Regulatory Approvals. Within a reasonable time after execution of this Reorganization Agreement (but not more than thirty (30) days), UPC shall file any and all applications with the appropriate government Regulatory Authorities in order to obtain the Government Approvals and shall take such other actions as may be reasonably required to consummate the transactions contemplated in this Reorganization Agreement and the Plan of Merger with reasonable promptness. UPC shall pay all fees and expenses arising in connection with such applications for regulatory approval. UPC agrees to provide the appropriate Regulatory Authorities with the information required by such authorities in connection with UPC's applications for regulatory approval and UPC agrees to use its best efforts to obtain such regulatory approvals, and any other approvals and consents as may be required for the Closing, as promptly as practicable; provided, however, that nothing in this Section 6.1 shall be construed to obligate UPC to take any action to meet any condition required to obtain prior regulatory approval if UPC shall, in UPC's sole discretion, deem such condition to be unreasonable or to constitute a significant impediment upon UPC's ability to carry on its business or acquisition programs or to require UPC to increase UPC's capital ratios to amounts in excess of the Federal Reserve's minimum capital ratio guidelines which may be in effect from time to time.





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 44

                 6.2 Conduct of Business -- Affirmative Covenants. Unless the prior written consent of MSB shall have been obtained and, except as otherwise contemplated herein:

                          (a)     UPC and INTERIM, at their own cost and
expense, shall use their reasonable best efforts to secure all necessary consents and all consents and releases, if any, required of UPC, INTERIM or third parties and shall comply with all applicable laws, regulations and rulings in connection with this Reorganization Agreement and the consummation of the transactions contemplated hereby; and

                          (b)     At all times to and including, and as of, the
Closing, UPC and INTERIM shall inform UPC in writing of any and all facts necessary to amend or supplement the representations and warranties made herein and the Schedules attached hereto as necessary so that the information contained herein and therein will accurately reflect the current status of UPC and INTERIM in all material respects; provided, however, that any such updates to Schedules shall be required prior to the Closing only with respect to matters which represent material changes to the Schedules and the information contained therein.

                 6.3 Registration of UPC Common Stock under the Securities Laws. UPC shall cooperate with MSB in the preparation of the MSB Proxy Statement to be used at the Shareholders Meeting (and which shall serve also as UPC's prospectus with respect to UPC's issuance of shares of the UPC Common Stock) and shall cause a registration statement on the appropriate form of the SEC to be prepared and filed so as to cause any shares of UPC Common Stock which may be delivered to the MSB Record Holders in payment of the Consideration to be registered under the 1933 Act and to be duly qualified under appropriate state securities laws. UPC shall also list for trading on the NYSE the UPC Common Stock. Such registration, qualification and listing shall be effective at Closing and on the Effective Date.

                 6.4 Employee Benefits. Following the consummation of the transactions contemplated herein, UPC shall not be obligated to make further contributions to any of the Employee Plans or Benefit Arrangements of MSB or the MSB Subsidiaries and all employees of MSB and the MSB Subsidiaries immediately prior to the Effective Time of the Merger who shall continue as employees of MSB as the Surviving Corporation, SECURITY, FARMERS or as employees of any other UPC Subsidiary will be afforded the opportunity to participate in any employee benefit plans maintained by UPC or UPC's Subsidiaries, including but not limited to any "employee benefit plan," as that term is defined in ERISA, on an equal basis with employees of UPC or any UPC Subsidiaries with comparable positions, compensation, and tenure.





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 45

Service with MSB or with any MSB Subsidiary prior to the Effective Time of the Merger by such former MSB Company employees will be deemed service with UPC for purposes of determining eligibility for participation and vesting in such
employee benefit plans of UPC and UPC's Subsidiaries.    In its sole
discretion, UPC may elect to postpone until the first day of January next following the Effective Time of the Merger the participation of the employees of MSB and MSB's Subsidiaries in the employee benefit plans maintained by UPC or UPC's Subsidiaries; provided, however, during any such postponement period, The MSB Employee Plans and all related employee benefit plans shall continue in full force and effect, except as expressly modified or amended by the terms of this Reorganization Agreement, or until such time as the plan is replaced by a benefit plan maintained by UPC.


                                   ARTICLE 7

                     COVENANTS OF MSB, SECURITY AND FARMERS

                 7.1 Proxy Statement; MSB Shareholder Approval. MSB shall call the Shareholders Meeting to be held as soon as reasonably practicable after the date of this Reorganization Agreement and shall use its best efforts to ensure that such meeting is held not later than September 30, 1994, for the purpose of (i) approving this Reorganization Agreement and the Plan of Merger, and (ii) such other related matters as it deems appropriate. In connection with the Shareholders Meeting, (i) MSB shall, with UPC's assistance, prepare a Proxy Statement to be filed with the SEC as part of UPC's registration statement and with any other appropriate Regulatory Authority; shall mail or cause to be mailed such Proxy Statement to its shareholders and shall provide UPC the opportunity to review and comment on the Proxy Statement at least five
(5) business days prior to the filing of the Proxy Statement with the Regulatory Authorities for prior review and at least five (5) business days prior to the mailing of the Proxy Statement to the MSB Shareholders; (ii) the Parties shall furnish to each other all information concerning them that the other Party may reasonably request in connection with the preparation of such Proxy Statement; (iii) the Board of Directors of MSB shall recommend (subject to compliance with their legal and fiduciary duties as advised by counsel) to MSB Shareholders the approval of this Reorganization Agreement and the Plan of Merger; and (iv) MSB shall use its best efforts, subject to compliance with its legal and fiduciary duty as advised by counsel, to obtain such MSB Shareholders' approvals.





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 46

                 7.2 Conduct of Business -- Affirmative Covenants. Unless the prior written consent of UPC shall have been obtained and, except as otherwise contemplated herein:

                          (a)     MSB, SECURITY and FARMERS shall, and shall
cause each MSB Subsidiary to:

                                  (i)      Operate its business only in the
         usual, regular, and ordinary course;

                                  (ii)     Preserve intact its business
         organizations and assets and to maintain its rights and franchises;

                                  (iii)    Take no action, unless otherwise
         required by law, rules or regulation, that would (A) adversely affect the ability of any of them or UPC to obtain any necessary approvals of Regulatory Authorities required to consummate the transactions contemplated by this Reorganization Agreement, or (B) adversely affect the ability of such Party to perform its covenants and agreements under this Reorganization Agreement;

                                  (iv)     Except as they may terminate in
         accordance with their terms, keep in full force and effect, and not default in any of their obligations under, all material contracts;

                                  (v)      Use its reasonable best efforts to
         keep in full force and effect insurance coverage with responsible insurance carriers which is reasonably adequate in coverage and amount for companies the size of MSB or such MSB Subsidiary and for the businesses and properties owned by each and in which each is engaged, to the extent that such insurance is reasonably available;

                                  (vi)     Use its reasonable best efforts to
         retain SECURITY and FARMERS's present customer base and to facilitate the retention of such customers by SECURITY, FARMERS and its branches after the Effective Time of the Merger; and

                                  (vii)    Use its reasonable best efforts to
         maintain, renew, keep in full force and effect, and preserve its business organization and material rights and franchises, permits and licenses, and to use its best efforts to maintain positive relations with its present employees so that such employees will continue to perform effectively and will be available to MSB, SECURITY, FARMERS or UPC and UPC's Subsidiaries at and after the Effective





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 47

         Time of the Merger, and to use its best efforts to maintain its existing, or substantially equivalent, credit arrangements with banks and other financial institutions and to assure the continuance of SECURITY's and FARMERS' customer relationships;

                          (b)     MSB, SECURITY and FARMERS agree to use their
reasonable best efforts to assist UPC in obtaining the Government Approvals necessary to complete the transactions contemplated hereby and do not know of any reason that such Government Approvals can not be obtained, and MSB, SECURITY and FARMERS shall provide to UPC or to the appropriate governmental authorities all information reasonably required to be submitted in connection with obtaining such approvals;

                          (c)     MSB, SECURITY and FARMERS, at their own cost
and expense, shall use their reasonable best efforts to secure all necessary consents and all consents and releases, if any, required of MSB, SECURITY, FARMERS or third parties and shall comply with all applicable laws, regulations and rulings in connection with this Reorganization Agreement and the consummation of the transactions contemplated hereby;

                          (d)     At all times to and including, and as of, the
Closing, MSB, SECURITY and FARMERS shall inform UPC in writing of any and all facts necessary to amend or supplement the representations and warranties made herein and the Schedules attached hereto as necessary so that the information contained herein and therein will accurately reflect the current status of MSB, SECURITY and FARMERS in all material respects; provided, however, that any such updates to Schedules shall be required prior to the Closing only with respect to matters which represent material changes to the Schedules and the information contained therein;

                          (e)     On and after the Closing Date, MSB, SECURITY
and FARMERS shall give such further assistance to UPC and shall execute, acknowledge and deliver all such documents and instruments as UPC may reasonably request and take such further action as may be necessary or appropriate effectively to consummate the transaction contemplated by this Reorganization Agreement;

                          (f)     Between the date of this Reorganization
Agreement and the Closing Date, MSB, SECURITY and FARMERS shall afford UPC and its authorized agents and representatives reasonable access during normal business hours to the properties, operations, books, records, contracts, documents, loan files and other information of, or relating to MSB, SECURITY and FARMERS. MSB, SECURITY and FARMERS shall provide reasonable assistance to





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 48

UPC in its investigation of matters relating to MSB, SECURITY and FARMERS; and

                          (g)     Subject to the terms and conditions of this
Reorganization Agreement, MSB, SECURITY and FARMERS agree to use all reasonable efforts and to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, with reasonable promptness after the date of this Reorganization Agreement, the transaction contemplated by this Reorganization Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining or other order adversely affecting the ability of the Parties to consummate the transaction contemplated by this Reorganization Agreement. MSB shall use, and shall cause each of its Subsidiaries to use, its best efforts to obtain consents of all third parties and Regulatory Authorities necessary or desirable for the consummation of each of the transactions contemplated by this Reorganization Agreement.

                 7.3 Conduct of Business -- Negative Covenants. From the date of this Reorganization Agreement until the earlier of the Effective Time of the Merger or the termination of this Reorganization Agreement, MSB, SECURITY and FARMERS covenant and agree that they will neither do, nor agree or commit to do, nor permit any MSB Subsidiary to do or commit or agree to do, except for existing commitments or agreements which have previously been disclosed to UPC, any of the following without the prior written consent of the chief executive officer, president, or chief financial officer of UPC, which consent will not be unreasonably withheld:

                          (a)     Except as expressly contemplated by this
Reorganization Agreement or the Plan of Merger, amend its Articles of Incorporation or Bylaws; or

                          (b)     Impose, or suffer the imposition, on any
share of capital stock held by it or by any of its Subsidiaries of any lien, charge, or encumbrance, or permit any such lien, charge, or encumbrance to exist; or

                          (c)     (i) Repurchase, redeem, or otherwise acquire
or exchange, directly or indirectly, any shares of its capital stock or other equity securities or any securities or instruments convertible into any shares of its capital stock, or any rights or options to acquire any shares of its capital stock or other equity securities except as expressly permitted by this Reorganization Agreement or the Plan of Merger; or (ii) split or otherwise subdivide its capital stock; or (iii) recapitalize in any way; or (iv) declare a stock dividend on the MSB Common





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 49

Stock; or (v) declare or pay any cash or in kind dividend on the MSB Common Stock; or

                          (d)     Except as expressly permitted by this
Reorganization Agreement, acquire direct or indirect control over any corporation, association, firm, organization or other entity, other than in connection with (i) mergers, acquisitions, or other transactions approved in writing by UPC, (ii) internal reorganizations or consolidations involving existing Subsidiaries, (iii) foreclosures in the ordinary course of business and not knowingly exposing it to liability by reason of Hazardous Substances,
(iv) acquisitions of control in its fiduciary capacity, or (v) the creation of new subsidiaries organized to conduct or continue activities otherwise permitted by this Reorganization Agreement; or

                          (e)     Except as expressly permitted by this
Reorganization Agreement or the Plan of Merger, to (i) issue, sell, agree to sell, or otherwise dispose of or otherwise permit to become outstanding any additional shares of MSB Common Stock, or any other capital stock of MSB or of any MSB Subsidiary, or any stock appreciation rights, or any option, warrant, conversion, call, scrip, or other right to acquire any such stock, or any security convertible into any such stock, unless any such shares of such stock are sold or otherwise transferred to MSB or any MSB Subsidiary, or (ii) sell, agree to sell, or otherwise dispose of any substantial part of the assets or earning power of MSB or of any MSB Subsidiary; or (iii) sell, agree to sell, or otherwise dispose of any asset of MSB or any MSB Subsidiary other than in the ordinary course of business for reasonable and adequate consideration; or (iv) buy, agree to buy or otherwise acquire a substantial part of the assets or earning power of any other Person or entity; or

                          (f)     Incur, or permit any MSB Subsidiary to incur,
any additional debt obligation or other obligation for borrowed money [other than (i) in replacement of existing short-term debt with other short-term debt of an equal or lesser amount, (ii) financing of banking related activities consistent with past practices, or (iii) indebtedness of MSB or any MSB Subsidiary to MSB or another MSB Subsidiary] in excess of an aggregate of $50,000 (for MSB and its Subsidiaries on a consolidated basis) except in the ordinary course of the business of MSB or such MSB Subsidiary consistent with past practices (and such ordinary course of business shall include, but shall not be limited to, creation of deposit liabilities, entry into repurchase agreements or reverse repurchase agreements, purchases or sales of federal funds, Federal Reserve advances, and sales of certificates of deposit); or





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 50

                          (g)     Except for existing commitments set forth on
Schedule 7.3(g) hereto, grant any increase in compensation or benefits to any of its employees or officers, except in accordance with past practices or as required by law; pay any bonus except in accordance with past practices; enter into any severance agreements with any of its officers or employees; grant any material increase in fees or other increases in compensation or other benefits to any director of MSB or of any MSB Subsidiary; or effect any change in retirement benefits for any class of its employees or officers, unless such change is required by applicable law; or

                          (h)     Amend any existing employment contract
between it and any person having a salary thereunder in excess of $30,000 per year (unless such amendment is required by law) to increase the compensation or benefits payable thereunder; or to enter into any new employment contract with any person having an annual salary thereunder in excess of $30,000 that MSB, SECURITY or FARMERS (or their respective successors) do not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Time of the Merger; or

                          (i)     Adopt any new employee benefit plan or
terminate or make any material change in or to any existing employee benefit plan other than any change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax- qualified status of any such plan; or

                          (j)     Enter into any new service contracts,
purchase contracts or lease agreements that are material to MSB or any MSB Subsidiary; or

                          (k)     Make any capital expenditure in excess of
$25,000, except for ordinary purchases, repairs, renewals or replacements; or

                          (l)     Enter into any transactions other than in the
ordinary course of business; or

                          (m)     Except in the ordinary course of business and
consistent with past practices, grant or commit to grant any new extension of credit to any officer, director or holder of 2% or more of the outstanding MSB Common Stock, or to any corporation, partnership, trust or other entity controlled by any such person, if such extension of credit, together with all other credits then outstanding to the same borrower and all affiliated persons of such borrower, would exceed two percent (2%) of the capital of MSB or amend the terms of any such credit outstanding on the date hereof.





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 51

                                   ARTICLE 8

                             CONDITIONS TO CLOSING

                 8.1 Conditions to the Obligations of MSB. Unless waived in writing by MSB, the obligation of MSB to consummate the transaction contemplated by this Reorganization Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions:

                          (a)     Performance.  Each of the material acts and
undertakings of UPC and INTERIM to be performed at or prior to the Closing Date pursuant to this Reorganization Agreement shall have been duly performed;

                          (b)     Representations and Warranties.  The
representations and warranties of UPC and INTERIM contained in Article 4 of this Reorganization Agreement shall be true and complete, in all material respects, on and as of the Effective Time of the Merger with the same effect as though made on and as of the Effective Time of the Merger;

                          (c)     Documents. In addition to the other
deliveries of UPC or INTERIM described elsewhere in this Reorganization Agreement, MSB shall have received the following documents and instruments:

                                  (i)      a certificate signed by the
         Secretary or an assistant secretary of UPC and INTERIM dated as of the Closing Date certifying that:

                                        (A)     UPC's and INTERIM' respective
                 Boards of Directors have duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of this Reorganization Agreement (including the Plan of Merger) and authorizing the consummation of the transactions contemplated by this Reorganization Agreement and certifying that such resolutions have not been amended or modified and remain in full force and effect;

                                        (B)     each person executing this
                 Reorganization Agreement on behalf of UPC or INTERIM is an officer of UPC or INTERIM, as the case may be, holding the office or offices specified therein and that the signature of each person set forth on such certificate is his or her genuine signature;





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 52

                                        (C)     the charter documents of UPC
                 and INTERIM attached to such certificate remain in full force and effect; and

                                        (D)     UPC and INTERIM are in good
                 standing under their respective corporate charters; and

                                  (ii)     a certificate signed respectively by
         duly authorized officers of UPC or INTERIM stating that the conditions set forth in Section 8.1(a) and Section 8.1(b) of this Reorganization Agreement have been fulfilled;

                          (d)     Consideration.  MSB shall have received a
certificate executed by an authorized officer of the Exchange Agent to the effect that the Exchange Agent has received and holds in its possession in escrow certificates evidencing and representing that number of shares of UPC Common Stock and cash funds sufficient to meet the obligations of UPC to the MSB Record Holders to deliver the Consideration at the Closing under this Reorganization Agreement and the Plan of Merger;

                          (e)     Opinion of UPC's and INTERIM' Counsel.  MSB
shall have been furnished with an opinion of counsel to UPC and INTERIM, dated as of the Closing Date, addressed to and in form and substance satisfactory to MSB, to the effect that:

                                  (i)      UPC is a Tennessee corporation duly
         organized, validly existing, and in good standing under the laws of the State of Tennessee; and INTERIM is an Arkansas corporation duly organized, validly existing, and in good standing under the laws of the State of Arkansas;

                                  (ii)     this Reorganization Agreement has
         been duly and validly authorized, executed and delivered by UPC and INTERIM and (assuming this Reorganization Agreement is a binding obligation of MSB, SECURITY and FARMERS) constitutes a valid and binding obligation of UPC and INTERIM enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion;

                                  (iii)    neither the execution and delivery
         by UPC or INTERIM of this Reorganization Agreement nor any of the documents to be executed and delivered by UPC or INTERIM in connection herewith violates or conflicts with UPC's or INTERIM' corporate charters or bylaws or, to the best of the knowledge, information and belief (without making special





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 53 inquiry) of such counsel, any material contracts, agreements or other commitments of UPC or INTERIM;

                                  (iv)     to the knowledge of such counsel
         after due inquiry, no consent or approval by any Governmental Authority which has not already been obtained is required for execution and delivery by UPC and INTERIM of this Reorganization Agreement or any of the documents to be executed and delivered by UPC or INTERIM in connection herewith; and

                                  (v)      the shares of UPC Common Stock to be
         issued in the names of the MSB Record Holders and delivered in exchange for their MSB Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of UPC or INTERIM or appropriate government officials; (ii) in the case of matters of law governed by the laws of the states in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to Federal Law and the State of Tennessee; and (iii) incorporate, be guided by, and be interpreted in accordance with, the Legal Opinion Accord of the ABA Section of Business Law (1991);

                          (f)     Inspections Permitted.  Between the date of
this Reorganization Agreement and the Closing Date, UPC and INTERIM shall have afforded MSB and its authorized agents and representatives reasonable access during normal business hours to the properties, operations, books, records, contracts, documents, loan files and other information of or relating to UPC and INTERIM, and UPC and INTERIM shall have caused all UPC and INTERIM personnel to provide reasonable assistance to MSB in its investigation of matters relating to UPC and INTERIM; and

                          (g)     No Material Adverse Change.  No material
adverse change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), prospects, operations, liquidity, income, or condition (financial or otherwise) of UPC or INTERIM taken as a whole shall have occurred since the date of this Reorganization Agreement. In the event of such a material adverse change with respect to UPC or INTERIM, MSB may elect either (i) to close the contemplated transaction in accordance with the terms of this Reorganization Agreement or (ii) to terminate this Reorganization Agreement without penalty.

                 8.2 Conditions to the Obligations of UPC and INTERIM. Unless waived in writing by UPC and INTERIM, the obligation of





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 54

UPC and INTERIM to consummate the transactions contemplated by this Reorganization Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions:

                          (a)     Performance.  Each of the material acts and
undertakings of MSB and/or SECURITY and/or FARMERS to be performed at or before the Closing Date pursuant to this Reorganization Agreement shall have been duly performed;

                          (b)     Representations and Warranties.  The
representations and warranties of MSB and/or SECURITY and/or FARMERS contained in Article 5 of this Reorganization Agreement shall be true and correct, in all material respects, on and as of the Closing Date with the same effect as though made on and as of the Closing Date;

                          (c)     Documents. In addition to the documents
described elsewhere in this Reorganization Agreement, UPC shall have received the following documents and instruments:

                                  (i)      a certificate signed by the
         Secretary or an assistant secretary of MSB, SECURITY and FARMERS dated as of the Closing Date certifying that:

                                        (A)     MSB's, SECURITY's and FARMERS'
                 respective Boards of Directors have duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of this Reorganization Agreement (including the Plan of Merger) and authorizing the consummation of the transactions contemplated by this Reorganization Agreement and certifying that such resolutions have not been amended or modified and remain in full force and effect;

                                        (B)     each person executing this
                 Reorganization Agreement on behalf of MSB, SECURITY or FARMERS is an officer of MSB, SECURITY or FARMERS, as the case may be, holding the office or offices specified therein and that the signature of each person set forth on such certificate is his or her genuine signature;

                                        (C)     the charter documents of MSB,
                 SECURITY and FARMERS attached to such certificate remain in full force and effect; and

                                        (D)     MSB, SECURITY and FARMERS are
                 in good standing under their respective corporate charters;
                 and





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 55

                                  (ii)     a certificate signed by the
         respective Chief Executive Officers or an Executive Vice President of each of MSB, SECURITY and FARMERS stating that the conditions set forth in Section 8.2(a), Section 8.2(b) and 8.2(f) this Reorganization Agreement have been satisfied;

                          (d)     Destruction of Property.  Between the date of
this Reorganization Agreement and the Closing Date, there shall have been no damage to or destruction of real property, improvements or personal property of MSB, SECURITY and FARMERS which materially reduces the market value of such property, and no zoning or other order, limitation or restriction imposed against the same that might have a material adverse impact upon the operations, business or prospects of MSB, SECURITY or FARMERS; provided, however, that the availability of insurance coverage shall be taken into account in determining whether there has been such a material adverse impact or material reduction in market value. In the event of such damage, destruction, order, limitation or restriction, UPC or INTERIM may elect either (i) to close the contemplated transaction in accordance with the terms of this Reorganization Agreement or
(ii) to terminate this Reorganization Agreement without penalty;

                          (e)     Inspections Permitted.  Between the date of
this Reorganization Agreement and the Closing Date, MSB, SECURITY and FARMERS shall have afforded UPC and its authorized agents and representatives reasonable access during normal business hours to the properties, operations, books, records, contracts, documents, loan files and other information of or relating to MSB, SECURITY and FARMERS. MSB, SECURITY and FARMERS shall have caused all MSB, SECURITY and FARMERS personnel to provide reasonable assistance to UPC in its investigation of matters relating to MSB, SECURITY and FARMERS;

                          (f)     No Material Adverse Change.  No material
adverse change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), prospects, operations, liquidity, income, or condition (financial or otherwise) of MSB, SECURITY or FARMERS taken as a whole shall have occurred since the date of this Reorganization Agreement. In the event of such a material adverse change with respect to MSB, SECURITY or FARMERS, UPC may elect either (i) to close the contemplated transaction in accordance with the terms of this Reorganization Agreement or (ii) to terminate this Reorganization Agreement without penalty;

                          (g)     Opinion of MSB's Counsel.  UPC shall have
been furnished with an opinion of counsel to MSB, SECURITY and FARMERS, dated the Closing Date, addressed to and in form and substance satisfactory to UPC, to the effect that:





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 56

                                  (i)       MSB is a corporation duly
         organized, validly existing and in good standing under the laws of the State of Arkansas;

                                  (ii)     SECURITY and FARMERS are each state
         banks duly organized, validly existing, and in good standing under the laws of the State of Arkansas;

                                  (iii)    this Reorganization Agreement has
         been duly and validly authorized, executed and delivered by MSB, SECURITY and FARMERS and (assuming that this Reorganization Agreement is a binding obligation of UPC and INTERIM and the Plan of Merger is a binding obligation of UPC and INTERIM) constitutes a valid and binding obligation of MSB, SECURITY and FARMERS enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion; and

                                  (iv)     to the knowledge of such counsel
         after due inquiry, no consent or approval, which has not already been obtained, by any governmental authority is required for execution and delivery by MSB, SECURITY and FARMERS of this Reorganization Agreement or any of the documents to be executed and delivered by MSB, SECURITY and FARMERS in connection herewith.

Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of MSB, SECURITY and FARMERS or appropriate government officials; (ii) in the case of matters of law governed by the laws of the states in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to Federal Law and the State of Arkansas; and (iii) incorporate, be guided by, and be interpreted in accordance with, the Legal Opinion Accord of the ABA Section of Business Law (1991); and

                          (h)     Other Business Combinations, Etc.  Neither
MSB, SECURITY nor FARMERS shall have entered into any agreement, letter of intent, understanding or other arrangement pursuant to which MSB, SECURITY or FARMERS would merge; consolidate with; effect a business combination with; sell any substantial part of MSB's, SECURITY's or FARMERS' assets; acquire a significant part of the shares or assets of any other Person or entity (financial or otherwise); adopt any "poison pill" or other type of anti-takeover arrangement, any shareholder rights provision, any "golden parachute" or similar program which would have the effect





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 57 of materially decreasing the value of MSB, SECURITY or FARMERS or the benefits of acquiring the MSB Common Stock; and

                          (i)     Maintenance of Certain Covenants, Etc.  At
the time of Closing      (i) the total consolidated assets of MSB shall be not
less than $125,000,000 at Closing, (ii) the tangible equity capital of MSB's subsidiary banks shall have been no less than $9,200,000 as of March 31, 1994, and shall have increased since that time through normal earnings, (iii) MSB shall have no more than 129,366 shares of common stock outstanding at closing, being its only class of stock issued and outstanding, (iv) there shall have been no extraordinary sales of assets or investment portfolio restructuring since March 31, 1994, and (v) there shall have been no dividend declaration by MSB since March 31, 1994. The criteria and calculations set forth above shall be determined in accordance with GAAP assuming that MSB, SECURITY and FARMERS shall have been operated consistently in the normal course of their business; provided, however, that the effects of any balance sheet expansion through abnormal, unusual or out of the ordinary borrowings or by the realization of extraordinary gains or other income from the disposition of assets or liabilities or through similar transactions shall be eliminated from the calculations;

                          (j)     Non-Compete Agreements.  Each member of the
Board of Directors of MSB set forth on Schedule 8.2(j) hereto shall have entered into a non-compete agreement with UPC and/or MSB substantially in the form of UPC's standard form of non-compete agreement as attached hereto as part of 8.2(j), providing for a term of not less than two (2) years and covering Greene County, Arkansas, and Randolph County, Arkansas, the counties in which MSB, SECURITY and FARMERS currently operate and do business in and have a present intention to do business in;

                          (k)     Pooling of Interests Accounting Treatment.
UPC shall have received (i) from Price Waterhouse, or other independent accountants acceptable to UPC, a letter dated within five (5) days prior to the Closing Date, in form and substance acceptable to UPC, stating the accountants' opinion that, based upon the information furnished to them, the Reorganization and Merger should be accounted for by UPC as a "pooling of interests" for financial statement purposes and that such accounting treatment is in accordance with generally accepted accounting principles and (ii) from MSB's regularly retained independent accountants or other independent accountants acceptable to UPC, a letter dated within five (5) days prior to the Closing Date stating that, upon a review of MSB's books and records, the accountants are aware of no reason why a business combination, such as the one contemplated in this Reorganization Agreement, to





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 58 which MSB is a party should not be accounted for as a "pooling of interests" under generally accepted accounting principles; and

                          (l)     Receipt of Affiliate Letters.  Pursuant to
the provisions of Section 2.6 of this Reorganization Agreement, UPC shall have received a written commitment in form and substance satisfactory to UPC and its counsel (an "Affiliate Letter") from each MSB Record Holder who would be deemed an Affiliate of MSB at the time of Closing under the Securities Laws and who accepts shares of UPC Common Stock as Consideration for the cancellation, exchange and conversion of his shares of MSB Common Stock pursuant to the terms and conditions of this Reorganization Agreement, committing to UPC that such MSB Record Holder shall not pledge, assign, sell, transfer, devise, otherwise alienate or take any action which would eliminate or diminish the risk of owning or holding the shares of UPC Common Stock to be received by such MSB Record Holder upon consummation of the Merger, nor enter into any formal or informal agreement to pledge, assign, sell or transfer, devise, or otherwise alienate his right, title and interests in any of the shares of UPC Common Stock to be delivered by UPC to such MSB Record Holder pursuant to the terms and conditions of this Reorganization Agreement until such time as UPC shall have publicly released a statement of UPC's consolidated earnings reflecting the combined financial results of operations of UPC and MSB for a period of not less than thirty (30) days subsequent to the Effective Time of the Merger.

                 8.3 Conditions to Obligations of All Parties. The obligation of each party to effect the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing, of the following conditions:

                          (a)     No Pending or Threatened Claims.  That no
claim, action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental agency which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Reorganization Agreement or the obtaining of material damages or other relief in connection therewith;

                          (b)     Governmental Approvals and Acquiescence
Obtained. The Parties hereto shall have received all applicable Governmental Approvals for the consummation of the transactions contemplated herein and all waiting periods incidental to such approvals or notices given shall have expired;

                          (c)     Effective Registration Statement and No Stop
Orders.  An S-4 Registration Statement encompassing the Proxy
Statement-Prospectus shall have been filed with the SEC, such





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 59 registration statement shall have become effective and no stop order shall have been issued or in effect by the SEC with respect to such registration statement or the shares of UPC Common Stock to be issued pursuant thereto; and

                          (d)     Tax Opinion.  UPC and MSB shall have received
a written opinion from counsel to UPC to the effect that the transactions contemplated by this Reorganization Agreement and the Plan of Merger will constitute one or more tax-free reorganizations under Section 368 of the Internal Revenue Code and that the MSB Record Holders will not recognize any gain or loss to the extent that such MSB Record Holders exchange shares of MSB Common Stock for shares of UPC Common Stock as contemplated by this Reorganization Agreement and the Plan of Merger assuming that the shares of MSB Common Stock so exchanged by such MSB Record Holders are held by them as capital assets at the time of such exchange.


                                   ARTICLE 9

                                  TERMINATION

                 9.1 Termination. This Reorganization Agreement and the Plan of Merger may be terminated at any time prior to the Closing, as follows:

                          (a)     By mutual consent in writing of the Parties;

                          (b)     By UPC or INTERIM, should MSB or any MSB
Subsidiary fail to conduct its business pursuant to MSB's, SECURITY's and FARMERS' Covenants made in Article 7; or by MSB, should UPC or any UPC Subsidiary fail to conduct its business pursuant to UPC's and INTERIM's Covenants made in Article 6;

                          (c)     By UPC, INTERIM or MSB in the event the
Closing shall not have occurred by December 31, 1994 (the "Target Date"), unless the failure of the Closing to occur shall be due to the failure of the Party seeking to terminate this Agreement to perform its obligations hereunder in a timely manner; provided, however, if UPC shall have filed any and all applications to obtain the requisite Government Approvals within thirty (30) days of the date hereof, and if the Closing shall not have occurred solely because of a delay caused by a government regulatory agency or authority in its review of the application before it, then MSB, SECURITY and FARMERS shall, upon UPC's written request, extend the Closing Date for a reasonable time in order for UPC to obtain all Government Approvals and for the expiration of any stipulated waiting periods, but in any event not later than March 31, 1995;





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 60

                          (d)     By either UPC, INTERIM or MSB, upon written
notice to the other Party, upon denial of any Governmental Approval necessary for the consummation of the Merger (or should such approval be conditioned upon a substantial deviation from the transaction contemplated); provided, however, that either UPC or MSB may, upon written notice to the other, extend the term of this Reorganization Agreement for only one sixty (60) day period to prosecute diligently and overturn such denial, provided that such denial has been appealed within ten (10) business days of the receipt thereof;

                          (e)     By UPC or INTERIM if the conditions set forth
in Sections 8.2 or 8.3 are not satisfied in all material respects as of the Closing Date, or by MSB if the conditions set forth in Section 8.1 or 8.3 are not satisfied in all material respects as of the Closing Date, and such failure has not been waived prior to the Closing;

                          (f)     By UPC or INTERIM in the event that there
shall have been, in UPC's good faith opinion, a material adverse change in the business, property, assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), prospects, operations, liquidity, income, condition (financial or otherwise) or net worth of MSB, SECURITY or FARMERS taken as a whole or upon the occurrence of any event or circumstance which may have the effect of limiting or restricting UPC's voting power or other rights normally enjoyed by the registered holders of the MSB Common Stock which are the subject of the instant transaction; or by MSB in the event that there shall have been, in MSB's good faith opinion, a material adverse change in the business, property, assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), prospects, operations, liquidity, income, condition (financial or otherwise) or net worth of UPC or INTERIM taken as a whole;

                          (g)     By UPC, INTERIM or MSB in the event that
there shall have been a material breach of any obligation of the other Party hereunder and such breach shall not have been remedied within thirty (30) days after receipt by the breaching Party of written notice from the other Party specifying the nature of such breach and requesting that it be remedied;

                          (h)     By UPC or INTERIM should MSB or any MSB
Subsidiary enter into any letter of intent or agreement with a view to being acquired by or effecting a business combination with any other Person; or any agreement to merge, to consolidate, to combine or to sell a material portion of its assets or to be acquired in any other manner by any other Person or to acquire a material amount of assets or a material equity position in any





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 61 other Person, whether financial or otherwise; or by MSB should UPC enter into any letter of intent or agreement with a view to being acquired by or effecting a business combination with any other Person; or any agreement to merge, to consolidate, to combine or to sell a material portion of its assets or to be acquired in any other manner by any other Person;

                          (i)     By UPC or INTERIM should MSB, SECURITY or
FARMERS or any MSB Subsidiary enter into any formal agreement, letter of understanding, memorandum or other similar arrangement with any bank regulatory authority establishing a formal capital plan requiring MSB, SECURITY or FARMERS to raise additional capital or to sell a substantial portion of its assets; or by MSB UPC or any UPC Subsidiary enter into any formal agreement, letter of understanding, memorandum or other similar arrangement with any bank regulatory authority establishing a formal capital plan requiring UPC to raise additional capital or to sell a substantial portion of its assets; or

                          (j)     By either Party, within thirty (30) days from
the date of this Reorganization Agreement, in the event such Party, based on the Party's opportunity to conduct a preliminary due diligence review of the books, records and operations of the other Party as provided for in Section 2.3 of this Reorganization Agreement, in good faith determines in it sole discretion that the results of the review conducted by such Party or its agents do not support and reinforce the reviewing Party's preliminary expectations as to the sustained growth and earnings prospects of the reviewed Party.

If a Party should elect to terminate this Reorganization Agreement pursuant to subsections (b), (c), (d), (e), (f), (g), (h), (i) or (j) of this Section 9.1, it shall give notice to the other Party, in writing, of its election in the manner prescribed in Section 10.1 ("Notices") of this Reorganization Agreement.

                 9.2 Effect of Termination. In the event that this Reorganization Agreement should be terminated pursuant to Section 9.1 hereof, all further obligations of the Parties under this Reorganization Agreement shall terminate without further liability of any Party to another; provided, however, that a termination under Section 9.1 hereof shall not relieve any Party of any liability for a breach of this Reorganization Agreement or for any misstatement or misrepresentation made hereunder prior to such termination, or be deemed to constitute a waiver of any available remedy for any such breach, misstatement or misrepresentation.





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 62

                                   ARTICLE 10

                               GENERAL PROVISIONS

                 10.1 Notices. Any notice, request, demand and other communication which either Party hereto may desire or may be required hereunder to give shall be in writing and shall be deemed to be duly given if delivered personally or mailed by certified or registered mail (postage prepaid, return receipt requested), air courier or facsimile transmission, addressed or transmitted to such other Party as follows:

If to MSB, SECURITY or FARMERS:

                                  Mid South Bancshares, Inc.
                                  Court and Pruett Streets (P.O. Box 670)
                                  Paragould, Arkansas 72451
                                  Fax:  (501) 239-3194
                                  Attn: Steve Gramling, Chairman

With a copy to:                   Richard N. Massey, Esq.
                                  Rose Law Firm
                                  120 East Fourth Street
                                  Little Rock, Arkansas 72201
                                  Fax:  (501) 375-1309

If to UPC or INTERIM:

                                  Union Planters Corporation
                                  P.O. Box 387 (mailing address)
                                  Memphis, Tennessee 38147

or                                7130 Goodlett Farms Parkway (deliveries)
                                  Memphis, Tennessee  38088
                                  Fax:  (901) 383-2832
                                  Attn: Jackson W. Moore, President
                                    Gary A. Simanson, Associate General Counsel

or to such other address as any Party hereto may hereafter designate to the other Parties in writing. Notice shall be deemed to have been given on the date reflected in the proof or evidence of delivery, or if none, on the date actually received.

                 10.2 Assignability and Parties in Interest. This Reorganization Agreement shall not be assignable by any of the Parties hereto; provided, however, that UPC may assign, set over and transfer all, or any part of its rights and obligations under this Reorganization Agreement to any one or more of its present or future Affiliates; provided, however, such assignment shall not change the form or nature of Consideration to be received by





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 63 the MSB Record Holders. This Reorganization Agreement shall inure to the benefit of, and be binding only upon the Parties hereto and their respective successors and permitted assigns and no other Persons.

                 10.3 Governing Law. This Reorganization Agreement shall be governed by, and construed and enforced in accordance with, the internal laws, and not the laws pertaining to choice or conflicts of laws, of the State of Tennessee, unless and to the extent that federal law controls. Any dispute arising between the Parties in connection with the transactions which are the subject of this Reorganization Agreement shall be heard in a court of competent jurisdiction located in Shelby County, Tennessee.

                 10.4 Counterparts. This Reorganization Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

                 10.5 Best Efforts. MSB, SECURITY, FARMERS, UPC and INTERIM each agrees to use its best efforts to complete the transactions contemplated by this Reorganization Agreement; provided, however, that the use of best efforts by UPC or MSB shall not obligate UPC or MSB to obtain or to provide MSB or UPC additional capital in an amount, to divest any Subsidiary or branch, or to meet any other condition which may be imposed by any Regulatory Authority as a condition to approval which UPC or MSB shall deem, in good faith, to be unreasonable in the circumstances.

                 10.6 Publicity. The Parties agree that press releases and other public announcements to be made by any of them with respect to the transactions contemplated hereby shall be subject to mutual agreement.

                 10.7 Entire Agreement. This Reorganization Agreement, together with the Plan of Merger which is Exhibit A hereto, the Schedules, Annexes, Exhibits and certificates required to be delivered hereunder and any amendments or addenda hereafter executed and delivered in accordance with
Section 10.9 hereof constitute the entire agreement of the Parties hereto pertaining to the transaction contemplated hereby and supersede all prior written and oral (and all contemporaneous oral) agreements and understandings of the Parties hereto concerning the subject matter hereof. The Schedules, Annexes, Exhibits and certificates attached hereto or furnished pursuant to this Reorganization Agreement are hereby incorporated as integral parts of this Reorganization Agreement. Except as provided herein, by specific language and not by mere implication, this





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 64

Reorganization Agreement is not intended to confer upon any other person not a Party to this Reorganization Agreement any rights or remedies hereunder.

                 10.8 Severability. If any portion or provision of this Reorganization Agreement should be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction, such portion or provision shall be ineffective as to that jurisdiction to the extent of such invalidity, illegality or unenforceability, without affecting in any way the validity or enforceability of the remaining portions or provisions hereof in such jurisdiction or rendering that or any other portions or provisions of this Reorganization Agreement invalid, illegal or unenforceable in any other jurisdiction.

                 10.9 Modifications, Amendments and Waivers. At any time prior to the Closing or termination of this Reorganization Agreement, the Parties may, to the extent permitted by law, solely by written agreement executed by their duly authorized officers:

                          (a)     extend the time for the performance of any of
the obligations or other acts of the other Party hereto;

                          (b)     waive any inaccuracies in the representations
and warranties made by the other Party contained in this Reorganization Agreement or in the Annexes, Schedules or Exhibits hereto or any other document delivered pursuant to this Reorganization Agreement;

                          (c)     waive compliance with any of the covenants or
agreements of the other Party contained in this Reorganization Agreement; and

                          (d)     amend or add to any provision of this
Reorganization Agreement or the Plan of Merger; provided, however, that no provision of this Reorganization Agreement may be amended or added to except by an agreement in writing signed by the Parties hereto or their respective successors in interest and expressly stating that it is an amendment to this Reorganization Agreement.

                 10.10 Interpretation. The headings contained in this Reorganization Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Reorganization Agreement.

                 10.11 Payment of Expenses. Except as set forth herein, UPC and MSB shall each pay its own fees and expenses





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 65

(including, without limitation, legal fees and expenses) incurred by it in connection with the transactions contemplated hereunder.

                 10.12 Finders and Brokers. UPC, INTERIM, SECURITY, FARMERS and MSB represent and warrant to each other that, except for the engagement by MSB of Stephens, Inc. as its financial advisor, they have employed no broker or finder in connection with the transactions described in this Reorganization Agreement under an arrangement pursuant to which a fee is, or may be due to such broker or finder as a result of the execution of this Reorganization Agreement or the closing of the transaction contemplated herein. This section shall survive the termination of this Reorganization Agreement.

                 10.13 Equitable Remedies. The Parties hereto agree that, in the event of a breach of this Reorganization Agreement by MSB, SECURITY, FARMERS, UPC and INTERIM will be without an adequate remedy at law by reason of the unique nature of MSB, SECURITY and FARMERS. In recognition thereof, in addition to (and not in lieu of) any remedies at law which may be available to UPC and INTERIM, UPC and INTERIM shall be entitled to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of this Reorganization Agreement by MSB, SECURITY or FARMERS, and no attempt on the part of UPC or INTERIM to obtain such equitable relief shall be deemed to constitute an election of remedies by UPC or INTERIM which would preclude UPC or INTERIM from obtaining any remedies at law to which it would otherwise be entitled. MSB, SECURITY and FARMERS covenant that they shall not contend in any such proceeding that UPC or INTERIM is not entitled to a decree of specific performance by reason of having an adequate remedy at law.

                 10.14 Attorneys' Fees. If any Party hereto shall bring an action at law or in equity to enforce its rights under this Reorganization Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its reasonable costs and expenses necessarily incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).

                 10.15 Survival of Representations and Warranties. All representations and warranties made by the Parties hereto or in any instrument or document furnished in connection herewith, shall survive the Closing and any investigation at any time made by or on behalf of the Parties hereto and shall expire at the Effective Time of the Merger except as to any matter which is based upon willful fraud with respect to which the





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 66 representations and warranties set forth in this Reorganization Agreement shall expire only upon expiration of the applicable statutes of limitation. Nothing in this Section 10.15 shall limit MSB's, SECURITY's, FARMERS', UPC's or INTERIM' rights or remedies for misrepresentations, breaches of this Reorganization Agreement or any other improper action or inaction by the other Party hereto prior to its termination.

                 10.16 No Waiver. No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or default of any other Party shall impair any such rights, powers or remedies of the Party not in breach or default, nor shall it be construed to be a waiver of any such right, power or remedy, or an acquiescence in any similar breach or default; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Reorganization Agreement must be in writing and must be executed by the Parties to this Reorganization Agreement and shall be effective only to the extent specifically set forth in such writing.

                 10.17 Remedies Cumulative. All remedies provided in this Reorganization Agreement, by law or otherwise, shall be cumulative and not alternative.





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 67

                 IN WITNESS WHEREOF, each of the Parties hereto has duly executed and delivered this Reorganization Agreement or has caused this Reorganization Agreement to be executed and delivered in its name and on its behalf by its representative thereunto duly authorized, all as of the date first written above.


                                                   MID SOUTH BANCSHARES, INC.



                                        By: /s/
                                            --------------------------
                                                 Steve Gramling
                                            Its: Chairman of the Board

ATTEST:


/s/
- ----------------------------
Secretary


                                                   SECURITY BANK



                                        By: /s/
                                            --------------------------
                                                 Steve Gramling
                                            Its: Chairman of the Board

ATTEST:


/s/
- ---------------------------
Secretary


                                                   FARMERS AND MERCHANTS BANK



                                        By: /s/
                                            --------------------------
                                            Its: Chairman of the Board

ATTEST:


/s/
- ---------------------------
Secretary





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 68

                                        UNION PLANTERS CORPORATION



                                        By: /s/
                                            --------------------------
                                              Jackson W. Moore
                                        Its:  President
ATTEST:


/s/
- -----------------------------
Secretary


                                        MSB ACQUISITION COMPANY, INC.



                                        By: /s/
                                            --------------------------
                                             Jackson W. Moore
                                        Its: President

ATTEST:


/s/
- -----------------------------
Secretary





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 69

                                                                       EXHIBIT A

                                 PLAN OF MERGER

                        SETTING FORTH THE PLAN OF MERGER

                                       OF

                         MSB ACQUISITION COMPANY, INC.
                           (AN ARKANSAS CORPORATION)

                                 WITH AND INTO

                           MID SOUTH BANCSHARES, INC.
                           (AN ARKANSAS CORPORATION)


         THIS PLAN OF MERGER ("Plan of Merger") is made and entered into as of the 8th day of July, 1994, by and between MID SOUTH BANCSHARES, INC. ("MSB"), a corporation organized and existing under the laws of the State of Arkansas having its principal office at Court & Pruett, Paragould, Greene County, Arkansas 72451 and which is a registered bank holding company under the Bank Holding Company Act; UNION PLANTERS CORPORATION ("UPC"), a corporation organized and existing under the laws of the State of Tennessee having its principal office at 7130 Goodlett Farms Parkway, Memphis, Shelby County, Tennessee 38018 and which is registered as a bank holding company under the Bank Holding Company Act; and MSB ACQUISITION COMPANY, INC. ("INTERIM"), a corporation organized and existing under the laws of the State of Arkansas having its principal office at 300 South Church Street, Jonesboro, Craighead County, Arkansas 72403. All of the authorized, issued and outstanding shares of capital stock of INTERIM are owned and held of record by UPC.


                                    PREAMBLE

         WHEREAS, UPC, INTERIM and MSB have entered into an Agreement and Plan of Reorganization dated as of the 8th day of July, 1994 ("Reorganization Agreement") to which this Plan of Merger is Exhibit A and is incorporated by reference as a part thereof providing for the merger of INTERIM with and into MSB (which would be the Surviving Corporation) and the acquisition of all of the MSB Common Stock outstanding immediately prior to the Effective Time of the Merger by UPC for the Consideration set forth in the Reorganization Agreement; and





       PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

         WHEREAS, As provided in the Reorganization Agreement, UPC has caused INTERIM to join in this Plan of Merger by executing and delivering same; and

         WHEREAS, The Boards of Directors of UPC, INTERIM and MSB are each of the opinion that the interests of their respective corporations and their corporations' respective shareholders would best be served if INTERIM were to be merged with and into MSB, which would survive the Merger, on the terms and conditions provided in the Reorganization Agreement and in this Plan of Merger, and as a result of such Merger becoming effective, the Surviving Corporation would become a wholly-owned subsidiary of UPC.

         NOW, THEREFORE, in consideration of the covenants and agreements of the Parties contained herein, MSB, UPC, and INTERIM hereby make, adopt and approve this Plan of Merger in order to set forth the terms and conditions for the merger of MSB with and into INTERIM (the "Merger").


                                    ARTICLE
                                  DEFINITIONS

         1.1 As used in this Plan of Merger and in any amendments hereto, all capitalized terms herein shall have the meanings assigned to such terms in the Reorganization Agreement unless otherwise defined herein.


                                   ARTICLE 2
                                 CAPITALIZATION

         2.1 MSB ACQUISITION COMPANY, INC., INC.. The authorized capital stock of INTERIM consists of 1,000 shares of common stock having a par value of $1.00 per share (the "INTERIM Common Stock") and no shares of preferred stock. As of the date of this Plan of Merger, 1,000 shares of INTERIM Common Stock are issued and outstanding, and no shares of INTERIM Common Stock are held by it as treasury stock. All such issued and outstanding shares of INTERIM Common Stock are owned beneficially and of record by UPC.

         2.2 UNION PLANTERS CORPORATION. The authorized capital stock of UPC consists of 10,000,000 shares of preferred stock having no par value (the "UPC Preferred Stock"), and 50,000,000 shares of common stock having a par value of $5.00 per share (the "UPC Common Stock"). As of June 30, 1994, UPC had issued and outstanding: 44,000 shares of $8.00 Nonredeemable Cumulative Convertible Preferred Stock, Series B; 690,000 shares of 10-3/8%





       PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

Increasing Rate, Redeemable, Cumulative Preferred Stock, Series C; 253,655 shares of 9.5% Redeemable, Cumulative Preferred Stock, Series D; and 3,107,922 shares of 8% Cumulative, Convertible Preferred Stock, Series E. In addition, 250,000 shares of UPC Preferred Stock have been reserved for issuance as Series A Preferred Stock pursuant to the UPC Share Purchase Rights Agreement dated January 19, 1989, between UPC and Union Planters National Bank as Rights Agent (the "UPC Share Purchase Rights Agreement"). As of June 30, 1994, 21,814,022 shares of UPC Common Stock were validly issued and outstanding.

         2.3 MID SOUTH BANCSHARES, INC. The authorized capital stock of MSB consists of 200,000 shares of common stock having a par value of $10.00 per share (the "MSB Common Stock") and no shares of preferred stock. As of the date hereof, 129,022 shares of MSB Common Stock were issued and outstanding, and 417 shares of MSB Common Stock were held by it as MSB Treasury Stock.


                                   ARTICLE 3
                                 PLAN OF MERGER

         3.1 Constituent Corporations. The name of each constituent corporation to the Merger is:

                         MSB ACQUISITION COMPANY, INC.
                                      and
                           MID SOUTH BANCSHARES, INC.

         3.2     Surviving Corporation.  The Surviving Corporation shall be:

                           MID SOUTH BANCSHARES, INC.

which as of the Effective Time of the Merger shall continue to be named:

                           MID SOUTH BANCSHARES, INC.

         3.3 Terms and Conditions of Merger. The Merger shall be consummated only pursuant to, and in accordance with this Plan of Merger and the Reorganization Agreement. Conditioned upon the satisfaction or lawful waiver (by the Party or Parties entitled to the benefit thereof) of all conditions precedent to consummation of the Merger, the Merger will become effective on the date and at the time (the "Effective Time of the Merger") of the filing of Articles of Merger with the Secretary of State of the State of Arkansas, or at such later time and/or date as may be agreed upon by the parties and set forth in the Articles of Merger. At the Effective Time of the Merger, INTERIM shall be merged with and into MSB which will survive the Merger, and the separate existence of INTERIM shall cease thereupon, and without





       PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION further action, MSB shall thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of both INTERIM and MSB, whether of a public or private nature, and shall be subject to all of the liabilities, restrictions, disabilities, and duties of both INTERIM and MSB.

         3.4 Articles of Incorporation. At the Effective Time of the Merger, the Articles of Incorporation of MSB, as in effect immediately prior to the Effective Time of the Merger, shall continue to constitute the Articles of Incorporation of MSB as the Surviving Corporation, unless and until the same shall be amended as provided by law and the terms of such Articles of Incorporation.

         3.5 Bylaws. At the Effective Time of the Merger, the Bylaws of MSB, as in effect immediately prior to the Effective Time, shall continue to be its Bylaws as the Surviving Corporation, unless and until amended or repealed as provided by law, its Articles of Incorporation and such Bylaws.

         3.6 Directors and Officers. The directors and officers of INTERIM in office immediately prior to the Effective Time of the Merger shall be the directors and officers of the Surviving Corporation, to hold office as provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, unless and until their successors shall have been elected or appointed and shall have qualified or they shall be removed as provided therein.

         3.7 Name. The name of MSB as the Surviving Corporation following the Merger, shall be:

                           MID SOUTH BANCSHARES, INC.


                                   ARTICLE 4
                         DESCRIPTION OF THE TRANSACTION

         4.1 Conversion of Shares of INTERIM. At the Effective Time of the Merger, each share of $1.00 par value common stock of INTERIM (the "INTERIM Common Stock") issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger becoming effective and without any further action on the part of anyone, be converted into and become one share of the issued and outstanding common stock of the Surviving Corporation.

         4.2 Conversion and Cancellation of Shares of MSB. At the Effective Time of the Merger, each share of $10.00 par value common stock of MSB issued and outstanding immediately prior to





       PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION the Effective Time of the Merger shall, by virtue of the Merger becoming effective and without any further action on the part of anyone, be converted, exchanged and cancelled as provided in Section 4.3 hereof.

         4.3 Exchange of MSB Shares; Exchange Ratio. At the Effective Time of the Merger, the outstanding shares of MSB Common Stock held by the MSB Record Holders immediately prior to the Effective Time of the Merger shall, without any further action on the part of anyone, cease to represent any interest (equity, shareholder or otherwise) in MSB and shall, except for those shares of MSB Common Stock held and registered in the name of any MSB Record Holder who shall have perfected his dissenters' rights and shall have continued such dissenting status through the Effective Time of the Merger, automatically be converted exclusively into, and constitute only the right of the MSB Record Holders to receive in exchange for their shares of MSB Common Stock, whole shares of UPC Common Stock and a cash payment in settlement of any remaining fractional share of UPC Common Stock in accordance with the terms and conditions of this Section 4.3. The shares of UPC Common Stock and the cash settlement of any remaining fractional share of UPC Common Stock deliverable by UPC to the MSB Record Holders pursuant to the terms of the Reorganization Agreement are sometimes collectively referred to herein as the "Consideration."

The number of shares of UPC Common Stock to be exchanged for each share of MSB Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (based on there being no more than 129,366 shares of MSB Common Stock issued and outstanding immediately prior to the Effective Time of the Merger) shall be based on an exchange ratio (the "Exchange Ratio") as determined and set forth in this Section 4.3. The Exchange Ratio shall be determined as follows:

                                  (i)  In the event the Current Market Price
         Per Share of UPC Common Stock should be greater than or equal to $24.00 per share of UPC Common Stock but less than or equal to $28.00 per share of UPC Common Stock (the "Primary Collar"), the Exchange Ratio shall be fixed at 4.054 shares of UPC Common Stock for each share of MSB Common Stock issued and outstanding at the Effective Time of the Merger;

                                  (ii)  In the event the Current Market Price
         Per Share of UPC Common Stock should be greater than $28.00 per share of UPC Common Stock but less than or equal to $30.00 per share of UPC Common Stock (the "Upper Secondary Collar"),the Exchange Ratio shall be based on (a) a fixed price of $113.51 per share of MSB Common Stock divided by





       PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

         (b) the Current Market Price Per Share of UPC Common Stock for each share of MSB Common Stock validly issued and outstanding at the Effective Time of the Merger;

                                  (iii)  In the event the Current Market Price
         Per Share of UPC Common Stock should be greater than $30.00 per share of UPC Common Stock (the "Ceiling"), the Exchange Ratio shall be fixed at 3.7837 shares of UPC Common Stock for each share or MSB Common Stock;provided, however, UPC would have the right to either deliver the fixed Exchange Ratio of 3.7837 or to terminate the transaction contemplated in the Reorganization Agreement; provided, however, should UPC elect to terminate the transaction under this provision, MSB would have the unilateral right to reinstate the transaction by accepting in exchange for each share of MSB Common Stock issued and outstanding that number of shares of UPC Common Stock at the Current Market Price Per Share sufficient to equal $113.51 per share of MSB Common Stock;

                                  (iv)  In the event the Current Market Price
         Per Share of UPC Common Stock should be greater than or equal to $22.00 per share of UPC Common Stock but less than $24.00 per share of UPC Common Stock (the "Lower Secondary Collar"), the Exchange Ratio shall be based on (a) a fixed price of $97.30 per share of MSB Common Stockdivided by (b) the Current Market Price Per Share of UPC Common Stock for each share of MSB Common Stock validly issued and outstanding at the Effective Time of the Merger; and

                                  (v)  In the event the Current Market Price
         Per Share of UPC Common Stock should be less than $22.00 per share of UPC Common Stock (the "Floor"), the Exchange Ratio shall be fixed at
         4.4227 shares of UPC Common Stock for each share of MSB Common Stock; provided, however, MSB shall have the right to either accept the fixed Exchange Ratio of 4.4227 or to terminate the transaction contemplated in the Reorganization Agreement;provided, however, should MSB elect to terminate the transaction under this provision, UPC would have the unilateral right to reinstate the transaction by delivering in exchange for each share of MSB Common Stock issued and outstanding that number of shares of UPC Common Stock at the Current Market Price Per Share sufficient to equal $97.30 per share of MSB Common Stock.

The Exchange Ratio shall be based on an aggregate of no more than 129,366 shares of MSB Common Stock issued and outstanding immediately prior to the Effective Time of the Merger; provided, however, that no fractional shares of UPC Common Stock shall be issued and if, after aggregating all of the shares of UPC Common Stock to which a MSB Record Holder would be entitled based upon





       PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION the Exchange Ratio, there were a fractional share of UPC Common Stock remaining, such fractional share shall be settled by a cash payment therefor based upon the Current Market Price Per Share of one (1) full share of UPC Common Stock.

                                  (1)      DEFINITION OF "CURRENT MARKET PRICE
         PER SHARE." The "Current Market Price Per Share" shall be the average closing price per share of the "last" real time trades (i.e., closing price) of the UPC Common Stock on the NYSE (as published in The Wall Street Journal) for each of the ten (10) NYSE general market trading days next preceding the Closing Date on which the NYSE was open for business (the "Pricing Period"). In the event the UPC Common Stock does not trade on one or more of the trading days during the Pricing Period (a "No Trade Date"), any such No Trade Date shall be disregarded in computing the average closing price per share of UPC Common Stock and the average shall be based upon the "last" real time trades and number of days on which the UPC Common Stock actually traded during the Pricing Period.

                                  (2) EFFECTS OF DISSENTERS' RIGHTS ON THE
         EXCHANGE RATIO. Should MSB Record Holders representing at least seven percent (7%) of the shares of MSB Common Stock issued and outstanding at the time of Closing perfect such MSB Record Holder's dissenters' rights pursuant to the Arkansas Code and maintain the perfected status of such dissenters' rights through the Closing Date, UPC and INTERIM shall have the right, exercisable in their sole discretion, to terminate the Reorganization Agreement, or with the approval of the Board of Directors of MSB reduce the number of shares of UPC Common Stock to be delivered by UPC hereunder by an amount sufficient to off-set against the Consideration any amounts paid, or to be paid, by UPC in satisfaction of such dissenters' rights.

                                  (3) EFFECT OF STOCK SPLITS, REVERSE STOCK
         SPLITS, STOCK DIVIDENDS AND SIMILAR CHANGES IN THE CAPITAL OF UPC OR MSB. Should either UPC or MSB effect any stock splits, reverse stock splits, stock dividends or similar changes in their respective capital accounts subsequent to the date of the Reorganization Agreement but prior to the Effective Time of the Merger, the Exchange Ratio shall be adjusted proportionately in such a manner as the Board of Directors of UPC and the Board of Directors of MSB shall agree in good faith to be fair and reasonable in order to give effect to such changes.

         4.4 Mechanics of Payment of the Consideration. Upon receipt of the proper submission of the certificate(s) formerly





       PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION representing and evidencing ownership of the shares of MSB Common Stock, the Exchange Agent shall deliver to the MSB Shareholders in exchange for the certificate(s) surrendered by them, the Consideration to be paid for each such MSB Shareholder's shares of MSB Common Stock evidenced by the certificate or certificates which were cancelled and converted exclusively into the right to receive the Consideration upon the Merger becoming effective. After the Effective Time of the Merger and until properly surrendered to the Exchange Agent, each outstanding certificate or certificates which formerly evidenced and represented the shares of MSB Common Stock of an MSB Record Holder, subject to the provisions of this Section, shall be deemed for all corporate purposes to represent and evidence only the right to receive the Consideration into which such MSB Record Holder's shares of MSB Common Stock were converted and aggregated at the Effective Time of the Merger. Unless and until the outstanding certificate or certificates, which immediately prior to the Effective Time of the Merger evidenced and represented the MSB Record Holder's MSB Common Stock shall have been surrendered as provided above, the Consideration payable to the MSB Record Holder(s) of the cancelled shares as of any time after the Effective Date shall not be paid to the MSB Record Holder(s) of such certificate(s) until such certificates shall have been surrendered in the manner required. Each MSB Shareholder will be responsible for all federal, state and local taxes which may be incurred by him on account of his receipt of the Consideration to be paid in the Merger. The MSB Record Holder(s) of any certificate(s) which shall have been lost or destroyed may nevertheless, subject to the provisions of this Section, receive the Consideration to which each such MSB Record Holder is entitled, provided that each such MSB Record Holder shall deliver to UPC and to the Exchange Agent: (i) a sworn statement certifying such loss or destruction and specifying the circumstances thereof and (ii) a lost instrument bond in form satisfactory to UPC and the Exchange Agent which has been duly executed by a corporate surety satisfactory to UPC and the Exchange Agent, indemnifying the Surviving Corporation, UPC, the Exchange Agent (and their respective successors) to their satisfaction against any loss or expense which any of them may incur as a result of such lost or destroyed certificates being thereafter presented. Any costs or expenses which may arise from such replacement procedure, including the premium on the lost instrument bond, shall be for the account of the MSB Shareholder.

         4.5 Stock Transfer Books. At the Effective Time of the Merger, the stock transfer books of MSB shall be closed and no transfer of shares of MSB Common Stock shall be made thereafter.

         4.6 Effects of the Merger. As of the Effective Time of the Merger, the separate existence of INTERIM shall cease, and





       PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

INTERIM shall be merged with and into MSB which, as the Surviving Corporation, shall thereupon and thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of the two merged corporations, whether of a public or a private nature, and shall be subject to all of the liabilities, restrictions, disabilities and duties of both MSB and INTERIM.

         4.7 Transfer of Assets. At the Effective Time of the Merger, all rights, assets, licenses, permits, franchises and interests of MSB and INTERIM in and to every type of property, whether real, personal, or mixed, whether tangible or intangible, and to choses in action shall be deemed to be vested in MSB as the Surviving Corporation by virtue of the Merger and without any deed or other instrument or act of transfer whatsoever.

         4.8 Assumption of Liabilities. At the Effective Time of the Merger, the Surviving Corporation shall become and be liable for all debts, liabilities, obligations and contracts of INTERIM as well as those of the Surviving Corporation, whether the same shall be matured or unmatured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of INTERIM or the Surviving Corporation.

         4.9 Dissenting Shareholders' Rights. Any MSB Record Holder of shares of MSB Common Stock who shall comply strictly with the provisions of
Section 4-27-1302 et seq. of the Arkansas Code Annotated (the "Arkansas Code"), shall be entitled to dissent from the Merger and to seek those appraisal remedies afforded by the Arkansas Code. Such an MSB Shareholder is referred to herein as an "MSB Dissenting Shareholder." However, UPC and INTERIM shall not be obligated to consummate the Merger if MSB Record Holders holding or controlling more than seven percent (7%) of the shares of the MSB Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall have perfected their dissenters' rights in accordance with the Arkansas Code and the perfected status of said dissenters' rights shall have continued to the time of Closing.

         4.10 Approvals of Shareholders of MSB and INTERIM. In order to become effective, the Merger must be approved by the respective shareholders of MSB and of INTERIM at meetings to be called for that purpose by their respective Boards of Directors, or by their unanimous action by written consent complying fully with the laws of Arkansas.

         4.11 MSB Treasury Stock. At the Effective Time of the Merger, any shares of MSB Common Stock held by MSB as Treasury





       PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

Stock shall be cancelled automatically without further action on the part of anyone and shall be of no further effect.


                                   ARTICLE 5
                             AMENDMENTS AND WAIVERS

                 5.1 AMENDMENTS. To the extent permitted by law, this Plan of Merger may be amended unilaterally by UPC and INTERIM as set forth in Section 10.9(d) of the Reorganization Agreement; provided, however, that the provisions of Section 4.3 of this Plan of Merger relating to the manner or basis upon which shares of MSB Common Stock will be converted into the exclusive right to receive the Consideration from UPC shall not be amended in such a manner as to reduce the amount of the Consideration payable to the MSB Record Holders determined as provided in Section 4.3 of the Reorganization Agreement nor shall this Plan of Merger be amended to permit UPC to utilize assets other than its UPC Common Stock or cash to make payment of the Consideration as provided in
Section 3.1(e) of the Reorganization Agreement at any time after the Shareholders' Meeting without the requisite approval of the MSB Record Holders of the shares of MSB Common Stock outstanding, and that no amendment to this Plan of Merger shall modify the requirements of regulatory approval as set forth in Section 8.3(b) of the Reorganization Agreement.

                 5.2 AUTHORITY FOR AMENDMENTS AND WAIVERS. Prior to the Effective Time of the Merger, UPC and INTERIM, acting through their respective Boards of Directors or chief executive officers or presidents or other authorized officers, shall have the right to amend this Plan of Merger to postpone the Effective Time of the Merger to a date and time subsequent to the time of filing of the Plan of Merger with the Tennessee Secretary of State, to waive any default in the performance of any term of this Plan of Merger by MSB, to waive or extend the time for the compliance or fulfillment by MSB of any and all of its obligations under this Plan of Merger, and to waive any or all of the conditions precedent to the obligations of UPC and INTERIM under this Plan of Merger, except any condition that, if not satisfied, would result in the violation of any law or applicable governmental regulation. Prior to the Effective Time of the Merger, MSB, acting through its Board of Directors or chief executive officer or president or other authorized officer, shall have the right to amend this Plan of Merger to postpone the Effective Time of the Merger to a date and time subsequent to the time of filing of the Plan of Merger with the Arkansas Secretary of State, to waive any default in the performance of any term of this Plan of Merger by UPC or INTERIM, to waive or extend the time for the compliance or fulfillment by UPC or INTERIM of any and all of their obligations under this Plan of Merger, and to waive any or all of the





       PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION conditions precedent to the obligations of MSB under this Plan of Merger except any condition that, if not satisfied, would result in the violation of any law or applicable governmental regulation.

                                   ARTICLE 6
                                 MISCELLANEOUS

                 6.1 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, or by registered or certified mail, postage pre-paid to the persons at the addresses set forth below (or at such other addresses or facsimile numbers as may hereafter be designated as provided below), and shall be deemed to have been delivered as of the date received by the Party to which, or to whom it is addressed:

         UPC and INTERIM:                  Union Planters Corporation
                                           P.O. Box 387 (mailing)
                                           Memphis, Tennessee  38147

                                           7130 Goodlett Farms Parkway
                                           (deliveries)
                                           Memphis, Tennessee  38018
                                           Telecopy Number:  (901) 578-2832
                                           Attn: Mr. Jackson W. Moore, President
                                                 Gary A. Simanson
                                                 Associate General Counsel

         MSB:                              Mid South Bancshares, Inc.
                                           Court and Pruett Streets (P.O. Box
                                           670)  Paragould, Arkansas 72451
                                           Telecopy Number: (501) 239-3194
                                           Attn:  Mr. Steve Gramling, Chairman

         With a copy to:                   Richard N. Massey, Esq.
                                           Rose Law Firm
                                           120 East Fourth Street
                                           Little Rock, Arkansas 72201
                                           Fax:  (501) 375-1309

or at such other address as shall be furnished in writing by any of the Parties to the others by notice given as provided in this section 6.1.

                 6.2 GOVERNING LAW. Except to the extent federal law shall be controlling, this Plan of Merger shall be governed by and construed and enforced in accordance with the laws of the State of Arkansas with respect to those provisions of this Plan of Merger expressly required by Arkansas law to be included in this Plan of Merger disregarding, however, the Arkansas conflicts





       PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION of laws rules. In all other instances, this Plan of Merger shall be governed by and construed and enforced in accordance with the laws of the State of Tennessee disregarding, however, the Tennessee conflicts of laws rules.

                 6.3 CAPTIONS. The Captions heading the Sections in this Plan of Merger are for convenience only and shall not affect the construction or interpretation of this Plan of Merger.

                 6.4 COUNTERPARTS. This Plan of Merger may be executed in two or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, each of the Parties has caused this Plan of Merger to be duly executed and delivered by its duly authorized officers as of the date first above written.





       PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

ATTEST:                                    UNION PLANTERS CORPORATION

/s/_______________________                 By: /s/_______________________
James F. Springfield                             Jackson W. Moore
Its:  Secretary                            Its:  President


ATTEST:                                    MSB ACQUISITION COMPANY, INC.

/s/_______________________                 By: /s/_______________________
                                                  Jackson W. Moore
Its:  Secretary                            Its:   President



ATTEST:                                    MID SOUTH BANCSHARES, INC.


/s/_______________________                 By: /s/_______________________
                                                  Steve Gramling
Its:  Secretary                            Its:   Chairman of the Board





       PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

                                   APPENDIX C


            ARKANSAS BUSINESS CORPORATION ACT -- DISSENTERS' RIGHTS

EXCERPT FROM ARKANSAS BUSINESS CORPORATION ACT OF 1965

     4-26-1007 RIGHTS OF DISSENTING SHAREHOLDERS. -- (a) If a shareholder of a corporation which is a party to a merger or consolidation files with the corporation, prior to or at the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, a written objection to the plan of merger or consolidation and does not vote in favor thereof, and the shareholder within ten (10) days after the date on which the vote was taken makes written demand on the surviving or new domestic or foreign corporation for payment of the fair value of his shares as of the day prior to the date on which the vote was taken approving the merger or consolidation, then, if the merger or consolidation is effected, the surviving or new corporation shall pay to the shareholder, upon surrender of his certificate or certificates representing the shares, the fair value thereof.

     (b) The demand shall state the number and class of the shares owned by the dissenting shareholder.

     (c) Any shareholder failing to make demand within the ten-day period shall be bound by the terms of the merger or consolidation.

     (d) Within ten (10) days after the merger or consolidation is effected, the surviving or new corporation, as the case may be, shall give notice to each dissenting shareholder who has made demand as herein provided for the payment of the fair value of his shares.

     (e)(1) If within thirty (30) days after the date on which the merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment shall be made within ninety (90) days after the date on which such merger or consolidation was effected, upon the surrender of his certificate or certificates representing those shares.

     (2) Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in those shares or in the corporation.

     (f)(1) If within the period of thirty (30) days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder, within sixty (60) days after the expiration of the thirty-day period, may file a petition in the circuit court of the county in which the registered office of the surviving corporation is located, if the surviving corporation is a domestic corporation or in the Pulaski County Circuit Court if the surviving corporation is a foreign corporation, asking for a finding and determination of the fair value of the shares and shall be entitled to judgment against the surviving or new corporation for the amount of the fair value as of the day prior to the date on which the vote was taken approving such merger or consolidation, together with interest thereon to the date of the judgment.

     (2) The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporation of the certificate or certificates representing the shares.

     (3) Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in the shares or in the surviving or new corporation.

     (4) Unless the dissenting shareholder files the petition within the time herein limited, the shareholder and all persons claiming under him shall be bound by the terms of the merger or consolidation.

     (g) Shares acquired by the surviving or new corporation pursuant to the payment of the agreed value thereof or to payment of the judgment entered, as in this section provided, may be held and disposed of by the corporation as in the case of other treasury shares.

     (h) The provisions of this section shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other domestic or foreign corporations that are parties to the merger.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.         INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Charter of the Registrant provides as follows:

TWELFTH:  INDEMNIFICATION OF CERTAIN PERSONS:

                 To the fullest extent permitted by Tennessee law, the Corporation may indemnify or purchase and maintain insurance to indemnify any of its directors, officers, employees or agents and any persons who may serve at the request of the Corporation as directors, officers, employees, trustees or agents of any other corporation, firm, association, national banking association, state-chartered bank, trust company, business trust, organization or any other type of entity whether or not the Corporation shall have any ownership interest in such entity. Such indemnification(s) may be provided for in the Bylaws, or by resolution of the Board of Directors or by appropriate contract with the person involved.

         Article V, INDEMNIFICATION, of the Registrant's Bylaws provides as follows:

                 The Corporation does hereby indemnify its directors and officers to the fullest extent permitted by the laws of the State of Tennessee and by ARTICLE TWELFTH of its Charter. The Corporation may indemnify any other person to the extent permitted by the Charter and by applicable law.

         Indemnification of corporate directors and officers is governed by Sections 48-18-501 through 48-18-509 of the Tennessee Business Corporation Act (the "Act"). Under the Act, a person may be indemnified by a corporation against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) actually and necessarily incurred by him in connection with any threatened or pending suit or proceeding or any appeal thereof (other than an action by or in the right of the corporation), whether civil or criminal, by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation of any type or kind, domestic or foreign, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of the corporation and, in criminal actions or proceedings only, in addition, had no reasonable cause to believe that his conduct was unlawful. A Tennessee corporation may indemnify a director or officer thereof in a suit by or in the right of the corporation against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such suit unless such director or officer did not act in good faith or with the degree of diligence, care and skill which ordinarily prudent men exercise under similar circumstances and in like positions.

A person who has been wholly successful, on the merits or otherwise, in the defense of any of the foregoing types of suits or proceedings is entitled to indemnification for the foregoing amounts. A person who has not been wholly successful in any such suit or proceeding may be indemnified only upon the order of a court or a finding that the director or officer met the required statutory standard of conduct by (i) a majority vote of a disinterested quorum of the board of Directors, (ii) the Board of Directors based upon the written opinion of independent legal counsel to such effect, or (iii) a vote of the shareholders.

ITEM 21.         EXHIBITS.

EXHIBIT
NUMBER                    DESCRIPTION
- -------                   -----------
       2         --       Agreement and Plan of Reorganization, dated July 8, 1994, by and between Union Planters Corporation, MSB
                          Acquisition Company, Inc., Mid South Bancshares, Inc., Security Bank and Farmers and Merchants Bank along with the Plan of Merger annexed thereto as Exhibit A (included as Appendix B to the Prospectus).

       5         --       Opinion of Gary A. Simanson, Associate General Counsel to Union Planters Corporation, regarding legality of Common Stock, $5.00 par value per share, of Union Planters Corporation.

    23(a)        --       Consent of Gary A. Simanson, Esq. (included in Exhibit 5).

    23(b)        --       Consent of Price Waterhouse LLP

    23(c)        --       Consent of Price Waterhouse LLP

    23(d)        --       Consent of Ernst & Young LLP

    23(e)        --       Consent of KPMG Peat Marwick LLP

    23(f)        --       Consent of Deloitte & Touche LLP

    24           --       Power of Attorney (included in signature pages).

ITEM 22.         UNDERTAKINGS.

       The undersigned Registrant hereby undertakes:

                 (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (2) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of a registration in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                 (3) That for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by its is public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                 (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                 (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Memphis, State of Tennessee, on the 29th day of September, 1994.

DATE:  September 29, 1994

                           UNION PLANTERS CORPORATION

                                        By: /s/ Benjamin W. Rawlins, Jr.
                                           -----------------------------
                                           Benjamin W. Rawlins, Jr.
                                           Chairman of the Board


We, the undersigned directors and officers of Union Planters Corporation do hereby constitute and appoint J. F. Springfield and M. Kirk Walters, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Name                                               Capacity                              Date
- ----                                               --------                              ----
/s/ Benjamin W. Rawlins, Jr.               Chairman of the Board,                September 29, 1994
- ----------------------------               Chief Executive Officer,
Benjamin W. Rawlins, Jr.                   Director (Principal
                                           Executive Officer)


/s/ John W. Parker                         Executive Vice President              September 29, 1994
- ----------------------------               and Chief Financial
John W. Parker                             Officer (Principal
                                           Financial Officer)


/s/ M. Kirk Walters                        Senior Vice President,                September 29, 1994
- ----------------------------               Treasurer and Chief
M. Kirk Walters                            Accounting Officer



                                           Director                              September __, 1994
- ----------------------------
Albert M. Austin



                                           Director                              September __, 1994
- ----------------------------
Marvin E. Bruce

                                                                                 <
                                           Director                              September __, 1994
- -----------------------------
George W. Bryan


/s/ Robert B. Colbert, Jr.                 Director                              September 29, 1994
- -----------------------------
Robert B. Colbert, Jr.


/s/ C. J. Lowrance, III                    Director                              September 29, 1994
- -----------------------------
C. J. Lowrance, III



/s/ Jackson W. Moore                       President and Director                September 29, 1994
- -----------------------------
Jackson W. Moore



/s/ Stanley D. Overton                     Director                              September 29, 1994
- -----------------------------
Stanley D. Overton



/s/ V. Lane Rawlins                        Director                              September 29, 1994
- -----------------------------
V. Lane Rawlins



/s/ Mike P. Sturdivant                     Director                              September 29, 1994
- -----------------------------
Mike P. Sturdivant



/s/ Richard A. Trippeer, Jr.               Director                              September 29, 1994
- -----------------------------
Richard A. Trippeer, Jr.

PROXY

                           MID SOUTH BANCSHARES, INC.

                                                           No. of Shares _______
                         WEST COURT AND PRUETT STREETS
                           PARAGOULD, ARKANSAS 72450

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Steve Gramling and Dora Graham or either of them acting alone as proxies, each with the power to appoint such person's substitute, and hereby authorizes them to vote, as designated below, all the shares of common stock of Mid South Bancshares, Inc. held of record by the undersigned on October 4, 1994, at the Special Meeting of Shareholders to be held on November 18, 1994 or any adjournments or postponements thereof.

1. APPROVAL OF AGREEMENT AND PLAN OF REORGANIZATION BY AND BETWEEN MID SOUTH BANCSHARES, INC., SECURITY BANK, FARMERS AND MERCHANTS BANK, UNION PLANTERS CORPORATION AND MSB ACQUISITION COMPANY, INC., DATED AS OF JULY 8, 1994, ALONG WITH THE PLAN OF MERGER ANNEXED THERETO AS EXHIBIT A.

FOR APPROVAL OF REORGANIZATION AGREEMENT AND THE            _____
PLAN OF MERGER ANNEXED THERETO AS EXHIBIT A

AGAINST APPROVAL OF REORGANIZATION AGREEMENT AND            _____
THE PLAN OF MERGER ANNEXED THERETO AS EXHIBIT A

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                           (Continued on other side)

                          (Continued from other side)

         This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR approval of the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A.

                                        Dated:    ______________  __, 1994
                                        Signature __________________
                                        Signature __________________
                                        (if held jointly)

                                        Please sign exactly as name appears to
                                        left.  When shares are held by joint
                                        tenants, both should sign.  When
                                        signing as attorney, executor,
                                        administrator, trustee or guardian,
                                        please give full title as such.  If a
                                        corporation, please sign full corporate
                                        name by President or other authorized
                                        officer.  If a partnership, please sign
                                        in partnership name by authorized
                                        person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.